As filed with the Securities and Exchange Commission on May 26, 2004
Registration No. 333-114934

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Molecular Devices Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-27316	94-2914362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1311 Orleans Drive

Sunnyvale, CA 94089
(408) 747-1700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Joseph D. Keegan, Ph.D.

President and Chief Executive Officer
Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

James C. Kitch, Esq. Suzanne Sawochka Hooper, Esq. Cooley Godward LLP Five Palo Alto Square 3000 El Camino Real Palo Alto, CA 94306 (650) 843-5000	Patrick T. Seaver, Esq. Latham & Watkins LLP 650 Town Center Drive 20th Floor Costa Mesa, CA 92626 (714) 540-1235

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Registration
Securities to be Registered	Registered(1)	Per Unit	Price(2)	Fee(2)(3)

Common Stock, $0.001 par value per share, and the associated preferred share purchase rights(4)	4,355,574	N/A	$66,401,794	$8,414

(1)	Represents the maximum number of shares of Molecular Devices’ common stock, $0.001 par value per share, with the associated preferred share purchase rights, issuable by Molecular Devices (a) upon consummation of the merger of Astros Acquisition Sub I, Inc., a wholly owned subsidiary of Molecular Devices, with and into Axon Instruments, Inc. and (b) upon exercise of Axon options which will be assumed and converted into options to purchase Molecular Devices’ common stock in connection with the merger.

(2)	Pursuant to paragraphs (c), (f)(1) and (f)(3) of Rule 457 of the Securities Act of 1933, as amended, and estimated solely for purposes of calculation of the registration fee, the proposed maximum offering price is $66,401,794, which equals (i) the product of: (A) 548,007,905, the maximum number of shares of Axon common stock that may be exchanged in the merger (including 60,709,663 shares of Axon common stock issuable upon exercise of options outstanding), multiplied by (B) the average of the high and low sale price for shares of Axon common stock as reported on the Australian Stock Exchange multiplied by the exchange rate in effect on April 23, 2004, less (ii) the maximum amount of cash that would be paid by Molecular Devices in exchange for 548,007,905 shares of Axon common stock, or approximately $74.5 million.

(3)	The registration fee of $8,414 was previously paid by Molecular Devices on April 28, 2004 in connection with the initial filing of this registration statement.

(4)	The preferred share purchase rights, which are attached to the shares of Molecular Devices common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is required.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in the accompanying joint proxy statement/prospectus is not complete and may be changed. Molecular Devices may not sell its securities pursuant to the proposed first merger until the Registration Statement filed with the Securities and Exchange Commission is effective. The accompanying joint proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

JOINT PROXY STATEMENT/ PROSPECTUS

To the Stockholders of Molecular Devices Corporation and the Shareholders and CUFS Holders of Axon Instruments, Inc.:

      You are cordially invited to attend a meeting of stockholders relating to the combination of Axon Instruments, Inc. and Molecular Devices Corporation pursuant to an Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, as amended as of May 21, 2004, pursuant to which a wholly-owned subsidiary of Molecular Devices will merge with and into Axon, immediately following which, Axon will merge with and into another wholly-owned subsidiary of Molecular Devices.

      At the special meeting of Axon shareholders, Axon shareholders will be asked to approve the Agreement and Plan of Merger and Reorganization and the principal terms of the merger of Molecular Devices’ subsidiary with and into Axon. At the annual meeting of stockholders of Molecular Devices, Molecular Devices stockholders will be asked (1) to consider and vote upon a proposal to approve the issuance of Molecular Devices common stock in the first merger pursuant to the Agreement and Plan of Merger and Reorganization; (2) to elect directors to serve for the ensuing year and until their successors are elected; (3) to consider and vote upon a proposal to approve Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares; and (4) to consider and vote upon a proposal to ratify the selection by the Audit Committee of Molecular Devices’ board of directors of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004. The dates, times and places of the meetings are as follows:

For Molecular Devices stockholders:	For Axon shareholders:
June 30, 2004, at 10:30 a.m.	July 1, 2004, at 10:00 a.m.
1311 Orleans Drive	Level 20
Sunnyvale, CA 94089	500 Collins Street Melbourne, Australia

      If the first merger is completed, each share of Axon common stock will be converted into 0.007340 of a share of Molecular Devices common stock and US$0.1359 in cash. Based on the number of outstanding shares of Axon common stock and Molecular Devices common stock on May 6, 2004, and assuming (1) the exercise of all in-the-money (based on each company’s closing stock price as of May 6, 2004) options to purchase shares of Molecular Devices common stock and options to purchase shares of Axon common stock assumed by Molecular Devices in the first merger and (2) the surrender for cancellation and exchange prior to the first merger of all options issued under prospectuses dated April 1, 2000 and January 28, 2001 and lodged with the Australian Securities and Investments Commission, or entitlement options, the former Axon shareholders, the former holders of entitlement options and holders of in-the-money options will collectively own approximately 20% of the outstanding shares of Molecular Devices common stock upon completion of the first merger.

      Molecular Devices common stock is traded on The Nasdaq Stock Market under the trading symbol “MDCC” and Axon common stock is traded on the Australian Stock Exchange under the trading symbol “AXN”.

      The board of directors of Molecular Devices has approved the mergers and recommends that its stockholders vote “FOR” the issuance of Molecular Devices common stock in the first merger pursuant to the merger agreement, “FOR” each of the nominees for director and “FOR” each of the other proposals. The board of directors of Axon has approved the principal terms of the first merger and the merger agreement, and recommends that its shareholders vote “FOR” the principal terms of the first merger and the merger agreement. Before voting, you should carefully review all the information contained in the attached joint proxy statement/ prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 14.

      Your vote is very important. Whether or not you expect to attend the applicable meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope so that your shares may be represented at your meeting, regardless of the number of shares you own. If Axon shareholders fail to return a properly executed proxy card or to vote in person at the Axon special meeting, it will have the same effect as a vote against the proposal to approve the merger agreement and the principal terms of the first merger. If Molecular Devices stockholders do not submit a proxy card or vote at the annual meeting, their shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of any of the proposals, including the proposal to approve the issuance of shares of Molecular Devices common stock in connection with the first merger.

      We strongly support the merger of Axon and Molecular Devices and enthusiastically recommend that you vote in favor of the proposals presented to you for approval.

Joseph D. Keegan, Ph.D.	Alan Finkel, Ph.D.
President and Chief Executive Officer	Chief Executive Officer
Molecular Devices Corporation	Axon Instruments, Inc.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Molecular Devices common stock to be issued in connection with the first merger or determined whether this joint proxy statement/ prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This joint proxy statement/ prospectus is dated May      , 2004 and is first being mailed to stockholders of Molecular Devices and shareholders of Axon on or about June 1, 2004.

MOLECULAR DEVICES CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 30, 2004

To the Stockholders of Molecular Devices Corporation:

      Molecular Devices will hold its annual meeting of stockholders at 1311 Orleans Drive, Sunnyvale, CA 94089, on June 30, 2004 at 10:30 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the issuance of Molecular Devices common stock in the first merger pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, as amended as of May 21, 2004, among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., a wholly-owned subsidiary of Molecular Devices, Astros Acquisition Sub II, LLC, a wholly-owned subsidiary of Molecular Devices, and Axon Instruments, Inc., under which Astros Acquisition Sub I, Inc. will be merged with and into Axon, immediately following which, Axon will be merged with and into Astros Acquisition Sub II, LLC.

2. To elect directors to serve for the ensuing year and until their successors are elected.

3. To consider and vote upon a proposal to approve Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares.

4. To consider and vote upon a proposal to ratify the selection by the Audit Committee of Molecular Devices’ board of directors of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004.

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Molecular Devices’ board of directors has unanimously determined that the proposed mergers are fair to, and in the best interests of, Molecular Devices and its stockholders. Molecular Devices’ board unanimously approved the mergers and the issuance of Molecular Devices common stock in the first merger pursuant to the merger agreement, and recommends that you vote FOR the proposal to approve the issuance of shares of Molecular Devices common stock in the first merger pursuant to the merger agreement. The Molecular Devices board of directors also recommends that you vote FOR each of the nominees for director, FOR the proposal to approve Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares, and FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004. These proposals are described in more detail in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Copies of the merger agreement, and the amendment thereto, are attached as Annex A to the accompanying joint proxy statement/ prospectus.

      Only Molecular Devices stockholders of record at the close of business on May 6, 2004 are entitled to notice of the annual meeting and to vote at the annual meeting and at any adjournments thereof.

      All Molecular Devices stockholders are cordially invited to attend the annual meeting in person. However, to ensure your representation at the annual meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting.

      Your vote is important regardless of the number of shares you own. Whether you plan to attend the annual meeting, please take the time to sign and return the enclosed proxy card as described in the joint proxy statement/prospectus and in accordance with the instructions accompanying the proxy card, thus ensuring that your shares will be represented at the annual meeting. The other directors and I urge you to vote FOR each of the proposals, which we have approved after careful consideration. Please note that we cannot complete the first merger unless holders of a majority of the shares of Molecular Devices common stock, represented in person or by proxy and entitled to vote at the annual meeting at which a quorum is present, vote for the share issuance proposal. Your vote is extremely important, and your early response will be greatly appreciated.

By order of the board of directors,

JOSEPH D. KEEGAN
President and Chief Executive Officer

Sunnyvale, California

May 26, 2004

AXON INSTRUMENTS, INC.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To Be Held on July 1, 2004

To the Shareholders and CUFS Holders of Axon Instruments, Inc.:

      Axon will hold a special meeting of its shareholders and CUFS holders at Level 20, 500 Collins Street, Melbourne, Australia, on July 1, 2004 at 10:00 a.m. local time, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, as amended as of May 21, 2004, among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., a wholly-owned subsidiary of Molecular Devices, Astros Acquisition Sub II, LLC, a wholly-owned subsidiary of Molecular Devices, and Axon, and the principal terms of the merger of Astros Acquisition Sub I, Inc. with and into Axon.

2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

      Our board of directors has unanimously determined that the proposed first merger is advisable and is fair to, and in the best interests of, Axon and its shareholders. Our board unanimously approved the merger agreement and the principal terms of the first merger and recommends that you vote FOR the approval of the merger agreement and the principal terms of the first merger. The proposal is described in more detail in the accompanying joint proxy statement/prospectus, which we encourage you to read in its entirety before voting. Copies of the merger agreement, and the amendment thereto, are attached as Annex A to the accompanying joint proxy statement/prospectus.

      Only Axon shareholders of record at the close of business on May 6, 2004 are entitled to notice of the special meeting and to vote at the special meeting and at any adjournments thereof. CUFS holders are entitled to direct CHESS Depositary Nominees Pty Ltd, or CDN, how to vote the shares represented by the CUFS held by them with respect to all proposals to be considered at the Axon special meeting.

      All Axon shareholders and CUFS holders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it is voted at the special meeting. If you fail to return a properly executed proxy card or to vote in person at the special meeting, the effect will be the same as a vote against the proposal to approve the merger agreement and the principal terms of the first merger.

      Your vote is important regardless of the number of shares you own. We cannot complete the first merger unless holders of shares of Axon common stock representing a majority of the shares of common stock outstanding as of May 6, 2004 and entitled to vote at the Axon special meeting vote for the proposal.

      Axon is a corporation formed under the laws of California, USA which provide limited liability for Axon shareholders. Axon’s Australian Registered Body Number is 090 106 844.

      Please do not send any stock certificates at this time.

By order of the board of directors,

ALAN FINKEL, PH.D.
Chief Executive Officer

Union City, California

May 26, 2004

REFERENCE TO ADDITIONAL INFORMATION

      This joint proxy statement/prospectus “incorporates by reference” important business and financial information about Molecular Devices from documents that are not included in or delivered with this joint proxy statement/prospectus. You may obtain documents incorporated by reference in this joint proxy statement/ prospectus without charge by requesting them in writing or by telephone from Molecular Devices at the following address and telephone number:

Molecular Devices Corporation

1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700
Attn: Investor Relations

      To obtain timely delivery of requested Molecular Devices documents, you must request them by June 22, 2004, which is at least five business days before the date of the meetings.

      For a more detailed description of the information incorporated by reference into this joint proxy statement/prospectus and how you may obtain it, see “Where You Can Find More Information” on page 136.

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	Molecular Devices and Axon have agreed to the acquisition of Axon by Molecular Devices under the terms of a merger agreement that is described in this joint proxy statement/prospectus. Copies of the merger agreement and the amendment to the merger agreement are attached to this joint proxy statement/prospectus as Annex A.

In order to complete the mergers, Molecular Devices stockholders must vote to approve the issuance of shares of Molecular Devices common stock in the first merger, and Axon shareholders must vote to approve the merger agreement and the principal terms of the first merger. Molecular Devices and Axon will hold separate meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the proposed transaction and the meetings of the respective stockholders of Molecular Devices and Axon, and you should read it carefully. The enclosed voting materials allow you to vote your shares without attending your respective stockholders’ meeting.

Your vote is important. We encourage you to vote as soon as possible.

Q:	Why are Molecular Devices and Axon proposing the mergers?

A:	We believe that the combination of the two companies will provide substantial strategic and financial benefits to the stockholders of both companies. We believe that the combination will create a stronger and more competitive company that is capable of creating more stockholder value than either Molecular Devices or Axon could on its own. We believe that the mergers will allow stockholders of both companies to participate in a larger, more diversified company. We also believe the mergers will enhance Molecular Devices’ position as a life science leader with a diverse portfolio of bioanalytical measurement systems. To review the reasons for the mergers in greater detail, see the sections entitled “Molecular Devices’ Reasons for the Mergers” and “Axon’s Reasons for the First Merger” on pages 34 and 43.

Q:	What will happen in the mergers?

A:	In the first merger, a wholly-owned subsidiary of Molecular Devices will merge with and into Axon. Immediately after the first merger, Axon will merge with and into another wholly-owned subsidiary of Molecular Devices. As a consequence of the mergers, the corporate existence of Axon will cease, and shareholders of Axon will become stockholders of Molecular Devices. Upon completion of the first merger, the former Axon shareholders will collectively own approximately 20% of the outstanding shares of Molecular Devices common stock, based on shares and share equivalents outstanding on May 6, 2004. Assuming (1) the exercise of all in-the-money (based on each company’s closing stock price as of May 6, 2004) options to purchase shares of Molecular Devices common stock and options to purchase shares of Axon common stock assumed by Molecular Devices in the first merger and (2) the surrender for cancellation and exchange prior to the first merger of all options issued under prospectuses dated April 1, 2000 and January 28, 2001 and lodged with the Australian Securities and Investments Commission, or entitlement options, the former Axon shareholders, the former holders of entitlement options and holders of in-the-money options will collectively own approximately 20% of the outstanding shares of Molecular Devices common stock upon completion of the first merger, based on shares and share equivalents outstanding on May 6, 2004.

Q:	What will Axon shareholders receive in the mergers?

A:	If Molecular Devices and Axon complete the first merger, in exchange for each share of Axon common stock held by them on the date of the first merger, Axon shareholders will receive 0.007340 of a share of Molecular Devices common stock and US$0.1359 in cash. Molecular Devices will make a cash payment to Axon shareholders for any fractional shares of Molecular Devices common stock they would otherwise be entitled to receive instead of issuing fractional shares in the first merger. The number of shares of Molecular Devices common stock to be issued for each share of Axon common stock is fixed and will not be adjusted based upon changes in the values of Molecular Devices or Axon common stock. As a result, before the completion of the first merger, the value of the Molecular Devices common stock that Axon shareholders will receive in the first merger will vary as the market price of Molecular Devices common

v

stock changes. Molecular Devices and Axon encourage Molecular Devices stockholders and Axon shareholders to obtain current market quotations for Molecular Devices and Axon common stock.

Example: If an Axon shareholder owns 1,000 shares of Axon common stock, then as a result of the first merger, the Axon shareholder will receive seven shares of Molecular Devices common stock, $135.90 in cash and additional cash in lieu of a fractional share of Molecular Devices common stock.

Q:	Will Molecular Devices stockholders receive any shares as a result of either merger?

A:	No. Molecular Devices stockholders will continue to hold the shares of Molecular Devices common stock that they currently own.

Q:	What vote is required by Molecular Devices stockholders to approve the issuance of Molecular Devices common stock?

A:	The affirmative vote of the holders of a majority of the shares of Molecular Devices common stock represented at the Molecular Devices annual meeting at which a quorum is present is required to approve the issuance of Molecular Devices common stock in the first merger.

Q:	What vote is required by Axon shareholders to approve the merger agreement and the principal terms of the first merger?

A:	The affirmative vote of the holders of a majority of the outstanding shares of Axon common stock entitled to vote at the Axon special meeting is required to approve the merger agreement and the principal terms of the first merger. Alan Finkel and Geoff Powell, who collectively owned approximately 28.7% of the outstanding shares of Axon common stock as of May 6, 2004, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the first merger.

Q:	Does Molecular Devices’ board of directors recommend voting in favor of the issuance of Molecular Devices common stock in the first merger?

A:	Yes. After careful consideration, Molecular Devices’ board of directors unanimously determined that the mergers are fair to, and in the best interests of, Molecular Devices and its stockholders. Molecular Devices’ board of directors unanimously recommends that Molecular Devices stockholders vote FOR the issuance of Molecular Devices common stock in connection with the first merger.

For a description of the factors considered by the Molecular Devices board of directors in making its determination, see the section entitled “The Mergers — Molecular Devices’ Reasons for the Mergers” on page 34.

Q:	Does Axon’s board of directors recommend voting in favor of the merger agreement and the principal terms of the first merger?

A:	Yes. After careful consideration, Axon’s board of directors unanimously determined that the first merger is advisable and is fair to, and in the best interests of, Axon and its shareholders. Axon’s board of directors unanimously recommends that Axon shareholders vote FOR approval of the merger agreement and the principal terms of the first merger.

For a description of the factors considered by the Axon board of directors in making its determination, see the section entitled “The Mergers — Axon’s Reasons for the First Merger” on page 43.

Q:	When do you expect to complete the mergers?

A:	Molecular Devices and Axon are working to complete the mergers as quickly as possible. Molecular Devices and Axon hope to complete the mergers during the third calendar quarter of 2004. However, we cannot predict the exact timing of the completion of the mergers because the mergers are subject to United States and foreign regulatory approvals and other conditions. There may be a substantial period of time between the approval of the respective proposals by stockholders at the stockholders’ meetings and the effectiveness of the mergers.

For a description of the conditions to completion of the mergers, see the section entitled “The Merger Agreement — Conditions to the Completion of the First Merger” on page 62.

Q:	What do I need to do now?

A:	Molecular Devices and Axon urge you to carefully read and consider the information contained in this joint proxy statement/prospectus, including the annexes, and to consider how the mergers will affect you as a shareholder of Axon or as a stockholder of Molecular Devices. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page 136. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card or direction form for CUFS holders.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote in person at either the Molecular Devices stockholders’ meeting or the Axon shareholders’ meeting, as appropriate, or by submitting a proxy for your meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name” or, in the case of Axon shareholders, in CHESS Units of Foreign Securities, or CUFS, which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What happens if I do not vote?

A:	If you are an Axon shareholder and you do not submit a proxy card or vote at the Axon special meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as a vote against approval of the merger agreement and the principal terms of the first merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention will have the same effect as a vote against approval of the merger agreement and the principal terms of the first merger. Axon CUFS holders must follow the voting instructions provided to them by CDN.

If you are a Molecular Devices stockholder and you do not submit a proxy card or vote at the annual meeting, your shares will not be counted as present for the purpose of determining a quorum and will have no effect on the outcome of the proposal to approve the issuance of shares of Molecular Devices common stock in the first merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the annual meeting. As a result, your abstention will have the same effect as a vote against the issuance of Molecular Devices common stock in the first merger.

Q:	If my shares are held in “street name” or as “CUFS”, will my broker or nominee vote my shares for me?

A:	Your broker or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker or nominee. If you hold Axon common stock and do not instruct your broker or CHESS Depository Nominees Pty Ltd. how to vote your shares, it will be equivalent to voting against the proposal being made at your special meeting.

For a more complete description of voting shares held in “street name” or in “CUFS” see the sections entitled “Annual Meeting of Molecular Devices Stockholders” on page 22 and “Special Meeting of Axon Shareholders” on page 26.

Q:	Can I change my vote after I have mailed my signed proxy or direction form?

A:	Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your meeting by:

•	delivering to the corporate secretary of Molecular Devices or the president or corporate secretary of Axon, as appropriate, a signed notice of revocation;

•	granting a new, later-dated proxy, and if it is a written proxy, it must be signed and delivered to the corporate secretary of Molecular Devices or the president of Axon, as appropriate; or

•	attending your meeting and voting in person; however, your attendance alone will not revoke your proxy.

If your shares are held in street name or CUFS and you have instructed your broker or nominee to vote your shares, you must follow your broker or nominee’s directions in order to change your vote.

Q:	Should Axon shareholders or CUFS holders send in their stock certificates now?

A:	No. Axon shareholders should not send in their stock certificates now. After the first merger is completed, you will be sent written instructions for exchanging your Axon stock certificates for the merger consideration. Please do not send your Axon stock certificates with your proxy. Molecular Devices stockholders should not submit their stock certificates because their shares will not be converted or exchanged in either merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a stockholder of Molecular Devices and a shareholder of Axon, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	As an Axon shareholder, am I being asked to vote on any matter other than the merger agreement and the principal terms of the first merger?

A:	No. Axon shareholders are being asked to vote only upon the merger agreement and the principal terms of the first merger. Molecular Devices stockholders are being asked to approve the issuance of shares of Molecular Devices common stock in the first merger and on additional matters at Molecular Device’s annual meeting of stockholders.

Q:	Will Axon shareholders recognize a taxable gain or loss for U.S. federal income tax purposes as a result of the mergers?

A:	The U.S. federal income tax treatment of the Axon shareholders as a result of the mergers depends on the value of the Molecular Devices common stock issued at the closing of the first merger as well as other factors. Therefore, an Axon shareholder could recognize gain for U.S. federal income tax purposes with respect to both the Molecular Devices common stock and the cash received in the first merger. In addition, non-U.S. holders of Axon common stock may be subject to U.S. withholding taxes under certain circumstances. Accordingly, Molecular Devices and Axon strongly encourage Axon shareholders to consult with their own tax advisors to determine their particular tax consequences. For a more complete description of the tax consequences of the mergers, see the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences” on page 53.

Q:	What rights do I have to seek a valuation of my shares?

A:	If you are a Molecular Devices stockholder, under applicable Delaware law, you will not have appraisal rights in connection with the issuance of Molecular Devices common stock in the first merger.

If you are an Axon shareholder, under applicable California law, you may assert dissenters’ rights and receive a cash payment for the fair value of your shares, but only if you comply with all requirements of California law as set forth in Annex D to this joint proxy statement/prospectus. Pursuant to your dissenters’ rights under California law, you may seek a determination by a California court of the fair value of your shares. The fair value determined by the court may be more than, less than or equal to the value of the consideration to be paid in the first merger. For a more complete description of your dissenters’ rights, see the section entitled “Rights of Dissenting Axon Shareholders” page 91.

Q:	Whom should I call with questions?

A:	If you have any questions about the mergers or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you should contact:

Molecular Devices stockholders: Molecular Devices Corporation 1311 Orleans Drive Sunnyvale, CA 94089 (408) 747-1700 Attn: Investor Relations	Axon shareholders:
Axon Instruments, Inc.
3280 Whipple Road
Union City, CA 94587
(510) 675-6200
Attn: President
OR
Axon Instruments, Inc.
c/o David Kenley, Corporate Secretary
Level 3, 509 St Kilda Rd
Melbourne, Australia 3004
+61 3 98605700

You may also obtain additional information about Molecular Devices from documents filed with the Securities and Exchange Commission by following the instructions in the section entitled “Where You Can Find More Information” on page 136.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

      Molecular Devices and Axon are sending this joint proxy statement/prospectus to Molecular Devices stockholders and Axon shareholders and CUFS holders. This summary highlights selected information from this joint proxy statement/ prospectus and may not contain all of the information that is important to you. To better understand the mergers, you should read this entire document carefully, including the Agreement and Plan of Merger and Reorganization and the amendment thereto attached as Annex A, the opinion of Robert W. Baird & Co. Incorporated attached as Annex B, the opinion of Thomas Weisel Partners LLC attached as Annex C and the other documents to which Molecular Devices and Axon refer. In addition, Molecular Devices incorporates by reference into this joint proxy statement/ prospectus important business and financial information about Molecular Devices. You may obtain the information incorporated by reference into this joint proxy statement/ prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 136. Molecular Devices and Axon have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. All dollar amounts are in U.S. dollars unless otherwise specifically indicated.

The Companies

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700

      Molecular Devices is a leading developer of high-performance, bioanalytical measurement systems that accelerate and improve drug discovery and other life sciences research. Molecular Devices’ systems and consumables enable pharmaceutical and biotechnology companies to leverage advances in genomics and combinatorial chemistry by facilitating the high-throughput and cost-effective identification and evaluation of drug technologies that integrate its expertise in engineering, molecular and cell biology and chemistry. Molecular Devices enables its customers to improve research productivity and effectiveness, which ultimately accelerates the complex process of discovering and developing new drugs. Molecular Devices was incorporated in California in 1983 and reincorporated in Delaware in 1995, is headquartered in Sunnyvale, California and is listed on The Nasdaq Stock Market.

Axon Instruments, Inc.
3280 Whipple Road
Union City, CA 94587
(510) 675-6200

      Axon produces a broad spectrum of instrumentation and software for cellular neurosciences, genomics and cell-based screening. Axon’s goal is to produce a range of superior instrument and software systems for drug discovery aimed at the pharmaceutical industry, biotechnology companies and academic researchers. Founded in 1983 and headquartered in Union City, California, Axon is a California corporation listed on the Australian Stock Exchange.

Summary of the Mergers (see page 30)

      If the mergers are completed, Astros Acquisition Sub I, Inc., a newly formed wholly-owned subsidiary of Molecular Devices, will merge with and into Axon, and Axon will then merge with and into Astros Acquisition Sub II, LLC, a newly formed wholly-owned subsidiary of Molecular Devices. After the mergers, the corporate existence of Axon will cease and Axon shareholders will become stockholders of Molecular Devices.

      As a result of the first merger, each share of Axon common stock will be converted into 0.007340 of a share of Molecular Devices common stock (and cash for any fractional shares that would otherwise be issued in connection with the merger) and US$0.1359 in cash. Each share of Molecular Devices common stock outstanding prior to the mergers will be unaffected by the mergers. The 0.007340 of a share of Molecular Devices common stock that Axon shareholders will receive in the first merger is a fixed number. Regardless of fluctuations in the market prices of Molecular Devices and Axon common stock, this number will not change between now and the date the first merger is completed, but the value of the shares of Molecular Devices common stock to be received by Axon shareholders will vary as the market price of Molecular Devices common stock changes.

      Upon completion of the first merger, the former Axon shareholders will collectively own approximately 20% of the outstanding shares of Molecular Devices common stock, based on shares and share equivalents outstanding on May 6, 2004. Assuming (1) the exercise of all in-the-money (based on each company’s closing stock price as of May 6, 2004) options to purchase shares of Molecular Devices common stock and options to purchase shares of Axon common stock assumed by Molecular Devices in the first merger and (2) the surrender for cancellation and exchange prior to the first merger of all options issued under prospectuses dated April 1, 2000 and January 28, 2001 and lodged with the Australian Securities and Investments Commission, or entitlement options, the former Axon shareholders, the former holders of entitlement options and holders of in-the-money options will collectively own approximately 20% of the outstanding shares of Molecular Devices common stock upon completion of the first merger, based on shares and share equivalents outstanding on May 6, 2004. On May 25, 2004, the last trading day before the date of this joint proxy statement/prospectus, Molecular Devices common stock closed at US$17.83 per share on The Nasdaq Stock Market and Axon’s common stock closed at AU$0.37 per share on the Australian Stock Exchange.

      If the first merger is completed, Molecular Devices will assume all outstanding options to purchase Axon common stock under Axon’s 1993 Stock Plan and its 2001 Equity Incentive Plan. Each option to purchase Axon common stock outstanding immediately prior to the effective time of the first merger under these plans will become an option to purchase, on the same terms, 0.01468 of a share of Molecular Devices common stock for each share of Axon common stock for which the option was exercisable, with the option price to be adjusted accordingly.

      Under the merger agreement, as amended, each entitlement option that is outstanding at the effective time of the first merger will be assumed by Molecular Devices and will thereafter constitute an option to acquire the number of “units” equal to the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger. Each such “unit” will consist of (1) 0.007340 of a share of Molecular Devices common stock and (2) US$0.1359 in cash. The per unit exercise price for the units issuable upon exercise of these options will equal the per share exercise price for the Axon common stock subject to the option immediately prior to the effective time of the first merger, or AU$0.20. Each of these options will otherwise be subject to the same terms and conditions as were in effect immediately prior to the effective time of the first merger. In lieu of the assumption of an entitlement option, the holder of such option may elect to surrender such option for cancellation and exchange at any time on or prior to 5:00 p.m. Melbourne time on June 30, 2004. Each entitlement option that has been timely surrendered to Molecular Devices for cancellation and exchange will be cancelled and exchanged as of the effective time of the first merger for (1) the number of shares of Molecular Devices common stock determined by multiplying the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger by 0.003280 and (2) an amount of cash determined by multiplying the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger by US$0.06074.

      Molecular Devices and Axon have attached the merger agreement and the amendment thereto, which are the legal documents that govern the mergers, as Annex A to this joint proxy statement/prospectus. Molecular Devices and Axon encourage you to read them carefully.

Opinion of Molecular Devices’ Financial Advisor (see page 35)

      In connection with the proposed mergers, Molecular Devices’ financial advisor, Robert W. Baird & Co. Incorporated, delivered a written opinion to the Molecular Devices board of directors to the effect that, as of March 20, 2004, and based upon and subject to the various assumptions and limitations described in its opinion, the merger consideration payable by Molecular Devices in the mergers was fair, from a financial point of view, to Molecular Devices. The full text of Robert W. Baird & Co. Incorporated’s written opinion, dated March 20, 2004, is attached to this joint proxy statement/prospectus as Annex B. Molecular Devices and

Axon encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Robert W. Baird & Co. Incorporated’s opinion is addressed to the Molecular Devices board of directors and does not constitute a recommendation to any stockholder as to any matters relating to the mergers.

Opinion of Axon’s Financial Advisor (see page 45)

      In connection with the proposed first merger, Axon’s financial advisor, Thomas Weisel Partners LLC, delivered a written opinion to the Axon board of directors to the effect that, as of March 20, 2004, and based upon and subject to the various considerations set forth in the opinion, the exchange ratios in the first merger were fair, from a financial point of view, to holders of Axon common stock. The full text of Thomas Weisel Partners LLC’s written opinion, dated as of March 20, 2004, is attached to this joint proxy statement/prospectus as Annex C. Molecular Devices and Axon encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Thomas Weisel Partners LLC’s opinion is addressed to the Axon board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the mergers.

Overview of the Merger Agreement

Conditions to Completion of the First Merger (see page 62)

      Molecular Devices’ and Axon’s obligations to complete the first merger are subject to satisfaction or waiver of several closing conditions, including the following:

•	holders of shares of Molecular Devices common stock representing a majority of the votes present and entitled to vote at the Molecular Devices annual meeting at which a quorum is present having approved the issuance of Molecular Devices common stock in connection with the first merger;

•	holders of shares of Axon common stock representing a majority of the shares of common stock outstanding and entitled to vote having approved the merger agreement and the principal terms of the first merger;

•	no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that has the effect of making the first merger illegal or otherwise prohibiting the completion of the first merger;

•	the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, having been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and not having been the subject of any stop order, and no proceedings seeking a stop order having been initiated or threatened by the Securities and Exchange Commission;

•	the waiting period applicable to the mergers under the Hart-Scott-Rodino Act having expired or having been terminated and any applicable foreign antitrust requirements having been satisfied;

•	the absence of any pending or threatened legal proceeding asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of either merger; and

•	the shares of Molecular Devices common stock to be issued in the first merger having been approved for listing on The Nasdaq Stock Market, subject to notice of issuance.

Termination of the Merger Agreement (see page 67)

      Molecular Devices and Axon have the right to terminate the merger agreement before the first merger is completed:

•	by mutual written consent;

•	by either Molecular Devices or Axon, if the first merger has not been completed by September 30, 2004, unless extended for certain regulatory reasons, through no fault of the terminating party;

•	by either Molecular Devices or Axon, if a court of competent jurisdiction or other governmental entity permanently restrains, enjoins or otherwise prohibits completion of either merger;

•	by either Molecular Devices or Axon, if the stockholders of Molecular Devices have not approved the issuance of Molecular Devices common stock in connection with the first merger, or if the shareholders of Axon have not approved the merger agreement and the principal terms of the first merger, at their respective stockholders’ meeting;

•	by Molecular Devices, at any time prior to the approval of the merger agreement and the principal terms of the first merger by the shareholders of Axon, if a triggering event shall have occurred; and

•	by either Molecular Devices or Axon, if the other party is in breach of any representation, warranty, covenant or other agreement in the merger agreement, subject to certain limited conditions.

“No Solicitation” Provisions (see page 63)

      The merger agreement contains detailed provisions prohibiting Axon from seeking a competing acquisition transaction. These “no solicitation” provisions prohibit Axon, as well as its officers, directors, employees, subsidiaries and representatives, from taking any action to solicit a competing acquisition proposal. Notwithstanding these restrictions, the merger agreement provides that under limited circumstances, if Axon receives an acquisition proposal from a third party that is superior to the first merger, Axon may furnish nonpublic information to that third party and enter into discussions with that third party, but only if such action is required in order for Axon’s board of directors to comply with its fiduciary obligations to Axon’s shareholders.

Interests of Certain Directors, Officers and Affiliates of Axon and Molecular Devices (see page 59)

      When considering the recommendation of Molecular Devices’ and Axon’s boards of directors, you should be aware that some of the directors and executive officers of each company have interests in the mergers that are different from, or are in addition to, yours. These interests include:

•	Molecular Devices will indemnify each present and former Axon officer and director against liabilities arising out of such person’s services as an officer or director and the transactions contemplated by the merger agreement, and Molecular Devices will maintain Axon’s officers’ and directors’ liability insurance to cover any such liabilities for the next six years, subject to certain limitations.

•	It is anticipated that the trading volume of Molecular Devices will increase following the mergers, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both Molecular Devices and Axon.

The board of directors of each of Molecular Devices and Axon took into account these interests in considering the fairness of the mergers to the Molecular Devices stockholders and Axon shareholders, as applicable.

Material U.S. Federal Income Tax Consequences of the Merger (see page 53)

      The U.S. federal income tax treatment of the Axon shareholders as a result of the mergers depends on the value of the Molecular Devices common stock issued at the closing of the first merger as well as other factors. Therefore, an Axon shareholder could recognize gain for U.S. federal income tax purposes with respect to both the Molecular Devices common stock and the cash received in the first merger, and in addition non-U.S. holders of Axon common stock may be subject to U.S. withholding taxes under certain circumstances. Accordingly, Molecular Devices and Axon strongly encourage Axon shareholders to consult with their own tax advisors to determine their particular tax circumstances. For a more complete description of the U.S. federal income tax consequences of the mergers, see the section entitled “The Mergers — Material U.S. Federal Income Tax Consequences” on page 53.

Risks (see page 14)

      In evaluating the merger agreement, the principal terms of the first merger or the issuance of Molecular Devices common stock in the first merger, you should carefully read this joint proxy statement/prospectus and especially consider the factors discussed or incorporated by reference in the section entitled “Risk Factors” on page 14.

Ability to Sell Molecular Devices Stock (see page 58)

      All shares of Molecular Devices common stock received by Axon shareholders in connection with the first merger will be freely transferable unless you are considered an affiliate of Axon under the Securities Act of 1933, as amended. Shares of Molecular Devices common stock received by affiliates of Axon at the time the first merger is submitted to Axon shareholders for vote may only be sold pursuant to Rule 145 of the Securities Act of 1933 or pursuant to a registration statement or exemption from the registration requirements of the Securities Act.

Comparative Market Price Information (see page 11)

      Molecular Devices common stock is listed on The Nasdaq Stock Market under the trading symbol “MDCC.” On March 19, 2004, the last full trading day prior to the public announcement of the merger agreement, Molecular Devices common stock closed at US$19.32 per share. On May 25, 2004, the last trading day prior to the date of this joint proxy statement/prospectus, Molecular Devices common stock closed at US$17.83 per share.

      Axon’s common stock is listed on the Australian Stock Exchange under the trading symbol “AXN”. On March 19, 2004, the last full trading day prior to the public announcement of the merger agreement, Axon’s common stock closed at AU$0.26 per share. On May 25, 2004, the last trading day prior to the date of this joint proxy statement/prospectus, Axon’s common stock closed at AU$0.37 per share.

      Stockholders of Molecular Devices and shareholders of Axon should obtain current market quotations.

Regulatory Approval (see page 58)

      The mergers are subject to antitrust laws. Molecular Devices and Axon have made the required filings under applicable antitrust laws with the U.S. Department of Justice and the U.S. Federal Trade Commission. Molecular Devices and Axon are not permitted to complete the mergers until the applicable waiting periods associated with those filings have expired or been terminated. However, either the Department of Justice or the Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the mergers at any time before or after their completion.

Dissenters’ Rights (see page 91)

      Under Delaware law, stockholders of Molecular Devices do not have appraisal rights in connection with the issuance of Molecular Devices common stock in the first merger. Under California law, shareholders of Axon have dissenters’ rights in connection with the first merger.

Comparison of Stockholder Rights (see page 93)

      The rights of Axon shareholders as stockholders of Molecular Devices after the first merger will be governed by Molecular Devices’ certificate of incorporation and bylaws. Those rights differ from the rights of Axon shareholders under Axon’s articles of incorporation and bylaws.

Vote of Molecular Devices Stockholders Required (see page 23)

      The approval of the issuance of Molecular Devices common stock in the first merger requires the affirmative vote of holders of shares representing a majority of the shares of Molecular Devices common stock represented in person or by proxy and entitled to vote at the annual meeting at which a quorum is present. As of the close of business on May 6, 2004, directors and executive officers and their affiliates beneficially owned and were entitled to vote 1,920,618 shares of Molecular Devices common stock, which represented approximately 12.5% of the 14,251,908 shares of Molecular Devices common stock outstanding and entitled to vote on that date.

Vote of Axon Shareholders Required (see page 26)

      The approval of the merger agreement and the principal terms of the first merger requires the affirmative vote of a majority of the outstanding shares of Axon common stock entitled to vote at the Axon special meeting. As of the close of business on May 6, 2004, directors and executive officers and their affiliates beneficially owned and were entitled to vote 237,838,027 shares of Axon common stock, which represented approximately 49.3% of the 482,372,580 shares of Axon common stock outstanding and entitled to vote on that date.

SELECTED SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA

      The following tables present summary historical consolidated financial data, summary unaudited pro forma combined condensed consolidated financial data and comparative per share market price, exchange rate and dividend data for Molecular Devices and Axon.

Selected Summary Historical Consolidated Financial Data of Molecular Devices

      The following summary consolidated financial data of Molecular Devices is presented to you for your analysis of the financial aspects of the merger. The information below was derived from the audited consolidated financial statements in U.S. dollars of Molecular Devices for the years ended December 31, 1999 through 2003, and the unaudited consolidated financial statements for the three months ended March 31, 2004 and 2003. This information is only a summary, and you should read it together with the historical consolidated financial statements of Molecular Devices incorporated by reference in this joint proxy statement/prospectus.

	Three Months
	Ended
	March 31,				Years Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	(In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues	US$	27,337	US$	24,550	US$	115,581	US$	102,157	US$	92,231	US$	96,035	US$	71,902
Cost of revenues		10,242		9,528		43,256		40,561		35,538		35,583		26,299

Gross profit		17,095		15,022		72,325		61,596		56,693		60,452		45,603

Operating expenses:
Research and development		4,017		4,659		18,679		18,002		15,105		16,796		14,150
Selling, general and administrative		10,920		9,639		43,457		35,435		33,381		31,906		25,630
Acquired in-process research and development(1)		—		—		—		—		12,625		—		2,037
Merger expenses(1)		—		—		—		—		—		15,181		—

Total operating expenses		14,937		14,298		62,136		53,437		61,111		63,883		41,817

Income (loss) from operations(1)		2,158		724		10,189		8,159		(4,418)		(3,431)		3,786
Other income, net		36		306		872		1,562		3,806		4,912		1,921

Income (loss) before income taxes		2,194		1,030		11,061		9,721		(612)		1,481		5,707
Income tax provision		764		309		3,319		2,916		4,625		6,415		2,056

Net income (loss)	US$	1,430	US$	721	US$	7,742	US$	6,805	US$	(5,237)	US$	(4,934)	US$	3,651

Basic net income (loss) per share	US$	0.10	US$	0.05	US$	0.51	US$	0.44	US$	(0.32)	US$	(0.32)	US$	0.27

Diluted net income (loss) per share	US$	0.10	US$	0.05	US$	0.51	US$	0.44	US$	(0.32)	US$	(0.32)	US$	0.26

Shares used in computing basic net income (loss) per share		14,588		15,343		15,067		15,348		16,192		15,246		13,347

Shares used in computing diluted net income (loss) per share		14,791		15,402		15,179		15,457		16,192		15,246		14,149

	As of		As of December 31,
	March 31,
	2004		2003		2002		2001		2000		1999

	(In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short and long-term investments	US$	50,418	US$	60,110	US$	53,783	US$	67,257	US$	97,091	US$	36,650
Working capital		79,527		87,305		84,851		99,422		138,184		65,748
Total assets		152,876		166,913		162,901		152,361		180,033		86,849
Retained earnings (accumulated deficit)		(24,678)		(26,106)		(33,848)		(40,653)		(4,833)		101
Total stockholders’ equity		135,834		145,538		142,804		137,485		163,633		74,304

(1)	Molecular Devices’ 2001 loss from operations included a $12.6 million write-off for the acquisition of in-process research and development relating to Molecular Devices’ acquisition of Cytion S.A. Molecular Devices’ 2000 loss from operations included a $15.2 million charge related to direct costs incurred due to the merger with LJL BioSystems, which was accounted for as a pooling of interests. Molecular Devices’ 1999 income from operations included a $2.0 million write-off for the acquisition of in-process research and development relating to Molecular Devices’ acquisition of Skatron Instruments AS.

Selected Summary Historical Consolidated Financial Data of Axon

      The following summary consolidated financial data of Axon is presented to you for your analysis of the financial aspects of the mergers. The information below was derived from the audited consolidated financial statements in U.S. dollars of Axon for the years ended December 31, 1999 through 2003. The financial data for the three-month periods ended March 31, 2004 and 2003 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Axon considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. This information is only a summary, and you should read it together with the historical financial statements of Axon included in this joint proxy statement/ prospectus.

	Three Months
	Ended
	March 31,				Years Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

					(In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	US$	9,529	US$	8,437	US$	33,479	US$	27,465	US$	35,709	US$	28,520	US$	16,336
Cost of sales		5,450		4,184		15,768		15,206		15,979		11,996		6,974

Gross profit		4,079		4,253		17,711		12,259		19,730		16,524		9,362

Operating expenses:
Research and development		2,295		1,961		9,292		13,515		12,333		6,950		4,672
Selling, general and administrative		2,810		1,874		7,708		7,839		8,324		6,345		4,387
Loss on sublease		—		—		—		345		—		—		—

Total operating expenses		5,105		3,835		17,000		21,699		20,657		13,295		9,059

Profit (loss) from operations		(1,026)		418		711		(9,440)		(927)		3,229		303
Other income (expense), net		1,794		155		396		517		1,202		1,225		503

Income (loss) before provision for (benefit from) income taxes		768		573		1,107		(8,923)		275		4,454		806
Provision for (benefit from) income taxes		16		24		33		527		(475)		1,415		113

Net income (loss)		752		549		1,074		(9,450)		750		3,039		693
Deemed dividend on entitlement options		—		—		—		—		—		676		—

Net income (loss) attributable to common shareholders	US$	752	US$	549	US$	1,074	US$	(9,450)	US$	750	US$	2,363	US$	693

Basic net income (loss) per share attributable to common shareholders	US$	0.002	US$	0.001	US$	0.002	US$	(0.020)	US$	0.002	US$	0.006	US$	0.002

Diluted net income (loss) per share attributable to common shareholders	US$	0.001	US$	0.001	US$	0.002	US$	(0.020)	US$	0.001	US$	0.005	US$	0.002

Weighted average shares outstanding, basic		482,078		480,641		481,049		475,313		463,575		403,772		281,351

Weighted average shares outstanding, diluted		502,109		489,736		494,824		475,313		510,563		439,693		376,855

	At		At December 31,
	March 31,
	2004		2003		2002		2001		2000		1999

			(In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Current assets	US$	43,064	US$	38,979	US$	36,630	US$	42,498	US$	47,439	US$	8,660
Working capital		35,016		32,815		31,460		38,945		44,221		5,665
Total assets		51,045		51,586		48,140		57,557		59,308		26,411
Long-term obligations		—		0		142		7		21		35
Deferred tax liabilities		—		1,119		689		1,757		3,478		6,566
Total stockholders’ equity		42,998		44,304		42,139		52,241		52,591		16,815

Summary Unaudited Pro Forma Combined Condensed Consolidated

Financial Data of Molecular Devices and Axon

      Molecular Devices and Axon have included in this joint proxy statement/ prospectus the selected unaudited pro forma combined condensed consolidated financial data set forth below after giving effect to the mergers as a purchase of Axon by Molecular Devices using the purchase method of accounting, as required under the rules of the Securities and Exchange Commission.

      The following selected unaudited pro forma combined condensed consolidated financial data was prepared using the purchase method of accounting. The unaudited pro forma combined condensed consolidated statement of operations data for the year ended December 31, 2003 is presented as if the transaction was consummated on January 1, 2003 and combines the historical results of Molecular Devices and Axon Instruments for the year ended December 31, 2003. The unaudited pro forma combined condensed statement of operations for the quarter ended March 31, 2004 is presented as if the transaction was consummated on January 1, 2004. The unaudited pro forma combined condensed consolidated balance sheet data combines Molecular Devices’ and Axon Instruments’ historical consolidated balance sheet data as of March 31, 2004 giving effect to the mergers as if they had occurred as of March 31, 2004.

      The selected unaudited pro forma combined condensed consolidated financial data is based on estimates and assumptions, which are preliminary. This data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Molecular Devices that would have been reported had the mergers been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Molecular Devices.

      This selected unaudited pro forma combined condensed consolidated financial data should be read in conjunction with the selected summary historical consolidated financial data and the unaudited pro forma combined condensed consolidated financial statements and accompanying notes contained elsewhere in this document and the separate historical consolidated financial statements and accompanying notes of Molecular Devices and Axon either included elsewhere or incorporated by reference into this document.

			Three Months
	Year Ended		Ended
	December 31, 2003		March 31, 2004

	(In thousands, except per share data)
Pro Forma Combined Condensed Consolidated Statement of Operations Data:
Total revenues	US$	149,060	US$	36,866
Operating income	US$	9,035	US$	1,321
Diluted earnings per share	US$	0.34	US$	0.11

	As of
	March 31, 2004

	(In thousands)
Pro Forma Combined Condensed Consolidated Balance Sheet Data:
Cash and cash equivalents	US$	48,362
Total assets	US$	263,797
Total stockholders’ equity	US$	201,602

Comparative Per Share Data

      The following tables show the historical net income and book value per share of Molecular Devices common stock and the historical net income and book value per share of Axon common stock in comparison with the unaudited combined pro forma net income and book value per share after giving effect to the proposed transaction for the year ended December 31, 2003 as if it happened on January 1, 2003, and for the quarter ended March 31, 2004 as if it happened on January 1, 2004.

      The following information should be read in conjunction with (1) the separate historical consolidated financial statements and related notes of Molecular Devices incorporated by reference in this document (2) the separate historical financial statements and related notes of Axon included in this document and (3) unaudited pro forma combined condensed consolidated financial statements included in this document. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results of operations that would have resulted if the transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

      Neither Molecular Devices nor Axon has paid any cash dividends during the periods presented.

	For the Year Ended December 31, 2003

	Historical				Pro Forma

	Molecular		Axon		Molecular		Axon
	Devices		Instruments		Devices(2)		Instruments(3)

Basic net income per share	US$	0.51	US$	0.00	US$	0.34	US$	0.00
Diluted net income per share	US$	0.51	US$	0.00	US$	0.34	US$	0.00
Book value per share(1)	US$	9.85	US$	0.09	US$	11.54	US$	0.08

	For the Three Months Ended March 31, 2004

	Historical				Pro Forma

	Molecular		Axon		Molecular		Axon
	Devices		Instruments		Devices(2)		Instruments(3)

Basic net income per share	US$	0.10	US$	0.00	US$	0.11	US$	0.00
Diluted net income per share	US$	0.10	US$	0.00	US$	0.11	US$	0.00
Book value per share(2)	US$	9.56	US$	0.09	US$	11.35	US$	0.08

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock and equivalents outstanding at the end of each period. The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock and equivalents outstanding at the end of each period after giving effect to cash consideration of US$0.1359 per share.

(2)	The pro forma net income per Molecular Devices share is computed by combining the net income for Molecular Devices and Axon and any pro forma adjustments giving effect to the acquisition, including payment of the cash consideration, and dividing the sum by the pro forma number of shares of common stock and equivalents outstanding at the end of the period. The pro forma shares are computed based upon the exchange ratio of 0.007340.

(3)	The amounts for equivalent pro forma combined per Axon share are calculated by multiplying the amounts for pro forma combined per Molecular Devices share by the exchange ratio of 0.007340.

Comparative Market Price,

Exchange Rate and Dividend Data

Market Price Data

      Molecular Devices common stock is quoted on The Nasdaq Stock Market and traded under the symbol “MDCC.” The table below sets forth for the periods indicated the high and low closing sale prices per share of Molecular Devices common stock, in United States dollars. For current price information with respect to Molecular Devices common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of Molecular Devices common stock.

	Molecular Devices
	Common Stock

	High		Low

Fiscal year ending December 31, 2004
Second Quarter (through May 25, 2004)	US$	19.69	US$	17.18
First Quarter		22.32		17.64
Fiscal year ended December 31, 2003
Fourth Quarter	US$	20.38	US$	17.76
Third Quarter		20.31		15.51
Second Quarter		18.03		11.20
First Quarter		17.05		10.97
Fiscal year ended December 31, 2002
Fourth Quarter	US$	19.32	US$	10.87
Third Quarter		16.15		10.22
Second Quarter		19.64		14.40
First Quarter		21.47		17.83

      Axon’s common shares are listed on the Australian Stock Exchange and traded under the symbol “AXN.” The table below sets forth for the periods indicated the high and low closing sale prices per share of Axon common stock, in Australian dollars. For current price information with respect to Axon common stock, you are urged to consult publicly available sources.

	Axon Common Stock

	High		Low

Fiscal year ending December 31, 2004
Second Quarter (through May 25, 2004)	AU$	0.38	AU$	0.34
First Quarter		0.35		0.22
Fiscal year ended December 31, 2003
Fourth Quarter	AU$	0.29	AU$	0.22
Third Quarter		0.37		0.18
Second Quarter		0.20		0.16
First Quarter		0.24		0.15
Fiscal year ended December 31, 2002
Fourth Quarter	AU$	0.21	AU$	0.14
Third Quarter		0.33		0.17
Second Quarter		0.62		0.28
First Quarter		1.09		0.59

Recent Share Price Data

      The table below presents the per share closing prices of Molecular Devices common stock on The Nasdaq Stock Market and Axon common stock on the Australian Stock Exchange as of the dates specified. March 19, 2004 was the last trading day before announcement of the merger agreement. The table also sets forth the Axon equivalent price per share as of the dates specified. The Axon equivalent price per share is an amount, expressed in United States dollars, equal to the closing price of one share of Axon common stock on the applicable date multiplied by the exchange rate in effect on the applicable date. In exchange for each share of Axon common stock, the Axon shareholders will receive 0.007340 of a share of Molecular Devices common stock and US$0.1359 in cash. Changes in the market price of Molecular Devices common stock or Axon common stock will not affect the amount of cash or the number of shares of Molecular Devices common stock to be received by an Axon shareholder.

      Based on the closing price per share of Molecular Devices common stock on The Nasdaq Stock Market and the closing price per share of Axon common stock on the Australian Stock Exchange on March 19, 2004, the total consideration that Molecular Devices will pay in the first merger represents a premium of 39% over the Axon equivalent price per share.

	Per Share Price

	March 19, 2004		May 25, 2004

Molecular Devices common stock	US$	19.32	US$	17.83
Axon common stock	AU$	0.265	AU$	0.37
Currency exchange rate at applicable date (US$1.00 =)	AU$	1.328	AU$	1.431
Axon equivalent price per share	US$	0.1996	US$	0.2586
Cash consideration per share of Axon common stock	US$	0.1359	US$	0.1359
Molecular Devices common stock consideration per share of Axon common stock	US$	0.1418	US$	0.1301
Total consideration per share of Axon common stock	US$	0.2777	US$	0.2660

      Axon shareholders and CUFS holders are advised to obtain current market quotations for Molecular Devices common stock and Axon common stock and current currency exchange rates between the United States dollar and the Australian dollar. No assurance can be given as to the market prices of Molecular Devices common stock or currency exchange rate or Axon common stock or currency exchange rate at any time before the first merger or the market price of Molecular Devices common stock at any time after the first merger. The stock exchange ratio and the cash conversion ratio will not be adjusted to compensate Axon’s shareholders for decreases in the market price of Molecular Devices common stock or currency exchange rate, whether they occur before or after the first merger. Similarly, the stock exchange ratio and the cash conversion ratio will not be adjusted to compensate Molecular Devices for any increases in the market price of Molecular Devices common stock.

Exchange Rate Data

      Molecular Devices common stock is quoted and trades on The Nasdaq Stock Market in United States dollars. Fluctuations in the currency exchange rate between the United States dollar and the Australian dollar will cause the value of the Molecular Devices common stock received by an Axon shareholder to change. The following table sets forth, for each period indicated, the high and low daily average interbank exchange rates for one United States dollar expressed in Australian dollars and the daily average interbank exchange rate at the end of such period:

	Exchange Rates

	High		Low		Period End

Fiscal year ending December 31, 2004
Second Quarter (through May 25, 2004)	AU$	1.4710	AU$	1.2990	AU$	1.4314
First Quarter		1.3782		1.2477		1.3276
Fiscal year ended December 31, 2003
Fourth Quarter	AU$	1.4799	AU$	1.3337	AU$	1.3351
Third Quarter		1.5748		1.4596		1.4766
Second Quarter		1.6875		1.4835		1.4997
First Quarter		1.7886		1.6160		1.6658
Fiscal year ended December 31, 2002
Fourth Quarter	AU$	1.8505	AU$	1.7556	AU$	1.7711
Third Quarter		1.9113		1.7495		1.8409
Second Quarter		1.9011		1.5977		1.7746
First Quarter		1.9786		1.8674		1.8748

      On March 19, 2004, the last trading day prior to the announcement of the merger agreement, the exchange rate for one United States dollar expressed in Australian dollars was AU$1.328. On May 25, 2004, the exchange rate for one United States dollar expressed in Australian dollars was AU$1.4314.

Dividends

      To date, Molecular Devices has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. To date, Axon has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future.

RISK FACTORS

      Molecular Devices stockholders and Axon shareholders and CUFS holders should carefully consider the following factors in evaluating whether to approve the respective merger proposals. These factors should be considered in conjunction with the other information included in or incorporated by reference into this joint proxy statement/ prospectus, including the risks discussed in Molecular Devices’ Form 10-Q for the quarter ended March 31, 2004 in Item 2 under “Factors That May Affect Future Results” and Molecular Devices’ Form 10-K, as amended, for the fiscal year ended December 31, 2003 in Item 1 under “Business Risks.” Additional risks and uncertainties not presently known to Molecular Devices or Axon, or that are not currently believed to be important to you, also may adversely affect the mergers and Molecular Devices following the mergers.

Risks Related to the Merger

While Molecular Devices’ and Axon’s respective share prices have been volatile in recent periods, the exchange ratios are fixed and no adjustment to the exchange ratios will be made as a result of fluctuations in the market prices of Molecular Devices or Axon common stock.

      Molecular Devices’ stock price has been volatile in the past and may continue to be volatile in the future. Upon completion of the first merger, each share of Axon common stock will be exchanged for 0.007340 of a share of Molecular Devices common stock and US$0.1359 in cash. The exchange ratios will not change even if the market price of either or both the Axon common stock and Molecular Devices common stock fluctuates. In addition, neither party may withdraw from the merger agreement or resolicit the vote of its stockholders solely because of changes in the market price of Axon common stock or Molecular Devices common stock. The market price of Molecular Devices common stock at the closing of the first merger will likely vary from the market price at the date of this joint proxy statement/ prospectus and at the date of the Molecular Devices stockholders meeting and the Axon shareholders meeting. Any reduction in Molecular Devices’ stock price will result in Axon shareholders receiving less value in the first merger. Conversely, any increase in Molecular Devices’ stock price will result in Axon shareholders receiving greater value in the first merger. The specific dollar value of Molecular Devices common stock that Axon shareholders will receive upon completion of the first merger will depend on the market value of Molecular Devices common stock at that time. Shareholders and CUFS holders will not know the exact value of Molecular Devices common stock to be issued to Axon shareholders in the first merger at the time of the special meeting of Axon shareholders. Fluctuations in exchange rates between the United States dollar and the Australian dollar could affect the value, in Australian dollars, of any Molecular Devices common stock received by an Axon shareholder in the first merger. Variations in the market price of Molecular Devices common stock may be caused by a number of factors, including, among others, changes in the businesses, operations or prospects of Molecular Devices or Axon, the timing of the first merger, regulatory considerations and general market and economic conditions. Molecular Devices and Axon urge Axon shareholders and CUFS holders to obtain recent market quotations for Molecular Devices and Axon common stock.

The mergers could be a taxable transaction for the Axon shareholders and CUFS holders for U.S. federal income tax purposes.

      The closing of the mergers is not conditioned on the receipt by Axon or Molecular Devices of opinions regarding the tax consequences of the mergers, nor have the mergers been structured so as to ensure qualification as a reorganization for U.S. federal income tax purposes. In this regard, no assurances can be given concerning the ability to qualify for such treatment because, among other factors, the ratio of the fair market value of the shares of Molecular Devices common stock to the total consideration issued to holders of outstanding shares of Axon common stock in the mergers (the “Stock Consideration Ratio”) will not be known in advance of the mergers, and the ability of the mergers to qualify for such treatment depends in part upon the Stock Consideration Ratio measured as of the closing of the first merger. Therefore, an Axon shareholder’s exchange of shares of Axon common stock for Molecular Devices common stock in the first merger could be a taxable transaction, and the tax consequences of the mergers will not be known at the time of the Axon special meeting of shareholders. In addition, non-U.S. holders of shares of Axon common stock may be subject to U.S. withholding taxes under certain circumstances. Axon shareholders are urged to carefully read the discussion under “The Mergers — Material U.S. Federal Income Tax Consequences” and to consult their own tax advisors concerning the consequences of participation in the mergers.

Molecular Devices and Axon may not realize the benefits they expect from the mergers.

      The integration of Molecular Devices and Axon will be complex, time consuming and expensive, and may disrupt Molecular Devices’ and Axon’s businesses. After the mergers, Molecular Devices will need to overcome significant challenges in order to realize any benefits or synergies from the mergers. These challenges include the timely, efficient and successful execution of a number of post-merger events, including:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies and information systems.

      The execution of these post-merger events will involve considerable risks and may not be successful. These risks include:

•	the potential disruption of Molecular Devices’ ongoing business and distraction of its management;

•	the potential strain on Molecular Devices’ financial and managerial controls and reporting systems and procedures;

•	unanticipated expenses and potential delays related to integration of the operations, technology and other resources of the two companies;

•	the impairment of relationships with employees, suppliers and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to restructuring, including employee severance or relocation costs and costs related to vacating leased facilities; and

•	potential unknown liabilities associated with the mergers and the combined operations.

      Molecular Devices may not succeed in addressing these risks or any other problems encountered in connection with the mergers. The inability to successfully integrate the operations, technology and personnel of Molecular Devices and Axon, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the mergers and, as a result, on the market price of Molecular Devices common stock.

Molecular Devices’ incurrence of additional debt to pay the cash portion of the merger consideration in the first merger will significantly increase Molecular Devices’ interest expense, leverage and debt service requirements.

      Molecular Devices anticipates borrowing US$35 million in order to pay the cash portion of the merger consideration in the first merger. Incurrence of this new debt will significantly increase the combined company’s leverage. While management believes Molecular Devices’ cash flows will be more than adequate to service this debt, there may be circumstances in which required payments of principal and/or interest on this new debt could adversely affect Molecular Devices’ cash flows and operating results, and therefore the market price of Molecular Devices common stock.

As a result of the mergers, Molecular Devices will be a substantially larger and broader organization, and if the Molecular Devices’ management is unable to sufficiently manage the company, its operating results will suffer.

      As a result of the mergers, Molecular Devices will acquire approximately 128 employees based at Axon’s office in Union City, California and at its facilities in Melbourne, Australia and San Luis Obispo, California. The combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the substantially larger and internationally diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Molecular Devices common stock.

The mergers could cause Axon or Molecular Devices to lose key personnel, which could materially affect the respective company’s business and require the companies to incur substantial costs to recruit replacements for lost personnel.

      As a result of the mergers, current and prospective Axon and Molecular Devices employees could experience uncertainty about their future roles within Molecular Devices. This uncertainty may adversely affect the ability of Axon and Molecular Devices to attract and retain key management, sales, marketing and technical personnel. Any failure to attract and retain key personnel could have a material adverse effect on the business of Molecular Devices after completion of the mergers.

General uncertainty related to the mergers could harm Molecular Devices and Axon.

      Molecular Devices’ or Axon’s customers may, in response to the announcement of the proposed mergers, delay or defer purchasing decisions. If Molecular Devices’ or Axon’s customers delay or defer purchasing decisions, the revenues of Molecular Devices and Axon, respectively, and the revenues of the combined company, could materially decline or any anticipated increases in revenue could be lower than expected. Also, speculation regarding the likelihood of the closing of the mergers could increase the volatility of Molecular Devices’ and Axon’s share prices.

Some of Molecular Devices’ and Axon’s officers and directors have conflicts of interest that may influence them to support or approve the mergers.

      Certain officers and directors of Molecular Devices and Axon participate in arrangements that provide them with interests in the mergers that are different from yours, including, among others, continued indemnification and the potential ability to sell an increased number of shares of Molecular Devices common stock. These interests, among others, may influence the officers and directors of Molecular Devices and Axon to support or approve the mergers. For a more detailed discussion see “The Mergers — Interests of Officers, Directors and Affiliates” on page 59.

Both companies may be subject to adverse regulatory conditions.

      A condition to completing the first merger is the termination or expiration of the waiting period under the Hart-Scott-Rodino Act. Molecular Devices and Axon have made the required filings with the Department of Justice and the Federal Trade Commission and the applicable waiting period was terminated on April 21, 2004. However, even after the expiration of the waiting period of Hart-Scott-Rodino, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private persons, may challenge the mergers at any time before or after their completion. Molecular Devices and Axon cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the mergers or seek to impose restrictions or conditions on Molecular Devices as a condition of not challenging the mergers. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the mergers, or lessen the anticipated benefits of the mergers.

Charges to earnings resulting from the application of the purchase method of accounting may adversely affect the market value of Molecular Devices common stock following the mergers.

      If the benefits of the mergers are not achieved, Molecular Devices’ financial results, including earnings per share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting. Molecular Devices will allocate the total estimated purchase price to Axon’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the mergers, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the merger, which is expected to be approximately US$1.6 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets.

Risks Related to Axon

      Axon’s business faces significant risks and the risks described below may not be the only risks Axon faces. Additional risks that Axon does not know of or that Axon currently thinks are immaterial may also impair its business operations. If any of the events or circumstances described in the following risks actually occurs, Axon’s business, financial condition or results of operations could be harmed.

Axon expects to face increasing competition.

      Axon operates in a highly competitive industry and faces competition from companies both in the United States and abroad that design, manufacture and market instruments and software for drug discovery. Axon may not be able to compete effectively with all of these competitors. Many of these competitors have greater financial, engineering, manufacturing, marketing and customer support resources than Axon does. As a result, Axon’s competitors may be able to respond more quickly to new or emerging technologies or market developments by devoting greater resources to the development, promotion and sale of products, which could impair sales of Axon’s products. Axon believes that competition within the markets it serves is primarily driven by the need for innovative products that address the needs of customers. Axon is facing increased competition as new companies entering the market with new technologies compete, or will compete, with Axon’s products and future products. Axon cannot assure you, however, that it will be able to successfully develop new products or that its existing products and services will adequately meet its customers’ needs.

      Rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and frequent new product and service introductions characterize the markets for Axon’s products. To remain competitive, Axon will be required to develop new products and periodically enhance its existing products in a timely manner.

Axon’s business depends on research and development spending levels for pharmaceutical, biotechnology and genomics companies and academic institutions and is subject to the risks faced by those industries.

      Axon derives a significant portion of its revenues from sales to pharmaceutical, biotechnology and genomics companies and academic institutions. Axon expects that sales to these industries will continue to be a primary source of revenues for the foreseeable future. Axon’s success will depend upon these customers’ demand for and use of Axon’s products and services, as well as the risks and uncertainties that affect the pharmaceutical, biotechnology and genomics industries and academic institutions. Axon’s operating results may fluctuate substantially due to reductions and delays in research and development expenditures by these customers. These reductions and delays may result from factors that are not within Axon’s control, such as:

•	changes in economic conditions;

•	changes in government programs that provide funding to companies and research institutions;

•	changes in the regulatory environment affecting pharmaceutical and biotechnology companies and life sciences research;

•	market-driven pressures on companies to consolidate and reduce costs; and

•	other factors affecting research and development spending.

If Axon is not successful in developing new and enhanced products, it may lose market share to its competitors.

      The life sciences instrumentation market is characterized by rapid technological change and frequent new product introductions. A significant portion of Axon’s revenues are derived from the sale of products that were introduced in recent years, and Axon’s future success will depend on its ability to enhance its current products and to develop and introduce, on a timely basis, new products that address the evolving needs of its customers. Axon may experience difficulties or delays in its development efforts with respect to new products, and Axon may not ultimately be successful in developing or commercializing them, which would harm Axon’s business. Any significant delay in releasing new systems could cause Axon’s revenues to suffer, adversely affect Axon’s reputation, give a competitor a first-to-market advantage or cause a competitor to achieve greater market share. In addition, Axon’s future success depends on its continued ability to develop new applications for Axon’s existing products. If Axon is not able to complete the development of these applications, or if Axon experiences difficulties or delays, Axon may lose its current customers and may not be able to attract new customers, which could seriously harm Axon’s business and future growth prospects.

Axon must expend a significant amount of time and resources to develop new products, and if these products do not achieve commercial acceptance, Axon’s operating results may suffer.

      Axon expects to spend a significant amount of time and resources to develop new products and refine existing products. In light of the long product development cycles inherent in Axon’s industry, these expenditures will be made well in advance of the prospect of deriving revenues from the sale of new products. Axon’s ability to commercially introduce and successfully market new products is subject to a wide variety of challenges during this development cycle that could delay introduction of these products. In addition, since Axon’s customers are not obligated by long-term contracts to purchase Axon’s products, Axon’s anticipated product orders may not materialize, or orders that do materialize may be canceled. As a result, if Axon does not achieve market acceptance of new products, Axon’s operating results will suffer. Axon cannot predict whether new products that it expects to introduce will achieve commercial acceptance.

Axon depends on a limited number of suppliers and Axon will be unable to manufacture its products if shipments from these suppliers are delayed or interrupted.

      Axon depends on its vendors to provide components of its products in required volumes, at appropriate quality and reliability levels, and in compliance with regulatory requirements. In addition, components of its products and manufacturing equipment and certain raw materials are available from one of only a few suppliers. If supplies from these vendors are delayed or interrupted for any reason, Axon would not be able to produce its products in a timely fashion or in sufficient quantities or under acceptable terms.

Axon’s success will require that Axon establish a strong intellectual property position and that it can defend itself against intellectual property claims from others.

      Maintaining a strong patent position is important to Axon’s competitive advantage. Litigation on these matters has been prevalent in Axon’s industry and Axon expects that this will continue. Patent law relating to the scope of claims in the technology fields in which Axon operates is still evolving and the extent of future protection is highly uncertain, so there can be no assurance that the patent rights that Axon has or may obtain will be valuable. Others have filed, and in the future are likely to file, patent applications that are similar or identical to Axon’s. To determine the priority of inventions, Axon may have to participate in interference proceedings declared by the United States Patent and Trademark Office that could result in substantial costs in legal fees and could substantially affect the scope of its patent protection. Axon cannot assure you that any such patent applications will not have priority over its patent applications. Also, its intellectual property may be subject to significant administrative and litigation proceedings. In addition, Axon may in future periods incur substantial costs in litigation to defend against patent suits brought by third parties and when Axon initiates such suits.

      Axon’s success depends in part on it neither infringing patents or other proprietary rights of third parties nor breaching any licenses that may relate to its technologies and products. There can be no assurance that Axon will not infringe on these patents or other patents or proprietary rights or that Axon would be able to obtain a license to such patents or proprietary rights on commercially acceptable terms, if at all.

If Axon is unable to maintain its relationships with collaborative partners, Axon may have difficulty developing and selling its products and services.

      Axon believes that its success in penetrating its target markets depends in part on its ability to develop and maintain collaborative relationships. Currently, its significant collaborative partners include Affymetrix Inc., Aviva Biosciences Corporation, Cellectricon AB and Zyomyx Inc. Reliance on these or other collaborative relationships is risky to Axon’s future success because:

•	Axon’s partners may develop technologies or components competitive with its products;

•	Axon’s existing collaborations may preclude it from entering into additional future arrangements;

•	Axon’s partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

•	some of Axon’s agreements may terminate prematurely due to disagreements between Axon and its partners;

•	Axon’s partners may not devote sufficient resources to the development and sale of its products;

•	Axon’s partners may be unable to provide the resources required for it to progress in the collaboration on a timely basis;

•	Axon’s collaborations may be unsuccessful; or

•	Axon may not be able to negotiate future collaborative arrangements on acceptable terms.

If Axon delivers products with defects, Axon’s credibility will be harmed and the market’s acceptance of Axon’s products will decrease.

      Axon’s products are complex and have at times contained errors, defects and bugs when introduced. If Axon delivers products with errors, defects or bugs, Axon’s credibility and the market acceptance and sales of Axon’s products would be harmed. Further, if Axon’s products contain errors, defects or bugs, Axon may be required to expend significant capital and resources to alleviate such problems. Defects could also lead to liability as a result of product liability lawsuits against Axon or against its customers which could negatively affect Axon’s results from operations and financial condition.

Axon relies on distributors for product sales and support outside North America.

      To assist its sales and support activities, Axon has entered into distribution agreements through certain distributors in markets outside of North America. These and other third parties on whom Axon relies for sales, marketing and technical support in these geographic areas may decide to develop and sell competitive products or otherwise become its competitors, which could harm Axon’s business and revenues. Axon may not be able to establish a sufficiently sized global sales, marketing or technical support organization to sell, market or support its products globally.

Because Axon’s business depends on key employees and scientists, its inability to recruit and retain these people could hinder its business expansion plans.

      Axon is highly dependent on its key employees and its senior scientists and engineers. Axon’s product development and marketing efforts could be delayed or curtailed if Axon is unable to attract or retain key talent. Competition for and retention of personnel, particularly for employees with technical expertise, is intense. If Axon is unable to hire, train and retain a sufficient number of qualified employees, its ability to conduct and expand its business could be seriously reduced.

FORWARD-LOOKING STATEMENTS IN THIS JOINT PROXY STATEMENT/ PROSPECTUS

      This joint proxy statement/ prospectus and the documents incorporated by reference into this joint proxy statement/ prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Molecular Devices’ and Axon’s financial condition, results of operations and businesses and the expected impact of the proposed merger with Axon on Molecular Devices. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology identify forward-looking statements. Statements in this joint proxy statement/ prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in Molecular Devices’ Form 10-Q for the quarter ended March 31, 2004 in Item 2 under “Factors That May Affect Future Results” and Molecular Devices’ Form 10-K, as amended, for the fiscal year ended December 31, 2003 in Item 1 under “Business Risks” as well as under “Qualitative and Quantitative Disclosures about Market Risk” and the risks detailed from time to time in Molecular Devices’ future SEC reports. Many of the important factors that will determine these results are beyond Molecular Devices’ and Axon’s ability to control or predict. Molecular Devices stockholders and Axon shareholders and CUFS holders are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the joint proxy statement/ prospectus or, in the case of documents incorporated by reference, as of the date of the documents. Except as otherwise required by law, Molecular Devices and Axon do not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/ prospectus or to reflect the occurrence of unanticipated events.

ANNUAL MEETING OF MOLECULAR DEVICES STOCKHOLDERS

General

      Molecular Devices is furnishing this joint proxy statement/ prospectus to holders of Molecular Devices common stock in connection with the solicitation of proxies by the Molecular Devices board of directors for use at the annual meeting of stockholders to be held on June 30, 2004 and at any adjournment, postponement or continuation thereof. This joint proxy statement/ prospectus is first being furnished to stockholders of Molecular Devices on or about June 1, 2004. In addition, this joint proxy statement/ prospectus is being furnished to the Axon shareholders as a prospectus for Molecular Devices in connection with the issuance by Molecular Devices of shares of Molecular Devices common stock to Axon shareholders in connection with the first merger.

Date, Time and Place

      The annual meeting of stockholders will be held on June 30, 2004 at 10:30 a.m., local time, at 1311 Orleans Drive, Sunnyvale, CA 94089.

Purpose of Molecular Devices Annual Meeting

      At the annual meeting of Molecular Devices stockholders, and at any adjournment, postponement or continuation thereof, Molecular Devices stockholders will be asked to consider and vote upon the following proposals:

•	to approve the issuance of Molecular Devices common stock in the first merger pursuant to the merger agreement;

•	to elect directors to serve for the ensuing year and until their successors are elected;

•	to approve Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares; and

•	to ratify the selection by the Audit Committee of the Molecular Devices board of directors of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004.

      At the annual meeting, Molecular Devices stockholders will also be asked to transact any other business that may be properly brought before the annual meeting or any adjournment, postponement or continuation thereof.

Board Recommendations

      The Molecular Devices board of directors has unanimously determined that the proposed mergers are fair to, and in the best interests of, Molecular Devices and its stockholders. The Molecular Devices board unanimously approved the merger agreement and the issuance of Molecular Devices common stock in the first merger and recommends that stockholders of Molecular Devices vote FOR approval of the issuance of shares of Molecular Devices common stock in the first merger pursuant to the merger agreement. The Molecular Devices board of directors also recommends that you vote FOR each of the nominees for director, FOR the proposal to approve Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares, and FOR the proposal to ratify the selection of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004.

Record Date; Outstanding Shares

      Molecular Devices has fixed the close of business on May 6, 2004 as the record date for determination of Molecular Devices stockholders entitled to notice of and to attend and vote at the annual meeting. As of the close of business on May 6, 2004, there were 14,251,908 shares of Molecular Devices common stock outstanding and entitled to vote.

Votes Required

      Holders of Molecular Devices common stock are entitled to one vote for each share of Molecular Devices common stock held at the close of business on the record date. Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. The failure of a Molecular Devices stockholder to return a proxy or to vote in person will not have the effect of a vote “For” or “Against” any of the proposals. With respect to the election of directors, the inspector of election will count the number of “withheld” votes received by each nominee.

      The approval of the issuance of Molecular Devices common stock in the first merger pursuant to the merger agreement requires the affirmative vote of holders of shares representing a majority of the shares of Molecular Devices common stock represented in person or by proxy and entitled to vote at the annual meeting.

      The approval of Molecular Devices’ 1995 Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 300,000 shares requires the affirmative vote of holders of shares representing a majority of the shares of Molecular Devices common stock represented in person or by proxy and entitled to vote at the annual meeting.

      The ratification of the selection by the Audit Committee of the Molecular Devices board of directors of Ernst & Young LLP as independent auditors of Molecular Devices for its fiscal year ending December 31, 2004 requires the affirmative vote of holders of shares representing a majority of the shares of Molecular Devices common stock represented in person or by proxy and entitled to vote at the annual meeting.

      For the election of directors, the eight nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

Quorum; Abstentions and Broker Non-Votes

      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Molecular Devices annual meeting if shares representing a majority of the votes entitled to be cast are represented in person or by proxy. If a quorum is not present at the Molecular Devices annual meeting, Molecular Devices expects that the meeting will be adjourned or postponed to solicit additional proxies. Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the annual meeting.

      Shares abstaining from the vote on a particular proposal will have the effect of a vote “Against” that proposal. Broker non-votes will not be counted for any purpose in determining whether a proposal has been approved. Abstentions and broker non-votes will be counted towards the quorum requirement. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions).

Voting; Proxies; Revocation

     Voting in Person

      If you plan to attend the Molecular Devices annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting.

     Voting by Proxy

      Molecular Devices requests that its stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Molecular Devices. All properly executed proxies that Molecular Devices receives prior to the vote at the annual meeting (that have not been revoked) will be voted in accordance with the instructions indicated on the proxies. All properly executed proxies that Molecular Devices receives prior to the vote at the annual meeting that do not provide any direction as to how to vote in regards to any or all of the proposals will be voted “For” the approval of any proposal in regards to which no directions are provided.

      If your shares are held in street name, you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. Brokers who hold shares of Molecular Devices common stock in street name for a beneficial owner of those shares typically have the authority to vote on “discretionary” matters when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of “non-discretionary” matters without specific instructions from the beneficial owner. If your broker holds your Molecular Devices common stock in street name, your broker will vote your shares on non-discretionary matters only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with the joint proxy statement/ prospectus. On non-discretionary matters for which you do not give your broker instructions, the shares will be treated as broker non-votes. Accordingly, Molecular Devices stockholders are encouraged to return the enclosed proxy card marked to indicate their vote as described in the instructions accompanying the proxy card.

Revocation of Proxies

      Stockholders may revoke their proxies at any time prior to use by delivering to the Secretary of Molecular Devices at their principal executive offices, 1311 Orleans Drive, Sunnyvale, California 94089, a signed notice of revocation or a later-dated signed proxy, or by attending the annual meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the annual meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. You may also attend Molecular Devices’ annual meeting in person instead of submitting a proxy.

Proxy Solicitation

      Molecular Devices will bear the entire cost of solicitation of proxies from its stockholders, including preparation, assembly, printing and mailing of this joint proxy statement/ prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Molecular Devices common stock beneficially owned by others to forward to such beneficial owners. Molecular Devices may reimburse persons representing beneficial owners of Molecular Devices common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Molecular Devices in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Molecular Devices for such services.

Other Business; Adjournments

      Molecular Devices does not expect that any matter other than the proposals presented in this joint proxy statement/ prospectus will be brought before the Molecular Devices annual meeting. However, if other matters incident to the conduct of the annual meeting are properly presented at the annual meeting or any adjournment or postponement of the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

      Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the annual meeting, whether or not a quorum exists, without further notice other than by an announcement made at the annual meeting. Molecular Devices does not currently intend to seek an adjournment of the annual meeting.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in Molecular Devices’ proxy statement and form of proxy for Molecular Devices’ 2005 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is January 31, 2005. Molecular Devices stockholders may submit their proposals to the Secretary of Molecular Devices at Molecular Devices’ principal executive offices, 1311 Orleans Drive, Sunnyvale, California 94089. Stockholders wishing to submit proposals or director nominations at next year’s annual meeting that will not be included in such proxy statement and proxy must do so by April 29, 2005. Such proposal or nomination, however, may not be submitted before March 30, 2005. Stockholders are also advised to review Molecular Devices’ bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations. Stockholders will not be able to make stockholder proposals or director nominations at next year’s annual meeting if these requirements are not complied with.

SPECIAL MEETING OF AXON SHAREHOLDERS

General

      Axon is furnishing this joint proxy statement/ prospectus to holders of Axon common stock in connection with the solicitation of proxies by the Axon board of directors for use at the Axon special meeting of shareholders to be held on July 1, 2004 and at any adjournment, postponement or continuation thereof.

      In accordance with the ASX Settlement and Transfer Corporation’s settlement rules, Axon is also furnishing this joint proxy statement/ prospectus to holders of CHESS Units of Foreign Securities, also called CUFS or CDIs, in Axon in connection with the solicitation of directions to CDN as to how CDN is to direct proxies appointed by it to vote at the Axon special meeting and at any adjournment, postponement or continuation thereof.

      This joint proxy statement/ prospectus is first being furnished to shareholders and CUFS holders of Axon entitled to vote at the Axon special meeting on or about June 1, 2004.

Date, Time and Place

      The Axon special meeting of shareholders will be held on July 1, 2004 at 10:00 a.m., local time, at Level 20, 500 Collins Street, Melbourne, Australia.

Purpose of Axon Special Meeting

      At the Axon special meeting, Axon is asking holders of Axon common stock, including CDN, as directed by CUFS holders, to approve the merger agreement and the principal terms of the first merger and to transact any other business that may be properly brought before the Axon special meeting or any adjournment, postponement or continuation thereof.

Recommendation of the Axon Board of Directors

      The Axon board of directors has unanimously approved the merger agreement and the principal terms of the first merger, and unanimously recommends that Axon shareholders vote “FOR” the merger agreement and the principal terms of the first merger. See “The Merger — Axon’s Reasons for the First Merger.”

Record Date; Outstanding Shares

      Axon has fixed the close of business on May 6, 2004 as the record date for determination of Axon shareholders and CUFS holders entitled to notice of, and to attend and vote at, the Axon special meeting. As of the close of business on May 6, 2004, there were 482,372,580 shares of Axon common stock outstanding and entitled to vote.

Quorum and Vote of Axon Shareholders Required

      A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, of shares of Axon common stock representing a majority of shares of Axon common stock outstanding and entitled to vote on the Axon record date is necessary to constitute a quorum at the Axon special meeting. If a quorum is not present at the Axon special meeting, Axon expects that the meeting will be adjourned or postponed to solicit additional proxies. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum. As of the close of business on May 6, 2004, there were 482,372,580 shares of Axon common stock outstanding and entitled to vote.

      The approval of the merger agreement and the principal terms of the first merger requires the affirmative vote of a majority of the outstanding shares of Axon common stock entitled to vote at the Axon special meeting. If an Axon shareholder abstains from voting or does not vote (either in person or by proxy), his or her proxy will not be counted as present for the purpose of determining the presence of a quorum and it will have the same effect as a vote against the approval of the merger agreement and the approval of the principal terms of the first merger.

      Dr. Finkel and Mr. Powell, who collectively owned approximately 28.7% of the outstanding shares of Axon common stock as of May 6, 2004, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the first merger. (See “Agreements Related to the Merger — Voting Agreements”).

Voting; Proxies; Revocation — Axon Shareholders and CUFS Holders

      Holders of Axon common stock may vote by proxy or in person at the Axon special meeting. CUFS holders with respect to Axon common stock are not shareholders of Axon, and special arrangements have been made to obtain the voting wishes of CUFS holders. (See “Special Meeting of Axon Shareholders — Voting; Proxies — CUFS Holders” below).

     Voting by Proxy

      Axon shareholders should vote their proxy even if they plan to attend the Axon special meeting. Shareholders may change their vote at the Axon special meeting. Axon shareholders of record may grant their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed postage-paid envelope. To be valid, a returned proxy card must be signed and dated.

      All properly executed proxies that Axon receives prior to the vote at the Axon special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger agreement and the principal terms of the first merger.

      If other matters properly come before the Axon special meeting, the shares represented by proxies will be voted, or not voted, by the individuals named in the proxies, in their discretion. Axon’s board of directors does not currently intend to bring any other business before the Axon special meeting and, as far as Axon’s board of directors is aware, no other matters are to be brought before the Axon special meeting. No proxy that is voted against approval of the merger agreement and the principal terms of the first merger will be voted in favor of any adjournment or postponement of the Axon special meeting for the purpose of soliciting additional proxies.

     Revocation of Proxies

      Axon shareholders may revoke their proxies at any time prior to use by delivering to the president or corporate secretary of Axon a signed notice of revocation or a later-dated signed proxy, or by attending the Axon special meeting in person and revoking the proxy by signing a notice of revocation. Attendance at the Axon special meeting does not in itself constitute the revocation of a proxy. Shareholders who have instructed their broker to vote their shares must follow their broker’s directions in order to change those instructions. Axon shareholders may also attend the Axon special meeting and vote in person instead of submitting a proxy.

      Written notices of revocation and other communications with respect to the revocation of Axon proxies should be addressed to:

Axon Instruments, Inc.

3280 Whipple Road
Union City, California 94587
Attention: President
OR
Axon Instruments, Inc.
c/o David Kenley, Corporate Secretary
Level 3, 509 St Kilda Rd
Melbourne, Australia 3004

     Voting in Person

      Axon shareholders who plan to attend the Axon special meeting and wish to vote in person will be given a ballot at the Axon special meeting. Please note, however, that if an Axon shareholder’s shares are held of record by a broker, bank or other institution and that shareholder wishes to vote at the Axon special meeting, such shareholder must bring to the Axon special meeting a proxy from the record holder of the shares authorizing such shareholder to vote in person at the Axon special meeting.

Voting; Proxies — CUFS Holders

      For holders of CUFS in Axon, the shares of Axon common stock represented by the CUFS registered in their name are in fact registered in the name of CDN. Although CUFS holders may attend the Axon special meeting, they are not permitted to vote at the Axon special meeting. The votes of CUFS holders may only be exercised by CDN by proxy. CUFS holders are entitled to direct CDN how to vote the shares represented by the CUFS held by them with respect to all proposals to be considered at the Axon special meeting.

      Included with this joint proxy statement/ prospectus for CUFS holders is a Notice of Direction Form which may be completed at each CUFS holder’s option and returned to the registry. The registry will tally the number of voting directions in favor of the proposal and the number of voting directions against the proposal and provide a report to CDN that clearly shows how CDN must exercise its right to vote at the Axon special meeting. On receipt of the report, CDN will appoint two proxies, directing one proxy to vote in favor of the proposal in respect of a number of shares held by CDN equal to the number of CUFS, holders of which have lodged directions to vote in favor of the proposal, and directing the other proxy to vote against the proposal in respect of a number of shares held by CDN equal to the number of CUFS, holders of which have lodged a direction to vote against the proposal. This voting direction procedure will take place whether or not such CUFS holder attends the Axon special meeting.

      CUFS holders should mail the Notice of Direction Form for CUFS Holders to Computershare Investor Services Pty Limited, GPO Box 242, Melbourne Victoria 3001 Australia or fax it to the registry at 61 3 9473 2555 so that it is received by 10:00 a.m. (Melbourne time) on June 29, 2004. If CUFS holders desire to change their voting instruction after returning a Notice of Direction Form for CUFS holders to the registry, such CUFS holders may complete a new form and return it to the registry up until 10:00 a.m. (Melbourne time) on June 29, 2004.

Abstentions and Broker Non-Votes

      Shares of Axon common stock held by persons attending the Axon special meeting but not voting, and shares of Axon common stock for which Axon has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present at the Axon special meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the Axon special meeting. Abstentions will have the same effect as a vote against approval of the merger agreement and the principal terms of the first merger.

      Brokers that hold shares of Axon common stock in nominee or street name for customers who are the beneficial owners of those shares are prohibited from giving a proxy to vote shares held for those customers on the matters to be considered and voted upon at the Axon special meeting without specific instructions from those customers. Accordingly, if an Axon shareholder’s broker holds their Axon common stock in nominee or street name, their broker will vote their shares only if they provide instructions on how to vote by filling out the voting instruction form sent to them by their broker with this joint proxy statement/ prospectus. If Axon shareholders do not provide their broker with voting instructions, their unvoted shares, so-called “broker non-votes,” will be counted for purposes of determining whether a quorum exists, and will be counted as votes against the approval of the merger agreement and the principal terms of the first merger at the Axon special meeting. Broker non-votes do not result with respect to shares held in CUFS.

Proxy Solicitation

      Axon will bear the costs of solicitation of proxies from its shareholders, including assembly, printing and mailing of this joint proxy statement/ prospectus and the proxy card. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Axon common stock beneficially owned by others to forward to such beneficial owners. Axon may reimburse persons representing beneficial owners of Axon common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers, employees or agents of Axon in person or by telephone, telegram or other means of communication. No additional compensation will be paid to directors, officers or other regular employees of Axon for such services.

MOLECULAR DEVICES PROPOSAL 1 APPROVAL OF THE ISSUANCE OF COMMON STOCK IN THE FIRST MERGER PURSUANT TO THE MERGER AGREEMENT	AXON PROPOSAL 1 APPROVAL OF THE MERGER AGREEMENT AND THE PRINCIPAL TERMS OF THE FIRST MERGER

THE MERGERS

      This section of the joint proxy statement/ prospectus describes material aspects of the proposed mergers, including the merger agreement. While Molecular Devices and Axon believe that the description covers the material terms of the mergers and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which Molecular Devices and Axon refer, including the merger agreement attached as Annex A, for a more complete understanding of the mergers and the merger agreement.

Background of the Mergers

      Molecular Devices and Axon each regularly assess the competitive positions of their respective products, technologies, workforces, manufacturing and distribution capabilities and markets. As a result, both companies continuously explore strategic opportunities to strengthen their businesses. Over the last several years, Molecular Devices and Axon have been generally familiar with each other’s businesses, as both companies market and supply high-throughput imaging and automated electrophysiology products in the drug discovery and life sciences research markets.

      In July 2000, Suzanne Corkins, Director, Business Development of Molecular Devices, contacted Andy Blatz, Ph.D., Vice President for Cell-Based Screening of Axon, to indicate Molecular Devices’ interest in high-throughput imaging systems such as Axon’s CellPix (now ImageXpress) product. Dr. Blatz indicated his interest in holding discussions with Molecular Devices, and in August 2000, Joseph Keegan, Ph.D., President and Chief Executive Officer, Gillian Humphries, Ph.D., Vice President, and Ms. Corkins of Molecular Devices met with Dr. Blatz, Alan Finkel, Ph.D., Chief Executive Officer of Axon, and Geoff Powell, President of Axon, to discuss partnership ideas.

      On October 30, 2000, Axon and Molecular Devices signed a mutual confidentiality agreement, and in November 2000, Axon engaged Deutsche Bank Alex. Brown, a financial advisor, to conduct an auction process. During this process, Deutsche Bank Alex. Brown contacted 10 parties regarding a strategic transaction or a business combination with Axon. Molecular Devices engaged Thomas Weisel Partners to represent Molecular Devices in this process, which engagement was subsequently terminated.

      On December 7, 2000, members of Axon management, Molecular Devices management and their respective financial advisors met to discuss Axon’s business and a potential combination of the two companies. On December 22, 2000, Molecular Devices submitted to Axon a non-binding letter indicating Molecular Devices’ interest in acquiring Axon. Attached to this letter was Molecular Devices’ response to the draft merger agreement, which had been distributed to potential bidders by Deutsche Bank Alex. Brown on or about December 15, 2000.

      In January and February 2001, Axon, Molecular Devices and their respective financial advisors had multiple conversations regarding the appropriate valuation of Axon. When agreement could not be reached, the parties ended discussions.

      Between November 2000 and March 2001, Axon and its representatives held discussions with other companies regarding a business combination with Axon, but a transaction did not result from these discussions.

      On September 29, 2003, Henry Lester, a director of Axon, contacted Dr. Keegan to determine whether Molecular Devices was interested in acquiring Axon. Dr. Keegan, after consultation with members of his staff, replied that Molecular Devices was not interested in discussing a business combination with Axon at that time.

      On November 20, 2003, Axon’s board of directors held a meeting to, among other matters, discuss Axon’s future prospects and strategic alternatives to continuing as an independent company. At the conclusion of the meeting, Axon’s board authorized management to retain Thomas Weisel Partners as its exclusive financial advisor to assist Axon in exploring strategic alternatives. In an effort to determine how Axon would be viewed as an acquisition or strategic merger candidate, Axon’s board of directors instructed Thomas Weisel Partners to contact potential strategic merger candidates on the board’s behalf. On February 3, 2004, Axon entered into an engagement letter with Thomas Weisel Partners.

      During November 2003 and December 2003, Thomas Weisel Partners contacted twelve potential buyers (none of which was Molecular Devices) on behalf of Axon to inquire as to their interest in pursuing a business combination with Axon and provided each of these parties with publicly available information regarding Axon’s business and operations. Axon entered into confidentiality agreements with four of these parties, and had numerous communications with several of these parties between November 2003 and March 12, 2004.

      On February 6, 2004, the board of directors of Axon held a special meeting to discuss the status of Thomas Weisel Partners’ discussions with potential buyers. At this meeting, Axon management and Thomas Weisel Partners provided the board with an update on discussions with potential strategic merger candidates and reviewed each party that had been contacted by Thomas Weisel Partners and the status of such party’s interest in pursuing a transaction with Axon.

      On February 23, 2004, Dr. Keegan and members of his staff discussed Axon’s business and decided to contact Axon to determine whether Axon would be interested in entering into a merger transaction with Molecular Devices.

      On February 24, 2004, Dr. Keegan contacted Henry Lester, Dr. Finkel and Mr. Powell to express Molecular Devices’ interest in beginning discussions regarding a potential combination of the two companies. On February 26, 2004, Dr. Keegan, Tim Harkness, Chief Financial Officer of Molecular Devices, Ms. Corkins and Mr. Powell met at Molecular Devices’ headquarters. At this meeting, the parties agreed there was mutual interest in exploring a business combination. At this meeting, the participants had further discussions regarding valuation and the other material terms and conditions relating to the proposed acquisition.

      On February 27, 2004, Molecular Devices signed a confidentiality agreement with Thomas Weisel Partners in order to receive certain financial information regarding Axon in connection with a potential business combination.

      On March 1, 2004, Molecular Devices sent Mr. Powell a proposed non-binding term sheet and a letter agreement under which Axon would agree to negotiate exclusively with Molecular Devices for a period of one month. Pursuant to the term sheet, Molecular Devices proposed to acquire Axon for US$140 million, with the consideration consisting of equal parts of cash and Molecular Devices common stock.

      On March 2, 2004, Thomas Weisel Partners contacted Mr. Harkness to request that a meeting be held between Axon management, Molecular Devices management and Thomas Weisel Partners. On March 3, 2004, Thomas Weisel Partners contacted Mr. Harkness on behalf of Axon to discuss the terms of the proposed transaction between Molecular Devices and Axon.

      On March 9, 2004, Dr. Keegan, Mr. Harkness and Ms. Corkins, of Molecular Devices, Dr. Finkel and Mr. Powell, of Axon, and three representatives of Thomas Weisel Partners met at the Menlo Park, California office of Latham & Watkins LLP, outside legal counsel to Axon. At the beginning of the meeting, Molecular Devices and Axon signed a mutual confidentiality agreement. Dr. Finkel and Dr. Keegan each gave presentations on their respective companies and their views on a combination between Molecular Devices and Axon. The parties discussed Molecular Devices’ offer price and the length of the exclusivity period. Later that evening, Cooley Godward LLP, outside legal counsel for Molecular Devices, sent Latham & Watkins an initial due diligence request list, a draft of an exclusivity letter, pursuant to which Axon would agree to negotiate exclusively with Molecular Devices regarding a potential transaction for a period of 14 calendar days, and the non-binding term sheet. That evening, Axon management and representatives of Thomas Weisel Partners and Latham & Watkins discussed the prospects of another bid for Axon as high as the bid made by Molecular Devices, and the length and terms of the exclusivity that Molecular Devices was requesting.

      In advance of a planned March 10, 2004 meeting of representatives of Molecular Devices and Axon, Dr. Finkel discussed separately with each member of the board of directors of Axon Molecular Devices’ request for exclusive negotiations for a fourteen-day period, the terms of the proposed acquisition of Axon, the progress of strategic discussions with other parties and Molecular Devices’ indication that it was only interested in pursuing a transaction with Axon if Axon agreed to a period of exclusive negotiations. Each board member concurred with management’s recommendation to enter into the exclusivity agreement with Molecular Devices.

      On March 10, 2004, Molecular Devices and Axon signed an exclusivity agreement between Molecular Devices and Axon providing for a fourteen-day period of exclusive negotiations between the parties. Dr. Keegan, Mr. Harkness and Jason Novi, Director, Finance of Molecular Devices, met with Dr. Finkel, Mr. Powell and Michael Catelani, Chief Financial Officer of Axon, to discuss operational matters related to the potential transaction. The parties then signed a revised mutual confidentiality agreement, and representatives of Molecular Devices, Cooley Godward, Molecular Devices’ accountants and Robert W. Baird & Co. Incorporated, Molecular Devices’ financial advisor, began their due diligence investigation of Axon. Representatives of Axon, Latham & Watkins, Axon’s accountants and Thomas Weisel Partners began their due diligence investigation of Molecular Devices as well.

      On March 11, 2004, Molecular Devices entered into an engagement letter with Baird, pursuant to which Baird was engaged to act as Molecular Devices’ financial advisor in connection with the proposed merger with Axon. On the evening of March 11, 2004, Cooley Godward distributed to Axon and its representatives a draft of the merger agreement for their review and consideration.

      On March 12, 2004, the board of directors of Axon held a special meeting via telephone during which Axon management and its advisors updated the board on strategic discussions that had occurred with third parties, including Molecular Devices. During the meeting, the board discussed the terms of Molecular Devices’ proposed acquisition of Axon, the exclusivity agreement executed on March 10, 2004 with Molecular Devices and the likelihood that a third party would propose a transaction that would provide for greater consideration than the transaction proposed by Molecular Devices. After the presentations, Axon’s board of directors authorized management to proceed with discussions with Molecular Devices regarding a potential strategic transaction and ratified the exclusivity agreement with Molecular Devices.

      From March 11 to March 20, 2004, representatives of each company, together with their respective financial and legal advisors, continued due diligence investigations and the exchange of due diligence materials. The due diligence investigations were conducted at a variety of locations and encompassed matters relating to finance, research and development, manufacturing and quality assurance, information technology, legal compliance, properties, human resources and sales and marketing of each company. Also during this period, Molecular Devices and Axon, and their respective legal advisors, negotiated the terms of the merger agreement and the ancillary agreements, including the voting agreement. The negotiations covered all aspects of the proposed transaction.

      On March 13, 2004, Dr. Keegan, Mr. Harkness, Ms. Corkins, Mr. Novi, Patricia Sharp, Vice President, Human Resources, and Robert Murray, Vice President, Operations of Molecular Devices, and Dr. Finkel, Mr. Powell and Mr. Catelani, and representatives from Thomas Weisel Partners and Baird met at Axon’s headquarters in Union City, California to discuss Axon’s business and tour Axon’s facility.

      From March 13 through March 20, 2004, Dr. Keegan, Mr. Harkness and Ms. Corkins, on behalf of Molecular Devices, and Dr. Finkel and Mr. Powell, on behalf of Axon, continued to discuss the principal terms of a potential business combination of Molecular Devices and Axon through a series of telephone calls and meetings.

      On March 15, 2004, Cooley Godward delivered to Latham & Watkins a draft voting agreement for their review.

      On March 15, 2004, the Axon board of directors held a special meeting at which it was briefed on the status of discussions between Molecular Devices and Axon. At the meeting:

•	representatives of Thomas Weisel Partners made a preliminary financial presentation setting forth Thomas Weisel Partners’ financial analyses relating to the possible transaction;

•	representatives of Latham & Watkins reviewed the terms of the merger agreement proposed by Molecular Devices and made a presentation to the board regarding its fiduciary duties while considering a possible strategic transaction with Molecular Devices; and

•	Axon management reviewed the status of the negotiations of the proposed transaction and Axon’s due diligence investigation.

      At the conclusion of the meeting, the Axon board of directors authorized Axon management to continue discussions with Molecular Devices regarding a possible transaction.

      On March 17, 2004, the board of directors of Molecular Devices held a special telephonic meeting in order to review the status of the discussions with Axon regarding the potential transaction. At the meeting, Dr. Keegan and Mr. Harkness delivered a presentation to the Molecular Devices board of directors that included information relating to the business of Axon, the merits and risks of entering into a business combination with Axon and the need to complete due diligence prior to reaching an agreement for the proposed combination of the two companies. Representatives of Baird and Cooley Godward also discussed with the Molecular Devices board of directors the proposed business combination with Axon. Following full discussion, the Molecular Devices board of directors directed management to proceed with discussions with Axon, and to perform further business, financial and legal due diligence.

      On March 18, 2004, Mr. Harkness and Ms. Corkins, on behalf of Molecular Devices, and Dr. Finkel and Mr. Powell, on behalf of Axon, agreed, subject to the approval of their respective boards of directors, on an approach for determining the exchange ratios relating to the exchange of Axon common stock for the shares of Molecular Devices common stock to be issued in connection with the proposed first merger.

      On March 20, 2004, the board of directors of Molecular Devices met and received a presentation by Baird concerning its fairness opinion and related analyses. Baird orally delivered its opinion that the merger consideration payable by Molecular Devices was fair from a financial point of view to Molecular Devices, which opinion was subsequently confirmed in writing. The board of directors of Molecular Devices voted unanimously to approve the merger agreement and the mergers.

      On March 20, 2004, the Axon board of directors held a special meeting to consider the proposed transaction and the approval of the merger agreement, the voting agreements and the transactions contemplated by these agreements. Prior to the meeting, Axon directors were provided with a copy of the merger agreement, voting agreements and other materials regarding the possible transaction. At the meeting:

•	Dr. Finkel discussed the terms of the proposed transaction with Molecular Devices, the strategic rationale of the transaction and strategic alternatives to the transaction;

•	representatives of Thomas Weisel Partners made a financial presentation to the board and orally delivered the opinion of Thomas Weisel Partners that the proposed transaction was fair from a financial point of view, which opinion was subsequently delivered in writing; and

•	representatives of Latham & Watkins reviewed the terms of the final drafts of the merger agreement and the voting agreements, advised the board of its fiduciary obligations when considering a business combination with Molecular Devices and informed the board of potential conflicts of interests of management and directors in the transaction.

      Following lengthy discussions, at the conclusion of the meeting, the Axon board of directors unanimously approved the merger agreement, the voting agreements and the transaction contemplated by those documents and resolved to recommend that the Axon shareholders vote to approve the merger agreement and the principal terms of the first merger.

      On the evening of March 20, 2004, the merger agreement was executed and delivered by Axon and Molecular Devices and the voting agreements were executed and delivered by Molecular Devices and Mr. Powell and Dr. Finkel.

      On March 21, 2004, Molecular Devices issued a press release announcing the execution of the merger agreement.

      On March 22, 2004, Axon issued a press release announcing the execution of the merger agreement. In addition, Drs. Keegan and Finkel, and Messrs. Harkness and Powell hosted a joint press conference on March 22, 2004 to discuss the transaction in more detail and accept questions from the press and representatives of the financial community.

      On May 21, 2004, the parties amended the terms of the merger agreement to provide that, in lieu of being cancelled and exchanged for Molecular Devices common stock as originally provided in the merger agreement, each entitlement option outstanding at the effective time of the first merger will be assumed by Molecular Devices, and also to provide that holders of such options may choose to surrender their options for cancellation and exchange prior to the special meeting of Axon shareholders.

Molecular Devices’ Reasons for the Mergers

      Molecular Devices’ board of directors has determined that the terms of the mergers and the merger agreement are fair to, and in the best interests of, Molecular Devices and its stockholders. Molecular Devices’ board of directors consulted with senior management, as well as its legal counsel, independent auditors and financial advisors in reaching its decision to approve the merger agreement. Molecular Devices’ board of directors considered a number of factors in its deliberations, including the following:

•	the competitive advantage of offering a more comprehensive product line, including Axon’s portfolio of instrumentation and related software for genomic and cell-based analysis for drug discovery and academic research;

•	the opportunity to leverage Axon’s research and development and engineering capabilities to facilitate faster product introduction and additional development of product features;

•	the opportunity to realize cost savings by consolidating certain general and administrative functions and eliminating redundant expenses;

•	the opportunity to realize other cost savings by consolidating certain research and development programs and eliminating redundant expenses;

•	the opportunity to increase sales of Axon products through Molecular Devices’ larger direct sales force;

•	the benefits of becoming a larger organization with access to greater financial resources, enhanced research and development capabilities and expanded sales and distribution channels;

•	information regarding historical market prices and other information with respect to the Molecular Devices common stock and the Axon common stock, and the financial performance and condition, assets, liabilities, business operations and prospects of each of Molecular Devices and Axon;

•	the prices paid in comparable transactions involving similar companies, as well as the trading performance for comparable companies;

•	beliefs shared by senior management of both companies that the prospects of the combined entity were more favorable than the prospects of the companies as separate entities;

•	the financial terms of the mergers, including the merger consideration to be paid;

•	the evaluation of Molecular Devices’ management, financial advisors and legal advisors relating to the due diligence review that was conducted regarding Axon’s business;

•	the opinion and the accompanying presentation of Robert W. Baird & Co. Incorporated to the effect that, as of March 20, 2004, and based upon and subject to the various assumptions and limitations described in its opinion, the merger consideration payable by Molecular Devices in the mergers was fair, from a financial point of view, to Molecular Devices; and

•	the interests of the officers and directors of Molecular Devices and Axon in the merger, including the matters described under “The Mergers — Interests of Directors, Officers and Affiliates” on page 59 and the impact of the mergers on Molecular Devices’ stockholders, customers and employees.

      The Molecular Devices board of directors also considered potential negative factors relating to the mergers, including:

•	the potential dilutive effect on Molecular Devices common stock price if revenue and earnings expectations for Axon are not met;

•	the risk that the benefits sought to be achieved by the mergers will not be realized;

•	the risk that the mergers may not be completed in a timely manner, if at all;

•	the potential loss of key Molecular Devices and Axon employees critical to the ongoing success of Molecular Devices’ and Axon’s businesses and to the successful integration of the two companies;

•	the possibility of cultural conflicts;

•	difficulties associated with integration of each company’s products and technologies;

•	the risk that Molecular Devices will be unable to recruit employees critical to the ongoing success of the combined company’s operations after the mergers; and

•	the other risks and uncertainties discussed above under “Risk Factors” beginning on page 14.

      The foregoing discussion of the items that the Molecular Devices board considered is not intended to be exhaustive, but includes all material items that the Molecular Devices board considered. In view of the complexity and wide variety of factors, both positive and negative, that the Molecular Devices board considered, the Molecular Devices board did not find it practical to quantify, rank or otherwise weight the factors considered. In considering the various factors, individual members of the Molecular Devices board considered all of these factors as a whole and concluded that, on balance, the benefits of the mergers to Molecular Devices and its stockholders outweighed the negative risks.

Recommendation of Molecular Devices’ Board of Directors

      After careful consideration, the Molecular Devices board of directors unanimously determined that the proposed mergers are fair to, and in the best interests of, Molecular Devices and its stockholders. The Molecular Devices board of directors unanimously recommends that Molecular Devices stockholders vote FOR the issuance of Molecular Devices common stock in the first merger.

      In considering the recommendation of Molecular Devices’ board of directors with respect to the first merger, Molecular Devices stockholders should be aware that certain directors and officers of Molecular Devices have interests in the mergers that are different from, or are in addition to, the interests of Molecular Devices stockholders generally. See “The Mergers — Interests of Directors, Officers and Affiliates” on page 59.

Opinion of Molecular Devices’ Financial Advisor

      The board of directors of Molecular Devices retained Robert W. Baird & Co. Incorporated to render an opinion as to the fairness, from a financial point of view, to Molecular Devices of the merger consideration payable by Molecular Devices in the mergers. On March 20, 2004, Baird rendered its oral opinion (which was subsequently confirmed in writing) to the board of directors of Molecular Devices to the effect that, as of such date, the merger consideration payable by Molecular Devices in the mergers was fair, from a financial point of view, to Molecular Devices.

      Baird only considered the fairness of the merger consideration payable by Molecular Devices in the mergers, from a financial point of view, to Molecular Devices on an aggregate basis. Baird was not requested to analyze, and did not analyze, the fairness, from a financial point of view, of the cash and common stock components of the merger consideration separately.

      The full text of Baird’s written opinion, dated March 20, 2004, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex B to this joint proxy statement/ prospectus and is incorporated herein by reference. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to Molecular Devices of the merger consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the mergers. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this joint proxy statement/ prospectus. Stockholders of Molecular Devices are urged to read the opinion carefully in its entirety. Baird’s opinion does not reflect any developments that may have occurred after the date of the opinion and prior to the completion of the mergers.

      In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors as it deemed relevant under the circumstances. In that connection, Baird, among other things:

•	reviewed certain internal information, primarily financial in nature, including financial forecasts, concerning the business and operations of Molecular Devices and Axon, including contemplated strategic, operating and cost benefits associated with the mergers, furnished to Baird for purposes of its analysis;

•	reviewed publicly available information including, but not limited to, Molecular Devices’ recent filings with the SEC, Axon’s recent filings with the Australian Securities & Investments Commission, and equity analyst research reports covering Molecular Devices prepared by various investment banking firms, including Baird;

•	reviewed the merger agreement;

•	compared the financial position and operating results of Molecular Devices and Axon with those of other publicly traded companies it deemed relevant and considered the market trading multiples of such companies;

•	compared the historical market prices and trading activity of Molecular Devices’ and Axon’s common stock with those of other publicly traded companies it deemed relevant;

•	compared the proposed financial terms of the mergers with the financial terms of other business combinations it deemed relevant;

•	considered the present values of Axon’s forecasted cash flows, including the cash flows associated with the estimated net cost savings associated with the mergers; and

•	reviewed certain potential pro forma financial effects of the mergers on Molecular Devices.

      Baird held discussions with members of Molecular Devices’ and Axon’s respective senior managements concerning Molecular Devices’ and Axon’s historical and current financial condition and operating results, as well as the future prospects of Molecular Devices and Axon, respectively. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of its opinion.

      In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to it by or on behalf of Molecular Devices and Axon. Baird was not engaged to independently verify any such information, and Baird assumed that neither Molecular Devices nor Axon was aware of any information prepared by it or its advisors that might be material to Baird’s opinion that was not provided to Baird. Baird assumed that:

•	all material assets and liabilities (contingent or otherwise, known or unknown) of Molecular Devices and Axon were as set forth in their respective financial statements;

•	the financial statements of Molecular Devices and Axon provided to it presented fairly the results of operations, cash flows and financial condition of Molecular Devices and Axon, respectively, for the periods indicated and were prepared in conformity with generally accepted accounting principles in the United States consistently applied;

•	the financial forecasts for Molecular Devices and Axon were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Molecular Devices’ senior management as to the future performance of Molecular Devices and Axon, and Baird relied upon such financial forecasts in the preparation of its opinion;

•	the strategic, operating and cost benefits currently contemplated by Molecular Devices’ management will be realized;

•	the mergers will be consummated in accordance with the terms of the merger agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder;

•	in all respects material to its analysis, the representations and warranties contained in the merger agreement are true and correct and each party will perform all of the covenants and agreements required to be performed by it under such merger agreement;

•	all material corporate, governmental, regulatory or other consents and approvals required to consummate the mergers have been or will be obtained; and

•	the mergers will be treated as a tax-free reorganization for federal income tax purposes.

      In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Molecular Devices or Axon nor did Baird make a physical inspection of the properties or facilities of Molecular Devices or Axon. In each case, Baird made the assumptions above with the consent of the board of directors of Molecular Devices.

      Baird’s opinion is necessarily based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and its opinion does not predict or take into account any changes which may occur, or information which may become available, after the date of its opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Molecular Devices’ or Axon’s securities (including Molecular Devices’ common stock and Axon’s common stock) will trade following the date of its opinion.

      Baird’s opinion does not address the relative merits of the mergers, the merger agreement or any other agreements or other matters provided for or contemplated by the merger agreement, any other transactions that may be or might have been available as an alternative to the mergers, or the mergers compared to any other potential alternative transactions or business strategies considered by Molecular Devices’ board of directors. Baird’s opinion does not constitute a recommendation to any stockholder of Molecular Devices or Axon (including, without limitation, those who are residents of Australia) as to how any such stockholder should vote with respect to the mergers.

      The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of such opinion attached as Annex B to this joint proxy statement/ prospectus and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. The tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market data as it existed on or before March 19, 2004, and is not necessarily indicative of current market conditions.

      Implied Valuation and Transaction Multiples. Based on the cash consideration of US$70.0 million, stock consideration of 3,759,500 shares of Molecular Devices common stock and the estimated proceeds from the exercise of in-the-money Axon stock options, Baird calculated the “equity purchase price” of Axon to be US$136.1 million. In addition, Baird calculated the implied “enterprise purchase price” (defined as the equity purchase price plus the book value of Axon’s total debt, less cash, cash equivalents and marketable securities) to be US$107.4 million. Baird calculated multiples of the implied enterprise purchase price to Axon’s latest twelve months (LTM) ended December 31, 2003, estimated 2004 and projected 2005 revenues; earnings before interest, taxes, depreciation and amortization (EBITDA); and earnings before interest and taxes (EBIT), as provided by, in the case of LTM data, the senior management of Axon; and, in the case of estimated 2004 and projected 2005 data, the senior management of Molecular Devices. Baird also calculated the multiples of the equity purchase price to Axon’s LTM, estimated 2004 and projected 2005 net income (price/ earnings) and the ratios of such price/earnings multiples to Axon’s estimated long-term net income growth rate, based on financial data provided by, in the case of LTM data, the senior management of Axon; and, in the case of estimated 2004 and projected 2005 data, the senior management of Molecular Devices. These transaction multiples are summarized in the table below.

Implied Transaction Multiples

	Multiples Based on the Year Ended
	December 31,

	2003 Actual		Estimated		Projected
	(LTM)		2004		2005

Revenue	3.2	x	2.6	x	2.0	x
EBITDA	63.8		32.5		11.9
EBIT	137.7		45.4		13.7
Price/Earnings	126.7		78.0		25.6
Price/Earnings-to-Growth Rate	2.0		1.2		0.4

      Axon Selected Publicly Traded Company Analysis. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of March 19, 2004 for certain publicly traded companies that it deemed relevant. The group of selected publicly traded companies reviewed is listed below:

• Affymetrix, Inc.	• Dionex Corporation
• Applied Biosystems Group	• Harvard Bioscience, Inc.
• Biacore International AB	• Luminex Corporation
• Bruker BioSciences Corporation	• Molecular Devices Corporation
• Caliper Life Sciences, Inc.	• Waters Corporation

      Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Axon operates. Baird noted that none of the companies reviewed is identical to Axon and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

      For each company, Baird calculated the equity value (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants) as of March 19, 2004. In addition, Baird calculated the enterprise value (defined as the equity value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s enterprise value to its LTM, estimated 2004 and projected 2005 revenues, EBITDA and EBIT. Baird also calculated multiples of each company’s price per share to its LTM, estimated 2004 and projected 2005 diluted earnings per share (price/ earnings) and the ratios of such price/ earnings multiples to each company’s estimated long-term earnings per share growth rate. Historical financial and market data for the selected companies was based on information publicly available as of March 19, 2004, and estimated and projected financial data for the selected companies was based on publicly available equity analyst research reports. Baird then compared the transaction multiples implied in the mergers with the corresponding trading multiples for the selected companies. A summary of the implied multiples is provided in the table below.

Summary Selected Publicly Traded Company Multiples

			Selected Publicly Traded Company
	Axon		Multiples
	Transaction
Multiples	Multiples		Low		Median		Mean		High

LTM Revenue	3.2	x	1.4	x	3.0	x	3.9	x	8.2	x
LTM EBITDA	63.8		10.8		18.7		19.2		37.9
LTM EBIT	137.7		15.0		21.5		29.5		76.3
LTM Price/ Earnings	126.7		20.5		32.2		41.1		86.3

2004E Revenue	2.6	x	1.3	x	2.8	x	3.3	x	5.8	x
2004E EBITDA	32.5		10.6		15.5		16.3		27.4
2004E EBIT	45.4		13.8		18.5		25.8		47.4
2004E Price/Earnings	78.0		22.4		28.2		32.8		59.7
2004E Price/Earnings-to-Growth Rate	1.2		0.9		1.4		1.5		2.5

2005P Revenue	2.0	x	1.1	x	2.2	x	2.7	x	5.1	x
2005P EBITDA	11.9		9.7		12.7		14.0		21.0
2005P EBIT	13.7		12.7		16.5		19.0		30.5
2005P Price/Earnings	25.6		19.9		24.2		28.0		40.5
2005P Price/Earnings-to-Growth Rate	0.4		0.7		1.0		1.2		2.2

      In addition, Baird calculated the implied enterprise values of Axon based on the trading multiples of the selected public companies and compared such values to the enterprise purchase price implied in the mergers. The implied enterprise values, based on the multiples that Baird deemed relevant, are summarized in the table below. Baird noted that these implied values did not include the value of the estimated net cost savings associated with the mergers discussed below.

Summary Implied Valuations

	Implied Enterprise Value

Valuation Multiple	Low		Median		Mean		High

	(In millions)
LTM Revenue	US$	48.3	US$	101.2	US$	130.2	US$	274.0
2004E Revenue		53.8		117.2		139.5		244.7
2005P Revenue		60.0		116.6		140.8		266.9
2005P EBITDA		87.6		114.3		126.2		188.6
2005P EBIT		99.8		129.0		149.3		239.2
2005P Price/Earnings		76.8		99.7		119.7		186.3
2005P Price/Earnings-to-Growth Rate		205.9		319.1		373.3		721.0

      Baird compared the implied enterprise values in the table above with the US$107.4 million enterprise purchase price implied in the mergers in concluding that the merger consideration was fair to Molecular Devices from a financial point of view.

      Axon Selected Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that it deemed relevant. The group of selected acquisition transactions is listed below:

Target	Acquiror

• Amersham PLC	• General Electric Company
• Biotage LLC	• Pyrosequencing AB
• Zymark Corporation	• Caliper Technologies Corporation
• Packard Bioscience Company	• PerkinElmer, Inc.
• Kendro Laboratory Products	• SPX Corporation
• Aurora Biosciences Corporation	• Vertex Pharmaceuticals, Inc.
• GSI Lumonics — Life Sciences	• Packard Bioscience Company
• LJL Biosystems, Inc.	• Molecular Devices Corporation

      Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving target companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Axon operates. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the mergers or Axon, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions.

      For each transaction, Baird calculated the implied equity purchase price (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied enterprise purchase price (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each target company’s implied enterprise purchase price to its LTM revenues, EBITDA and EBIT based on financial information publicly available as of each respective transaction announcement date. Baird then compared the transaction multiples implied in the mergers with the corresponding acquisition transaction multiples for the selected acquisition transactions. A summary of the implied multiples is provided in the table below.

Summary Selected Acquisition Multiples

	Axon LTM		Selected Transaction Multiples
	Transaction
Multiples	Multiples		Low		Median		Mean		High

Revenue	3.2	x	1.3	x	3.5	x	3.9	x	8.0	x
EBITDA	63.8		14.6		20.6		36.9		91.8
EBIT	137.7		20.8		35.1		49.9		108.7

      In addition, Baird calculated the implied enterprise values for Axon based on the acquisition transaction multiples for the selected acquisition transactions and compared such enterprise values to the enterprise purchase price implied in the mergers. The implied enterprise values, based on the multiples that Baird deemed relevant, are summarized in the table below.

Summary Implied Valuations

	Implied Enterprise Value

Valuation Multiple	Low		Median		Mean		High

	(In millions)
LTM Revenue	US$	43.8	US$	117.5	US$	130.4	US$	268.5

      Baird compared the implied enterprise values in the table above with the US$107.4 million enterprise purchase price implied in the mergers in concluding that the merger consideration was fair to Molecular Devices from a financial point of view.

      Axon Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing Axon’s projected unlevered free cash flows (defined as net income excluding after-tax net interest expense, plus depreciation and amortization, less capital expenditures and increases in net working capital) for the projected period from 2004 to 2008, as provided by Molecular Devices’ senior management. In such analysis, Baird calculated the present values of the projected unlevered free cash flows from 2004 to 2008 by discounting such amounts to June 30, 2004 at annual rates ranging from 19.0% to 25.0%. Baird calculated the present values of the projected free cash flows beyond 2008 by assuming terminal values ranging from 2.0x to 3.0x year 2008 revenue and discounting the resulting terminal values to June 30, 2004 at annual rates ranging from 19.0% to 25.0%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values produced implied enterprise values ranging from US$74.2 million to US$132.8 million. Baird noted that these implied values did not include the value of the estimated net cost savings associated with the mergers discussed below. Baird compared these implied enterprise values with the US$107.4 million enterprise purchase price implied in the mergers in concluding that the merger consideration was fair to Molecular Devices from a financial point of view.

      Net Cost Savings. Baird performed an analysis of the expected net cost savings associated with the mergers, as provided by Molecular Devices’ senior management. In such analysis, Baird calculated the present values of the expected net cost savings for the projected period from 2004 to 2008 by discounting such amounts to June 30, 2004 at annual rates ranging from 19.0% to 25.0%. Baird calculated the present values of the expected net cost savings beyond 2008 by assuming terminal values based on net cost savings growth rates ranging from 0.0% to 2.0% and discounting the resulting terminal values at annual rates ranging from 19.0% to 25.0%. The summation of the present values of the expected net cost savings and the present values of the terminal values produced implied values of the expected net cost savings ranging from US$8.4 million to US$13.0 million.

      Molecular Devices Selected Publicly Traded Company Analysis. In order to assess the relative public market valuation of Molecular Devices’ common stock to be used as consideration in the mergers, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of March 19, 2004 for certain publicly traded companies that it deemed relevant. The group of selected publicly traded companies reviewed is listed below.

• Affymetrix, Inc.	• Harvard Bioscience, Inc.
• Applied Biosystems Group	• Luminex Corporation
• Biacore International AB	• PerkinElmer, Inc.
• Bruker BioSciences Corporation	• Thermo Electron Corporation
• Caliper Life Sciences, Inc.	• Waters Corporation
• Dionex Corporation

      Baird chose these companies based on a review of publicly traded companies that possessed general business, operating and financial characteristics representative of companies in the industry in which Molecular Devices operates. Baird noted that none of the companies reviewed is identical to Molecular Devices and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies.

      For each company, Baird calculated the equity value (defined as the market price per share of each company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including net shares issuable upon the exercise of stock options and warrants) as of March 19, 2004. In addition, Baird calculated the enterprise value (defined as the equity value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s enterprise value to its LTM, estimated 2004 and projected 2005 revenues, EBITDA and EBIT. Baird also calculated multiples of each company’s price per share to its LTM, estimated 2004 and projected 2005 diluted earnings per share (price/earnings). Historical financial and market data for the selected companies, including Molecular Devices, was based on information publicly available as of March 19, 2004, and estimated and projected financial data for the selected companies, including Molecular Devices, was based on publicly available equity analyst research reports. Baird then compared the trading multiples for Molecular Devices with the corresponding trading multiples for the selected companies. A summary of the implied multiples is provided in the table below.

Summary Selected Publicly Traded Company Multiples

			Selected Publicly Traded
	Molecular		Company Multiples
	Devices
Multiples	Multiples		Low		Median		Mean		High

LTM Revenue	1.9	x	1.4	x	2.7	x	3.7	x	8.2	x
LTM EBITDA	13.8		10.6		14.3		15.7		27.4
LTM EBIT	21.5		10.8		17.9		18.8		37.9
LTM Price/ Earnings	37.9		20.5		29.9		40.3		86.3

2004E Revenue	1.7	x	1.3	x	2.4	x	3.2	x	5.8	x
2004E EBITDA	11.5		10.6		14.3		15.7		27.4
2004E EBIT	15.1		13.8		18.5		25.9		47.4
2004E Price/ Earnings	28.7		21.5		24.2		31.0		59.7

2005P Revenue	1.5	x	1.1	x	1.9	x	2.6	x	5.1	x
2005P EBITDA	9.9		8.5		11.2		13.2		21.0
2005P EBIT	12.7		13.5		16.5		19.2		30.5
2005P Price/ Earnings	24.2		18.7		21.3		26.1		40.5

      Pro Forma Merger Analysis. Baird prepared an analysis of the pro forma financial impact of the mergers on Molecular Devices. In conducting its analysis, Baird relied upon several assumptions, including financial projections for Molecular Devices derived from publicly available equity analyst research reports and financial projections for Axon prepared by Molecular Devices’ senior management. Baird compared the estimated earnings per share of Molecular Devices’ common stock, on a stand-alone basis, to the pro forma earnings per share of the combined company following the mergers. This analysis, which assumed certain cost savings associated with the mergers (exclusive of transaction-related expenses), indicated that the mergers would be essentially neutral to Molecular Devices’ estimated earnings per share in fiscal year 2004 and would be significantly accretive to Molecular Devices’ estimated earnings per share in fiscal year 2005. The results of this pro forma merger analysis are not necessarily indicative of future operating results or financial position.

      The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentation to the board of directors of Molecular Devices. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

      As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Pursuant to an engagement letter between Baird and Molecular Devices, Molecular Devices agreed to pay Baird a customary fee in connection with, and payable upon delivery of its opinion. This fee is not contingent upon consummation of the mergers. In addition, Molecular Devices has agreed to indemnify Baird against certain liabilities that may arise out of its engagement, including liabilities under the federal securities laws. Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Molecular Devices or Axon for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird may also prepare equity analyst research reports from time to time regarding Molecular Devices.

Axon’s Reasons for the First Merger

      In making its determination to approve the merger agreement and the principal terms of the first merger and to recommend approval of the merger agreement and the principal terms of the first merger by Axon shareholders, the Axon board of directors consulted with Axon management, as well as its financial and legal advisors. As discussed in greater detail below, these consultations included discussions regarding Axon’s strategic business plan, the historical prices for Axon common stock and Molecular Devices common stock, Axon’s past and current business operations and financial condition, Axon’s future prospects, the strategic rationale of the potential merger with Molecular Devices, and the terms and conditions of the merger agreement and other transaction related agreements.

      In unanimously approving the merger agreement and the principal terms of the first merger, the Axon board of directors considered a number of positive factors, including the following:

•	the current and historical market prices of Axon common stock relative to the per share merger consideration, including the fact that the merger consideration per share represented a premium of approximately 39% on March 19, 2004, taking into consideration the currency exchange rate on March 19, 2004, over the closing price of Axon common stock on March 19, 2004, the last trading day before the merger agreement was publicly announced;

•	the view of Axon management that the trading value for Axon common stock was not likely to exceed the amount represented by the per share merger consideration in the foreseeable future if Axon remained independent;

•	the opinion of Thomas Weisel Partners LLC delivered on March 20, 2004 to the Axon board of directors stating that, as of March 20, 2004, based upon and subject to the matters set forth in its opinion, the consideration to be received by holders of Axon common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders;

•	the belief that a business combination with Molecular Devices presents improved business prospects, as compared to Axon remaining independent;

•	the potential to accelerate development of Axon’s products in the future and to offer its customers more complete end-to-end solutions by leveraging Molecular Devices’ technology, expertise and resources;

•	the ability to expand Axon’s sales and marketing infrastructure by leveraging Molecular Devices’ extensive sales and marketing resources;

•	the potential for improved trading liquidity for Axon shareholders;

•	the ability to expand Axon’s customer base;

•	the complementary nature of Axon’s and Molecular Devices’ product offerings across a range of products;

•	the fact that the principal terms of the first merger would be subject to the approval of Axon shareholders and that if a superior offer were to be made prior to the completion of the first merger, Axon shareholders would be free not to approve the transaction with Molecular Devices; and

•	the view of the Axon board of directors, after receiving advice of management and after consultation with Axon’s legal counsel, that the regulatory approvals necessary to complete the mergers are likely to be obtained.

      In the course of its deliberations, the Axon board of directors also considered additional factors relevant to the transaction, including:

•	Axon’s business, assets, management, competitive position, operating performance, trading performance and prospects, including Axon’s prospects if Axon were to continue as an independent company;

•	Molecular Devices’ business, financial conditions, results of operations, assets, management, competitive position, operating performance, trading performance and prospects;

•	Molecular Devices’ financial condition after the transaction, including its market capitalization, revenues, profits and earnings per share;

•	current industry, market and economic conditions;

•	the possibility of strategic alternatives to the mergers for enhancing long-term shareholder value, including soliciting offers from other companies;

•	information concerning the recent and historical stock price performance of Axon common stock and Molecular Devices common stock;

•	the terms and conditions of the merger agreement, including the no solicitation, termination and closing conditions provisions;

•	the impact of the mergers on Axon’s customers, suppliers and employees;

•	the likelihood the mergers would be completed; and

•	Dr. Finkel and Mr. Powell, who collectively owned approximately 29% of the outstanding shares of Axon common stock as of March 19, 2004, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the first merger.

      In its review of the proposed mergers, the Axon board of directors identified and considered a number of potentially negative factors or risks, including:

•	the risks described under the section entitled “Risk Factors”;

•	that, while the mergers are expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the mergers, such as obtaining necessary regulatory approvals, will be satisfied, and as a result, it is possible that the mergers may not be completed even if approved by Axon shareholders (see “The Merger Agreement — Conditions to the Completion of the Mergers”);

•	the risk that if the market price of Molecular Devices common stock declines, as a result of the fixed nature of the exchange ratio for the stock portion of the merger consideration, the value of the merger consideration to be received by the Axon shareholders at the time of the closing of the first merger would decline;

•	under the terms of the merger agreement, Axon cannot solicit other acquisition proposals or terminate the merger agreement in favor an acquisition proposal that is superior to the Molecular Devices transaction, and Axon must pay to Molecular Devices a termination fee under certain circumstances, which may deter others from proposing an alternative transaction that may be more advantageous to Axon shareholders;

•	that, if the first merger does not close, Axon will have incurred significant expenses and its employees will have expended extensive efforts to attempt to complete the transaction and will have experienced significant distractions from their work during the pendency of the transaction, and as a result, Axon may experience adverse effects on its operating results, its ability to attract or retain employees and its competitive position in its markets; and

•	the risk that the benefits anticipated in connection with the mergers might not be fully realized.

      In addition to the factors considered that are described above, in coming to its determination, the Axon board of directors was aware of the interests that some executive officers and directors of Axon may have with respect to the mergers in addition to their interests as shareholders of Axon generally. See “The Mergers — Interests of Directors, Officers and Affiliates” on page 59.

      The above discussion of the factors considered by the Axon board of directors in making its decision is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Axon board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The Axon board of directors conducted an overall analysis of the factors described above, and overall considered the factors to be favorable to and to support its determination. In considering the factors described above, individual members of the Axon board of directors may have given different weight to different factors. However, Axon’s board of directors concluded that the potential benefits of the mergers outweighed the potential negative factors and that, overall, the proposed mergers had greater potential benefits for Axon’s shareholders than other strategic alternatives.

Recommendation of the Axon Board of Directors

      After careful consideration, the Axon board of directors unanimously determined that the terms of the merger agreement and the principal terms of the first merger are advisable, and fair to, and in the best interest of, Axon and its shareholders and has unanimously approved the merger agreement and the principal terms of the first merger. The Axon board of directors unanimously recommends that Axon shareholders vote “FOR” the approval of the merger agreement and the principal terms of the first merger.

Opinion of Axon’s Financial Advisor

      The board of directors of Axon engaged Thomas Weisel Partners to act as its financial advisor and to render a fairness opinion in connection with the proposed transaction involving the acquisition of Axon by Molecular Devices. Thomas Weisel Partners is a nationally recognized merchant bank specializing in advising and investing in companies participating in growth sections of the economy including: healthcare, technology, consumer, business services and telecommunication. Axon selected Thomas Weisel Partners based on Thomas Weisel Partners’ experience, expertise and reputation, familiarity and understanding of the life science industry. On March 20, 2004, Thomas Weisel Partners delivered to the Axon board of directors its oral opinion (which was subsequently confirmed in writing) that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in Thomas Weisel Partners’ written opinion, the consideration to be paid to shareholders of Axon pursuant to the merger agreement was fair, from a financial point of view, to Axon.

      Axon determined the consideration to be paid to the shareholders of Axon through negotiations with Molecular Devices. Axon did not impose any limitations on Thomas Weisel Partners with respect to the investigations made or procedures followed in rendering its opinion.

      The full text of Thomas Weisel Partners’ written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Thomas Weisel Partners in delivering its opinion, is attached as Annex C to this joint proxy statement/ prospectus. Axon shareholders and CUFS holders should read this opinion carefully and in its entirety. The following description of the Thomas Weisel Partners’ opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

      Thomas Weisel Partners directed its opinion to the Axon board of directors. The opinion does not constitute a recommendation to the shareholders and CUFS holders of Axon as to how they should vote with respect to the first merger or any other matter. The opinion addresses only the financial fairness of the consideration to be paid by Axon in the first merger. It does not address the relative merits of the transaction or any alternatives to the transaction. Further, it does not address the business decision of the Axon board of directors to proceed with or consummate the transaction.

      In connection with its opinion, Thomas Weisel Partners, among other things:

•	reviewed certain publicly available financial and other data with respect to Axon and Molecular Devices, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Axon and Molecular Devices made available to Thomas Weisel Partners from published sources and from the internal records of Axon and Molecular Devices;

•	reviewed the financial terms and conditions of the merger agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, Axon Common Stock and Molecular Devices Common Stock;

•	compared Axon and Molecular Devices from a financial point of view with certain other companies in the life science industry which Thomas Weisel Partners deemed to be relevant;

•	considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the life science industry which Thomas Weisel Partners deemed to be comparable, in whole or in part, to the first merger;

•	reviewed and discussed with representatives of the management of Axon and Molecular Devices certain information of a business and financial nature regarding Axon and Molecular Devices, furnished to Thomas Weisel Partners by Axon and Molecular Devices, respectively, including financial forecasts and related assumptions of Axon and Molecular Devices;

•	made inquiries regarding and discussed the first merger and the merger agreement and other matters related thereto with Axon’s counsel; and

•	performed such other analyses and examinations as Thomas Weisel Partners deemed appropriate.

      In connection with its review, Thomas Weisel Partners did not assume any responsibility for independent verification of the foregoing information and, with Axon consent, relied on that information being accurate and complete in all material respects. Thomas Weisel Partners also made the following assumptions, in each case with the consent of Axon:

•	with respect to the financial forecasts of Axon and Molecular Devices provided by their respective management, Thomas Weisel Partners assumed for purposes of its opinion that the forecasts:

—	had been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Axon and Molecular Devices; and

—	provided a reasonable basis upon which Thomas Weisel Partners could form its opinion;

•	that there have been no material changes in Axon’s or Molecular Devices’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Thomas Weisel Partners; and

•	that the first merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and all other applicable federal, state and foreign statutes, rules and regulations, including those of the Australian Stock Exchange.

      In addition, for the purposes of its opinion:

•	Thomas Weisel Partners did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Axon or Molecular Devices, nor was Thomas Weisel Partners furnished with any such evaluation or appraisal;

•	Thomas Weisel Partners relied on advice of counsel and independent accountants to Axon as to all legal and financial reporting matters with respect to Axon, the first merger and the merger agreement; and

•	Thomas Weisel Partners’ opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It was understood that, although subsequent developments may affect its opinion, Thomas Weisel Partners does not have any obligation to update, revise or reaffirm its opinion.

      The following represents a brief summary of the material financial analyses performed by Thomas Weisel Partners in connection with providing its opinion to the Axon board of directors. Some of the summaries of financial analyses performed by Thomas Weisel Partners include information presented in tabular format. In order to fully understand the financial analyses performed by Thomas Weisel Partners, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Thomas Weisel Partners.

      Public Comparable Companies Analysis. Based on public and other available information, Thomas Weisel Partners calculated (i) the multiples of enterprise value, which Thomas Weisel Partners defined as market capitalization plus debt less cash and cash equivalents, to calendar year 2003 actual and 2004 estimated revenues for twelve companies in the life science industry and (ii) the multiples of equity value per share to calendar year 2004 estimated earnings per share for the same selected twelve companies in the life science industry. In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street analysts’ reports and forecasts and other third party sources. Thomas Weisel Partners believes that the twelve selected companies listed below have operations similar to some of the operations of Axon, but noted that none of these companies have the same management, composition, size or combination of businesses as Axon:

•	Affymetrix, Inc.;

•	Applera Corporation — Applied Biosystems Group;

•	Bruker Biosciences Corporation;

•	Caliper Life Sciences, Inc.;

•	Ciphergen Biosystems, Inc.;

•	Harvard Bioscience, Inc.;

•	Mettler-Toledo International, Inc.;

•	Molecular Devices Corporation;

•	PerkinElmer, Inc.;

•	Thermo Electron Corporation;

•	Varian, Inc.; and

•	Waters Corporation.

      The following tables set forth the relevant public market multiples indicated by this analysis for the twelve selected companies:

Range of
Enterprise Value to:	Multiples	Mean	Median

Actual 2003 Revenues	2.0x-3.5x	2.5x	2.0x
Estimated 2004 Revenues	1.5x-3.0x	2.1x	1.8x

Range of
Equity Value per Share to:	Multiples	Mean	Median

Estimated 2004 Earnings per Share	20.0x-30.0x	33.9x	27.6x

      While the comparable company analysis compared Axon to twelve companies in the life science industry, Thomas Weisel Partners did not include every company that could be deemed to be a participant in this same industry, or in any specific sectors of this industry.

      Thomas Weisel Partners noted that the equity value of the consideration to be received by shareholders of Axon in connection with the transaction, which Thomas Weisel Partners valued at $140 million, implied a ratio of Axon’s enterprise value to (i) calendar year 2003 actual revenues of 3.5x and (ii) calendar year 2004 estimated revenues of 2.6x. Thomas Weisel Partners further noted that the per share equity value of the consideration to be received by shareholders of Axon in connection with the transaction, implied a ratio of Axon’s equity value per share to calendar year 2004 estimated earnings per share of 48.2x.

      Comparable Transactions Analysis. Based on public and other available information, Thomas Weisel Partners calculated the multiples of enterprise value to (i) last 12 months (LTM) revenues and net income and (ii) next 12 months (NTM) net income in the following 22 comparable acquisitions of life science companies that were announced between January 10, 2000 to March 17, 2004:

Announcement Date	Name of Acquiror	Name of Target

March 17, 2003	Fisher Scientific International	Apogent Technologies
October 10, 2003	General Electric	Amersham
July 2, 2003	Invitrogen	Molecular Probes
June 25, 2003	Fisher Scientific International	Perbio Science
June 9, 2003	Caliper Technologies	Zymark
February 11, 2003	Serologicals	Chemicon International
February 4, 2003	Invitrogen	PanVera (biochemical assets)
July 18, 2002	Harvard Bioscience	Genomic Solutions
June 3, 2002	Molecular Devices	Universal Imaging
October 14, 2001	Mettler-Toledo	Rainin Instrument
July 16, 2001	PerkinElmer	Packard Bioscience
April 30, 2001	Vertex Pharmaceuticals	Aurora Biociences
November 11, 2000	Aurora Biosciences	PanVera
October 2, 2000	Affymetrix	Neomorphic
August 21, 2000	Packard Bioscience	GSI Lumonics
August 21, 2000	Varian, Inc.	Vankel Technology Group
July 9, 2000	Invitrogen	Dexter
June 12, 2000	Qiagen	Operon
June 12, 2000	PerkinElmer	NEN Life Sciences
June 8, 2000	Molecular Devices	LJL Biosystems
March 20, 2000	Applera Corp. — Celera Genomics Group	Paracel
January 10, 2000	Qiagen	Rapigene

      The following table sets forth the multiples indicated by this analysis and the multiples implied by the first merger:

Range of
Aggregate Value to:	Multiples	Mean	Median	First Merger

LTM Revenue	1.5x-4.0x	4.1x	1.2x	3.5x
LTM Net Income	25.0x-45.0x	47.2x	35.2x	164.5x
NTM Net Income	30.0x-40.0x	29.9x	31.0x	125.2x

      In each case, Thomas Weisel Partners used estimates based on public filings, news articles, published Wall Street analysts’ reports and forecasts and other third party sources. No transaction used in the comparable company or comparable transactions analyses is identical to Axon or the first merger contemplated by the merger agreement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Axon, Molecular Devices, and the first merger are being compared.

      Premiums Paid Analysis. Thomas Weisel Partners reviewed the consideration paid in 22 selected acquisitions, announced since January 1, 2002, having an implied aggregate value of between US$50 million and US$500 million, in which the acquired company was a U.S. publicly traded company in the healthcare industry. Thomas Weisel Partners reviewed the premiums represented by the acquisition offer value over the target’s equity value — specifically, its closing stock price as of the day prior, as of one-week prior, and as of one-month prior to the announcement of the relevant acquisition. The following table sets forth the results indicated by this analysis, as well as the implied premium offered to holders of Axon common stock in the first merger for the similar period:

	Premium Paid over Stock Price in Healthcare Acquisitions

	1 Day		1 Week		3 Month

High		131.3%		127.2%		200.0%
Third quartile		50.8%		62.5%		69.5%
Mean		38.5%		46.5%		58.5%
Median		26.0%		36.9%		52.2%
First quartile		17.3%		24.2%		29.6%
Low		(14.7)%		(6.9)%		(1.8)%
Implied Share Price Range*	US$	0.2319-0.2982	US$	0.2643-$0.3457	US$	0.2300-$0.3008

*	Based on 1st — 3rd Quartile

      Thomas Weisel Partners further reviewed the consideration paid in 22 selected acquisitions, announced since January 1, 2002, having an implied aggregate value of between US$25 million and US$500 million, in which the acquired company was an Australian publicly traded company across all industries. Thomas Weisel Partners reviewed the premiums represented by the acquisition offer value over the target’s equity value — specifically, its closing stock price as of the day prior, as of one-week prior, and as of one-month prior to the announcement of the relevant acquisition. The following table sets forth the results indicated by this analysis, as well as the implied premium offered to holders of Axon common stock in the first merger for the similar period:

	Premium Paid over Stock Price in Australian Acquisitions

	1 Day		1 Week		3 Month

High		46.3%		76.5%		94.4%
Third quartile		34.3%		32.8%		28.2%
Mean		19.8%		23.5%		25.9%
Median		13.5%		18.6%		22.5%
First quartile		9.1%		11.2%		13.8%
Low		3.0%		5.4%		2.0%
Implied Share Price Range*	US$	0.2156-$0.2671	US$	0.2367-$0.2795	US$	0.2019-$0.2263

*	Based on 1st — 3rd Quartile

      Contribution Analysis. Thomas Weisel Partners used the estimates and financial forecasts that it reviewed with respect to Axon and Molecular Devices in order to perform a contribution analysis. On the basis of these estimates and financial forecasts, Thomas Weisel Partners reviewed the contribution of each of Axon and Molecular Devices to actual revenue and earnings before interest and taxes, or EBIT, for the calendar year 2003 and the contribution of each of Axon and Molecular Devices to projected revenue, gross profit, EBIT, and net income for the calendar year 2004, for the combined company, adjusting for the standalone cash balance of each company as appropriate.

      The following tables set forth the relative contributions indicated by this analysis, after adjusting for the net cash balance as appropriate. This table assumes the first merger consideration received by Axon shareholders is 50% common stock of Molecular Devices and 50% cash, per the merger agreement:

	Total Revenues

	Axon	Molecular Devices

Calendar Year 2003 Actual	11.9%	88.1%
Calendar Year 2004 Projected	13.3%	86.7%

	Gross Profit

	Axon	Molecular Devices

Calendar Year 2004 Projected	12.0%	88.0%

	EBIT

	Axon	Molecular Devices

Calendar Year 2003 Actual	6.0%	94.0%
Calendar Year 2004 Projected	11.4%	88.6%

	Net Income

	Axon	Molecular Devices

Calendar Year 2004 Projected	10.7%	89.3%

      Thomas Weisel Partners noted that the pro forma ownership of the combined company, implied by the exchange ratio set forth in the merger agreement would be 20.8% for Axon and 79.2% for Molecular Devices.

      Pro Forma Combined Earnings Analysis. Thomas Weisel Partners analyzed certain pro forma effects of the first merger. Based on this analysis, Thomas Weisel computed the resulting dilution or accretion to

Molecular Devices’ earnings per share, or EPS, estimate for the full fiscal year ending 2004 in two synergy scenarios, referred to as Case 1 and Case 2. In Case 1, Thomas Weisel Partners assumed no synergies were realized and noted that the first merger would be slightly dilutive to Molecular Devices’ EPS estimate. In Case 2, Thomas Weisel Partners assumed US$4.0 million of pre-tax synergies were realized and noted that the transaction would be modestly accretive to Molecular Devices’ EPS estimate. To calculate the pro forma earnings estimates, Thomas Weisel Partners used forward estimates of projected financial performance that were provided by Axon’s management and forward estimates of projected financial performance for Molecular Devices based on Thomas Weisel Partners’ research estimates.

      The foregoing description is only a summary of the analyses and examinations that Thomas Weisel Partners deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by Thomas Weisel Partners. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. Thomas Weisel Partners believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation. In addition, Thomas Weisel Partners may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Thomas Weisel Partners with respect to the actual value of Axon.

      In performing its analyses, Thomas Weisel Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Axon and Molecular Devices. The analyses performed by Thomas Weisel Partners are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by Thomas Weisel Partners with respect to the financial fairness of the consideration to be paid by Molecular Devices to the shareholders of Axon pursuant to the merger agreement, and were provided to Axon in connection with the delivery of the Thomas Weisel Partners’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

      Pursuant to an engagement letter dated February 3, 2004, Thomas Weisel Partners provided financial advisory services and a financial opinion in connection with the transaction, and Axon agreed to pay Thomas Weisel Partners a customary fee in connection therewith, a significant portion of which is contingent upon the consummation of the transaction. The Axon board of directors was aware of this fee structure and took it into account in considering Thomas Weisel Partners’ opinion and in approving the first merger. Further, Axon has agreed to reimburse Thomas Weisel Partners for its reasonable out-of-pocket expenses and to indemnify Thomas Weisel Partners, its affiliates, and its respective partners, directors, officers, agents, consultants, employees and controlling persons against specific liabilities, including liabilities under the federal securities laws.

      In the ordinary course of its business, Thomas Weisel Partners may actively trade the equity securities of Molecular Devices or Axon for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities. Thomas Weisel Partners has also provided investment banking services to Molecular Devices in the past.

Completion and Effectiveness of the Mergers

      The mergers will be completed when all of the conditions to completion of the first merger are satisfied or waived, including approval of the issuance of shares of Molecular Devices common stock in the first merger by the Molecular Devices stockholders and the approval of the merger agreement and the principal terms of the first merger by the shareholders of Axon. The parties will cause each merger to become effective by filing of an agreement of merger with the Secretary of State of the State of California. Molecular Devices and Axon

expect the mergers to occur in the third calendar quarter of 2004. However, because the mergers are subject to governmental approvals and other customary conditions, Molecular Devices and Axon cannot predict the exact timing.

Merger Consideration

      At the effective time of the first merger, each outstanding share of Axon common stock will automatically be converted into 0.007340 of a share of Molecular Devices common stock and US$0.1359 in cash. The number of shares of Molecular Devices common stock that Axon shareholders will receive in the first merger will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the first merger.

No Fractional Shares

      Molecular Devices will not issue fractional shares of common stock in the first merger. Instead, each Axon shareholder otherwise entitled to a fractional share of Molecular Devices common stock will receive cash, without interest, in lieu of a fraction of a share of Molecular Devices common stock. Specifically, the exchange agent in the first merger will, as promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, notify Molecular Devices of such amount, and Molecular Devices will deposit such amount with the exchange agent and will cause the exchange agent to forward payments to the owners of fractional interests. The amount of cash that an Axon shareholder would receive in lieu of a fractional share of Molecular Devices common stock is equal to the product of the fractional interest held by such shareholder multiplied by US$18.52.

Exchange of Axon Stock Certificates for Molecular Devices Stock Certificates

      When the first merger is completed, the exchange agent will mail to Axon shareholders a letter of transmittal and instructions for use in surrendering their Axon stock certificates in exchange for Molecular Devices stock certificates. When an Axon shareholder delivers Axon stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, the shareholder’s Axon stock certificates will be canceled and the shareholder will receive an amount of cash and a Molecular Devices stock certificate representing the number of full shares of Molecular Devices common stock to which the shareholder is entitled under the first merger. Axon shareholders will receive payment in cash, without interest, in lieu of any fraction of a share of Molecular Devices common stock which would have been otherwise issuable to them as a result of the first merger, calculated as provided above. With respect to CUFS holders, when the first merger has been completed, it is expected that CDN will distribute Molecular Devices stock certificates in accordance with the respective holdings of the CUFS holders.

      Axon shareholders should not submit their Axon stock certificates for exchange unless and until they receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

      Axon shareholders and CUFS holders are not entitled to receive any dividends or other distributions on Molecular Devices common stock until the first merger is completed and Axon shareholders have surrendered their Axon stock certificates in exchange for Molecular Devices stock certificates.

      If there is any dividend or other distribution on Molecular Devices common stock with a record date after the completion of the first merger and a payment date prior to the date that an Axon shareholder surrenders Axon stock certificates in exchange for Molecular Devices stock certificates, the Axon shareholder will receive any such dividend or other distribution with respect to the number of whole shares of Molecular Devices common stock issued to the shareholder promptly after the Molecular Devices shares are issued.

      If there is any dividend or other distribution on Molecular Devices common stock with a record date after the completion of the first merger and a payment date after the date on which an Axon shareholder surrenders Axon stock certificates in exchange for Molecular Devices stock certificates, the Axon shareholder will receive any such dividend or other distribution with respect to the number of whole shares of Molecular Devices common stock issued to the shareholder promptly after the payment date.

      Molecular Devices will only issue a Molecular Devices stock certificate or a check for the cash portion of the merger consideration in a name other than the name in which a surrendered Axon stock certificate is registered if an Axon shareholder presents the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that such shareholder paid any applicable stock transfer taxes and duties.

Material U.S. Federal Income Tax Consequences

      In the opinion of Cooley Godward LLP, counsel to Molecular Devices, and Latham & Watkins LLP, counsel to Axon, the following is a summary of the material U.S. federal income tax consequences of the mergers to holders of Axon common stock and CUFS holders. For purposes of this summary, all references to Axon shareholders or holders of Axon common stock also refer to holders of CUFS with respect to Axon common stock. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the mergers. This summary assumes that holders of Axon common stock hold their shares as capital assets. Except as expressly indicated below, this discussion does not address the consequences of the combination for non-U.S. persons. See “Consequences of the Mergers for Non-U.S. Holders” below. This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or to other types of holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to the alternative minimum tax;

•	persons who hold Axon common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their Axon common stock under the constructive sale provisions of the Code;

•	persons (other than “Non-U.S. Holders”) that have a functional currency other than the U.S. dollar;

•	hybrid entities treated as corporations by some countries and fiscally transparent entities by other countries;

•	persons whose Axon common stock is qualified small business stock for purposes of Section 1202 of the Code; or

•	persons who acquired their Axon common stock through share option or share purchase programs or other compensation arrangements (including, for example, shares subject to a “substantial risk of forfeiture,” and shares received on exercise of an “incentive stock option,” both as defined in the Code).

      This discussion does not address the tax consequences of (i) transactions effectuated before, after or at the same time as the mergers, whether or not they are in connection with the mergers, including, without limitation, transactions in which Axon common stock is acquired or Molecular Devices common stock is disposed of, (ii) the receipt of Molecular Devices common stock or cash other than in exchange for Axon common stock, (iii) the tax consequences to holders of Axon common stock who exercise appraisal and/or dissenter’s rights or (iv) the mergers under state, local or foreign laws. In addition, this discussion does not address the tax consequences to holders of Axon stock options that are assumed, exercised or converted, as the case may be, in connection with the mergers.

      No ruling has been or will be sought from the Internal Revenue Service as to the U.S. federal income tax consequences of the mergers, and the following summary is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

      We urge each CUFS holder and each holder of Axon common stock to consult his or her own tax advisor regarding the U.S. federal income or other tax consequences of the mergers to such holder.

      For purposes of this discussion, a “U.S. Holder” means a holder of Axon common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation, a partnership or an entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control and certain other trusts considered U.S. Holders for federal income tax purposes.

      A “Non-U.S. Holder” is a holder other than a U.S. Holder.

      If a partnership or other pass-through entity holds Axon common stock, the tax treatment of a partner in the partnership or member in the other entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding Axon common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the mergers to them.

     Consequences of the Mergers for U.S. Holders

      The closing of the mergers is not conditioned on the receipt by Axon or Molecular Devices of opinions regarding the tax consequences of the mergers, nor have the mergers been structured so as to ensure qualification as a reorganization within the meaning of Section 368 of the Code. In this regard, no assurances can be given concerning the ability to qualify for such treatment because, among other factors, the ratio of the fair market value of the Molecular Devices common stock to the total consideration issued to holders of outstanding shares of Axon common stock in the mergers (the “Stock Consideration Ratio”) will not be known in advance of the mergers, and the ability of the mergers to qualify for such treatment depends in part upon the Stock Consideration Ratio measured as of the closing of the first merger. The reasons the Stock Consideration Ratio cannot be known until the effective time of the mergers include the following:

•	The number of shares of Molecular Devices common stock to be issued to holders of Axon common stock is fixed. If the trading price of Molecular Devices decreases, the Stock Consideration Ratio will decrease.

•	The parties have not conditioned the closing on the percentage of shares of Axon common stock held by holders filing for dissenters’ rights. Cash paid to dissenters will cause the Stock Consideration Ratio to decrease.

      Accordingly, given the foregoing, holders of Axon common stock should consider that the mergers may not qualify as a reorganization within the meaning of Section 368 of the Code, in which case:

•	A U.S. Holder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (i) the sum of the amount of cash and the fair market value of shares of Molecular Devices common stock received pursuant to the mergers and (ii) the holder’s adjusted basis in the shares of Axon common stock exchanged pursuant to the mergers. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of Axon common stock exceeded one year;

•	Such holder’s aggregate tax basis in the shares of Molecular Devices common stock received in the exchange would equal its fair market value as of the effective time of the first merger; and

•	Such holder’s holding period in the shares of Molecular Devices common stock received in the exchange for U.S. federal income tax purposes would begin the day after the effective time of the first merger.

      If, however, the Stock Consideration Ratio exceeds 42 percent, then the parties have agreed to use commercially reasonable efforts to cause the mergers to qualify as a reorganization within the meaning of Section 368 of the Code. The letter of transmittal will inform Axon shareholders as to whether the parties expect to report the mergers as a reorganization. If the mergers qualify as a reorganization, then the U.S. federal income tax consequences to U.S. Holders will generally be as follows:

•	A U.S. Holder who exchanges shares of Axon common stock for shares of Molecular Devices common stock and cash in the first merger will recognize gain in the amount of such cash, limited, however, by such holder’s total gain (which is the excess, if any, of (i) the fair market value of the shares of Molecular Devices common stock and the amount of cash received by such Axon shareholder in the first merger over (ii) such holder’s basis in the shares of Axon common stock exchanged therefor). Such holder’s recognized gain will be capital gain, and will be long-term capital gain if such holder held the shares of Axon common stock surrendered for more than one year at the effective time of the first merger, provided that the cash received does not have the effect of the distribution of a dividend. See “Possible Characterization of Gain Recognized as Ordinary Dividend Income,” below. If a loss, rather than a gain, results from the application of the Axon shareholder’s cost basis for the share surrendered against the total consideration received, that loss will not be recognized.

•	Each U.S. Holder’s aggregate tax basis in the shares of Molecular Devices common stock received in the first merger will be the same as the holder’s aggregate tax basis in the shares of Axon common stock surrendered in the first merger (reduced by any tax basis allocable to fractional shares exchanged for cash), less the cash received in the first merger, plus any gain recognized by such Axon shareholder in the first merger.

•	The holding period of the shares of Molecular Devices common stock received by a U.S. Holder in the first merger will include the holding period of the shares of Axon common stock surrendered in the first merger.

•	The payment of cash to a U.S. Holder of Axon common stock in lieu of a fractional Molecular Devices share generally will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of shares of Axon common stock allocable to that fractional share interest.

     Possible Characterization of Gain Recognized as Ordinary Dividend Income

      If the mergers qualify as a reorganization and an Axon shareholder’s receipt of cash in the first merger has the effect of the distribution of a dividend for U.S. federal income tax purposes, any gain recognized by such holder will be treated as ordinary dividend income to the extent of such holder’s ratable share of the current or accumulated earnings and profits of Axon. For taxable years beginning before January 1, 2009, “qualified dividends” received by individuals are taxed at a maximum federal income tax rate of 15% (the same maximum federal income tax rate applied to long-term capital gains). Qualified dividends include dividends paid by domestic and certain foreign corporations where the recipient holds the stock with respect to which the dividend is paid for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

      In determining whether the receipt of cash by an Axon shareholder pursuant to the first merger has the effect of a distribution of a dividend, an Axon shareholder will be treated as if the portion of the shares of Axon common stock exchanged for cash in the first merger had instead been exchanged for shares of Molecular Devices common stock, followed immediately by a redemption of such hypothetical shares by Molecular Devices for cash. We refer to this hypothetical transaction as the “hypothetical redemption.” Under that analysis, any gain recognized by an Axon shareholder will be capital gain rather than dividend income if the hypothetical redemption is “not essentially equivalent to a dividend” or is “substantially disproportionate” with respect to such shareholder, taking into account in each case the shareholder’s actual and constructive ownership of Molecular Devices common stock.

      The hypothetical redemption would be “not essentially equivalent to a dividend” with respect to an Axon shareholder if, based on all the facts and circumstances, it results in a “meaningful reduction” in such shareholder’s percentage ownership of Molecular Devices common stock. The U.S. Internal Revenue Service has indicated in a published ruling that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no control over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the hypothetical redemption. In that ruling, a reduction from .0001118% to .0001081% was held to be a meaningful reduction.

      The hypothetical redemption transaction would be “substantially disproportionate,” and therefore would not have the effect of a distribution of a dividend with respect to an Axon shareholder, if the percentage of shares of Molecular Devices common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of shares of Molecular Devices common stock actually, hypothetically and constructively owned by such shareholder immediately after both the actual and deemed receipt of the shares of Molecular Devices common stock but before the hypothetical redemption.

      It is expected that gain recognized by an Axon shareholder will not have the effect of the distribution of a dividend if such shareholder does not actually or constructively own any shares of Molecular Devices common stock (other than shares of Molecular Devices common stock received in the first merger). However, because the application of the above described tests depends upon each shareholder’s particular circumstances, Axon shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their Axon common stock will be treated as a dividend and with respect to the consequences thereof. An Axon shareholder that is a corporation and that receives cash that has the effect of the distribution of a dividend may be eligible to claim a dividends-received deduction, and may be subject to the “extraordinary dividend” provisions of the Code.

     Consequences of the Mergers for Non-U.S. Holders

      In general, the U.S. federal income tax consequences of the mergers for Non-U.S. Holders of Axon common stock will be the same as those described above for U.S. Holders, except that:

•	For purposes of determining a Non-U.S. Holder’s gain for U.S. federal income tax purposes, the Non-U.S. Holder’s tax basis in any surrendered shares of Axon common stock will be equal to the equivalent in U.S. dollars of the cost of those shares on the date they were purchased. This basis will be compared to the U.S. dollar value of cash and Molecular Devices common stock received by the Non-U.S. Holder in the combination.

•	A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on such holder’s shares of Axon common stock in connection with the mergers, except in any one of the following circumstances:

•	The gain is effectively connected with a U.S. trade or business of the Non-U.S. Holder (which gain, in the case of a corporate Non-U.S. Holder, must also be taken into account for branch profits tax purposes).

•	The Non-U.S. Holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during this calendar year, and certain other conditions are met.

•	Shares of Axon common stock constitute a U.S. real property interest by reason of Axon’s status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the effective time of the first merger or the holder’s holding period for his Axon common stock. Axon believes that it has not been a U.S. real property holding corporation at any time.

•	The mergers qualify as a reorganization and cash paid to the Non-U.S. Holder in the combination has the effect of the distribution of a dividend. See “Possible Characterization of Gain Recognized as Ordinary Dividend Income,” above, and “U.S. Withholding Tax Procedures for Non-U.S. Holders,” below.

     U.S. Withholding Tax Procedures for Non-U.S. Holders

      If the mergers qualify as a reorganization, the exchange agent will withhold U.S. tax at a rate of 30% of the gross amount of cash paid to each Non-U.S. Holder, unless the Non-U.S. Holder proves in a manner satisfactory to Molecular Devices and the exchange agent that:

•	The Non-U.S. Holder does not actually or constructively own any Molecular Devices common stock (other than shares of Molecular Devices common stock received in the first merger) or the hypothetical redemption of such holder’s Molecular Devices common stock does not otherwise have the effect of the distribution of a dividend for U.S. federal income tax purposes (see “Possible Characterization of Gain Recognized as Ordinary Dividend Income,” above), in which case no withholding will be required;

•	The Non-U.S. Holder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the exchange agent will withhold at the reduced treaty rate;

•	Amounts paid to the Non-U.S. Holder in the mergers are effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, in which case no withholding will be required and such amounts will be taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits; or

•	No withholding is otherwise required.

      In general, a Non-U.S. Holder must furnish to the exchange agent the appropriate version of Internal Revenue Service Form W-8 or the Substitute Form W-8 provided with the letter of transmittal, properly completed and signed, in order to prove its eligibility for any of the foregoing exemptions or reduced rates. Non-U.S. Holders are urged to consult their own tax advisers regarding the application to them of these withholding rules and other tax consequences of the mergers to them.

     Reporting Requirements

      If the mergers qualify as a reorganization for U.S. federal income tax purposes, Axon shareholders who are required to file a U.S. federal income tax return will be required to attach a special statement to their return for the year in which the mergers are consummated that contains information about the mergers. Such statement must include the Axon shareholder’s tax basis in the shares of Axon common stock surrendered in the first merger, and a description of the shares of Molecular Devices common stock received.

     Backup Withholding

      Certain noncorporate holders of Axon common stock may be subject to backup withholding, currently at a 28% rate, on cash payments received in the mergers. Backup withholding generally will not apply, however, to a holder of Axon common stock who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 (or successor form) included in the letter of transmittal to be delivered to the holders of Axon common stock following the consummation of the combination;

•	provides a certification of foreign status on Internal Revenue Service Form W-8BEN or other appropriate form; or

•	is otherwise exempt from backup withholding.

      Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

Regulatory Matters; Hart-Scott-Rodino Act and Antitrust

      The mergers are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents the transactions contemplated by the merger agreement from being completed until required information and materials are furnished to the Antitrust Division of the U.S. Department of Justice and the U.S. Federal Trade Commission and the related waiting period expires or is terminated early. Molecular Devices and Axon have made the required filings under applicable antitrust laws with the Department of Justice and the Federal Trade Commission. Molecular Devices and Axon received notice of the waiting period’s having been terminated on April 21, 2004. Even after the expiration of the waiting period of Hart-Scott-Rodino, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the mergers at any time before or after their completion. Molecular Devices and Axon cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the mergers or seek to impose restrictions or conditions on Molecular Devices as a condition of not challenging the mergers. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the mergers, or lessen the anticipated benefits of the mergers.

Other Approvals

      If any additional governmental approvals or actions are required, Molecular Devices and Axon intend to try to obtain them. Molecular Devices and Axon cannot assure you, however, that Molecular Devices and Axon will be able to obtain any approvals or actions.

Accounting Treatment

      The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with accounting principles generally accepted in the United States. After the mergers, the results of operations of Axon will be included in the consolidated financial statements of Molecular Devices. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives will be amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Molecular Devices will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments. However, for purposes of disclosing unaudited pro forma information in this joint proxy statement/ prospectus, Molecular Devices has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the mergers.

Restrictions on Sales of Shares by Affiliates of Axon

      The shares of Molecular Devices common stock to be issued to the holders of options to purchase Axon common stock, including holders of options issued pursuant to the prospectuses dated April 1, 2000 and January 28, 2001 and lodged with the ASIC and Axon shareholders will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Molecular Devices common stock issued to any person who is deemed to be an “affiliate” of Axon at the time of the Axon special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of Axon, and may include some of the officers and directors, as well as its principal shareholders. Affiliates at the time of the Axon special meeting may not sell their shares of Molecular Devices common stock acquired in connection with the first merger except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act or (3) any other applicable exemption under the Securities Act. Molecular Devices’ registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, does not cover the resale of shares of Molecular Devices common stock to be received by affiliates of Axon in the first merger.

Interests of Directors, Officers and Affiliates

      In considering the recommendation of the Molecular Devices board of directors that Molecular Devices stockholders vote in favor of the issuance of Molecular Devices common stock in the first merger, Molecular Devices stockholders should be aware that some Molecular Devices executive officers and directors may have interests in the mergers that may be different from, or in addition to, their interests as stockholders of Molecular Devices. These interests relate to or arise from, among other things, the expectation that the trading volume of Molecular Devices following the first merger may increase, which may facilitate the sale of an increased number of shares under Rule 144 of the Securities Act for certain affiliates of both Molecular Devices and Axon. The Molecular Devices board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

      In considering the recommendation of the Axon board of directors that Axon shareholders vote in favor of approval of the merger agreement and the principal terms of the first merger, Axon shareholders should be aware that some Axon executive officers and directors may have interests in the mergers that may be different from, or in addition to, their interests as shareholders of Axon. These interests relate to or arise from, among other things:

•	the continued indemnification of current directors and officers of Axon under charter and bylaw provisions of Axon currently in place and providing these individuals with directors’ and officers’ insurance;

•	the potential receipt of retention payments;

•	the payment of cash and Molecular Devices common stock to certain officers and directors of Axon pursuant to options to purchase Axon common stock issued pursuant to a prospectus lodged with the Australian Securities and Investments Commission; and

•	the assumption of stock options under Axon’s stock option plans by Molecular Devices.

      The Axon board of directors was aware of these interests and considered them, among other matters, in making its recommendation.

     Indemnification; Directors’ and Officers’ Insurance

      Molecular Devices has agreed to provide, for six years after the first merger, directors’ and officers’ liability insurance in respect of acts or omissions occurring prior to the first merger covering each person currently covered by the directors’ and officers’ liability insurance policy of Axon on terms and in amounts no less favorable than those of the policies of Axon in effect as of March 20, 2004. Molecular Devices, however, will not be required to pay an annual premium for the insurance in excess of 250% of the last annual premium paid by Axon, in which case, Molecular Devices shall obtain as much comparable insurance that is available for that premium amount. Molecular Devices has agreed to cause to be maintained charter and bylaw provisions with respect to indemnification and advancement of expenses that are at least as favorable to the intended beneficiaries as those contained in charter and bylaws of Axon as in effect on the date the merger agreement was signed and for a period of six years after the first merger.

     Retention Agreement

      Axon has entered into a retention agreement with Michael Catelani, Chief Financial Officer of Axon, whereby Mr. Catelani will receive a lump sum payment on the date that is two months after the consummation of the first merger equal to seven months of his then-current salary, provided that Mr. Catelani remains employed with the surviving entity of the mergers for two months after the consummation of the first merger. Mr. Catelani may also elect to receive continued insurance coverage, with premiums being paid for by Axon, for seven months following the termination of his employment with the surviving entity in the mergers or until the date Mr. Catelani obtains other group insurance coverage.

     Stock Options

      Under the merger agreement, as amended, each entitlement option that is outstanding at the effective time of the first merger will be assumed by Molecular Devices and will thereafter constitute an option to acquire the number of “units” equal to the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger. Each such “unit” will consist of (1) 0.007340 of a share of Molecular Devices common stock and (2) US$0.1359 in cash. The per unit exercise price for the units issuable upon exercise of these options will equal the per share exercise price for the Axon common stock subject to the option immediately prior to the effective time of the first merger, or AU$0.20. Each of these options will otherwise be subject to the same terms and conditions as were in effect immediately prior to the effective time of the first merger. In lieu of the assumption of an entitlement option, the holder of such option may elect to surrender such option for cancellation and exchange at any time on or prior to 5:00 p.m. Melbourne time on June 30, 2004. Each entitlement option that has been timely surrendered to Molecular Devices for cancellation and exchange will be cancelled and exchanged as of the effective time of the first merger for (1) the number of shares of Molecular Devices common stock determined by multiplying the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger by 0.003280 and (2) an amount of cash determined by multiplying the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger by US$0.06074.

      At the effective time of the first merger, each outstanding option to purchase shares of Axon common stock under Axon’s 2001 Equity Incentive Plan and Axon’s 1993 Stock Plan will be assumed by Molecular Devices and will thereafter constitute an option to acquire the number (rounded down to the nearest whole number) of shares of Molecular Devices common stock determined by multiplying the number of shares of Axon common stock subject to the option immediately prior to the effective time of the first merger by 0.01468. The per share exercise price for the Molecular Devices common stock issuable upon conversion of these Axon options will be equal to the quotient determined by dividing the exercise price per share of Axon common stock that otherwise could have been purchased under the Axon stock option by 0.01468 (rounded up to the nearest whole cent). Each of these options will otherwise be subject to the same terms and conditions as were in effect immediately prior to the effective time of the first merger.

     Transfers under Rule 144

      The issuance of Molecular Devices common stock in connection with the first merger will increase the number of shares of outstanding Molecular Devices common stock and is expected to result in greater share trading volume, which will affect the Rule 144 volume limitations that apply to affiliates of the combined company and former affiliates of Axon. This increase in the number of shares of outstanding Molecular Devices common stock may help facilitate broader transfers of shares by affiliates.

Listing on The Nasdaq Stock Market of Molecular Devices Common Stock to be Issued in the First Merger

      It is a condition to the completion of the first merger that the shares of Molecular Devices common stock to be issued in the first merger be approved for listing on The Nasdaq Stock Market, subject to official notice of issuance.

Delisting and Deregistration of Axon Common Stock After the First Merger

      If the first merger is completed, quotation of shares of Axon common stock on the Australian Stock Exchange will cease and Axon will be removed from the official list of the Australian Stock Exchange. Axon will also cease to be registered as a foreign company under the Australian Corporations Act.

THE MERGER AGREEMENT

      This section of the joint proxy statement/ prospectus is a summary of the material terms of the merger agreement, a copy of which is attached as Annex A to this document and is incorporated by reference into this proxy statement/ prospectus. The following description does not purport to be complete and is qualified in its entirety by reference to the merger agreement. You should refer to the full text of the merger agreement for details of the mergers and the terms and conditions of the merger agreement.

General

      The merger agreement provides that in the first merger, Astros Acquisition Sub I, Inc., a wholly-owned subsidiary of Molecular Devices, will merge with and into Axon. Immediately following the first merger, Axon will merge with and into Astros Acquisition Sub II, LLC, a wholly-owned subsidiary of Molecular Devices. Astros Acquisition Sub II, LLC will survive the second merger as a wholly-owned subsidiary of Molecular Devices.

      The closing of the transactions contemplated by the merger agreement will occur no later than the third business day after the last of the conditions to the first merger have been satisfied or waived, or at another time as Molecular Devices and Axon agree. Contemporaneously with or as soon as practicable after the closing, Molecular Devices and Axon will file an agreement of merger with the Secretary of State of the State of California. Each merger will become effective upon the filing of this agreement or at another time as Molecular Devices and Axon agree in the respective agreements of merger. Molecular Devices and Axon currently expect that the closing of the mergers will take place in the third calendar quarter of 2004. However, because the mergers are subject to governmental and stockholder approvals and other customary conditions, Molecular Devices and Axon cannot predict exactly when the closing will occur.

Conditions to the Completion of the First Merger

      Each party’s obligation to effect the first merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	holders of shares of Molecular Devices common stock representing a majority of the votes present and entitled to vote at the Molecular Devices annual meeting at which a quorum is present having approved the issuance of Molecular Devices common stock in connection with the first merger;

•	holders of shares of Axon common stock representing a majority of the shares of common stock outstanding and entitled to vote at the Axon special meeting having voted to approve the merger agreement and the principal terms of the first merger;

•	no temporary restraining order, preliminary or permanent injunction or other order shall be in effect that has the effect of making the first merger illegal or otherwise prohibiting the completion of the first merger;

•	the registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, having been declared effective by Securities and Exchange Commission under the Securities Act and not having been the subject of any stop order and no proceedings seeking a stop order having been initiated or threatened by the Securities and Exchange Commission;

•	the waiting period applicable to the mergers under the Hart-Scott-Rodino Act having expired or having been terminated and any applicable foreign antitrust requirements having been satisfied;

•	there must not be any pending or threatened suit or action asserted by a governmental entity challenging or seeking to restrain or prohibit the completion of either merger; and

•	the shares of Molecular Devices common stock to be issued in the first merger having been approved for listing on The Nasdaq Stock Market, subject to notice of issuance.

      In addition, each party’s obligation to effect the merger is further subject to the satisfaction or waiver of the following additional conditions:

•	with respect to representations and warranties and covenants:

•	the representations and warranties of the other party set forth in the merger agreement being true and correct in all respects on the date on which the transactions contemplated by the merger agreement are to be completed or, if such representations and warranties expressly relate to an earlier date, then as of that earlier date, except, in either case, where the failure of these representations and warranties to be true and correct (without giving effect to any limitation as to materiality), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the party making the representations and warranties; and

•	the other party to the merger agreement having performed or complied in all material respects with all covenants or obligations required to be performed or complied with by it on or before the date on which the transactions contemplated by the merger agreement are to be completed.

      The merger agreement provides that a “material adverse effect” means, when used in connection with Molecular Devices or Axon, any effect, change, event, violation, inaccuracy, circumstance or other matter, that has had or would reasonably be expected to have or result in a material adverse effect on:

•	the business, condition, capitalization, assets, liabilities, operations or financial performance of such entity and its subsidiaries taken as a whole;

•	the ability of Axon or Molecular Devices, as applicable, to complete the first merger or to perform any of their respective obligations under the merger agreement;

•	Molecular Devices’ ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the surviving entity in the second merger;

however, no effect attributable or arising from any of the following changes or developments shall be deemed to constitute a “material adverse effect”:

•	the industries in which Axon or Molecular Devices, as applicable, participates generally;

•	the financial, banking, currency or capital markets or the economy in general;

•	laws of general applicability, which changes, events, circumstances or other matters, in each case, do not disproportionately affect Axon or Molecular Devices, as applicable, in any material respect;

•	the execution or announcement of the merger agreement and the transactions contemplated by the merger agreement,

•	any change in Axon’s or Molecular Devices’ stock price, in and of itself; and

•	any act of terrorism, commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or declaration of a war by the United States Congress.

No Solicitation

      In the merger agreement, Axon has agreed that, except in certain circumstances described below, Axon and its subsidiaries will not, nor will Axon authorize and shall use reasonable efforts not to permit any of the officers, directors and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) of Axon or its subsidiaries to, directly or indirectly:

•	solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any acquisition proposal (as defined below) or take any action that could reasonably be expected to lead to an acquisition proposal;

•	furnish any non-public information regarding Axon or any of its subsidiaries to any person or entity in connection with or in response to an acquisition proposal or an inquiry or indication of interest that could reasonably be expected to lead to an acquisition proposal;

•	engage in discussions or negotiations with any person or entity with respect to an acquisition proposal,

•	approve, endorse or recommend any acquisition proposal; or

•	enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition proposal (as defined below).

      An “acquisition proposal” includes any offer, proposal or inquiry, other than by Molecular Devices, with respect to any transaction or series of transactions involving:

•	the sale, license, disposition or acquisition of all or substantially all of the assets of Axon or of its subsidiaries or divisions;

•	the issuance, grant, disposition or acquisition of (1) 20% or more of the capital stock or other equity security of Axon or its subsidiaries, (2) any option, call, warrant or right (whether or not immediately exercisable) to acquire 20% or more of the capital stock or other equity security of Axon or its subsidiaries or (3) any security, instrument or obligation that is or may become convertible into or exchangeable for 20% or more of the capital stock or other equity security of Axon or its subsidiaries, not including the transmutation of CDIs in respect of capital stock of Axon in accordance with the Operating Rules of ASX Settlement and Transfer Corporation Pty Ltd;

•	any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving Axon or its subsidiaries in which the shareholders of Axon immediately prior to the transaction own less than 80% of any class of equity securities of the entity surviving or resulting from such transaction, or the ultimate parent entity resulting from such transaction; or

•	any liquidation or dissolution of Axon.

      Further, in connection with an acquisition proposal that constitutes a “superior proposal” (as defined below), under circumstances identified in the merger agreement, if Axon has not breached the no solicitation provisions of the merger agreement and believes in good faith, following consultation with its outside legal counsel, that taking such action is required in order for Axon’s board of directors to comply with its fiduciary obligations to Axon’s shareholders, Axon or its respective board of directors will be permitted to:

•	furnish nonpublic information regarding Axon and its subsidiaries; and

•	engage in discussions or negotiations regarding a superior proposal or an acquisition proposal that Axon’s board of directors in good faith determines could reasonably be expected to result in a superior proposal.

      Axon’s board of directors may withdraw or modify its recommendation in favor of the first merger if the board of directors has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the board of directors to withdraw or modify its recommendation in favor of the first merger would result in a breach of its fiduciary obligations to its shareholders under applicable law.

      A “superior proposal” means any unsolicited, bona fide written acquisition proposal made by a person or entity, other than Molecular Devices or its subsidiaries, to acquire all of the outstanding shares of Axon common stock pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets (1) on terms which the Axon board of directors determines in its good faith judgment to be more favorable from a financial point of view to Axon’s shareholders than the transactions contemplated by the merger agreement, after consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and the merger agreement, including any proposal by Molecular Devices to amend the terms of the merger agreement and (2) that in the good faith judgment of the Axon board of directors is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal. However, no acquisition proposal will be deemed to be a superior proposal if any financing required to consummate the acquisition proposal is not committed.

      The merger agreement also provides that Axon will notify Molecular Devices within 24 hours of any material inquiry, proposal or offer of any acquisition proposal. Axon shall keep Molecular Devices informed in all material respects with respect to the status of any acquisition proposal, or any modification of any acquisition proposal.

Meetings of Stockholders

      Molecular Devices is obligated under the merger agreement to hold and convene a meeting of Molecular Devices stockholders for purposes of considering the issuance of shares of Molecular Devices common stock in the first merger. This obligation is not affected by a change in Molecular Devices’ board of directors’ recommendation.

      Axon is obligated under the merger agreement to hold and convene the Axon special meeting of shareholders for purposes of considering the approval of the merger agreement and approval of the first merger. This obligation is not affected by an acquisition proposal with respect to Axon or a change in Axon’s board of directors’ recommendation.

Covenants; Conduct of Business Pending the Mergers

      Both Molecular Devices and Axon have agreed that they will conduct their businesses in the ordinary course and in accordance with past practices and in accordance with the terms of the merger agreement.

      Axon also agreed that it would refrain from the following prior to the effectiveness of the first merger without the prior written consent of Molecular Devices, which consent shall not be unreasonably withheld:

•	declaring, paying or making distributions with respect of any shares of capital stock, or repurchasing or reacquiring shares of its stock except in limited circumstances;

•	selling, issuing, granting or authorizing any securities, including options, except upon the exercise of options to purchase Axon common stock;

•	amending or waiving any of its rights under any provision of any of Axon’s stock option plans or option agreements, or modifying the terms of outstanding Axon securities, except in limited circumstances;

•	amending its charter documents or becoming a party to any merger or similar transaction;

•	forming any subsidiary or acquiring any interest in another entity;

•	making any capital expenditure in excess of the budget presented to Molecular Devices other than capital expenditures in the ordinary course of business and consistent with past practices that, when added to all such other unbudgeted capital expenditures, do not exceed US$125,000 in the aggregate;

•	entering into or becoming bound by any material contract other than in the ordinary course of business consistent with past practices;

•	amending in a manner adverse to Axon or its subsidiaries or terminating or waiving in a manner adverse to Axon or its subsidiaries any material right or remedy under any material contract;

•	acquiring, leasing or licensing any right or other asset from any other person or entity or selling or disposing of any material right or other material asset (except for product sales, leases or licenses of assets in the ordinary course of business and consistent with past practices) or waiving or relinquishing any material right;

•	other than in the ordinary course of business consistent with past practices or required by applicable accounting standards, writing off as uncollectible, or establishing any extraordinary reserve with respect to, any receivable or other indebtedness;

•	making any pledge of any of its material assets or permitting any of its material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets;

•	lending money to any person or entity, or incurring or guaranteeing any indebtedness;

•	establishing, adopting or amending any employee benefit plan, paying any bonus or making any profit-sharing or similar payment to (other than pursuant to contractual commitments or policies in effect as of the date of the merger agreement and identified to Molecular Devices), or increasing the amount of the wages, salary, commissions, fringe benefits or other compensation payable to any of its directors, officers or employees (other than increases in wages or salaries of non-executive officers in the ordinary course of business consistent with past practices);

•	hiring any employee;

•	changing any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect except for changes made in compliance with Financial Accounting Standards Board, or FASB, pronouncements;

•	making any material tax election;

•	initiating any material legal proceeding or settling any material legal proceeding;

•	entering into any material transaction or taking any other material action outside the ordinary course of business or inconsistent with past practices; or

•	agreeing or committing to take any of the actions described above.

      Molecular Devices also agreed that it would refrain from the following prior to the effectiveness of the first merger without the prior written consent of Axon, which consent shall not be unreasonably withheld:

•	amending or otherwise changing its charter documents in a manner that adversely affects the rights of holders of Molecular Devices common stock, except to increase the authorized number of shares of Molecular Devices capital stock;

•	issuing any shares of Molecular Devices common stock if, following such issuance, there would be an insufficient number of shares of Molecular Devices common stock to pay the stock portion of the merger consideration;

•	declaring, paying or making distributions with respect of any shares of capital stock;

•	adopting a plan of complete or partial liquidation or dissolution of Molecular Devices;

•	failing to make in a timely manner any material filings with Securities and Exchange Commission required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

•	acquiring, or agreeing to acquire, any entity that competes with Axon if any such action would be reasonably likely to prevent or materially delay consummation of the transactions contemplated by the merger agreement on antitrust grounds; or

•	agreeing in writing or otherwise to take any of the actions described above.

Other Agreements

      Each of Molecular Devices and Axon has agreed to use its commercially reasonable efforts to:

•	file, as promptly as practicable, all notices, reports and other documents required to be filed with any governmental body with respect to the mergers and to submit promptly any additional information requested by any such governmental body;

•	respond as promptly as practicable to (1) any inquiries or requests received from the United States Federal Trade Commission or the Department of Justice for additional information or documentation and (2) any inquiries or requests received from any governmental body in connection with antitrust or related matters;

•	take, or cause to be taken, all actions necessary to effectuate the mergers and make effective the other transactions contemplated by the merger agreement;

•	obtain any consent required to be obtained by such party in connection with the mergers or any of the other transactions contemplated by the merger agreement;

•	lift any restraint, injunction or other legal bar to the mergers;

•	take or cause to be taken any action that would cause the mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

•	cause the conditions to closing the mergers to be satisfied on a timely basis.

      Molecular Devices has agreed to file a registration statement within 15 days after the effective date of the first merger with respect to the assumed entitlement options. Molecular Devices has also agreed that it will prepare and cause to be lodged with the Australian Securities Investment Commission, or ASIC, a prospectus in compliance with the Australian Corporations Act (subject to any applicable ASIC exemption or modification) relating to the issuance of Molecular Devices common stock in the persons resident in Australia in the first merger and to the issuance of options to purchase Molecular Devices common stock to persons resident in Australia. Molecular Devices and Axon will use commercially reasonable efforts to cause the Australian Prospectus to be mailed to those of Axon’s shareholders and optionholders who are resident in Australia including without limitation CUFS holders who are resident in Australia as promptly as practicable after the Australian Prospectus has been lodged with ASIC under the Australian Corporations Act and the expiration of any exposure period provided under the Australian Corporations Act.

Termination

      The merger agreement may be terminated at any time before the completion of the first merger, whether before or after the approvals have been obtained at the Molecular Devices meeting of stockholders and the Axon meeting of shareholders:

•	by mutual written consent of Molecular Devices and Axon;

•	by Molecular Devices or Axon, if the first merger has not been completed by September 30, 2004, which date may be extended by either party to December 31, 2004 if all conditions to the first merger have been met except for certain regulatory conditions, although neither party will be permitted to terminate the merger agreement if the failure to complete the first merger by September 30, 2004, or such extended date, is attributable to a failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement;

•	by Molecular Devices or Axon, if a court or other governmental entity has issued a final and nonappealable order, decree or ruling or taken any other action which has the effect of permanently restraining, enjoining or otherwise prohibiting either merger;

•	by Molecular Devices or Axon, if the stockholders of Molecular Devices have not approved the issuance of Molecular Devices common stock in the first merger or if the shareholders of Axon have not approved the merger agreement and the principal terms of the first merger, in each case at the applicable stockholders’ or shareholders’ meeting or at any adjournment or postponement of the applicable meeting, provided that neither party will be permitted to terminate the merger agreement if the failure to so approve is attributable to a failure of the party seeking to terminate the merger agreement to perform any covenant in the merger agreement;

•	by Molecular Devices, at any time prior to the approval of the merger agreement and the principal terms of the first merger by the shareholders of Axon, if a “triggering event” (as defined below) shall have occurred; and

•	by Molecular Devices or Axon, if the other party has breached any of its representations and warranties contained in the merger agreement such that the conditions to the closing of the first merger relating to accuracy of representations and warranties would not be satisfied, and such breach has not been or cannot be cured within 10 days after delivery of written notice of such breach or inaccuracy.

      The merger agreement provides that a “triggering event” occurs, if:

•	Axon, any of its subsidiaries or any of their respective representatives breaches provisions in the merger agreement relating to Axon’s board recommendation or acquisition proposals;

•	Axon’s board of directors fails to reaffirm its board recommendation, or fails to reaffirm its determination that the first merger is in the best interests of Axon’s shareholders, within 10 business days (in the event the special meeting of Axon’s shareholders is scheduled to be held prior to the expiration of such 10 business day period, then as in advance of such meeting as is reasonably practicable) after Molecular Devices requests in writing that such recommendation or determination be reaffirmed;

•	under circumstances identified in the merger agreement, Axon fails to hold the special meeting of Axon shareholders as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act;

•	an acquisition proposal is publicly announced, and Axon fails to issue a press release announcing its opposition to such acquisition proposal within 10 business days (in the event the special meeting of Axon shareholders is scheduled to be held prior to the expiration of such 10 business day period, then as in advance of such meeting as is reasonably practicable) after requested to do so by Molecular Devices;

•	the board of directors of Axon shall have approved, endorsed or recommended any acquisition proposal;

•	Axon shall have executed and delivered any letter of intent, memorandum of understanding or similar document or contract relating to any acquisition proposal (other than confidentiality agreements permitted by the merger agreement);

•	a tender or exchange offer relating to securities of Axon shall have been commenced and Axon shall not have sent to its securityholders, within 10 business days after the commencement of such tender or exchange offer, a statement disclosing that Axon recommends rejection of such tender or exchange offer; or

•	any person who is party to a voting agreement shall have materially breached such person’s voting agreement.

Termination Fee Payable by Axon

      Axon must pay Molecular Devices a termination fee of US$4.2 million if either party terminates the merger agreement because Axon’s shareholders do not approve the merger agreement and the principal terms of the first merger if:

•	between the signing and the Axon special meeting there has been a public announcement of an acquisition proposal that has not been expressly and publicly withdrawn; and

•	within 12 months following the termination of the merger agreement, Axon completes any acquisition proposal or enters into a definitive agreement with respect to a transaction contemplated by any acquisition proposal that is subsequently completed.

      Axon will also pay Molecular Devices a termination fee of US$4.2 million if Molecular Devices, at any time prior to the approval of the merger agreement and the principal terms of the first merger by the shareholders of Axon, terminates the merger agreement because a triggering event with respect to Axon has occurred.

Representations and Warranties

      The merger agreement contains customary representations and warranties of Axon and Molecular Devices relating to, among other things:

•	corporate organization and power and similar corporate matters;

•	capital structure;

•	financial statements;

•	documents filed with regulatory agencies and the accuracy of information contained in those documents;

•	approval by the board of directors;

•	authorization, due execution and delivery of the merger agreement;

•	absence of material changes or events;

•	the absence of any conflicts or violations of each party’s agreements as a result of the mergers or the merger agreement;

•	litigation matters;

•	insurance;

•	compliance with legal requirements;

•	the accuracy of information supplied in connection with this joint proxy statement/ prospectus and the registration statement of which it is a part;

•	the receipt of fairness opinions from financial advisors;

•	votes required for approval of the proposals; and

•	payment of brokerage or finders’ fees or agents’ commissions.

      The merger agreement also contains additional representations and warranties exclusive to Axon relating to, among other things:

•	subsidiaries;

•	title to assets;

•	accounts receivables;

•	relationships with customers;

•	products and performance of services;

•	properties and leases;

•	the absence of undisclosed liabilities;

•	business practices;

•	governmental permits and authorizations;

•	filing of tax returns and payment of taxes;

•	employee benefits and related matters;

•	environmental matters;

•	intellectual property;

•	validity of material contracts to which Axon or its subsidiaries are a party and the absence of any violation, default or breach to such contracts;

•	compliance, permits and absence of restrictions;

•	absence of discussions with parties other than Molecular Devices related to an acquisition of Axon; and

•	the full disclosure of information.

      The merger agreement also contains additional representations and warranties exclusive to Molecular Devices relating to, among other things:

•	valid issuance of the shares of Molecular Devices common stock in the first merger; and

•	possession of a commitment letter from a lender with respect to the payment of the cash portion of the merger consideration.

      The representations and warranties made by the parties to the merger agreement will not survive the mergers, but their accuracy forms the basis of one of the conditions to the obligations of Molecular Devices and Axon to complete the first merger.

Indemnification and Insurance

      Molecular Devices has agreed to cause to be maintained in effect provisions of the articles of incorporation and bylaws of Axon with respect to indemnification of the officers and directors of Axon as of March 20, 2004 for a period of six years after the effective time of the first merger for their acts and omissions as directors and officers occurring prior to the effective time of the first merger.

      For six years from the effective time of the first merger, Molecular Devices will maintain for the benefit of the directors and officers of Axon as of March 20, 2004 an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the effective time of the first merger covering each person covered by the officers’ and directors’ liability insurance policies as of March 20, 2004 of Axon on terms with respect to coverage and in amounts no less favorable than those of the policies of Axon in effect as of March 20, 2004. However, Molecular Devices is not required to pay an annual premium for such insurance in excess of 250% of the last annual premium paid by Axon prior to March 20, 2004.

Amendment

      Subject to applicable law, the merger agreement may be amended by the parties at any time, except that after the merger agreement and the principal terms of the first merger have been approved by the Axon shareholders, no amendment which by any applicable legal requirement requires further approval of Axon shareholders shall be made without such further approval.

Expenses

      Whether or not the first merger is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses.

Operations After the Mergers

      Following the mergers, Astros Acquisition Sub II, LLC will continue its operations as a wholly-owned subsidiary of Molecular Devices. The shareholders of Axon will become stockholders of Molecular Devices, and their rights as stockholders will be governed by the Molecular Devices certificate of incorporation, as then in effect, the Molecular Devices bylaws and the laws of the State of Delaware. See “Comparison of the Rights of Holders of Molecular Devices Common Stock and Axon Common Stock” on page 93.

AGREEMENTS RELATED TO THE MERGER

Voting Agreements

      As a condition to Molecular Devices’ entering into the merger agreement, two Axon shareholders, Alan Finkel and Geoff Powell, entered into voting agreements with Molecular Devices pursuant to which, among other things, each of these shareholders agreed, solely in his capacity as a shareholder, to vote all of his shares of Axon common stock in favor of the approval of the merger agreement and the principal terms of the first merger and against any matter that could reasonably be expected to prevent the first merger. These Axon shareholders may vote their shares of Axon common stock on all other matters.

      Dr. Finkel and Mr. Powell, who collectively owned approximately 29% of the outstanding shares of Axon common stock as of March 19, 2004, have agreed to vote all of their shares in favor of approval of the merger agreement and the principal terms of the first merger.

      Pursuant to these voting agreements, the shareholders also have agreed not to transfer the Axon common stock or options owned, controlled or acquired, either directly or indirectly, by them or their voting rights with respect to such shares until the earlier of the termination of the merger agreement or the completion of the first merger, with the exception that the shareholders may transfer such shares to certain persons provided that they agree in writing to be bound by the terms and provisions of the voting agreement.

      These voting agreements will terminate upon the earlier to occur of (1) the valid termination of the merger agreement, (2) the completion of the first merger, (3) the mutual consent of Molecular Devices and the shareholder or (4) the date of any modification, waiver or amendment to the merger agreement that reduces the merger consideration.

Senior Unsecured Credit Facility

      On March 19, 2004, Molecular Devices received a commitment letter from Union Bank of California, N.A., pursuant to which Union Bank has committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of US$35 million in connection with the transactions contemplated by the merger agreement and for general corporate purposes. Simultaneously with the closing of the transactions contemplated by the merger agreement, Molecular Devices and Union Bank of California, N.A. will enter into a new senior unsecured credit facility, which provides for a revolving credit facility in the amount of up to US$35 million (reducing to US$30 million 60 days after initial drawdown). The revolving credit facility will be guaranteed by all the domestic subsidiaries of Molecular Devices.

      The revolving credit facility will expire and become repayable in full on June 1, 2007. The revolving credit facility will be secured in the event that the revolving credit facility is not reduced to the required US$30 million level. The revolving credit facility may be drawn, paid and reborrowed at Molecular Devices’ option.

      All loans outstanding under the new senior unsecured credit facility will bear interest at a rate per annum equal to, at Molecular Devices’ option, either the base rate plus .50% or LIBOR plus 1.25%.

      The new senior unsecured credit facility will contain financial covenants, including a minimum quick ratio, maximum leverage ratio and minimum tangible net worth test. The new senior unsecured credit facility will also contain affirmative and negative non-financial covenants, customary and usual for this type of credit facility. The new senior unsecured credit facility will include customary events of default, including but not limited to, bankruptcy, covenant violation, material adverse change, non-payment and cross defaults to material debt or lease obligations.

      Molecular Devices anticipates using this credit facility initially to finance the cash portion of the merger consideration to be paid to Axon shareholders. This summary of Molecular Devices’ indebtedness does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions in the documents governing such indebtedness.

THE MOLECULAR DEVICES BOARD OF DIRECTORS RECOMMENDS

APPROVAL OF THE ISSUANCE OF MOLECULAR DEVICES COMMON STOCK
IN THE FIRST MERGER PURSUANT TO THE MERGER AGREEMENT.

THE AXON BOARD OF DIRECTORS RECOMMENDS

APPROVAL OF THE MERGER AGREEMENT
AND THE PRINCIPAL TERMS OF THE FIRST MERGER.

AXON’S BUSINESS

Overview

      Axon Instruments, Inc., a California corporation, is listed on the Australian Stock Exchange, or ASX, under the symbol AXN. Axon’s headquarters are located in Union City, California. Axon also has engineering development sites in Melbourne, Australia and San Luis Obispo, California.

      Founded in 1983, Axon designs, produces and sells instrumentation and software that accelerate and enhance the process of discovering new drugs in the genomic era. Axon’s products are designed to provide flexible, cost-efficient, high-volume solutions that can be used across all stages of the drug discovery process. Axon distributes its products directly to end-users through its own sales force in North America and through distribution agreements in international markets. Axon’s customers include pharmaceutical, biotechnology and genomics companies and research institutions. Axon’s customers primarily use its products for basic scientific research, and high-throughput drug discovery, including screening and genotyping.

      Axon’s main product lines are:

•	Cellular Neuroscience: hardware and software products for cellular electrophysiology, or the electrical properties of cells, that measure the tiny electrical currents that modulate electrical signaling between cells.

•	Cell-Based Screening: workstations for cell-based pharmaceutical screening using high-resolution fluorescence imaging and electrophysiological recording and analysis.

•	Microarray Analysis: scanners and analysis software for microarrays of any biological samples, including protein or tissue arrays.

Axon’s History

      Axon began in 1983 as an instrument and software manufacturer for cellular neuroscience, supplying largely to the academic research market. Because the cellular neurosciences market does not offer significant growth potential, in 1998, Axon made the strategic decision to enter the drug discovery instrumentation market. This strategic shift has resulted in:

•	diversifying from designing and manufacturing only electronic instruments to instruments containing optical, fluidic, mechanical and electronic components;

•	requiring Axon to expand its business development team;

•	employing a sales force in North America; and

•	establishing distribution agreements throughout the rest of the world.

Industry Background

      The life sciences industry has changed rapidly over the past ten years. There are two main forces driving this change.

      The first is the large amount of public and private funding that has been invested in the industry, particularly in the field of genomics. The Human Genome Project, headed by the US National Institutes of Health, has succeeded in sequencing the human genome. The information generated by this project has been a catalyst for innovation, particularly in human health and medicine. Furthermore, as a result of genome sequencing being industrialized, many other organisms have had their genomes sequenced, and genomic science is spreading through all areas of basic biology, agriculture and horticulture research.

      The second factor promoting change in the industry is the drive by pharmaceutical companies to develop more drugs yet cutting costs at the same time. Pharmaceutical companies have pursued this strategy in a number of ways, including by:

•	establishing agreements with smaller drug discovery companies who have drugs in development;

•	investing in new laboratory technologies; and

•	developing large libraries of compounds that need to be tested for efficacy against common diseases.

      These two forces have fueled the growth in the drug discovery business where new genomic techniques are being applied to discover new drugs.

Drug Discovery

      The drug discovery process can be broken down into five steps:

•	Generation of Compound Libraries

•	Identification and Validation of a Target

•	Screening

•	Animal Tests

•	Clinical Trials

Generation of Compound Libraries

      Various sources are exploited to generate a library of chemical compounds to test for activity. In the past, this meant chemists synthesised compounds using standard laboratory methods that were very time consuming. Today, it means using automated chemical methods to produce vast numbers of compounds very quickly. Natural products are also harvested from around the world and tested for activity or used as templates for new compound classes. Each of these compounds is a potential new drug.

Identification and Validation of a Target

      Medicines enter the body and act on “targets,” which are generally proteins, but are also often genes, which are the determinants of proteins. Protein targets are often receptors on the surface of a cell whose normal functions are to transmit information within and between cells and tissues.

      Target identification is a difficult, unsystematic activity. In the process of target validation, researchers show that an identified target can be manipulated (activated or blocked) to affect the course of a particular disease.

Screening

      In the screening process, many compounds are assessed for each compounds’ effects on a target. The first step in the screening process is assay development, which means that scientists invent and standardize a procedure for a biochemical or physiological reaction that leads to definitive information about the activity of the screened compound on the target. Instrumentation for assay development is similar to that used for the automated screening of target compounds, but needs to be more flexible because assay development can involve a great deal of trial and error.

      Once a good assay has been developed, it is used to discover the compounds, if any, which have an effect on the target. Compounds that have an effect on the target are sometimes called “hits.” After being identified, hits are subjected to second-pass screening to demonstrate that the hit has low toxicity and good chemical and physical properties. Once a hit has passed these requirements, it becomes a lead, which means that it is now a strong candidate for becoming a successful drug.

Animal Tests

      Prior to human trials, animal studies are generally performed to determine how lead compounds function in an animal, as opposed to in a test tube. If a compound is to become a marketed drug, it must be tested for a number of important properties, including:

•	Bioavailability: a drug must be absorbed efficiently after oral ingestion and accumulate in the target tissue in reasonable quantities;

•	Pharmacokinetics: a drug must persist in the body for a sufficient amount of time;

•	Toxicity: a drug must not adversely affect normal body functions; and

•	Specificity: to avoid side effects, a drug should ideally act on the desired target and nothing else.

      If possible, the effectiveness of a lead compound is tested in animals that have similar diseases to the human disease that is being targeted by the compound.

Clinical Trials

      Clinical trials in humans, usually in several phases, are performed on only the highest quality lead compounds. In phase I of a clinical trial, a compound is tested for safety in humans, and data is gathered on how it is absorbed, metabolized and excreted in the human body. In phase II, which can last from months to years, the drug is tested for efficacy in up to a few hundred patients. In phase III, the compound is tested in hundreds or thousands of patients to understand its effectiveness and safety in more detail. In phase IV, a compound is sometimes comparatively tested against other compounds already on the market to determine its benefits over competitors.

      Only a small number of leads make it all the way through all phases of a clinical trial.

Axon’s Business

      Axon’s microarray and cell-based screening products are designed to be used during the “Identification and Validation of a Target” and “Screening” steps describe above. Axon’s cellular neurosciences products, such as patch-clamp amplifiers, also assist in the identification and validation of targets.

Identification and Validation of a Target

      The genome of an organism is the sum of all the genetic material in its chromosomes. Humans have more than 30,000 different genes. Genomics is the study of the totality of the genes in an organism, in individuals or in whole populations.

      In addition to being the units of heredity, genes are the biological instructions for making proteins. Gene expression is the process by which a gene’s coded information is converted into the structures present and operating in the cell, including proteins. Proteins regulate all normal bodily functions, and most diseases can be traced to changes in protein activity. Proteomics is the systematic study of all the proteins encoded by a genome in an organism.

      By understanding which genes produce which proteins, when the proteins are produced or not produced, and what effects the presence or absence of proteins can have on the health of an organism, scientists have the ability to diagnose diseases which can lead to the discovery of drugs to cure those diseases. By spending time on researching diseases that are not well understood, scientists can study the relative expression of genes in both healthy and diseased tissue, thereby identifying targets for lead compounds. Gene-expression analysis allows researchers to identify genes that are behaving abnormally in diseased tissues or cells. These genes become the targets for drug screening. Axon produces instruments and software to conduct such gene expression experiments. Axon’s GenePix line of microarray scanners, and its GenePix Pro and Acuity software are all used to generate and analyze gene expression data.

      The identification of disease targets is one aspect of pharmacogenomics, or the study of the relationship between genes and patients’ responses to treatment. Besides target identification, recent research in this field has led to, or many scientists believe will soon lead to, a range of applications that will both improve the practice of medicine and reduce the cost of drug development, making it more feasible to bring drugs to market.

      Tailored therapy. Physicians have recently begun to examine gene expression in individual patients to help identify the best treatment. With gene expression tests, physicians will be able to compare a patient’s gene profile to a database identifying compatible and incompatible drugs for that patient, for example, thereby increasing the chances of therapeutic success.

      Screening for possible reactions to drug toxicity. It is thought that only a few hundred genes control drug uptake and excretion. Some patients have mutations in these genes that cause toxic reactions to drugs. Gene expression analysis is designed to enable advance identification of patients who are likely to have an adverse reaction to a prescribed drug.

      Low-cost early detection of drug toxicity. Many candidate drugs fail due to toxicity in clinical trials. Microarray technology can be used to identify these toxic drug candidates much earlier in the drug-discovery process.

GenePix Scanners and Software

      Microarray laser scanning and analysis technology is a key component in disease target identification and validation, as well as in the other drug-profiling applications described above. Many scientists believe that these applications include uses that may in the future make genetic screening a standard part of diagnosis by physicians, rather than just by researchers in the development of new pharmaceutical products. There are tens of thousands of genes, and even more proteins, in humans and other complex organisms. Microarray technology provides the ability to test thousands of biomolecules at a time and to isolate, compare and identify important genes or proteins, thereby speeding discovery of important genetic differences.

      An example of the usefulness of microarry laser scanning is in the fight against breast cancer. A number of companies, including Genomic Health, Inc. and Agendia B.V., currently offer genomic tests that predict the course breast cancer may take. These tests were developed directly from microarray gene expression studies of breast cancer patients. The tests allowed researchers to identify particular patterns of gene expression that correlate with good outcomes, and those that correlate with poor outcomes.

      Patients and their physicians can use the result of a gene expression test to decide if they should use chemotherapy treatment. If a patient has a gene expression profile that suggests a good clinical outcome, for example, he or she may choose not to undergo potentially debilitating chemotherapy.

      Axon’s array scanners are not limited to gene and protein based medical applications such as drug target identification and validation. Laser-based fluorescence scanning is a technique of broad scientific application. In a current trend that Axon believes will increase in the future, GenePix scanners are already being used to develop diagnostic tools, like the breast cancer test described above, in several countries.

High-Throughput Screening

      High-throughput screening is the automation of drug screening using robotic instruments to test the binding activity of thousands of compounds against a molecular disease target, usually a protein. This binding activity is a measure of the compound’s ability to activate or inhibit the activity of the protein, the first step in judging whether the compound is a potentially successful drug candidate. Two methods of high-throughput screening are ion-channel screening, a specific method for testing a drug’s action against ion channels, and fluorescent screening, a general method of determining how a drug affects cellular function.

Ion-channel Screening

      Ion channels are proteins found in virtually all cells in the body which are responsible for a wide variety of cellular functions, including transmission of electrical signals in the nervous system and muscles, initiation of immune responses, and division of cells. The Human Genome Project, a project to map all the genes in the human genome, has identified between 300 and 400 ion-channel genes in humans. Defects in these genes are responsible for a new class of diseases called “channelopathies.” As more channelopathies are discovered through genetic analysis and as the role of channels in specific disease states becomes clearer, Axon believes that interest in ion channels as targets for therapeutic treatment of disease will continue to grow in the pharmaceutical industry.

      Ion channels have been implicated in a number of diseases, including cystic fibrosis, epilepsy, muscular dystrophy and cancer. Scientists also believe that many drugs that target proteins other than ion channels interact with ion channels as well. Serious side effects from interactions with cardiac ion channels, in particular, have led to increased patient mortality and the discontinuation of certain drugs. As a result, at least one cardiac ion channel (the hERG channel) is now believed by many scientists to be an important target for routine safety testing within the pharmaceutical industry.

      Axon manufactures two instruments for high-throughput, high-content, ion-channel screening: OpusXpress and PatchXpress. OpusXpress and PatchXpress provide high-quality measurements of ion-channel activity before, during and after the application of a compound to a cell, and therefore provide direct evidence for the effect of a compound on channel function.

Fluorescent Screening

      In contrast with ion-channel screening, which directly measures the function of particular cellular components (ion channels) that have known physiological functions, fluorescent imaging screening is a very general method for investigating the function of cells.

      Fluorescent screening uses fluorescently labelled molecules to track biological processes inside cells. Cultured and fluorescently marked cells are introduced into multi-well plates. For drug screening, wells in the multi-well plate might all contain cells cultured to express a particular protein target, but a different candidate drug might be added to each well.

      As described above in “Screening”, the key to fluorescent screening is to develop a specific and informative assay. Before the screening can begin, the appropriate cellular parameters must be identified in order to determine if the applied compound has had the desired effect. The parameters might be the number and length of outgrowths from cells, the number of cells undergoing division, or the amount of cell movement.

      Axon’s ImageXpress 5000A is a high-throughput screening system for fluorescence-based assays. It takes high-resolution, automatically focused images of each well in a multi-well plate. Axon’s ImageXpress software then analyzes every cell in every well to measure the cellular parameters required for a particular assay.

Bioinformatics

      Bioinformatics is the application of computational and statistical techniques to the storage, management and analysis of biological information. Because a large part of modern biology is computational, bioinformatics is now central to both drug discovery and pure scientific discovery.

      Bioinformatics is used to:

•	computationally predict how successful a drug will be before commencing clinical trials, based on a drug’s chemical similarity to other drugs (steps 2 and 3 of the drug discovery process described above);

•	correlate drug responses to individuals’ genetic makeup, thereby tailoring drug treatment regimens;

•	model the three-dimensional structure of genes and proteins;

•	identify the relationships between genes whose expression is measured on one or many microarrays; and

•	manage data and integrate results.

      Axon’s first bioinformatics software product, Acuity, performs high-level analyses on array data obtained from scanners such as GenePix scanners. By enabling sophisticated searches across data from potentially thousands of individual array scans, it increases the ability to find correlations that might reveal drug targets.

      As screening data accumulates, scientists will be able to obtain additional insights into his or her experiments by mining large datasets of screening data generated with Axon’s Xpress line of instruments. Axon has a platform in informatics and database software from which it can develop innovative products to mine large screening datasets. Additionally, Axon has developed the ImageXpress software, which stores and analyzes high-throughput imaging data, and DataXpress, which stores and analyzes high-throughput ion-channel screening data.

Axon’s Products

Cellular Neuroscience

      Axon develops and manufactures signal amplification instruments and related data acquisition and analysis products for cellular neuroscience. Axon’s Axoclamp and Axopatch series microelectrode amplifiers and Digidata® series analog-to-digital conversion systems are more sensitive than any competing product, enabling scientists to perform experiments that would otherwise be impossible. The MultiClamp microelectrode amplifier preserves the sensitivity of Axon’s earlier amplifiers in an entirely computer controlled configuration. The elimination of the space previously required for conventional manual controls enables Axon to offer more features, such as two-channel recording and advanced signal processing, for the same price as its earlier amplifiers.

Microarray Analysis

      In February 1999, Axon introduced the GenePix® 4000A, Axon’s first product for genomic studies and high-throughput DNA and protein microarray screening. Since 1999, Axon has released successor models, the GenePix 4000B, 4100 and 4200 microarray scanners. The GenePix product line capitalizes on technology previously developed by Axon’s imaging and data acquisition systems for cellular neuroscience and also incorporates new optical and precision mechanical technologies. GenePix microarray scanners are controlled by integrated acquisition and analysis software — GenePix Pro — and accompanied by an enterprise-level informatics database and software package — Acuity® — both of which were developed by Axon.

Cell-Based Screening

      During 2002 and 2003, Axon released a suite of high-content screening products — the Xpress line — to satisfy the demands of pharmaceutical companies’ drug-screening programs. OpusXpress®, ImageXpress® and PatchXpressTM are all high-content drug-screening instruments that generate large amounts of biological information about cells’ responses to chemical compounds, giving scientists more insight into how these compounds function.

Development and Manufacturing

      Axon’s engineers design the majority of Axon’s hardware and software products in-house, and Axon’s product-line managers steer product development throughout the product life cycle. The engineers and product-line managers are guided by frequent contact with scientific and clinical leaders, and with collaborative partners and end users of Axon’s products such as pharmaceutical and biotechnology companies.

      Axon’s products are manufactured and supported under Axon’s direct control. Axon contracts with third parties to assemble products under Axon’s instruction and Axon staff oversees purchasing, final assembly and quality-assurance testing. Axon staff scientists also provide technical support to customers.

Sales and Marketing

      Axon’s customers include pharmaceutical, biotechnology and genomics companies and research institutions. Axon’s customers primarily use its products for high-throughput drug discovery, including screening and genotyping. Axon distributes its products directly to end-users through its own sales force in North America and through distribution agreements in international markets. Axon’s sales force consisted of, as of April 1, 2004, four sales professionals.

      Axon sells and markets its products outside of North America through 14 distributors.

Competition

      In the area of cellular neurosciences, Axon’s competition consists of companies in the United States and Europe. Axon competes with these companies on the basis of quality and technical support rather than price.

      The microarray instrumentation and software markets are very competitive. Several larger companies, such as Agilent, BioRad, PerkinElmer, BioDiscovery and Silicon Genetics, produce microarray scanners and software that directly compete with Axon’s products.

Intellectual Property

      Intellectual property protection through patents prevents others from exploiting a patented device, process, article of manufacture, or composition of matter for up to twenty years from the effective filing date of the patent. Axon Instruments seeks to safeguard its intellectual property wherever possible by applying for patents.

      Axon has an active invention-disclosure program and numerous patents pending in functional genomics and high-throughput screening. During 2003, Axon was issued a patent for the high-performance optical design of the GenePix microarray scanner platform, as well as additional patents related to the OpusXpress platform.

Government Regulation

      The U.S. Food and Drug Administration, or FDA, regulates and approves all equipment designed for diagnostic or medical use in the United States. None of Axon’s products is designed or marketed for diagnostic or medical use in humans, and therefore no approval of the FDA to market or sell its products is required.

      In Europe, the European Union regulates all manner of products, including all electrical equipment, measuring devices and medical devices. To market and sell Axon’s products in Europe, certification is required.

Employees

      As of March 1, 2004, Axon employed 105 persons at its headquarters in Union City, CA, 15 staff at its wholly owned subsidiary in Melbourne, Australia, and 8 staff in sales, field service and engineering at various sites in North America.

      Of Axon’s 128 employees, 43 were in engineering and lab testing, 39 in manufacturing, 10 in business development and marketing, 10 in technical support, 7 in scientific applications and field service, 7 in sales and customer service and 12 in executive management, finance and administration.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AXON

      The information below was derived from the audited consolidated financial statements in U.S. dollars of Axon for the years ended December 31, 1999 through 2003. The financial data for the three-month periods ended March 31, 2004 and 2003 are derived from unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which Axon considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2004. You should read this information together with the historical financial statements of Axon included in this joint proxy statement/ prospectus.

	Three Months
	Ended
	March 31,				Years Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

	(In thousands, except per share data)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net sales	US$	9,529	US$	8,437	US$	33,479	US$	27,465	US$	35,709	US$	28,520	US$	16,336
Cost of sales		5,450		4,184		15,768		15,206		15,979		11,996		6,974

Gross profit		4,079		4,253		17,711		12,259		19,730		16,524		9,362

Operating expenses:
Research and development		2,295		1,961		9,292		13,515		12,333		6,950		4,672
Selling, general and administrative		2,810		1,874		7,708		7,839		8,324		6,345		4,387
Loss on sublease		—		—		—		345		—		—		—

Total operating expenses		5,105		3,835		17,000		21,699		20,657		13,295		9,059

Profit (loss) from operations		(1,026)		418		711		(9,440)		(927)		3,229		303
Other income (expense), net		1,794		155		396		517		1,202		1,225		503

Income (loss) before provision for (benefit from) income taxes		768		573		1,107		(8,923)		275		4,454		806
Provision for (benefit from) income taxes		16		24		33		527		(475)		1,415		113

Net income (loss)		752		549		1,074		(9,450)		750		3,039		693
Deemed dividend on entitlement options		—		—		—		—		—		676		—

Net income (loss) attributable to common shareholders	US$	752	US$	549	US$	1,074	US$	(9,450)	US$	750	US$	2,363	US$	693

Basic net income (loss) per share attributable to common shareholders	US$	0.002	US$	0.001	US$	0.002	US$	(0.020)	US$	0.002	US$	0.006	US$	0.002

Diluted net income (loss) per share attributable to common shareholders	US$	0.001	US$	0.001	US$	0.002	US$	(0.020)	US$	0.001	US$	0.005	US$	0.002

Weighted average shares outstanding, basic		482,078		480,641		481,049		475,313		463,575		403,772		281,351

Weighted average shares outstanding, diluted		502,109		489,736		494,824		475,313		510,563		439,693		376,855

			At December 31,
	At March 31,
	2004		2003		2002		2001		2000		1999

	(In thousands)
CONSOLIDATED BALANCE SHEET DATA:
Current assets	US$	43,064	US$	38,979	US$	36,630	US$	42,498	US$	47,439	US$	8,660
Working capital		35,016		32,815		31,460		38,945		44,221		5,665
Total assets		51,045		51,586		48,140		57,557		59,308		26,411
Long-term obligations		—		0		142		7		21		35
Deferred tax liabilities		—		1,119		689		1,757		3,478		6,566
Total stockholders’ equity		42,998		44,304		42,139		52,241		52,591		16,815

AXON MANAGEMENT’S DISCUSSION AND ANALYSIS

OF AXON’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      Except for the historical information contained herein, the following discussion contains forward-looking statements that are subject to known and unknown risks, uncertainties and other factors that may cause Axon’s actual results to differ materially from those expressed or implied by such forward-looking statements. Axon discusses such risks, uncertainties and other factors throughout this joint proxy statement/ prospectus and specifically under the caption “Risk Factors”. In addition, the following discussion of Axon’s financial condition and results of operations should be read in conjunction with Axon’s consolidated financial statements and notes thereto included elsewhere in this joint proxy statement/ prospectus.

Critical Accounting Estimates

      Management’s discussion and analysis of Axon’s financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Axon’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, bad debts, inventories, equity investments, income taxes and warranty obligations. Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      Axon’s management believes the following critical accounting policies affect the more significant judgments and estimates used in the preparation of Axon’s consolidated financial statements.

     Revenue Recognition

      Axon recognizes revenue when persuasive evidence of an arrangement exists, delivery or customer acceptance has occurred, the fee is fixed or determinable, and collection is reasonably assured. Axon generally recognizes revenue upon product shipment and transfer of title. The estimated costs of insignificant post-shipment obligations, including telephone support for certain products, are accrued at the time of shipment. If significant post-shipment obligations exist, such as acceptance or installation obligations, or there are concerns regarding collection at the time of shipment, all revenue is deferred until obligations are met or collection occurs. Cash received in advance of product shipment or fulfillment of post-shipment obligations is recorded as advances from customers and recognized upon performance. Most sales outside of North America are made through distributors. Shipments to distributors are for specific customers’ orders. Customers have a right of return of 60 days for domestic sales and 90 days for international sales from the original ship date. However, such returns have historically been insignificant. Estimates of product returns and allowances, based on historical experience, are recorded at the time revenue is recognized.

      Included in the sale of certain of Axon’s products is a limited one-year field service/warranty arrangement, which provides for on-site repairs and maintenance and software updates. These field service/warranty arrangements are included in deferred revenue and are recognized ratably over the warranty term. Customers may elect to extend their warranty at the end of the original warranty period.

      Certain of Axon’s products include a software element that is more than incidental. In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, Software Revenue Recognition,(“SOP 97-2”) and AICPA Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, software revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collection is probable. Certain of Axon’s software products have been sold with maintenance agreements which, among other things, allow the customer to receive software upgrades if and when available during the term of the agreement. Axon defers the fair value of maintenance sold under these arrangements and recognizes this amount over the maintenance period of twelve months.

     Accounts Receivable

      Axon markets its products primarily to universities, research institutions, and pharmaceutical companies in the United States and internationally. Axon performs ongoing evaluations of its customers’ financial condition and generally requires no collateral from its customers. Axon maintains reserves for potential credit losses based on the results of ongoing evaluations of specific customer accounts, as well as historical experience. Axon determines the past due status of customer accounts based on payment within invoice terms. When Axon has concluded that a customer account is uncollectible, and after exhausting all reasonable efforts to collect the outstanding balance, Axon writes off the account balance. Such losses have historically been insignificant for Axon.

     Inventories

      Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis, which approximates actual cost on a current average or first-in, first-out basis. Axon makes inventory provisions for potential excess and obsolete inventory based on backlog and forecast demand. However, such forecasts and the estimated demand are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such backlog and forecast demand, and such differences may be material to Axon’s consolidated financial statements.

     Equity Investments

      Axon invests in equity instruments of privately held companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20 percent of voting securities and Axon does not have the ability to exercise significant influence over operations. When Axon’s ownership exceeds 20 percent of voting securities but is less than 50 percent, or Axon has the ability to exercise significant influence, the investment is accounted for under the equity method. Under the equity method, the investee’s proportionate share of net income or loss and amortization of the investee’s net excess investment over its equity in net assets is included in net income or loss. As of December 31, 2003 and March 31, 2004, Axon did not hold any investments accounted for under the equity method.

      Due to the fact that there is usually no available market for privately held equity securities, Axon’s ability to recover its investments and earn a return on these investments is largely dependent on equity market conditions and the occurrence of liquidity events, such as initial public offerings, mergers, and private sales. All of these factors are difficult to predict. In addition, under its accounting policies, Axon is required to review all investments for impairment. For non-marketable equity securities, this requires significant judgment, including assessment of the investee’s financial condition, the existence of subsequent rounds of financing and the impact of any relevant contractual preferences, as well as the investee’s historical results of operations, and projected cash flows. Axon has determined that there is no evidence of impairment in any of its non-marketable equity securities as of December 31, 2003 and March 31, 2004.

      In June 2002, Axon entered into a license and development agreement with Aviva Biosciences Corporation (“Aviva”). The agreement contains a provision which grants Axon the right to make a US$3,500,000 equity investment in Aviva at the same terms of the lead investor of Aviva’s Series B Preferred Stock, should such financing occur. In September 2002, Axon exercised its right and acquired 2,916,667 shares of Aviva’s Series B Preferred Stock at the same terms as other Series B Preferred Stock investors. Axon’s equity interest in Aviva at December 31, 2003 and March 31, 2004 was approximately 8% and Axon accounts for this investment under the cost method.

      The agreement conveys exclusive distribution rights to certain technology owned and developed by Aviva. In June 2002, Axon made US$100,000 of the total required US$500,000 payment to obtain those rights, and classified the payment as a noncurrent other asset at June 30, 2002, which would be amortized over the life of the product. Subsequently, and after payment of the remaining US$400,000 in August 2002, Axon determined that additional development was required in order to bring the product to market and to adequately match the product’s features to the requirements of Axon’s products. Therefore, the entire US$500,000 license fee was expensed during the year ended December 31, 2002.

      In addition, the agreement has a provision for additional technology development by Aviva, which may be partially funded by Axon, in an amount not to exceed US$1,000,000 over a three-year period commencing in June 2002. As of December 31, 2003 and March 31, 2004, no obligations have been incurred under this provision.

     Income Taxes

      Axon accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized in the future.

      Due to Axon’s recent losses, the net deferred tax assets have been fully offset by a valuation allowance.

      The following is a reconciliation between statutory federal income taxes and the total provision for (benefit from) income taxes:

	Years Ended December 31,

	2003		2002		2001

Statutory federal income tax provision (benefit)	US$	376,356	US$	(3,033,688)	US$	93,516
State taxes, net of federal tax		528		515,600		(266,030)
Net operating loss carryovers		(280,282)		—		—
Tax credits		—		—		(319,666)
Increase in valuation allowance		67,004		3,129,381		—
Other		(130,786)		(83,755)		17,196

	US$	32,820	US$	527,538	US$	(474,984)

     Warranties

      Axon offers a one-year limited warranty with the sale of all of its products. The specific terms and conditions of those warranties vary depending upon the product sold and country in which the product is placed. The warranty covers the cost of parts and labor to repair the product. Axon estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect its warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. Axon periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Axon also offers extended warranty contracts to customers on a limited number of its products for an additional fee. Customers may elect to extend their warranty at the end of the original warranty period. Revenue related to extended warranties is deferred and recognized ratably over the warranty term.

     Foreign Currency Accounting

      Assets and liabilities of Axon’s Australian subsidiary are remeasured in U.S. dollars at current rates of exchange, and revenues and expenses are remeasured using the average rate for the reporting period. Foreign currency transaction gains and losses are included in the consolidated statements of operations.

Results of Operations

      The following table summarizes Axon’s consolidated statements of operations:

	Three Months Ended
	March 31,						Years Ended December 31,

	2004			2003			2003			2002			2001

Net sales	US$	9,528,886	100.0%	US$	8,436,714	100.0%	US$	33,478,863	100.0%	US$	27,465,020	100.0%	US$	35,708,695	100.0%
Cost of sales		5,449,521	57.2		4,184,387	49.6		15,767,502	47.1		15,206,350	55.4		15,978,451	44.8

Gross profit		4,079,365	42.8		4,252,327	50.4		17,711,361	52.9		12,258,670	44.6		19,730,244	55.2
Research and development expenses		2,294,757	24.1		1,960,537	23.2		9,292,394	27.8		13,514,759	49.2		12,332,723	34.5
Selling, general and administrative expenses		2,810,297	29.5		1,873,841	22.2		7,708,028	23.0		7,838,573	28.5		8,324,151	23.3
Loss on sublease		—	—		—	—		—	—		345,352	1.3		—	—

Profit (loss) from operations		(1,025,689)	(10.8)		417,949	5.0		710,939	2.1		(9,440,014)	(34.4)		(926,630)	(2.6)
Other income, net		1,794,181	18.8		154,573	1.8		395,991	1.2		517,400	1.9		1,201,677	3.4

Income (loss) before income taxes		768,492	8.0		572,522	6.8		1,106,930	3.3		(8,922,614)	(32.5)		275,047	0.8
Income tax provision (benefit)		16,170	0.1		23,874	0.3		32,820	0.1		527,538	1.9		(474,984)	(1.3)

Net income (loss)	US$	752,322	7.9%	US$	548,648	6.5%	US$	1,074,110	3.2%	US$	(9,450,152)	(34.4)%	US$	750,031	2.1%

Three Months Ended March 31, 2004 and 2003

      Net sales in the first three months of 2004 increased 13% to US$9.5 million compared with US$8.4 million in the first three months of 2003. The increase in net sales was primarily due to the release of the PatchXpressTM 7000A automated parallel patch clamp system in September 2003 and related consumables, offset by reduced sales of the ImageXpressTM 5000A automated cellular imaging and analysis system which was introduced in January 2003.

      Gross profit decreased to US$4.1 million, or 42.8% of sales in the first three months of 2004, from US$4.3 million, or 50.4% of sales in the first three months of 2003. The decrease was primarily attributable to a change in product mix to lower margin products such as the SealChipTM planar electrodes, used by the PatchXpress system, and the GenePix 42000A microarray scanner, as well as sales of two PatchXpress systems to distributors for use as demonstration units at cost.

      Research and development expenses increased 17% to US$2.3 million in the first three months of 2004, from US$2.0 million in the first three months of 2003. The primary reason for the increase was increased material costs of prototypes and test components and fees paid to consultants and outside service providers associated with new high-throughput electrophysiology and fluorescent imaging screening products.

      Selling, general and administrative expenses increased 50% to US$2.8 million in the first three months of 2004, from US$1.9 million in the first three months of 2003. The increase was primarily attributable to legal, accounting and investment banking costs associated with the pending business combination with Molecular Devices Corporation.

      Other income, net, consisting primarily of gain on sale of available-for-sale securities and interest income, increased 1,061% to US$1.8 million in the first three months of 2004 from US$155,000 in the first three months of 2003. The increase was due to the sale of the Company’s investment in Optiscan Imaging Limited.

      The provision for income taxes was US$16,000 in the first three months of 2004, resulting in an effective income tax rate of 2%. The provision for income taxes was US$24,000 in the first three months of 2003, resulting in an effective income tax rate of 4%. The low effective tax rate in both periods was primarily due to the utilization of a portion of the net operating loss carryforward generated by the net loss in 2002.

     Years Ended December 31, 2003 and 2002

      Net sales for 2003 increased 22% to US$33.5 million compared with US$27.5 million in 2002. The increase in net sales was primarily due to the releases of the PatchXpressTM 7000A automated parallel patch clamp system in September 2003, GenePix Professional 4200A microarray scanner in April 2003 and the ImageXpress® 5000A automated cellular imaging and analysis system in January 2003. In addition, revenues were positively impacted by a full year’s worth of sales of the Genepix® Personal 4100A microarray scanner, released in July 2002.

      Gross profit increased to US$17.7 million, or 52.9% of sales in 2003, from US$12.3 million, or 44.6% of sales in 2002. The increase was primarily attributable to increased sales volume and improvements in inventory production scrap rates.

      Research and development expenses decreased 31% to US$9.3 million in 2003, from US$13.5 million in 2002. The primary reason for the reduction was the cost reductions implemented in November 2002 with the intent of concentrating research and development attention on smaller numbers of significant projects most likely to yield the highest return on investment and the greatest near-term market potential.

      Selling, general and administrative expenses decreased 2% to US$7.7 million in 2003, from US$7.8 million in 2002. The decrease was primarily attributable to decreases in marketing and promotional costs and salaries and related personnel costs, offset by increases in post-sale customer support costs and accounting fees.

      Other income, net, consisting primarily of interest income, decreased 23% to US$396,000 in 2003 from US$517,000 in 2002. The decrease was due to lower average cash, cash equivalent, and marketable securities balances as well as lower average interest rates during 2003 as compared to 2002.

      The provision for income taxes was US$33,000 in 2003, resulting in an effective income tax rate of 3%. The provision for income taxes was US$528,000 in 2002, resulting in an effective income tax rate of -6%. The low effective tax rate in 2003 was due to the utilization of a portion of the net operating loss carryforward generated by the net loss in 2002.

     Years Ended December 31, 2002 and 2001

      Net sales for 2002 decreased 23% to US$27.5 million compared with US$35.7 million in 2001. The decrease in net sales was primarily due to a decline in the sales volume of microarray analysis products as well as slower than anticipated introductions for several of Axon’s new products.

      Gross margin decreased to 44.6% in 2002, from 55.2% in 2001. The decrease was primarily attributable to decreased sales volume, price reductions in Axon’s Genepix 4000B product, increased production scrap rates, increased warranty costs, and increased excess inventory reserves resulting from reduced forecast demand.

      Research and development expenses increased 10% to US$13.5 million in 2002, from US$12.3 million in 2001. The primary reason for the increase was longer than anticipated development timelines for several of Axon’s new products.

      Selling, general and administrative expenses decreased 6% to US$7.8 million in 2002, compared to US$8.3 million in 2001. The decrease was primarily attributable to decreases in post-sale customer support costs, legal fees, and salaries and related personnel costs.

      Loss on sublease was US$345,000 in 2002 and was the result of Axon entering into a sub-sublease with an unrelated party to occupy office and research space previously occupied by Axon in Foster City, California. The loss was calculated by subtracting anticipated lease payments to be received from Axon’s sub-tenant from its remaining lease obligations.

      Other income, net, consisting primarily of interest income, decreased 57% to US$517,000 in 2002 from US$1.2 million in 2001. The decrease was due to lower average cash, cash equivalent, and marketable securities balances as well as lower average interest rates during 2002 as compared to 2001.

      The provision for income taxes was US$528,000 in 2002, resulting in an effective income tax rate of -6%. The benefit from income taxes was US$475,000 in 2001, resulting in an effective income tax rate of -173%. The negative effective tax rate in 2002 was due primarily to the establishment of a valuation allowance against Axon’s deferred tax assets, resulting from the net loss in 2002, which reduced the amount of deferred tax assets that Axon expected to realize in the future.

Liquidity and Capital Resources

      Axon had cash, cash equivalents and short and long-term marketable securities of US$29.1 million at March 31, 2004, compared to US$26.0 million at December 31, 2003. Operating activities provided cash of US$537,000 in the first three months of 2004. In the first three months of 2003, operating activities used US$1.5 million in cash.

      Net cash used by investing activities was US$4.2 million in the first three months of 2004, which primarily consisted of net purchases of marketable securities. In the first three months of 2003, net cash provided by investing activities was US$1.6 million, primarily consisting of net sales of marketable securities.

      Net cash provided by financing activities was US$67,000 and US$21,000 in the first three months of 2004 and 2003, respectively, due primarily to proceeds from the issuance of common stock for options exercised.

      Axon had cash, cash equivalents and short and long-term marketable securities of US$26.0 million at December 31, 2003, compared to US$27.6 million at December 31, 2002 and US$35.2 million at December 31, 2001. Operating activities used cash of US$1.5 million and US$3.7 million in 2003 and 2002, respectively. In 2001, operating activities provided US$3.3 million in cash.

      Net cash provided by investing activities was US$3.9 million in 2003, which included US$4.2 million of net sales of marketable securities. In 2002, net cash used in investing activities was US$4.0 million, including a US$3.5 million investment in Aviva Biosciences Corporation. In 2001, net cash used in investing activities was US$17.1 million, including US$14.9 million of net purchases of marketable securities.

      Net cash provided by financing activities was US$41,000, US$367,000 and US$643,000 in 2003, 2002 and 2001, respectively, due primarily to proceeds from the issuance of common stock for options exercised.

      Axon believes that its existing cash, cash equivalents, marketable securities, and anticipated cash flow from its operations will be sufficient to support its current operating plan for the foreseeable future. Axon’s ability to generate its anticipated cash flow from operations is subject to risks and uncertainties, including, in particular, variations in the amount of time it takes for Axon to develop and introduce commercially viable products, its ability to collect accounts receivable, the timing of customer orders, competition, risks associated with the pharmaceutical and biotechnology industries, supplier or manufacturing problems or delays, and risks associated with potential future acquisitions or technology licenses.

      Axon’s forecast of the period of time through which its financial resources will be adequate to support its operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary as a result of a number of factors. Axon has based this estimate on its current plans which may change and assumptions that may prove to be wrong. Axon’s future capital requirements will depend on many factors, including:

•	the progress of its research and development;

•	the number and scope of its research projects;

•	market acceptance and demand for its products;

•	the costs that may be involved in enforcing its patent claims and other intellectual property rights;

•	potential acquisition and technology licensing opportunities; and

•	manufacturing capacity requirements.

      Axon has generated sufficient cash flow to fund its capital requirements primarily through operating and financing activities over the last three years. However, if the first merger is not completed, Axon cannot be certain that it will not require additional financing in the future to support its existing operations or potential acquisition and technology licensing opportunities that may arise. Therefore, Axon may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. Additional financing may not be available on favorable terms or at all, and may be dilutive to Axon’s then-current shareholders.

      In connection with the merger agreement, Axon has agreed to customary restrictions on various operating matters, including restrictions on capital expenditures, declaring or paying dividends, entering into certain material contracts, and making investments or acquisitions.

      Axon’s cash and investments policy emphasizes liquidity and preservation of principal over other portfolio considerations. Axon selects investments that maximize interest income to the extent possible given these two constraints. Axon satisfies liquidity requirements by investing excess cash in securities with different maturities to match projected cash needs and limit concentration of credit risk by diversifying its investments among a variety of high credit-quality issuers.

      Axon’s facilities are leased under noncancelable operating leases. As of December 31, 2003, the following is a summary of Axon’s contractual obligations:

Payments Due by Period

		Less Than	1-3	3-5	More Than
	Total	1 Year	Years	Years	5 Years

Operating leases	US$16,268,266	US$2,632,261	US$4,174,071	US$4,400,699	US$5,061,235

Operating Segments

      Axon has determined that, in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, it operates in one segment as it only reports operating results on an aggregate basis to its chief operating decision makers. Operating gains and losses generated by the foreign operations of Axon and the corresponding identifiable assets were not material in any period presented.

Recent Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 addresses how to account for arrangements that may involve delivery or performance of multiple products, services and/or rights to use assets, and when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. It does not change otherwise applicable revenue recognition criteria. It applies to arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF 00-21 did not have a material effect on Axon’s operating results or financial position.

      In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 was effective immediately for all variable interest entities created or acquired after January 31, 2003. The provisions of this interpretation apply in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise held a variable interest that it acquired before February 1, 2003. In October 2003, the FASB deferred the implementation of FIN 46 for variable interest entities that existed on or before January 31, 2003 until the end of the first interim or annual period ending after December 15, 2003. In December 2003, the

FASB issued new guidance, FIN 46R, with respect to variable interest entities in existence on or before January 31, 2003. Under the new guidance, application of FIN 46 is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on Axon’s results of operations or financial position.

      In July 2003, the EITF reached consensus on Issue No. 03-5, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software (“EITF 03-5”). EITF 03-5 provides guidance on whether non-software deliverables included in an arrangement that contains software are within the scope of SOP 97-2. The consensus was reached that SOP 97-2 is applicable to any non-software deliverables if the software deliverable is essential to its functionality. EITF 03-5 is effective at the beginning of the first interim period beginning after August 13, 2003. The adoption of EITF 03-5 did not have a material effect on Axon’s operating results or financial position.

Quantitative and Qualitative Disclosures About Market Risk

      Axon is exposed to market risk for changes in the market values of its investments. Axon has not used derivative financial instruments in its investment portfolio. Axon is not party to any interest rate or derivative hedging contracts and has no material foreign exchange or commodity price risks. Axon does not believe that inflation has had a significant impact on its revenues or operations.

      As of December 31, 2003, Axon’s total holdings in short- and long-term marketable securities and equity securities, including available-for-sale securities, were US$17.0 million. Axon regularly reviews the carrying value of its investments and identifies and records losses when events and circumstances indicate that any declines in the fair values of such investments, below its accounting basis, are other than temporary. At December 31, 2003, Axon held short- and long-term marketable securities consisting of state and municipal government obligations totaling US$10.5 million and held publicly traded equity securities consisting of its equity investment in Optiscan Imaging Limited, at fair value of US$3.0 million and held non-marketable equity securities consisting of its equity investment in Aviva Biosciences Corporation, at fair value of US$3.5 million.

      As discussed in Notes 2 and 14 in the accompanying Notes to Axon’s Consolidated Financial Statements located elsewhere in this joint proxy statement/ prospectus, Axon disposed of its entire investment in Optiscan Imaging Limited in February 2004. Proceeds from the sale were approximately US$2.8 million and were materially consistent with the carrying value of the investment as of December 31, 2003.

      As discussed in Note 3 in the accompanying Notes to Axon’s Consolidated Financial Statements located elsewhere in this joint proxy statement/ prospectus, Axon held an equity investment in Aviva Biosciences Corporation consisting of 2,916,667 shares of Aviva Series B preferred stock with a fair value of US$3.5 million at December 31, 2003. Axon’s equity interest in Aviva at December 31, 2003 and March 31, 2004 was approximately 8% of the outstanding capital stock of Aviva and Axon accounts for this investment under the cost method. Because there is currently no available market for Aviva’s equity securities, Axon’s ability to recover its investment and to earn a return on this investment is largely dependent on equity market conditions and the occurrence of liquidity events, such as initial public offerings, mergers, and private sales. All of these factors are difficult to predict. In addition, under Axon’s accounting policy, it is required to review all investments for impairment. For non-marketable equity securities, this requires significant judgment, including assessment of the investee’s financial condition, the existence of subsequent rounds of financing and the impact of any relevant contractual preferences, as well as the investee’s historical results of operations, and projected cash flows. Axon has determined that there is no evidence of impairment as of December 31, 2003 and March 31, 2004.

PRINCIPAL SHAREHOLDERS OF AXON

      The following table sets forth as of May 6, 2004 the number and percentage of the outstanding shares of Axon common stock which are beneficially owned by (i) each person who is currently a director of Axon, (ii) all current directors and executive officers of Axon as a group, and (iii) each person who, to the knowledge of Axon, is the beneficial owner of more than 5% of Axon’s outstanding common stock. Except as otherwise noted below, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable.

					Percentage of
					Common Stock
	Total Outstanding		Outstanding		Beneficially
Name and Address	Common Stock		Options(1)		Owned(2)(3)

Directors:
Stanley T. Crooke, M.D., Ph.D.	0		1,224,999		*
Alan Finkel, Ph.D.	106,030,620	(4)	2,280,619	(5)	22.3%
Henry Lester, Ph.D.	1,522,882	(6)	1,175,357		*
W. Geoffrey Powell	32,628,442		3,203,977		7.4
Alan Stockdale	75,000	(7)	474,999		*

All directors and executive officers as a group (10 persons)	141,402,134		14,224,550		31.3

5% Holders:
Elizabeth Finkel, Ph.D.	97,582,500	(8)	359,360	(9)	20.3
Precision Patchclamps (Int) Pty Ltd(10)	71,998,200		0		14.9

*	Represents less than 1%

(1)	Represents shares of Axon common stock that the holder may acquire upon exercise of options that are currently exercisable or which will become exercisable within 60 days after May 6, 2004.

(2)	The percentage of shares beneficially owned is based on 482,735,190 shares of Axon common stock outstanding as of May 6, 2004.

(3)	Shares of Axon common stock subject to options which are currently exercisable or which will become exercisable within 60 days after May 6, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(4)	Excludes 97,582,500 shares held by Dr. Elizabeth Finkel, the wife of Dr. Alan Finkel, as to which shares Dr. Alan Finkel disclaims beneficial ownership.

(5)	Excludes 359,360 options held by Dr. Elizabeth Finkel, the wife of Dr. Alan Finkel, as to which shares Dr. Alan Finkel disclaims beneficial ownership.

(6)	Includes 138,583 shares held by Dr. Lester’s children.

(7)	Includes 50,000 shares held by Mr. Stockdale’s wife.

(8)	Excludes 106,030,620 shares held by Dr. Alan Finkel, the husband of Dr. Elizabeth Finkel, as to which shares Dr. Elizabeth Finkel disclaims beneficial ownership.

(9)	Excludes 2,280,619 options held by Dr. Alan Finkel, the husband of Dr. Elizabeth Finkel, as to which shares Dr. Elizabeth Finkel disclaims beneficial ownership.

(10)	Dr. Elizabeth Finkel’s brother, and Dr. Alan Finkel’s brother-in-law, is the Chief Executive Officer of Precision Patchclamps (Int) Pty Ltd.

AXON EQUITY COMPENSATION PLAN INFORMATION

      The following table summarizes information about Axon’s common stock that may be issued upon the exercise of options, warrants and rights under all of Axon’s compensation plans as of December 31, 2003.

Number of Securities
	Number of	Weighted	Remaining Available
	Securities to be	Average Exercise	for Future Issuance
	Issued Upon	Price of	Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding	Options,	(Excluding
	Options, Warrants	Warrants and	Securities Reflected
	and Rights	Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	40,558,053	$0.25	31,393,140
Equity compensation plans not approved by security holders(1)	3,850,000	$0.13	0

Total	44,408,053	$0.24	31,393,140

(1)	Consists of options issued to certain directors and key employees in connection with Axon’s initial public offering, a description of which is provided below.

      At the time of Axon’s initial public offering of its common stock in Australia, Axon issued options to purchase 4,100,000 shares of Axon common stock to certain directors and key employees. These options were not issued pursuant to Axon’s equity compensation plans. The exercise price of each option is AU$0.20. The vested portion of these options may be exercised at any time on or before five years from the date of grant of the option. The options generally vest over a four-year period.

RIGHTS OF DISSENTING AXON SHAREHOLDERS

      Shareholders of Axon may be entitled to certain dissenters’ appraisal rights if they perfect their rights in accordance with Chapter 13 of the California Corporations Code. Relevant excerpts of Chapter 13 are included as Annex D to this joint proxy statement/ prospectus. If you are a CUFS holder and wish to exercise dissenters’ rights, you must convert the CUFS you hold into shares of Axon common stock in accordance with the ASTC Settlement Rules. Once your CUFS are converted into Axon common stock, you will be an Axon shareholder and must strictly follow the procedures set forth in Chapter 13 of the California Corporations Code in order to exercise your dissenters’ rights.

      The following discussion is not a complete statement of the law relating to dissenters’ rights and is qualified in its entirety by reference to Annex D. This discussion and Annex D should be reviewed carefully by any Axon shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the procedures prescribed in Chapter 13 will result in the loss of dissenters’ rights under Chapter 13. Holders of options to purchase Axon shares will not be entitled to dissenters’ rights in connection with the first merger by virtue of holding options. Axon shareholders who have entered into voting agreements have waived such statutory appraisal rights. We advise any Axon shareholder considering exercising dissenters’ rights to consult legal counsel.

      In order to exercise dissenters’ appraisal rights under Chapter 13, an Axon shareholder must be entitled to vote on the proposal to approve the first merger, or be a transferee of record of shares held by such a shareholder. Under Chapter 13, appraisal rights can only be exercised with respect to shares of Axon stock that are outstanding on the record date for the determination of Axon shareholders entitled to vote on the first merger.

      If the first merger is consummated, those shareholders of Axon who elect to exercise their dissenters’ rights and who in a timely and proper fashion perfect such rights will be entitled to receive the “fair market value” of their shares in cash. “Fair market value” would be determined as of March 19, 2004, the day before the first announcement of the terms of the first merger, and therefore would not include any appreciation or depreciation caused by the first merger.

      In order to qualify for dissenters’ rights, an Axon shareholder must not vote in favor of the first merger and must make a written demand on Axon within 30 days after Axon mails to shareholders the notice of approval of the first merger. Abstentions and broker non-votes will not be considered votes in favor of the first merger and the affected shareholders may still perfect dissenter’s rights. A vote not in favor of the first merger without written demand will not be sufficient to satisfy the notice requirement under Chapter 13 necessary to protect dissenters’ rights.

      If the first merger is approved, within 10 days after the Axon special meeting, Axon will mail to any shareholder who did not vote for the first merger a notice that the required shareholder approval of the first merger was obtained. This notice of approval will state the price determined by Axon to represent the “fair market value” of any dissenting shares and a brief description of the procedures to be followed by dissenting shareholders who wish to pursue further their statutory rights. The statements in the notice of approval will constitute an offer by Axon to purchase from its shareholders any dissenting shares at the price stated, but only if the first merger is consummated. However, the determination by Axon of fair market value is not binding on its shareholders. The dissenting shareholder must deliver his or her share certificate for receipt by Axon within 30 days after the date on which the notice of approval was mailed to the shareholder. Axon will stamp or endorse the certificate with a statement that the shares are dissenting shares and return it to the dissenting shareholder.

      If the shareholder and Axon agree that the shares of Axon stock as to which the shareholder is seeking appraisal rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under Chapter 13 from the date of the purchase agreement. Any agreements fixing the fair market value of any dissenting shares between Axon and any dissenting shareholder must be filed with the president of Axon.

      An Axon shareholder who does not accept Axon’s determination of fair market value must send a written demand to Axon at 3280 Whipple Road, Union City, California 94587, Attention: President or at Level 3, 509 St Kilda Rd, Melbourne, Australia 3004, c/o David Kenley, Corporate Secretary. A written demand for appraisal must reasonably inform Axon of the identity of the shareholder of record making the demand and that the shareholder intends to demand appraisal of the shareholder’s shares. A demand for appraisal should be executed by or for the Axon shareholder of record, fully and correctly, as that shareholder’s name appears on the shareholder’s stock certificate. If the Axon shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed by the fiduciary. The written demand must state the number and class of shares held of record by such shareholder which the shareholder demands that Axon purchase for cash, and it must contain a statement of the amount which the shareholder claims to be the fair market value of the dissenting shares as of the day before announcement of the proposed first merger. That statement will constitute an offer by the shareholder to sell his or her dissenting shares to Axon at that price.

      If Axon and a dissenting shareholder do not agree on the other’s proposed purchase price, the shareholder has the right for six months following the mailing of the notice of approval, but not thereafter, to file a complaint in the California Superior Court requesting the court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of appraisal rights and the fair market value of such shares. If the court determines that the shareholder’s shares qualify as dissenting shares, the court will then determine the fair market value of dissenting shares, which could be higher or lower than the amount offered by Axon in the notice of approval or the merger consideration provided for in the merger agreement, and any such determination would be binding on the dissenting shareholder or shareholders involved in the lawsuit and on Axon. Any party may appeal from the judgment. However, the court action to determine the fair market value of shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing the first merger. No shareholder who has appraisal rights under Chapter 13 will have any right to attack the validity of the first merger except in an action to test whether the number of shares required to authorize the first merger has been legally voted in favor of the first merger.

      Dissenting Axon shares may lose their status as such if any of the following events occurs:

•	the first merger is abandoned (in which case Axon must pay on demand to dissenting shareholders who have initiated proceedings in good faith as provided under Chapter 13 all necessary expenses and reasonable attorneys’ fees incurred in such proceedings);

•	the dissenting shares are transferred before being submitted to Axon for endorsement;

•	the dissenting shareholder withdraws his or her demand with the consent of Axon; or,

•	in the absence of agreement between the dissenting shareholder and Axon as to the price of his or her shares, the Axon shareholder fails to file suit or otherwise fails to become a party to such suit within six months following the mailing of the notice of approval.

      The process of dissenting and exercising dissenters’ rights requires strict compliance with technical prerequisites. Axon shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the California Corporations Code. Any shareholder who fails to comply with any of the requirements of Chapter 13 of the California Corporations Code will forfeit his, her or its rights to dissent to the first merger.

COMPARISON OF RIGHTS OF HOLDERS OF MOLECULAR DEVICES

COMMON STOCK AND AXON COMMON STOCK

      The rights of Molecular Devices stockholders are currently governed by the Delaware General Corporation Law, or DGCL, and by Molecular Devices’ certificate of incorporation and bylaws. Axon’s articles of incorporation and bylaws and the California Corporations Code, or CCC, currently govern the rights of shareholders of Axon. After the completion of the merger, Axon shareholders will become stockholders of Molecular Devices. As a result, former Axon shareholders’ rights will be governed by Molecular Devices’ certificate of incorporation and bylaws and the DGCL.

      This section summarizes the material differences between the rights of holders of Molecular Devices common stock and the rights of holders of Axon common stock. This summary may not contain all of the information that is important to both Molecular Devices stockholders and Axon shareholders, and is not a complete comparison of the certificate of incorporation and bylaws of Molecular Devices and the DGCL and the articles of incorporation and bylaws of Axon and the CCC. Molecular Devices and Axon shareholders should read carefully this entire document, the certificate/articles of incorporation and bylaws of Molecular Devices and Axon, and the relevant provisions of the DGCL and the CCC for a more complete understanding of the differences between Molecular Devices common stock and Axon common stock.

Authorized Capital Stock

      Molecular Devices. The authorized capital stock of Molecular Devices consists of 60,000,000 shares of common stock, par value US$0.001 per share, and 3,000,000 shares of preferred stock, par value US$0.001 per share.

      Axon. The authorized capital stock of Axon consists of 800,000,000 shares of stock, no stated par value per share.

Number and Election of Directors

      Molecular Devices. Molecular Devices’ certificate of incorporation and bylaws provide that the board of directors shall be fixed exclusively by resolution of the board of directors. Molecular Devices’ certificate of incorporation also provides that the exclusive authority to amend the bylaws to change the number of directors resides in the board of directors. Molecular Devices’ bylaws do not provide for cumulative voting for the election of directors at meetings of stockholders.

      Axon. Axon’s bylaws provide that the board of directors shall consist of not less than four and not more than seven directors. The minimum and maximum number of directors set forth in the bylaws may only be changed upon amendment of the articles of incorporation or bylaws by a majority of the then-outstanding shares of voting stock, but the number of directors may not be reduced to less than five if more than 16 2/3% of the then-outstanding shares of voting stock are cast against or do not consent to such a change. The number of directors was initially set at five and may be changed by resolution duly adopted by the board of directors or the shareholders. Axon’s bylaws allow for cumulative voting for the election of directors at meetings of shareholders if the candidate’s name has been placed in nomination prior to voting and the shareholder has given prior notice of intent to cumulate votes.

Removal of Directors

      Molecular Devices. Molecular Devices’ certificate of incorporation and bylaws provide that stockholders may remove any director or the entire board of directors with cause upon an affirmative vote of the holders of a majority of the then-outstanding shares of voting stock, or without cause upon an affirmative vote of the holders of at least 66 2/3% of the then-outstanding shares of voting stock.

      Axon. Axon’s bylaws provide that shareholders may remove the board of directors or any individual director at any time without cause by an affirmative vote of the holders of a majority of the then-outstanding shares entitled to vote on such removal. However, unless the entire board of directors is removed, no director may be removed if (1) the number of votes cast against such director would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes cast were cast and (2) the number of directors authorized at the time of such director’s most recent election were then being elected.

Filling Vacancies on the Board of Directors

      Molecular Devices. Molecular Devices’ certificate of incorporation provides that any vacancy created by the removal of a director or any new directorship resulting from an increase in the number of directors shall be filled by either an affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board of directors or the stockholders if so determined by resolution of the board of directors.

      Axon. Axon’s bylaws provide that any vacancy shall be filled by either the affirmative vote of a majority of the remaining directors then in office, or, if the number of directors in office is less than a quorum, by (1) unanimous written consent of the directors then in office, (2) the affirmative vote of a majority of directors then in office pursuant to notices or waivers of notice or (3) a sole remaining director. Vacancies created by court order or shareholder consent or vote may only be filled either by an affirmative vote of a majority of the shares represented and voting at a duly held meeting or by unanimous written consent of all shares entitled to vote thereon. Axon’s bylaws provide that any vacancy that was not created by the removal of a director and that has not been filled by the board of directors may be filled by the written consent of a majority of the then-outstanding shares of voting stock.

Special Meetings of Stockholders

      Molecular Devices. Molecular Devices’ bylaws provide that a special meeting of stockholders may be convened at any time by a majority of the board of directors of Molecular Devices, the chairman of the board of directors, the chief executive officer of Molecular Devices, or by the holders of at least 10% of the votes entitled to be cast at that meeting.

      Axon. The Axon bylaws provide that a special meeting of shareholders may be convened at any time by the board of directors, the chairman of the board of directors of Axon, the president of Axon, or by the holders of at least 10% of the votes entitled to be cast at that meeting.

Advance Notice and Adjournment Provisions for Meetings of Stockholders

      Molecular Devices. Molecular Devices’ bylaws allow any meeting of stockholders to be adjourned either by the vote of a majority of the shares represented at the meeting, excluding abstentions, or the chairman of the meeting. If the adjournment is for more than 30 days, then new notice shall be sent to stockholders of record.

      Axon. Axon’s bylaws require notice of meetings be sent not less than 10 days (or, if notice is sent via third-class mail, not less than 30 days) and not more than 60 days prior to the date of the meeting of shareholders. Axon’s bylaws allow any meeting of shareholders to be adjourned only by the vote of a majority of the shares represented at the meeting. If the adjournment is for more than 45 days, then new notice shall be sent to shareholders of record.

Action by Written Consent of the Stockholders

      Molecular Devices. Molecular Devices’ bylaws prohibit action by written consent of the stockholders.

      Axon. Axon’s bylaws allow for any action that may be taken at any annual or special meeting of shareholders to be taken without a meeting and without prior notice if a consent in writing shall be signed by holders of not less than the minimum number of votes necessary to authorize or take such action at a meeting. If approval is by less than unanimous written consent, the secretary of Axon shall provide prompt notice to those shareholders who have not consented in writing. Directors may not be elected by written consent except by unanimous written consent of the shareholders entitled to vote for the election of directors.

Record Dates for Adjourned Meetings and Actions by Written Consent of Stockholders

      Molecular Devices. Molecular Devices’ bylaws provide that the board of directors shall fix a new record date for a meeting that is adjourned for more than 30 days from the date of the original meeting. Molecular Devices’ bylaws do not allow for stockholder actions by written consent and therefore do not provide a determination of the record date for stockholders entitled to give consent in writing without a meeting where the board of directors does not so fix a record date.

      Axon. Axon’s bylaws provide that the board of directors shall fix a new record date for a meeting that is adjourned for more than 45 days from the date of the original meeting. Axon’s bylaws provide that where the board of directors do not fix a date, the record date for determining shareholders entitled to give consent in writing without a meeting shall be the later of either the day the board of directors adopts the resolution relating thereto or the 60th day prior to the date of such other action. Axon’s bylaws provide that the record date for determining shareholders entitled to give consent in writing without a meeting shall be either (1) when no prior action by the board of directors has been taken, the day on which the first consent is given or (2) when prior action by the board of directors has been taken, the later of either the day the board of directors adopts the resolution relating thereto or the 60th day prior to the date of such other action.

Advance Notice Provisions for Board Nominations and Other Stockholder Business

      Molecular Devices. Molecular Devices’ bylaws provide that stockholders must deliver proper notice of any nomination for the election of a director or other business to be brought before an annual meeting of stockholders to the secretary of Molecular Devices not later than 60 days and not earlier than 90 days prior to the first anniversary of the preceding year’s annual meeting. Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, if a stockholder is submitting a proposal for the annual meeting of stockholders, the proposal must be received at Molecular Devices’ offices not less than 120 calendar days before the date of Molecular Devices’ proxy statement released to stockholders in connection with the previous year’s annual meeting.

      Axon. Axon’s bylaws and the CCC are silent on both (1) the requirements for proper notice of any nomination for the election of a director or other business brought before an annual meeting and (2) the timing requirements for such notice.

Stockholder Rights Plans

      Molecular Devices. Molecular Devices has adopted a stockholder rights plan that provides its stockholders with the right to purchase preferred stock as a defensive measure in connection with a potential acquisition.

      Axon. Axon has not adopted a shareholder rights plan.

Amendment of Bylaws

      Molecular Devices. Molecular Devices’ certificate of incorporation expressly authorizes the Molecular Devices board of directors to adopt, amend or repeal the bylaws. Molecular Devices’ certificate of incorporation and bylaws require the affirmative vote of 66 2/3% of the voting power of the then-outstanding shares of voting stock, voting together as a single class, for the adoption, amendment or repeal of the bylaws (other than the indemnification provisions).

      Axon. Axon’s bylaws and the CCC are silent on both (1) the requirements for proper notice of any nomination for the election of a director or other business brought before an annual meeting and (2) the timing requirements for such notice.

Indemnification of Directors and Officers

      Molecular Devices. Molecular Devices’ certificate of incorporation provides that the liability of its directors shall be eliminated to the fullest extent permitted by the DGCL other than liability arising from breaches of loyalty, acts or omissions not in good faith, intentional misconduct or a knowing violation of the law. Molecular Devices’ bylaws provide that Molecular Devices shall indemnify its directors and officers to the fullest extent permitted by the DGCL, and also grant Molecular Devices the power to indemnify its employees. Molecular Devices’ bylaws provide that Molecular Devices shall pay any expenses incurred in defending any indemnified action, in advance, upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to indemnification.

      Axon. Axon’s articles of incorporation provide that the liability of its directors shall be eliminated to the fullest extent under California law. In addition, Axon’s bylaws provide that Axon shall indemnify its directors and may indemnify its officers, employees and agents to the fullest extent permitted by the CCC. Axon’s bylaws provide that Axon shall pay any expenses incurred in defending any indemnified action in advance of the final disposition of such action if the individual undertakes to repay all amounts and if it is ultimately determined that the indemnified party is not entitled to indemnification.

UNAUDITED PRO FORMA COMBINED CONDENSED

CONSOLIDATED FINANCIAL STATEMENTS

      The following unaudited pro forma combined condensed consolidated financial statements give effect to the proposed merger of Molecular Devices Corporation and Axon. The merger will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations,” (SFAS 141). Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma combined condensed consolidated financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the merger, based on their estimated fair values as of the completion of the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Molecular Devices in determining the estimated fair values of a significant portion of these assets. The initial work performed by the independent valuation specialists has been considered in management’s preliminary estimates of the fair values reflected in these unaudited pro forma combined condensed consolidated financial statements. A final determination of these estimated fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of the final valuation prepared by the independent valuation specialists. This final valuation will be based on the actual net tangible and intangible assets of Axon that exist as of the date of completion of the merger.

      The unaudited pro forma combined condensed consolidated balance sheet as of March 31, 2004 gives effect to the proposed merger as if it occurred on March 31, 2004 and combines the historical balance sheets of Molecular Devices and Axon at March 31, 2004. The Molecular Devices consolidated balance sheet information was derived from its unaudited March 31, 2004 consolidated balance sheet included in its Report on Form 10-Q for the quarter ended March 31, 2004 and incorporated herein by reference. The Axon consolidated balance sheet information was derived from its unaudited March 31, 2004 consolidated balance sheet included herein.

      The unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2003 is presented as if the merger was consummated on January 1, 2003 and combines the historical results of Molecular Devices and Axon for the year ended December 31, 2003. The historical results of Molecular Devices were derived from its consolidated statement of operations included in its Annual Report on Form 10-K for its fiscal year ended December 31, 2003 incorporated herein by reference. The historical results of Axon were derived from its audited December 31, 2003 consolidated statement of operations included herein.

      The unaudited pro forma combined condensed consolidated statement of operations for the quarter ended March 31, 2004 is presented as if the merger was consummated on January 1, 2004 and combines the historical results of Molecular Devices and Axon for the quarter ended March 31, 2004. The historical results of Molecular Devices for the quarter ended March 31, 2004 were derived from Molecular Devices’ consolidated statement of operations included in its Report on Form 10-Q for the quarter ended March 31, 2004 incorporated herein by reference. The historical results of Axon were derived from its unaudited March 31, 2004 consolidated statement of operations included herein.

      The unaudited pro forma combined condensed consolidated financial statements have been prepared by Molecular Devices management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Molecular Devices and Axon been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma combined condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of Molecular Devices included in its Annual Report on Form 10-K for its year ended December 31, 2003, the unaudited condensed historical consolidated financial statements of Molecular Devices included in its Form 10-Q for its quarter ended March 31, 2004, the historical consolidated financial statements of Axon for the year ended December 31, 2003 included herein and the unaudited condensed consolidated financial statements of Axon for the quarter ended March 31, 2004 included herein.

      Further, the unaudited pro forma combined condensed consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Molecular Devices and Axon are in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance or relocation costs related to Axon employees, costs of vacating certain leased facilities of Axon or other costs associated with exiting activities of Axon that would affect amounts in the pro forma combined condensed consolidated financial statements. In addition, Molecular Devices may incur significant restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Molecular Devices employees or other costs associated with exiting activities of Molecular Devices. Also, since the final intrinsic value associated with deferred stock compensation will be calculated at the closing date of the proposed transaction, the amount allocated to this item could materially change depending on the price of Molecular Devices common stock or the number of Axon unvested options outstanding as of the time of the closing of the proposed transaction.

      There are no material intercompany balances or transactions between Molecular Devices and Axon. Certain reclassification adjustments have been made to conform Axon’s historical reported balances to Molecular Devices’ financial statement basis of presentation.

      These unaudited pro forma combined condensed consolidated financial statements have been prepared based on preliminary estimates of fair values. They do not include liabilities resulting from integration planning which are not presently estimable as discussed above. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined condensed consolidated financial statements. In addition to the receipt of the final valuation, the impact of future integration activities, the timing of completion of the merger and other changes in Axon’s net tangible and intangible assets that occur prior to completion of the merger could cause material differences in the information presented.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET

OF MOLECULAR DEVICES CORPORATION AND AXON INSTRUMENTS, INC.

As of March 31, 2004

	Molecular		Axon		Pro Forma			Pro Forma
	Devices		Instruments		Adjustments			Combined

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	US$	50,418	US$	11,748	US$	(48,178	)(a)	US$	48,362
						35,000	(b)
						(626	)(c)
Short-term investments		—		15,125		(15,125	)(a)		—
Accounts receivable, net		21,473		6,482		—			27,955
Inventories, net		17,339		9,236		—			26,575
Deferred tax assets		5,220		—		—			5,220
Other current assets		2,119		472		—			2,591

Total current assets		96,569		43,063		(28,929)			110,703
Long-term investments		—		2,242		(2,242	)(a)		—
Equipment and leasehold improvements, net		9,426		1,938		—			11,364
Goodwill		26,017		—		67,491	(d)		99,052
						6,588	(e)
						(1,044	)(h)
Intangible and other assets		20,864		3,802		24,600	(f)		42,678
						(6,588	)(e)

	US$	152,876	US$	51,045	US$	59,876		US$	263,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	US$	4,175	US$	2,935	US$	—		US$	7,110
Accrued compensation		2,848		—		—			2,848
Other accrued liabilities		4,524		3,548		3,150	(g)		11,155
						(67	)(h)
Bank line of credit		—		—		35,000	(b)		35,000
Deferred revenue		5,495		1,564		(977	)(h)		6,082

Total current liabilities		17,042		8,047		37,106			62,195
Stockholders’ equity:
Common stock		16		37,561		(37,561	)(i)		20
						4	(j)
Additional paid-in capital		185,725		3,572		(3,572	)(i)		256,444
						67,042	(j)
						3,677	(k)
(Accumulated deficit) retained earnings		(24,678)		1,867		(4,700	)(l)		(29,378)
						(1,867	)(i)
Treasury stock, at cost		(26,994)		—		—			(26,994)
Deferred stock compensation		—		—		(255	)(m)		(255)
Accumulated other comprehensive income (loss)		1,765		(2)		2	(i)		1,765

Total stockholders’ equity		135,834		42,998		22,770			201,602

	US$	152,876	US$	51,045	US$	59,876		US$	263,797

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS OF MOLECULAR DEVICES CORPORATION AND
AXON INSTRUMENTS, INC.

For the Year Ended December 31, 2003

	Molecular		Axon		Pro Forma			Combined
	Devices		Instruments		Adjustments			Pro Forma

	(In thousands, except per share amounts)
Revenues	US$	115,581	US$	33,479	US$	—		US$	149,060
Cost of revenues		43,256		15,768		(417	)(n)		58,607

Gross profit		72,325		17,711		417			90,453

Operating expenses:
Research and development		18,679		9,292		140	(m)		28,111
Selling, general and administrative		43,457		7,708		417	(n)		53,307
						115	(m)
						1,610	(o)

Total operating expenses		62,136		17,000		2,282			81,418

Operating income		10,189		711		(1,865)			9,035
Other income, net		872		396		(1,268	)(p)		—

Income before taxes		11,061		1,107		(3,133)			9,035
Income tax provision		3,319		33		(642	)(q)		2,710

Net income	US$	7,742	US$	1,074	US$	(2,491)		US$	6,325

Basic net income per share	US$	0.51	US$	0.00	US$	0.01	(r)	US$	0.34

Diluted net income per share	US$	0.51	US$	0.00	US$	0.01	(r)	US$	0.34

Basic shares outstanding		15,067		481,049		(477,518	)(r)		18,598

Diluted shares outstanding		15,179		494,824		(491,192	)(r)		18,811

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS OF MOLECULAR DEVICES CORPORATION AND
AXON INSTRUMENTS, INC.

For the Three Months Ended March 31, 2004

	Molecular		Axon		Pro Forma			Combined
	Devices		Instruments		Adjustments			Pro Forma

	(In thousands, except per share amounts)
Revenues	US$	27,337	US$	9,529	US$	—		US$	36,866
Cost of revenues		10,242		5,450		(204	)(n)		15,488

Gross profit		17,095		4,079		204			21,378
Operating expenses:
Research and development		4,017		2,295		35	(m)		6,347
Selling, general and administrative		10,920		2,810		204	(n)		13,710
						29	(m)
						(655	)(s)
						402	(o)

Total operating expenses		14,937		5,105		15			20,057

Operating income (loss)		2,158		(1,026)		189			1,321
Other income, net		36		1,794		(121	)(t)		1,709

Income before taxes		2,194		768		68			3,030
Income tax provision		764		16		281	(u)		1,060

Net income	US$	1,430	US$	752	US$	(212)		US$	1,970

Basic net income per share	US$	0.10	US$	0.00	US$	0.00	(r)	US$	0.11

Diluted net income per share	US$	0.10	US$	0.00	US$	0.00	(r)	US$	0.11

Basic shares outstanding		14,588		482,078		(478,540	)(r)		18,126

Diluted shares outstanding		14,791		502,109		(498,424	)(r)		18,476

See Notes to Unaudited Pro Forma Combined Condensed Consolidated Financial Statements.

NOTES TO UNAUDITED PRO FORMA

COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

      On March 21, 2004, Molecular Devices announced a definitive agreement pursuant to which Molecular Devices would acquire Axon resulting in Axon becoming integrated into Molecular Devices in a transaction to be accounted for using the purchase method. The total preliminary estimated purchase price of approximately US$140 million includes Molecular Devices common stock valued at approximately US$67 million, cash for each share of Axon common stock totaling approximately US$66.2 million, the estimated fair value of Axon common stock options assumed of approximately US$3.4 million and estimated direct transaction costs of approximately US$3.2 million.

      The unaudited pro forma combined condensed consolidated financial statements reflect the issuance of approximately 3.8 million shares of Molecular Devices common stock, based upon an exchange ratio of 0.007340 shares of Molecular Devices common stock, plus US$0.1359 in cash for each outstanding share of Axon common stock as of March 21, 2004. The actual number of shares of Molecular Devices common stock to be issued will be determined based on the actual number of shares of Axon common stock outstanding at the completion of the mergers. The fair value of the Molecular Devices common stock to be issued in the mergers of US$18.76 is based on an average of the closing prices for a range of trading days (March 18 through March 24, 2004, inclusive) around and including the announcement date (March 21, 2004) of the proposed mergers. Based on the total number of shares subject to Axon stock options outstanding at March 21, 2004, Molecular Devices would assume options to purchase approximately 40.1 million shares of Axon common stock at a weighted average exercise price of US$0.252660. The actual number of shares subject to options to be issued will be determined based on the actual number of Axon options outstanding at the completion of the mergers.

      The preliminary estimated total purchase price of the Axon mergers is as follows (in thousands):

Molecular Devices common stock	US$	67,046
Cash		66,171
Estimated fair value of stock options assumed		3,422
Estimated direct transaction costs		3,150

Total estimated purchase price	US$	139,789

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to Axon net tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the date of the completion of the mergers. Based on the preliminary independent valuation and other information currently available, and subject to changes upon receipt of the final valuation and other factors as described in the introduction to these unaudited pro forma combined condensed consolidated financial statements, the allocation of the preliminary estimated purchase price, the estimated useful lives and related first-year amortization associated with certain assets is as follows (in thousands):

					Estimated
			First Year		Useful Life
	Amount		Amortization		(Years)

Preliminary estimated purchase price allocation:
Net tangible assets (net of liabilities)	US$	37,454	US$	—	—
Amortizable intangible asset:
Developed product technology		16,100		1,610	10
Tradename		8,500		—	—
Acquired in-process research and development		4,700		—	—
Goodwill		73,035		—	—

Total preliminary purchase price	US$	139,789	US$	1,610

      A preliminary valuation of the purchased assets was undertaken by a third party valuation specialist to assist Molecular Devices in determining the estimated fair value of each identifiable intangible asset and in allocating the preliminary purchase price among acquired assets, including the portion of the purchase price attributed to acquired in-process research and development projects. Standard valuation procedures and techniques were utilized in determining the estimated fair value of the acquired in-process research and development. To determine the estimated fair value of the acquired in-process research and development, Molecular Devices considered, among other factors, the stage of development of each project, the time and resources needed to complete each project, and expected income and associated risks. Associated risks included the inherent difficulties and uncertainties in completing the project and thereby achieving technological feasibility, and the risks related to the viability of and potential changes to future target markets. The preliminary analysis resulted in US$4.7 million of the purchase price being allocated to acquired in-process research and development using discount rates ranging from 27% to 32%. The in-process research and development acquired from Axon consists of projects related to the PatchXpress and ImageXpress product development initiatives. Molecular Devices estimated that the in-process projects related to each of these products varied from 62% to 75% complete based on research and development complexity, costs and time expended to date relative to the expected remaining costs and time to reach technological feasibility. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility and which have no alternative use. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is minimal remaining risk relating to the development.

      Of the total estimated purchase price, a preliminary estimate of US$4.7 million has been allocated to acquired in-process research and development and will be charged to expense in the period during which the mergers are completed. Due to its non-recurring nature, the in-process research and development expense has been excluded in the unaudited pro forma combined condensed consolidated statements of operations but is presented as a reduction of accumulated deficit in the pro forma combined condensed consolidated balance sheet.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The preliminary value assigned to acquired in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed and discounting the net cash flows to their present value. The revenue estimates used to value the acquired in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by Axon and its competitors.

      The rates utilized to discount the net cash flows to their present value are based on Axon’s weighted average cost of capital. The weighted average cost of capital was adjusted to reflect the difficulties and uncertainties in completing each project and thereby achieving technological feasibility, the percentage of completion of each project, anticipated market acceptance and penetration, and market growth rates and risks related to the impact of potential changes in future target markets. Based on these factors, discount rates that range from 27%-32% were deemed appropriate for valuing the acquired in-process research and development.

      The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate and unanticipated events and circumstances may occur. In addition, some projects that are currently in process may not be in process at completion of the mergers and new projects may be started prior to completion of the mergers that may be in process at the completion of the mergers. Accordingly, actual results may vary from the projected results.

      Developed product technology, which comprises Axon’s products that have reached technological feasibility, includes all of Axon’s current products. Developed product technology represents a combination of Axon’s processes, patents and trade secrets developed through years of experience in design and development of neurosciences, genomics and automated screening test equipment and related software products and services. This proprietary knowledge base can be leveraged by Axon to develop new technology and improved products and manufacturing processes. Molecular Devices expects to amortize the developed product technology on a straight-line basis over an average estimated life of ten years.

      In accordance with the SFAS No. 142, “Goodwill and Other Intangible Assets,” goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that the management determines that the value of goodwill has become impaired, Molecular Devices will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

2.	Pro forma Adjustments

      Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Axon’s net tangible and identifiable intangible assets to a preliminary estimate of their fair values, to reflect the amortization expense related to the estimated amortizable intangible assets and deferred stock compensation and to reflect the income tax effect related to the pro forma adjustments.

      There are no material intercompany balances or transactions between Molecular Devices and Axon. Certain reclassifications have been made to conform Axon’s historical reported balances to Molecular Devices’ financial statement basis of presentation.

      The unaudited pro forma combined condensed consolidated financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Molecular Devices and Axon are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Axon employees, costs of vacating certain leased facilities of Axon, or other costs that would affect amounts in the pro forma combined condensed financial statements and when recorded will result in an offsetting increase to goodwill.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In addition, Molecular Devices may incur significant restructuring charges upon completion of the mergers or in subsequent quarters for severance or relocation costs related to Molecular Devices employees, write-downs of inventories related to changes in product strategies and other costs associated with exiting activities of Molecular Devices. If recorded, these Molecular Devices costs will be charged to operations and cost of revenues.

      The pro forma adjustments included in the unaudited pro forma combined condensed consolidated financial statements are as follows:

(a) To adjust for cash payable in exchange for Axon common stock calculated as 482,298,242 Axon shares outstanding multiplied by the US$0.1359 cash exchange ratio per share. Assumes the cash payable is partially funded by the sale of short and long-term investments.

(b) To adjust for cash received from a US$35 million revolving line of credit provided to ensure adequate working capital upon close of transaction.

(c) To adjust for cash payable in partial exchange for entitlement options that will be partially cashed out upon completion of the mergers, calculated as 10,313,226 options outstanding multiplied by US$0.06074 cash exchange ratio per option.

(d) To reflect the preliminary estimate of goodwill determined in the purchase price allocation.

(e) To record the deferred tax liability for identified intangibles.

(f) To reflect the preliminary estimate of tradename and developed product technology in the purchase price allocation.

(g) To reflect the estimated direct transaction costs of US$3.15 million.

(h) To reflect the preliminary estimate of the fair value of Molecular Devices’ legal performance obligations under Axon’s maintenance contracts, eliminating historical amounts of Axon’s deferred revenue that do not represent a legal performance obligation.

(i) To eliminate Axon’s historical common stock, additional paid-in capital, retained earnings and accumulated other comprehensive loss.

(j) To record the estimated fair value of Molecular Devices’ common stock to be issued in the mergers.

(k) To record the estimated fair value of stock options assumed.

(l) To record the preliminary estimate of the fair value of acquired in-process research and development.

(m) To record deferred stock compensation and the associated amortization expense reflecting the intrinsic value of unvested Axon stock options assumed by Molecular Devices.

(n) To record the reclassification of Axon’s service costs from cost of revenues to selling, general and administrative expenses, consistent with Molecular Devices’ accounting presentation for these expenses.

(o) To record amortization expense associated with intangible assets resulting from the preliminary purchase price allocation.

(p) To reduce estimated interest income due to lower cash and investment balances as a result of the cash payment by Molecular Devices of approximately US$66.2 million. Other income, net is estimated to be zero for the full year, as estimated interest expense is expected to be offset by estimated interest income.

(q) To adjust the effective tax rate of the combined entities to 30%, based on the expected operating results of the combined entity.

NOTES TO UNAUDITED PRO FORMA
COMBINED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(r) Pro forma combined primary and diluted net income per share is based on the primary and diluted shares outstanding of Molecular Devices and the primary and diluted shares outstanding of Axon multiplied by the exchange ratio.

(s) To adjust for non-recurring administrative expenses incurred during the quarter directly associated with the merger.

(t) To reduce estimated interest income due to lower cash and investment balances as a result of the cash payment by Molecular Devices of approximately US$66.2 million, and to reflect the anticipated interest expense resulting from the amounts outstanding on the US$35 million bank line of credit.

(u) To adjust the effective tax rate of the combined entities to 35%, based on the expected operating results of the combined entity.

OTHER INFORMATION FOR THE MOLECULAR DEVICES ANNUAL MEETING

MOLECULAR DEVICES PROPOSAL 2

ELECTION OF DIRECTORS

      There are eight nominees for the eight board positions presently authorized in Molecular Devices’ bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently a director of Molecular Devices, having been previously elected by the stockholders. Although there is no formal policy, Molecular Devices encourages nominees for directors to attend the Annual Meeting. All of the nominees for election as a director at the 2003 Annual Meeting of Stockholders attended the 2003 Annual Meeting of Stockholders.

      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

Nominees

      The names of the nominees and certain information about them are set forth below:

Name	Age	Principal Occupation/Position Held with Molecular Devices

Joseph D. Keegan, Ph.D.	50	President, Chief Executive Officer
Moshe H. Alafi	75	General Partner, Alafi Capital Company
David L. Anderson	60	Managing Director, Sutter Hill Ventures
A. Blaine Bowman	57	Chairman, Dionex Corporation
Paul Goddard, Ph.D.	54	Chairman, A.P. Pharma, Inc.
André F. Marion	68	Independent Investor and Management Consultant
Harden M. McConnell, Ph.D.	76	Robert Eckles Swain Professor of Physical Chemistry, Emeritus at Stanford University
J. Allan Waitz, Ph.D.	68	Independent Investor

      Joseph D. Keegan, Ph.D., was appointed as President and Chief Executive Officer of Molecular Devices effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a director of Upstate Group, Inc. and Essen Instruments, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

      Moshe H. Alafi has been a director of Molecular Devices since 1985. Mr. Alafi has been the General Partner of Alafi Capital Company, which specializes in forming new companies in the medical, pharmaceutical and biological fields, since January 1984.

      David L. Anderson has been a director of Molecular Devices since 1983. Mr. Anderson has been a Managing Director of the General Partner of Sutter Hill Ventures, a California Limited Partnership, a venture capital company, since 1974. Mr. Anderson is also a director of Dionex Corporation, a leading supplier of analytical instrumentation, and BroadVision, Inc., a software company.

      A. Blaine Bowman has been a director of Molecular Devices since 1985. Mr. Bowman is Chairman of the board of Dionex Corporation. Prior to that, he was President, Chief Executive Officer and a director of Dionex Corporation from 1980 to 2002.

      Paul Goddard, Ph.D., has been a director of Molecular Devices since September 1995. Since November 2000, Dr. Goddard has served as the Chairman of A.P. Pharma, Inc., which develops, manufactures and sells patented delivery systems to enhance the safety and effectiveness of prescription products. Dr. Goddard served as President and Chief Executive Officer of Elan Pharmaceuticals, a division of Elan PLC, from 1998 through 2000. Dr. Goddard served as Chairman, Chief Executive Officer and Director of Neurex Corporation from 1991 through 1998 when Neurex Corporation was acquired by Elan PLC. From 1976 through February 1991, Dr. Goddard was employed by SmithKline Beecham Corp., a pharmaceutical company, and its predecessors in various positions, most recently as Senior Vice President and Director, Japan-Pacific. He is currently the Chairman of the board of Xenoport Inc. and Aryx Pharmaceuticals. He is also a director of Onyx Pharmaceuticals, Inc. and Adolor Corporation.

      André F. Marion has been a director of Molecular Devices since September 1995. Mr. Marion was a founder of Applied Biosystems, Inc., a supplier of instruments for biotechnology research, and served as its Chief Operating Officer from 1983 to 1986, its President from 1985 to 1993, its Chief Executive Officer from 1986 to 1993 and its Chairman of the board from 1987 to February 1993, when it merged with the Perkin-Elmer Corporation, a manufacturer of analytical instruments. Mr. Marion served as Vice President of Perkin-Elmer Corporation and President of its Applied Biosystems Division until his retirement in February 1995. Mr. Marion is presently a management consultant and also a director of Cygnus, Inc., Applied Imaging Corp., Alpha M.O.S., Aclara Biosciences Corp., and of several privately held corporations.

      Harden M. McConnell, Ph.D., founder of Molecular Devices, has been a director of and a consultant to Molecular Devices since its inception in July 1983. He is the Robert Eckles Swain Professor of Physical Chemistry, Emeritus at Stanford University and a member of the National Academy of Sciences. Dr. McConnell has received many awards in recognition of his scientific work, most recently these include the 1987 Pauling Medal for Chemistry and, in 1988, the National Academy of Sciences Award in Chemical Sciences. Dr. McConnell has also received the Wolf Prize (1984), the Wheland Medal (1988), the National Medal of Science (1989), the Peter Debeye Award in Physical Chemistry (1990), the Bruker Prize of the Royal Society of Chemistry (1995) and the Welch Award (2002). Dr. McConnell holds a Ph.D. degree from the California Institute of Technology.

      J. Allan Waitz, Ph.D., has been a director of Molecular Devices since 1990. Dr. Waitz is currently retired. Until 1992, Dr. Waitz was President and Chief Executive Officer of DNAX Research Institute of Molecular and Cellular Biology, Inc., a subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1991 through December 1996, Dr. Waitz served as chairperson of the Area Committee on Microbiology of the National Committee for Clinical Laboratory Standards.

THE MOLECULAR DEVICES BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Independence of the Board of Directors

      As required under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board consults with Molecular Devices’ counsel to ensure that the board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Molecular Devices, its senior management and its independent auditors, the board affirmatively has determined that all of Molecular Devices’ directors are independent directors within the meaning of the applicable Nasdaq listing standards, except Dr. Keegan, the President and Chief Executive Officer of Molecular Devices.

Board Committees and Meetings

      As required under new Nasdaq listing standards, Molecular Devices’ independent directors will meet in at least two regularly scheduled executive sessions at which only independent directors are present.

      During the fiscal year ended December 31, 2003, the Molecular Devices board of directors held seven meetings and did not act by unanimous written consent. Molecular Devices’ board has an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee meets with Molecular Devices’ independent auditors at least annually to review, upon completion of the annual audit, financial results for the year, as reported in Molecular Devices’ financial statements; retains Molecular Devices’ independent auditors; is responsible for the engagement of the independent auditors, including the scope, extent and procedures of the audit and the compensation to be paid therefor; assists and interacts with the independent auditors in order that they may carry out their duties in the most efficient and cost effective manner; maintains a log of complaints regarding accounting or auditing matters submitted by employees and conducts the appropriate investigation; and determines and approves all professional services provided to Molecular Devices by the independent auditors, prior to commencement of engagement, and considers the possible effect of such services on the independence of the auditors. The Audit Committee meets at least quarterly. The Audit Committee is governed by a written Audit Committee Charter adopted by the board of directors attached hereto as Annex E. The Audit Committee is composed of: Mr. Bowman, Dr. Goddard and Mr. Marion. It met six times during the fiscal year ended December 31, 2003. All three directors who served on Molecular Devices’ Audit Committee during the fiscal year ended December 31, 2003 are independent (as independence is defined in Rule 4350(d) of the Nasdaq listing standards). The board of directors has determined that all three directors who served on the Molecular Devices’ Audit Committee during the fiscal year ended December 31, 2003 qualify as an “audit committee financial expert,” as defined in Regulation S-K, Item 401(h) of Securities and Exchange Commission rules.

      The Compensation Committee makes recommendations concerning salaries and incentive compensation, awards stock options to employees and consultants under Molecular Devices’ stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the board may delegate. The Compensation Committee is composed of: Mr. Anderson, Mr. Marion and Dr. Waitz. It met once during the fiscal year ended December 31, 2003. All members of Molecular Devices’ Compensation Committee are independent (as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards).

      The Nominating Committee was formed in February 2003 to (1) identify, review and evaluate candidates to serve as directors of Molecular Devices, (2) serve as a focal point for communication between such candidates, non-committee directors and Molecular Devices’ management, (3) recommend such candidates to the board and (4) make other recommendations to the board regarding affairs relating to the directors of Molecular Devices, including director compensation. The Nominating Committee will consider nominees recommended by stockholders using the same criteria as potential nominees recommended by others. Molecular Devices’ Nominating Committee charter can be found in the Corporate Governance section of the Investor Relations section of Molecular Devices’ website at www.moleculardevices.com. The Nominating Committee is composed of: Mr. Bowman, Dr. Goddard, Mr. Alafi, Mr. Marion, Dr. Waitz and Mr. Anderson. All members of Molecular Devices’ Nominating Committee are independent (as independence is defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating Committee has not met since its formation.

      Stockholders who wish to recommend individuals for consideration by the Nominating Committee to become nominees for election to the board are welcome to deliver a written recommendation to the Nominating Committee at the following address: 1311 Orleans Drive, Sunnyvale, CA 94089 at least 120 days prior to the anniversary date of the mailing of Molecular Devices’ proxy statement for the last Annual Meeting of Stockholders. Please include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Molecular Devices’ stock with all submissions. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

      All directors attended 100% of the regularly scheduled board meetings during the fiscal year ended December 31, 2003. All directors except for Dr. Goddard and Mr. Marion attended at least 75% of the meetings of the board held during the period for which they were a director, and all directors except Mr. Marion attended at least 75% of the meetings of the board committees on which they served held during the period for which they were a committee member.

Stockholder Communications with the Board of Directors

      Molecular Devices’ board has adopted a formal process by which stockholders may communicate with the board or any of its directors. This information is available on Molecular Devices’ website at www.moleculardevices.com.

Code of Conduct

      Molecular Devices has adopted the Molecular Devices Corporation Code of Conduct that applies to all officers, directors and employees. The Code of Conduct is available in the Corporate Governance section of the Investor Relations section of Molecular Devices’ website at www.moleculardevices.com. If Molecular Devices makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, Molecular Devices will promptly disclose the nature of the amendment or waiver on its website.

REPORT OF THE AUDIT COMMITTEE OF THE MOLECULAR DEVICES

BOARD OF DIRECTORS 1

      The Audit Committee oversees Molecular Devices’ financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors’ accountability to the board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Molecular Devices’ accounting principles and such other matters as are required to be discussed with the committee under auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and discussed and reviewed results of the independent auditors’ examination of the financial statements. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and Molecular Devices, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The committee also considered whether provision of non-audit services is compatible with maintaining the auditor’s independence.

      The committee discussed with Molecular Devices’ independent auditors the overall scope and plans for their audits. The committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Molecular Devices’ internal controls and the overall quality of Molecular Devices’ financial reporting. The committee held six meetings during fiscal year 2003.

      In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the Board has approved) that the audited consolidated financial statements be included in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The committee has also retained, subject to stockholder ratification described in Proposal 4, Ernst & Young LLP as Molecular Devices’ independent auditors for the fiscal year ending December 31, 2004.

Audit Committee

A. Blaine Bowman
Paul Goddard, Ph.D.
André F. Marion

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

MOLECULAR DEVICES PROPOSAL 3

APPROVAL OF 1995 STOCK OPTION PLAN, AS AMENDED

      In October 1995, the Molecular Devices board of directors adopted, and the stockholders subsequently approved, Molecular Devices’ 1995 Stock Option Plan, or the Option Plan. There are currently 4,750,000 shares of common stock reserved under the Option Plan. Subject to this proposal, there will be 5,050,000 shares of common stock reserved under the Option Plan.

      In February 2004, the Molecular Devices board of directors amended the Option Plan, subject to stockholder approval, to increase the number of shares of common stock authorized for issuance under the Option Plan from a total of 4,750,000 shares to a total of 5,050,000 shares. The board adopted this amendment in order to ensure that Molecular Devices can continue to grant stock options at levels determined appropriate by the board.

      As of February 15, 2004, options (net of canceled or expired options) covering an aggregate of 2,881,444 shares of Molecular Devices common stock had been granted and were outstanding under the Option Plan, and only 567,483 shares of common stock (plus any shares that might in the future be returned to the Option Plan as a result of cancelled or expired options) remained available for future grant under the Option Plan.

      Stockholders are requested in this Proposal 3 to approve the Option Plan, as amended, a copy of which is attached hereto as Annex F.

THE MOLECULAR DEVICES BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

      The essential features of the Option Plan are outlined below:

General

      The Option Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of options.

Purpose

      The Molecular Devices board of directors adopted the Option Plan to provide a means by which employees, directors and consultants of Molecular Devices and its affiliates may be given an opportunity to purchase stock in Molecular Devices, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of Molecular Devices and its affiliates. Molecular Devices has a total of approximately 425 employees, directors and consultants. All of the employees, directors and consultants of Molecular Devices and its affiliates are eligible to participate in the Option Plan.

Administration

      The Molecular Devices board of directors administers the Option Plan. Subject to the provisions of the Option Plan, the board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of shares of common stock to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. In addition, the board has the power to effect, at any time and from time to time, with the consent of any adversely affected optionee, (1) the cancellation of any outstanding option under the Option Plan and the grant in substitution therefor, more than 6 months after the date of cancellation, of a new option under the Option Plan covering the same or a different number of shares or (2) any other similar action that is not treated as a “repricing” under generally accepted accounting principles.

      The board has the power to delegate administration of the Option Plan to a committee composed of not fewer than two members of the board. In the discretion of the board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code or solely of two or more non-employee directors in accordance with Rule 16b-3 of the Exchange Act. The board has not delegated administration of the Option Plan to a committee of the board. As used herein with respect to the Option Plan, the “board” refers to any committee the Molecular Devices’ board appoints as well as to the board itself.

      The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee must be “outside directors.” The Option Plan provides that, in the board’s discretion, directors serving on the committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (1) current employees of Molecular Devices or an affiliate, (2) former employees of Molecular Devices or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension Option Plan), (3) current and former officers of Molecular Devices or an affiliate, (4) directors currently receiving direct or indirect remuneration from Molecular Devices or an affiliate in any capacity (other than as a director), and (5) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

Eligibility

      Incentive stock options may be granted under the Option Plan only to employees (including officers) of Molecular Devices and its affiliates. Employees (including officers), directors and consultants of both Molecular Devices and its affiliates are eligible to receive nonstatutory stock options under the Option Plan.

      No option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of Molecular Devices or any affiliate of Molecular Devices, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionholder during any calendar year (under the Option Plan and all other such plans of Molecular Devices and its affiliates) may not exceed US$100,000.

      No person may be granted options under the Option Plan exercisable for more than 500,000 shares of common stock during any calendar fiscal year (the “Section 162(m) Limitation”).

Stock Subject to the Option Plan

      Subject to this Proposal, an aggregate of 5,050,000 shares of common stock are reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate without being exercised, the shares of common stock not acquired pursuant to such options again become available for issuance under the Option Plan. If Molecular Devices reacquires unvested stock issued under the Option Plan, the reacquired stock will not again become available for reissuance under the Option Plan.

Terms of Options

      The following is a description of the permissible terms of options under the Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

      Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options may not be less than 85% of the fair market value of the stock on the date of grant and, in some cases

(see “Eligibility” above), may not be less than 110% of such fair market value. If options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Federal Income Tax Information.” As of March 31, 2004, the closing price of Molecular Devices common stock as reported on The Nasdaq Stock Market was US$18.84 per share.

      The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or at the discretion of the board, (1) by delivery of other common stock of Molecular Devices, (2) pursuant to a deferred payment arrangement or (3) in any other form of legal consideration acceptable to the board.

      Option Exercise. Options granted under the Option Plan may become exercisable in cumulative increments, or vest, as determined by the board. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 20-25% per year during the optionholder’s employment by, or service as a director or consultant to, Molecular Devices or an affiliate (collectively, “service”). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The board has the power to accelerate the time during which an option may vest or be exercised. In addition, options granted under the Option Plan may permit exercise prior to vesting, but in such event the optionholder may be required to enter into an early exercise stock purchase agreement that allows Molecular Devices to repurchase unvested shares, generally at their exercise price, should the optionholder’s service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing Molecular Devices to withhold a portion of the stock otherwise issuable to the optionholder, by delivering already-owned common stock of Molecular Devices or by a combination of these means.

      Term. The maximum term of options under the Option Plan is 10 years, except that in certain cases (see “Eligibility”) the maximum term is five years. Options under the Option Plan generally terminate three months after termination of the optionholder’s service unless (1) such termination is due to the optionholder’s disability, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (2) the optionholder dies before the optionholder’s service has terminated, or within a period specified in the option after termination of such service, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (3) the option by its terms specifically provides otherwise. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

Restrictions on Transfer

      The optionholder may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, only the optionholder may exercise an incentive stock option. In addition to transfers effective on death, an optionee may transfer a nonstatutory stock option pursuant to certain domestic relations orders and the transferee may then exercise such option according to its terms. Except as noted above, options granted under the Option Plan are generally nontransferable. Shares subject to repurchase by Molecular Devices under an early exercise stock purchase agreement may be subject to restrictions on transfer that the board deems appropriate.

Adjustment Provisions

      Transactions not involving receipt of consideration by Molecular Devices, such as a mergers, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares of common stock subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of shares of common stock subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number of shares and price per share of common stock subject to such options.

Effect of Certain Corporate Events

      The Option Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of Molecular Devices, specified types of merger, or other corporate reorganization, or change in control, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the Option Plan or substitute similar options for those outstanding under the Option Plan, or such outstanding options will continue in full force and effect. If any surviving corporation declines to assume options outstanding under the Option Plan, or to substitute similar options, then, with respect to optionholders whose service has not terminated, the vesting and the time during which such options may be exercised may, at the discretion of the board, be accelerated. An outstanding option will terminate if the optionholder does not exercise it before such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of Molecular Devices.

Duration, Amendment and Termination

      The Molecular Devices board of directors may suspend or terminate the Option Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate on October 29, 2005.

      The Molecular Devices board of directors may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of Molecular Devices within 12 months before or after its adoption by the board if the amendment would (1) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the Exchange Act); (2) increase the number of shares reserved for issuance upon exercise of options; or (3) change any other provision of the Option Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code or any securities exchange listing requirements. The board may submit any other amendment to the Option Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

      Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Incentive Stock Options. Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code.

      There generally are no federal income tax consequences to the optionholder or Molecular Devices by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

      If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

      Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (1) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (2) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

      To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, Molecular Devices will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

      Nonstatutory Stock Options. Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

      There are no tax consequences to the optionholder or Molecular Devices by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the date of exercise over the option exercise price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the stock. With respect to employees, Molecular Devices is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Molecular Devices will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

      Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

      Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds US$1 million. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from Molecular Devices, may cause this limitation to be exceeded in any particular year.

      Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee comprised solely of “outside directors” and either (1) the plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant or (2) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

Molecular Devices Equity Compensation Plan Information

      The following table provides certain information with respect to all of Molecular Devices’ equity compensation plans in effect as of December 31, 2003:

				Number of Securities
				Remaining Available for
	Number of Securities to be	Weighted-average		Issuance under Equity
	Issued upon Exercise of	Exercise Price of		Compensation Plans
	Outstanding Options,	Outstanding Options,		(Excluding Securities
	Warrants and Rights	Warrants and Rights		Reflected in Column(a))
	(a)	(b)		(c)

Plan Category
Equity compensation plans approved by security holders:
1995 Stock Option Plan	2,507,668	US$	27.22	953,583
1995 Non-Employee Directors’ Stock Option Plan	305,000	US$	14.82	90,500
1995 Employee Stock Purchase Plan	N/A		N/A	146,798
Equity compensation plan not approved by security holders:(1)
2001 Stock Option Plan	61,600	US$	16.37	38,400

Total	2,874,268	US$	25.68	1,229,281

(1)	The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by Molecular Devices in connection with the acquisition of LJL BioSystems, Inc. in August 2000. As of December 31, 2003, a total of 86,766 shares of Molecular Devices common stock were issuable upon the exercise of outstanding options granted by LJL BioSystems under those assumed plans. The weighted average exercise price of those outstanding options is US$21.27. No additional options have been or may be granted by Molecular Devices under those assumed plans.

2001 Stock Option Plan

      Molecular Devices’ 2001 Stock Option Plan, or the 2001 Plan, was adopted by the board in July 2001 without the approval of Molecular Devices’ security holders. An aggregate of 100,000 shares of Molecular Devices common stock have been reserved for issuance under the 2001 Plan. As of December 31, 2003, options to purchase 61,600 shares of common stock were outstanding under the 2001 Plan and 38,400 shares remained available for grant. The 2001 Plan provides for the grant of nonstatutory stock options only to employees who, at the time of grant, are working or residing outside of the United States and are not officers or directors of Molecular Devices. The exercise price of nonstatutory stock options granted under the 2001 Plan may not be less than 85% of the fair market value of a share of Molecular Devices common stock on the date of grant. All stock options have a maximum term of twelve years and typically vest over a four-year period. Options may be exercised prior to vesting, subject to repurchase rights in favor of Molecular Devices that expire over the vesting period. The board has the power to effect, at any time and from time to time, with the consent of any adversely affected optionee, (1) the cancellation of any outstanding option under the 2001 Plan and the grant in substitution therefor, more than 6 months after the date of cancellation, of a new option under the 2001 Plan covering the same or a different number of shares or (2) any other similar action that is not treated as a “repricing” under generally accepted accounting principles. The board at any time, and from time to time, may amend the 2001 Plan, provided that the rights of an optionholder under the plan cannot be impaired without the optionholder’s consent. Certain amendments require stockholder approval, if necessary for the 2001 Plan to satisfy Nasdaq or other securities exchange listing requirements. In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of Molecular Devices, (2) a merger or consolidation in which Molecular Devices is not the surviving corporation or (3) a reverse merger in which Molecular Devices is the surviving corporation but the shares of Molecular Devices common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law, any surviving corporation shall either assume the options or shall substitute similar options for those outstanding under the 2001 Plan, or such options shall terminate to the extent not exercised prior to such event; provided however, that at the discretion of the board, the options may be accelerated prior to such event.

MOLECULAR DEVICES PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee of Molecular Devices’ board of directors has selected Ernst & Young LLP as Molecular Devices’ independent auditors for the fiscal year ending December 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited Molecular Devices’ financial statements since its inception in 1983. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      Stockholder ratification of the selection of Ernst & Young LLP as Molecular Devices’ independent auditors is not required by Molecular Devices’ bylaws or otherwise. However the board of directors, on behalf of the Audit Committee, is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Molecular Devices and its stockholders.

Disclosure of Auditor Fees

      In addition to retaining Ernst & Young LLP, Molecular Devices’ independent auditors, to audit the consolidated financial statements for the fiscal year ended December 31, 2003, Molecular Devices and its subsidiaries retained Ernst & Young LLP to provide other services and expect to continue to do so in the future. The aggregate fees incurred for professional services rendered by Ernst & Young LLP relating to the fiscal years ending December 31, 2003 and December 31, 2002, respectively, were:

	Fiscal Year Ended December 31,

	2003		2002

Audit Fees	US$	260,000	US$	370,000
Audit-Related Fees		229,000		366,000
Tax Fees		199,000		328,000
All Other Fees		—		—

TOTAL	US$	688,000	US$	1,064,000

      Audit Fees: Consists of fees billed for professional services rendered for the audit of Molecular Devices’ consolidated financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

      Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Molecular Devices’ financial statements and are not reported under “Audit Fees.” During each of the fiscal years ended December 31, 2003 and 2002, these services included assurance and related services associated with potential and completed business development transactions, as well as audits of Molecular Devices’ 401(k) plan.

      Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. During each of the fiscal years ended December 31, 2003 and 2002, these services included tax compliance services, preparation of income tax returns and international tax advice and planning services.

      All Other Fees: During each of the fiscal years ended December 31, 2003 and 2002, no fees were billed by Ernst & Young LLP other than as set forth under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

Pre-Approval of Audit and Non-Audit Services

      The Audit Committee of Molecular Devices pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. For fiscal year 2003, the Audit Committee pre-approved an amount for tax consultation fees provided by Ernst & Young LLP of up to $50,000 for which the Audit Committee was not required to pre-approve the specific scope of services. The Audit Committee specifically pre-approves the engagement of Molecular Devices’ independent auditors to render any audit or permissible non-audit services in excess of the pre-approved $50,000 of services. The Chairman of the Audit Committee is authorized to pre-approve any services, and the Audit Committee is advised at its next meeting of any services pre-approved by the Chairman.

      The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young LLP is compatible with maintaining the auditors’ independence.

THE MOLECULAR DEVICES BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF MOLECULAR DEVICES

      The following table sets forth certain information regarding the ownership of Molecular Devices common stock as of May 15, 2004 by: (1) each nominee for director; (2) each of the executive officers named in the Summary Compensation Table; (3) all executive officers and directors of Molecular Devices as a group; and (4) all those known by Molecular Devices to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)

	Number of Shares	Percent of Class

Brown Capital Management, Inc.(2)	2,189,520	14.2%
1201 North Calvert Street
Baltimore, Maryland 21202
Lord, Abbett & Co.	1,605,865	10.4%
90 Hudson Street
Jersey City, New Jersey 07302
Wellington Management Company, LLP(3)	1,324,200	8.6%
75 State Street
Boston, Massachusetts 02109
Wasatch Advisors, Inc.	799,606	5.2%
68 South Main
Salt Lake City, Utah 84101
Moshe H. Alafi(4)	347,040	2.2%
Joseph D. Keegan, Ph.D.(5)	309,211	2.0%
Harden M. McConnell, Ph.D.(6)	273,500	1.8%
A. Blaine Bowman(7)	159,166	1.0%
Timothy A. Harkness(8)	156,189	1.0%
Robert J. Murray(10)	111,466	*
David L. Anderson(11)	67,907	*
Patricia C. Sharp(12)	92,855	*
Paul Goddard, Ph.D.(13)	41,000	*
J. Allan Waitz, Ph.D.(14)	31,000	*
Andre F. Marion(15)	25,500	*
John S. Senaldi(9)	5,283	*
All directors and executive officers as a group (16 persons)(16)	1,920,618	11.6%

*	Less than one percent

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and Schedules 13F filed with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Molecular Devices believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 15,443,312 shares outstanding on May 15, 2004, adjusted as required by rules promulgated by Securities and Exchange Commission.

(2)	Brown Capital Management, Inc., or BCM, has sole dispositive power over such shares and has sole voting power over 823,800 of such shares. BCM is deemed to be a beneficial owner of such shares due to its discretionary power to make investment decisions over such shares for its investment advisory clients and its ability to vote such shares.

(3)	Wellington Management Company, LLP, in its role as an investment advisor, has shared voting power over 596,600 of such shares and dispositive power over such shares and, as such, may be deemed to beneficially own such shares.

(4)	Includes 306,040 shares beneficially owned by Alafi Capital Company, of which Mr. Alafi, a director of Molecular Devices, is a general partner, and 41,000 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(5)	Includes 5,766 shares held by the Keegan 1990 Revocable Trust UAD 4/27/90, of which Dr. Keegan is a trustee, and includes 302,593 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(6)	Includes 217,400 shares held by the Harden M. McConnell and Sophia G. McConnell Trust, of which Dr. McConnell is a co-trustee, includes 11,200 shares held by the Jane McConnell 1999 Irrevocable Trust U/ A DTD 12/21/99, of which Dr. McConnell is a co-trustee, includes 11,200 shares held by the Trevor McConnell 1999 Irrevocable Trust U/ A DTD 12/21/99, of which Dr. McConnell is a co-trustee, includes 9,200 shares held by the Hunter McConnell Irrevocable Trust U/ A DTD 12/21/99, of which Dr. McConnell is a co-trustee, and 24,500 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(7)	Includes 88,166 shares beneficially owned by Dionex Corporation, of which Mr. Bowman is Chairman of the board, and 31,000 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options. Mr. Bowman disclaims beneficial ownership of the shares held by Dionex Corporation within the meaning of Rule 13d-3 under the Exchange Act.

(8)	Includes 150,468 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(9)	Mr. Senaldi’s employment with Molecular Devices terminated on February 13, 2004.

(10)	Includes 83,468 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(11)	Includes 26,907 shares held by the Anderson Living Trust UAD 1/22/98, of which Mr. Anderson is a trustee, and includes 41,000 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options. Mr. Anderson disclaims beneficial ownership of the shares held by the Anderson Living Trust UAD 1/22/98 within the meaning of Rule 13d-3 under the Exchange Act.

(12)	Includes 89,530 shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(13)	Consists solely of shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(14)	Consists solely of shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(15)	Consists solely of shares that may be acquired within 60 days after May 15, 2004 pursuant to outstanding stock options.

(16)	Executive officers include Dr. Humphries, Dr. Zander, Mr. O’Lenic, Dr. Oldfield and Dr. Sportsman, who are not named in the Summary Compensation Table. Includes 676,453 shares held by entities affiliated with certain directors and officers and 1,160,504 shares that certain directors and officers have the right to acquire within 60 days after May 15, 2004 pursuant to outstanding stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Molecular Devices’ directors and executive officers, and persons who own more than ten percent of a registered class of Molecular Devices’ equity securities, to file with Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Molecular Devices. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish Molecular Devices with copies of all Section 16(a) forms they file.

      To Molecular Devices’ knowledge, based solely on a review of the copies of such reports furnished to Molecular Devices and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE OFFICERS OF MOLECULAR DEVICES

      The executive officers and certain key employees of Molecular Devices and their ages and positions as of February 15, 2004 are as follows:

Name	Age	Position

Joseph D. Keegan, Ph.D.	50	President, Chief Executive Officer
Timothy A. Harkness	37	Vice President, Finance, Chief Financial Officer
Gillian M.K. Humphries, Ph.D.	66	Vice President, Strategic Affairs
Robert J. Murray	56	Vice President, Operations
Stephen J. Oldfield, Ph.D.	48	Vice President, Worldwide Marketing
Thomas J. O’Lenic	40	Vice President, North American Sales and Service
Patricia C. Sharp	60	Vice President, Human Resources
J. Richard Sportsman, Ph.D.	51	Vice President, Assay and Reagent Research and Development
Andrew T. Zander, Ph.D.	58	Vice President, Engineering

      Joseph D. Keegan, Ph.D., was appointed as President and Chief Executive Officer of Molecular Devices effective March 30, 1998. From 1992 to 1998, Dr. Keegan served in various positions at Becton Dickinson and Company, a research and diagnostic company, including the positions of Vice President, Sales and Service, Vice President, General Manager of the Immunocytometry Systems Division and, most recently, President of the Worldwide Tissue Culture Business. From 1987 to 1992, he was employed by LEICA, Inc., a microscope manufacturer, where he held various senior management positions. Dr. Keegan is a director of Upstate Group, Inc. and Essen Instruments, Inc. Dr. Keegan holds a Ph.D. in Chemistry from Stanford University.

      Timothy A. Harkness has served as Vice President, Finance and Chief Financial Officer of Molecular Devices Corporation since July 1998. From 1997 to 1998, Mr. Harkness was Vice President of Business Development at Vivra Specialty Partners, a physician practice management company. Previously, Mr. Harkness was with Montgomery Securities in the Health Care Investment Banking Group from 1994 to 1997 and with Arthur Andersen & Co. from 1989 to 1992. Mr. Harkness holds an MBA from Stanford University Graduate School of Business and is a CPA.

      Gillian M.K. Humphries, Ph.D., has served as a Vice President of Molecular Devices since March 1990. Dr. Humphries served as a consultant to Molecular Devices since its inception in 1983. In 1984, Dr. Humphries joined Molecular Devices on a full time basis as a research scientist and, from 1985 to 1990, she served as Director of MAXline and Cytosensor Development. Dr. Humphries holds a Ph.D. in Biochemistry from Stanford University and an MS in Biochemistry from San Jose State University.

      Robert J. Murray has served as a Vice President, in charge of Worldwide Operations, since July 1995. Mr. Murray served as Molecular Devices’ Director of Operations from 1993 to 1995. During 1993, Mr. Murray was a consultant to Tandem Computers, Incorporated, a computer manufacturer. From 1991 to 1993, Mr. Murray was Vice President of Marketing and Manufacturing at Electromer Corporation, an electronic component company, and from 1989 to 1991, as Vice President and General Manager of Comptronix Corp., a contract manufacturing company. Prior to that, Mr. Murray was Vice President of Operations of Gould, Inc., a diversified conglomerate. Mr. Murray holds an M.S. in Electrical Engineering from San Jose State University and a B.S. from the University of California at Davis.

      Stephen J. Oldfield, Ph.D. has served as Vice President, in charge of Worldwide Marketing, since December 2001. Dr. Oldfield served as Molecular Devices’ Marketing Director for Cell Analysis products from 1999 to 2001. From 1997 to 1999, Dr. Oldfield was the Director of Marketing at Molecular Probes, Inc., a biotechnology company. From 1995 to 1997, Dr. Oldfield was the Director of Marketing at FMC Bioproducts, a biotechnology supplier, which was subsequently acquired by Cambrex Corporation. Dr. Oldfield served in various management positions at Molecular Dynamics, a bioanalytical instrument provider now part of Amersham Biosciences, in England and the United States from 1988 to 1995, and at

Pharmacia Biotechnology, a biotechnology company, in Sweden from 1984 to 1988. Dr. Oldfield holds a Ph.D. from Imperial College, London and a BSc from the University of Sheffield.

      Thomas J. O’Lenic has served as a Vice President, North American Sales and Service, since January 2002. From 1995 to 2002, Mr. O’Lenic served in various Sales Management positions at Molecular Devices, most recently as Director of North American Sales, Life Sciences Division. From 1994 to 1995, Mr. O’Lenic was with PerSeptive Biosystems, a bioanalytical instrument company. From 1990 to 1994, Mr. O’Lenic worked for Millipore Corporation, a multinational bioscience company, and from 1989 to 1990, he worked for Bios Corporation, a life science products company. Mr. O’Lenic holds a B.S. in Biology from the University of South Florida.

      Patricia C. Sharp was appointed as Vice President of Human Resources of Molecular Devices effective September 2000. From 1997 to 2000, Ms. Sharp served as Human Resources consultant at Sharp Associates Consulting specializing in Human Resources management, leadership and organizational development. Previously, Ms. Sharp worked at Apple Computer, Inc. as Senior Vice President, Human Resources. Ms. Sharp has a B.A. in Behavioral Sciences from San Jose State University.

      J. Richard Sportsman, Ph.D., has served as Vice President, Assay and Reagent Research and Development, since August 2002. From 2000 to 2002, Dr. Sportsman served as Director of Biochemistry. From 1998 to 2000, Dr. Sportsman served as Senior Director, Assay Systems, at LJL BioSystems. From 1993 to 1998, Dr. Sportsman served as a Staff Scientist and Director of Molecular Recognition at Telik, Inc. (formerly Terrapin Technologies, Inc.)

      Andrew T. Zander, Ph.D., joined Molecular Devices as Vice President, Engineering in March 2000. Dr. Zander came to Molecular Devices from Transgenomic, Inc., a biotechnology company, where he was Vice President, Research and Development, and prior to that he was at Varian Associates, a medical systems company, for 12 years, where he was a Director of Research for Varian’s corporate R&D activities. Before Varian, he had worked at Perkin-Elmer and Beckman. As an Officer in the U.S. Naval Reserve, he worked with the Office of Naval Research as a Scientific Liaison Officer. Dr. Zander holds a B.S. in Chemistry from the University of Illinois and a Ph.D. in Analytical Chemistry from the University of Maryland.

MOLECULAR DEVICES EXECUTIVE COMPENSATION

Compensation of Directors

      For the year 2004, each member of Molecular Devices’ board of directors, other than Molecular Devices’ Chief Executive Officer, Dr. Keegan, will receive US$10,000 (with the exception of Molecular Devices’ Audit Committee Chairman, Mr. Bowman, who will be paid US$12,000) to be paid semianually, as well as US$1,500 for each board meeting attended by such director and US$1,000 for each board committee meeting attended. The total compensation paid to non-employee directors in fiscal year 2003 was US$155,500. In addition, the members of the board may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at board and committee meetings.

      During 1995, the board adopted the 1995 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan, to provide for the automatic grant of options to purchase shares of common stock to non-employee directors of Molecular Devices. The maximum number of shares of common stock that may be issued pursuant to options granted under the Directors’ Plan is 347,500. Pursuant to the terms of the Directors’ Plan, each non-employee director is automatically granted an option to purchase 10,000 shares of common stock on the date of his or her election to the board. Thereafter, each non-employee director will be granted an option to purchase an additional 4,000 shares of common stock immediately following each annual meeting of stockholders.

      Outstanding options under the Directors’ Plan vest over a period of four years from the date of grant in equal annual installments. The exercise price of options granted under the Directors’ Plan must equal or exceed the fair market value of the common stock on the date of grant. No option granted under the Directors’ Plan may be exercised after the expiration of ten years from the date it was granted. Options granted under the Directors’ Plan are generally non-transferable. The board may suspend or terminate the Directors’ Plan at any time. In the event of a merger or consolidation, or a reverse merger or reorganization in which Molecular Devices is not the surviving corporation, options outstanding under the Directors’ Plan will automatically become fully vested and will terminate if not exercised prior to such event.

      During the last fiscal year, Molecular Devices granted options covering 4,000 shares to each non-employee director, at an exercise price of US$16.91 per share, which was the fair market value of the common stock on the date of grant.

Compensation of Executive Officers

      The following table shows for the fiscal years ended December 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by, Molecular Devices’ Chief Executive Officer and its other four most highly compensated executive officers at December 31, 2003. These individuals are referred to herein as the named executive officers:

Summary Compensation Table

		Annual Compensation							Long-Term Compensation

									Securities
						Other Annual			Underlying	All Other
		Salary		Bonus		Compensation			Options	Compensation
Name and Principal Position	Year	(US$)		(US$)(1)		(US$)			(#)	(US$)(2)

Joseph D. Keegan, Ph.D.	2003	US$	377,445	US$	468,084	US$	13,130	(3)	47,500	US$	9,029
President and Chief	2002		364,999		370,000		13,800	(4)	60,000		11,887
Executive Officer	2001		357,268		—		13,900	(5)	60,000		3,706
Timothy A. Harkness	2003		237,499		142,500		—		32,500		3,104
Vice President, Finance	2002		224,999		110,000		74,275	(6)	35,000		4,560
and Chief Financial Officer	2001		219,450		—		74,275	(6)	35,000		3,104
John S. Senaldi	2003		228,333		172,500		—		27,500		3,940
Former Vice President/	2002		216,666		100,000		18,110	(6)	27,500		3,399
General Manager, IonWorks	2001		196,660		—		18,110	(6)	27,500		2,846
Patricia C. Sharp	2003		201,500		100,750		13,659	(6)	25,000		5,191
Vice President,	2002		195,000		87,750		—		27,500		5,293
Human Resources	2001		193,334		—		—		35,000		4,215
Robert J. Murray	2003		201,500		90,675		—		22,500		8,234
Vice President,	2002		195,000		78,000		—		25,000		6,253
Operations	2001		192,667		—		—		25,000		3,379

(1)	Represents amounts accrued by Molecular Devices in 2001, 2002 and 2003 but paid in 2002, 2003 and 2004 at the election of Molecular Devices.

(2)	Represents the taxable portion of group life insurance paid by Molecular Devices, supplemental health plan amounts reimbursed by Molecular Devices, and Molecular Devices’ discretionary contribution to the employee’s 401(k) account.

(3)	Consists of the following payments made by Molecular Devices: (1) US$12,000 for use of automobile by employee and (2) US$1,130 for professional services.

(4)	Consists of the following payments made by Molecular Devices: (1) US$12,000 for use of automobile by employee and (2) US$1,800 for professional services.

(5)	Consists of the following payments made by Molecular Devices: (1) US$12,000 for use of automobile by employee and (2) US$1,900 for professional services.

(6)	Represents loan amount forgiven by Molecular Devices for the previous payment of certain taxes.

Stock Option Grants and Exercises

      Molecular Devices grants options to its executive officers under its 1995 Stock Option Plan, or the Option Plan. As of February 15, 2004, options to purchase a total of 2,881,444 shares were outstanding under the Option Plan and options to purchase 567,483 shares remained available for grant thereunder.

      The following tables show for the fiscal year ended December 31, 2003 certain information regarding options granted to, exercised by, and held at year end by, the named executive officers:

Option Grants in Last Fiscal Year

						Potential Realizable
	Individual Grants					Value at Assumed
						Annual Rates of
		% of Total				Stock Price
	Number of	Options				Appreciation for
	Securities	Granted to				Option Term(3)
	Underlying	Employees	Exercise
	Options	in Fiscal	Price		Expiration	5%	10%
Name	Granted(#)	Year(1)	(US$/Sh)(2)		Date	(US$)	(US$)

Joseph D. Keegan, Ph.D.(4)	47,500	8.44%	US$	15.85	02/10/13	473,479	1,199,888
Timothy A. Harkness(4)	32,500	5.77%		15.85	02/10/13	323,959	820,976
John S. Senaldi(4)	27,500	4.89%		15.85	02/10/13	274,119	694,672
Patricia C. Sharp(4)	25,000	4.44%		15.85	02/10/13	249,199	631,520
Robert J. Murray(4)	22,500	4.00%		15.85	02/10/13	224,279	568,368

(1)	Based on 562,855 shares subject to options granted to employees in 2003.

(2)	The exercise price is equal to 100% of the fair market value of the common stock on the date of the grant.

(3)	The potential realizable value is calculated based on the term of the option at its time of grant (10 years) and is calculated by assuming that the stock price on the date of grant as determined by the board of directors appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated price. The 5% and 10% assumed rates of appreciation are derived from the rules of the Securities and Exchange Commission and do not represent Molecular Devices’ estimate or projection of the future common stock price.

(4)	The options have a ten-year term, subject to earlier termination upon death, disability or termination of employment. Options vest at the rate of 25% per year.

Molecular Devices Aggregated Option Exercises in

Last Fiscal Year, and Fiscal Year-End Option Values

Number of
Securities
Underlying
			Unexercised	Value of Unexercised In-the-
			Options at FY-End	Money Options at
	Shares Acquired	Value	(#) Exercisable/	FY-End (US$) Exercisable/
Name	on Exercise (#)	Realized (US$)	Unexercisable	Unexercisable(1)

Joseph A. Keegan, Ph.D.	—	—	250,250/118,750	US$0/US$149,150
Timothy A. Harkness	—	—	121,874/70,626	US$84,000/US$102,150
John S. Senaldi	—	—	93,537/57,813	US$130,824/US$86,350
Patricia C. Sharp	—	—	71,718/63,282	US$0/US$78,500
Robert J. Murray	—	—	62,999/50,001	US$16,845/US$70,650

(1)	Represents the fair market value of the underlying shares on the last day of the fiscal year (US$18.99 based on the closing sales price of the common stock as reported on The Nasdaq Stock Market on December 31, 2003) less the exercise price of the options multiplied by the number of shares underlying the option.

Employment, Severance and Change in Control Arrangements

     Chief Executive Officer Key Employee Agreement

      On March 11, 1998, Joseph D. Keegan, Ph.D., entered into a Key Employee Agreement with Molecular Devices that provided for the following:

•	Dr. Keegan was appointed as President and Chief Executive Officer, effective March 30, 1998 (the “Employment Date”).

•	The board granted Dr. Keegan options to purchase 170,000 shares of Molecular Devices common stock with an exercise price equal to the fair market value of the common stock on the Employment Date. The Options will vest over five years with 34,000 shares vesting on the first anniversary of the Employment Date and 8,500 shares vesting every June 30, September 30, December 30 and March 30 thereafter. Vesting ceases if Dr. Keegan’s employment terminates at any time for any reason with the following exceptions: (1) Dr. Keegan is retained by Molecular Devices in a post-employment consulting position, as specified, thus providing for an additional year of vesting or (2) if Dr. Keegan is demoted without cause, as defined in the agreement, within two years following certain defined transactions, then vesting of the remaining unvested options will accelerate such that Dr. Keegan will be fully vested with respect to the options to purchase 170,000 shares of Molecular Devices common stock.

•	In the event Dr. Keegan’s employment is terminated by Molecular Devices without cause, as defined in the agreement, Molecular Devices shall provide Dr. Keegan with a one-year consulting agreement, as defined, and outplacement services.

      In April 2002, Dr. Keegan agreed to forgo the change in control severance benefits under his Key Employee Agreement and enrolled in the Change in Control Severance Benefit Plan, described below. In the event that the plan is amended or terminated and, as a result, the benefits to Dr. Keegan under the plan are reduced to the extent that such benefits would be less than those provided by his Key Employee Agreement, then the change in control severance benefits under his Key Employee Agreement would be restored.

     Chief Financial Officer Employee Agreement

      On July 8, 1998, Timothy A. Harkness, entered into an Employee Agreement with Molecular Devices that provided for the following:

•	Mr. Harkness was appointed as Vice President of Finance and Chief Financial Officer, effective July 9, 1998 (the “Employment Date”).

•	Mr. Harkness was eligible to receive options to purchase 75,000 shares of Molecular Devices’ common stock. The options will vest over five years with 15,000 shares vesting on the first anniversary of the Employment Date and 3,750 shares vesting every quarter thereafter.

•	In the event of a change of control resulting in either termination or demotion, all of Mr. Harkness’ stock options and shares will become fully vested on such date. In addition, Mr. Harkness would be granted a one-time severance payment equal to the last 12 months’ compensation.

      In April 2002, Mr. Harkness agreed to forgo the change in control severance benefits under his Employee Agreement and enrolled in the Change in Control Severance Benefit Plan, described below. In the event that the plan is amended or terminated and, as a result, the benefits to Mr. Harkness under the plan are reduced to the extent that such benefits would be less than those provided by his Employee Agreement, then the change in control severance benefits under his Employee Agreement would be restored.

     Vice President Employment Agreement

      On July 13, 1998, John S. Senaldi, Molecular Devices’ former Vice President and General Manager, IonWorks, entered into an employment agreement with Molecular Devices. Mr. Senaldi’s employment with

Molecular Devices terminated on February 13, 2004. As part of the termination of Mr. Senaldi’s employment, he was paid a one-time severance payment of US$103,500.

     Vice President Employment Agreement

      On July 25, 2000, Patricia C. Sharp, Vice President of Human Resources, entered into an employment contract with Molecular Devices that provided for the following:

•	Ms. Sharp would be eligible to receive options to purchase 47,500 shares of Molecular Devices common stock. The options would vest over four years with 11,875 shares vesting on each anniversary of the employment date.

•	Ms. Sharp would be eligible to receive an aggregate of 2,500 shares of restricted common stock. The shares would be granted ratably and quarterly over a period of two years. Molecular Devices agreed to loan Ms. Sharp amounts required for the payment of tax obligations related to these share grants. As of December 31, 2003, US$13,659 was outstanding under these loans, which will be forgiven over time under an employment vesting schedule.

•	In the event of a Change of Control, all of Ms. Sharp’s stock options and shares will become fully vested at such date.

     Change in Control Severance Benefit Plan

      In February 2001, the board of directors adopted a Change in Control Severance Benefit Plan to provide certain benefits and protections to designated executive officers who have not entered into individual severance benefit or change in control agreements with Molecular Devices. The plan provides that in the event of a constructive or involuntarily termination without cause within 13 months after a Change in Control, as defined in the plan, such terminated executive officer will receive (1) lump sum payment equal to 12 months’ salary, (2) a bonus payment equal to what would have been earned at 100% of target for the year of termination, (3) continued health insurance benefits for 18 months, unless the executive officer obtains coverage from another employer during that time, (4) full acceleration of vesting for all outstanding options and (5) payment for an executive assistance program lasting up to three months and not to exceed US$7,500, provided that the executive officer enrolls within six months following termination. If the total amount of payment under the plan would cause the executive officer to incur “golden parachute” excise tax liability in connection with the Change in Control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The plan provides these certain benefits and protections to the following current executive officers: Joseph D. Keegan, Ph.D., Timothy A. Harkness, Gillian M.K. Humphries, Ph.D., Robert J. Murray, Stephen J. Oldfield, Ph.D., Thomas J. O’Lenic, Patricia C. Sharp, J. Richard Sportsman, Ph.D. and Andrew T. Zander, Ph.D.

Compensation Committee Interlocks and Insider Participation

      As previously noted, the Compensation Committee is composed of three non-employee directors: Mr. Anderson, Mr. Marion and Dr. Waitz. Mr. Marion served as an interim chief executive officer of Molecular Devices between October 1997 and March 1998. No member of the Compensation Committee is or was formerly a permanent officer or employee of Molecular Devices. No interlocking relationship exists between Molecular Devices’ board of directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

REPORT OF THE COMPENSATION COMMITTEE OF THE MOLECULAR DEVICES BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION 1

      The Compensation Committee of the board of directors (the “Committee”) is comprised of Mr. Anderson, Mr. Marion and Dr. Waitz, none of whom has been a permanent officer or employee of Molecular Devices. The Committee is responsible for establishing Molecular Devices’ compensation for executive officers.

      The goals of the compensation program are to align compensation with business objectives and performance and to enable Molecular Devices to attract, retain and reward executive officers and other key employees who contribute to the long-term success of Molecular Devices and to motivate them to enhance long-term stockholder value. To meet these goals, the Committee has adopted a mix of the compensation elements of salary, bonus and stock options.

      Base Salary. The Committee meets at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, the Committee considers the following factors, in order of importance: competitive pay practices, individual performance against goals, levels of responsibility, breadth of knowledge and prior experience. To provide the Committee with more information for making compensation comparisons, Molecular Devices surveys a group of comparable companies with a capitalization similar to that of Molecular Devices.

      Bonus. The bonus program is a discretionary program for executive officers and other key employees of Molecular Devices. The Committee meets in the first quarter following the year of the awards to be made to determine the amount of the bonuses. The bonus award depends on the extent to which Molecular Devices and individual performance objectives are achieved. Molecular Devices’ objectives consist of operating, strategic and financial goals that are considered to be critical to Molecular Devices’ fundamental long-term goal of building stockholder value. For fiscal 2003, these goals were related to specific increases in revenue, operating income and earnings per share over the prior years.

      Stock Options. The Option Plan maintained by Molecular Devices was established to provide employees of Molecular Devices with an opportunity to share, along with stockholders of Molecular Devices, in the long-term performance of Molecular Devices. Initial grants of stock options are generally made to eligible employees upon commencement of employment, with additional grants being made to certain employees periodically or following a significant change in the job responsibilities, scope or title of such employment. Stock options under the Options Plan generally vest over a four or five-year period and expire ten years from the date of grant. The exercise price of such options is usually 100% of the fair market value of the underlying stock on the date of grant.

      Guidelines for the number of stock options for each participant under the Option Plan are generally determined by a formula established by the Committee whereby several factors are applied to the salary and performance level of each participant and then related to the approximate market price of the stock at the time of grant. In awarding stock options, the Committee considers individual performance, overall contribution to Molecular Devices, officer retention, the number of unvested stock options held by the officer and the total number of stock options to be awarded.

      Section 162(m) of the Internal Revenue Code of 1986 limits Molecular Devices to a deduction for federal income tax purposes of up to US$1 million of compensation paid to certain named executive officers in a taxable year. Compensation above US$1 million may be deducted if it is “performance-based compensation.” The Compensation Committee has determined that stock options granted under Molecular Devices’ Option Plan with an exercise price at least equal to the fair market value of Molecular Devices common stock on the date of grant shall be treated as “performance-based compensation” and any compensation recognized

      1 The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

by a Named Executive Officer as a result of the grant of such stock options is deductible by Molecular Devices.

      CEO Compensation. The Committee used the same procedures described above in setting the annual salary, bonus and stock option awards for the CEO. The CEO’s salary is determined based on comparisons with companies with a capitalization similar to that of Molecular Devices. Dr. Keegan was paid a bonus of US$468,084 for fiscal year 2003 based on the following factors specified by the board: Molecular Devices achieved most of its corporate objectives during fiscal year 2003; Dr. Keegan has been a significant contributor to Molecular Devices achieving its corporate objectives throughout his long tenure with Molecular Devices; and this figure represents an appropriate increase over the bonus paid to Dr. Keegan in fiscal year 2002.

      Summary. Through the plans described above, a significant portion of Molecular Devices’ compensation program for its executive officers (including the CEO) is contingent upon the individual’s and Company’s performance, and realization of benefits by the CEO and the other executive officers is closely linked to increases in long-term stockholder value. Molecular Devices remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of Molecular Devices’ business may result in highly variable compensation during any given annual period.

Compensation Committee

David L. Anderson
André F. Marion
J. Allan Waitz, Ph.D.

PERFORMANCE MEASUREMENT COMPARISON 1

      The following graph shows the total stockholder return of an investment of US$100 in cash on December 31, 1998 for (1) Molecular Devices common stock, (2) the Nasdaq Stock Index and (3) a peer group index comprised of all public companies using SIC Code 3826 (Laboratory Analytical Instruments) (the “Peer Group”). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31 of each year.

	1998	1999	2000	2001	2002	2003

Molecular Devices Corporation	100.00	239.08	314.66	95.95	75.72	87.31
SIC Code Index	100.00	161.79	254.25	149.53	76.45	111.53
NASDAQ Market Index	100.00	176.37	110.86	88.37	61.64	92.68

      1 This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Molecular Devices has entered into employment agreements and other agreements with certain of its executive officers. See “Executive Compensation — Employment, Severance and Change in Control Arrangements.”

      Molecular Devices has entered into indemnity agreements with certain officers and directors which provide, among other things, that Molecular Devices will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Molecular Devices, and otherwise to the fullest extent permitted under Delaware law and Molecular Devices’ bylaws.

HOUSEHOLDING OF PROXY MATERIALS

      The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

      This year, a number of brokers with account holders who are Molecular Devices stockholders may be “householding” Molecular Devices’ proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify Molecular Devices or your broker that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker directly or direct your written request to: Corporate Secretary, Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, CA 94089 or contact Corporate Secretary, Molecular Devices Corporation at (408) 747-1700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, Molecular Devices will promptly deliver, upon written or oral request, to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents were delivered.

OTHER MATTERS

      The Molecular Devices board of directors knows of no other matters that will be presented for consideration at the Molecular Devices annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

      A copy of Molecular Devices’ Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2003, as amended, is available without charge upon written request to: Investor Relations, Molecular Devices Corporation, 1311 Orleans Drive, Sunnyvale, California 94089.

EXPERTS

      The consolidated financial statements of Axon Instruments, Inc. at December 31, 2002, and for each of the two years in the period then ended, included in the joint proxy statement of Molecular Devices Corporation and Axon Instruments, Inc., which is referred to and made part of this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Axon Instruments, Inc. at December 31, 2003, and for year then ended, included in the joint proxy statement of Molecular Devices Corporation and Axon Instruments, Inc., which is referred to and made part of this Prospectus and Registration Statement, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements and schedule of Molecular Devices Corporation appearing in Molecular Devices Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

      The validity of the shares of Molecular Devices common stock offered by this document and certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for Molecular Devices by Cooley Godward LLP, Palo Alto, California. Certain legal matters with respect to the material federal income tax consequences of the merger will be passed upon for Axon by Latham & Watkins LLP, Los Angeles, California.

WHERE YOU CAN FIND MORE INFORMATION

      This document incorporates other reports by reference that are not presented in or delivered with this document.

      Molecular Devices files reports, proxy statements and other information with the Securities and Exchange Commission. Molecular Devices and Axon shareholders may read and copy any reports, proxy statements or other information filed by Molecular Devices at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

      Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Molecular Devices. The address of the Securities and Exchange Commission website is http://www.sec.gov.

      Reports, proxy statements and other information regarding Molecular Devices may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

      The Securities and Exchange Commission allows Molecular Devices to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that Molecular Devices can disclose important information to its stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this joint proxy statement/ prospectus contain important information that you should read about Molecular Devices.

      The following documents, which have been filed by Molecular Devices with the Securities and Exchange Commission, are incorporated by reference into this document:

1. Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc. attached as Annex A;

2. Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 10, 2004;

3. Molecular Devices’ Current Report on Form 8-K filed on March 22, 2004;

4. Molecular Devices’ Annual Report on Form 10-K/A for the year ended December 31, 2003, filed on April 29, 2004;

5. Molecular Devices’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004; and

6. The description of Molecular Devices’ common stock set forth in the Registration Statement on Form 8-A filed with the SEC on December 1, 1995, including any amendments or reports filed for the purpose of updating such description.

      Molecular Devices also incorporates by reference into this joint proxy statement/ prospectus all documents filed with the Securities and Exchange Commission by Molecular Devices pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this joint proxy statement/ prospectus to the date of the Molecular Devices annual meeting of stockholders. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

      Molecular Devices has supplied all information contained or incorporated by reference in this joint proxy statement/ prospectus relating to Molecular Devices and Axon has supplied all information contained in this joint proxy statement/ prospectus relating to Axon.

      You may have previously received some of the documents incorporated by reference in this joint proxy statement/ prospectus, but you can obtain any of them through Molecular Devices, the Securities and Exchange Commission or the Securities and Exchange Commission’s website as described above. Documents incorporated by reference are available from Molecular Devices without charge, excluding all exhibits, unless Molecular Devices has specifically incorporated by reference an exhibit in this joint proxy statement/ prospectus. You may obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing or by telephone from Molecular Devices at the following address and telephone number:

Molecular Devices Corporation

1311 Orleans Drive
Sunnyvale, CA 94089
(408) 747-1700
Attn: Investor Relations

      If you would like to receive copies of any of the Molecular Devices documents listed above before the meetings, you must make your request by June 22, 2004 to ensure timely delivery of the documents.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

      Molecular Devices has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Molecular Devices common stock to be issued to Axon shareholders in the merger. This joint proxy statement/ prospectus constitutes the prospectus of Molecular Devices filed as part of the registration statement. This joint proxy statement/ prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the Securities and Exchange Commission’s offices as set forth above.

      You should rely only on the information contained or incorporated by reference in this joint proxy statement/ prospectus to vote on the issuance of Molecular Devices common stock in connection with the first merger or the approval of the merger agreement and the principal terms of the merger. Molecular Devices and Axon have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/ prospectus. This joint proxy statement/ prospectus is dated May      , 2004. You should not assume that the information contained in this joint proxy statement/ prospectus is accurate as of any date other than May      , 2004, and neither the mailing of the joint proxy statement/ prospectus to Molecular Devices and Axon shareholders nor the issuance of Molecular Devices common stock in the first merger shall create any implication to the contrary.

Information on Molecular Devices’ Website

      Information on any Molecular Devices Internet website or the website of any subsidiary of Molecular Devices is not part of this document and you should not rely on that information in deciding whether to approve the share issuance, unless that information is also in this document or in a document that is incorporated by reference in this document.

Information on Axon’s Website

      Information on any Axon Internet website or the website of any subsidiary of Axon is not part of this document and you should not rely on that information in deciding whether to approve the merger agreement and the principal terms of the first merger, unless that information is also in this document or in a document that is incorporated by reference in this document.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders

Axon Instruments, Inc.

      We have audited the accompanying consolidated balance sheet of Axon Instruments, Inc. as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axon Instruments, Inc. at December 31, 2003, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.

/s/ Ernst & Young

Melbourne, Australia

March 12, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Axon Instruments, Inc.

      We have audited the accompanying consolidated balance sheet of Axon Instruments, Inc. as of December 31, 2002, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the two years then ended. Our audits also included the financial statement schedule listed in the Index at Item 21(b). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Axon Instruments, Inc. at December 31, 2002, and the consolidated results of its operations and its cash flows for each of the two years in the period then ended, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the financial information set forth therein.

/s/ Ernst & Young LLP

Palo Alto, California

February 7, 2003

AXON INSTRUMENTS, INC.

(A corporation formed under the laws of California, USA

which provide limited liability of Axon shareholders)

CONSOLIDATED BALANCE SHEETS

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,748,284	$15,476,963	$12,902,736
Marketable securities	15,125,016	7,716,717	11,673,658
Accounts receivable, net of allowance of $259,144 at March 31, 2004, $332,897 at December 31, 2003 and $294,266 at December 31, 2002	6,334,839	6,314,549	4,289,740
Accounts receivable from related parties	146,833	243,244	2,694
Income taxes receivable	400	379,520	565,950
Inventories	9,236,471	8,091,485	5,846,428
Deferred income taxes	—	161,875	660,203
Prepaid expenses	471,733	594,647	688,589

Total current assets	43,063,576	38,979,000	36,629,998
Available-for-sale securities:
Long-term marketable securities	2,241,543	2,815,800	3,068,679
Investment in Optiscan Imaging Limited	—	2,964,561	1,907,750

Total available-for-sale securities	2,241,543	5,780,361	4,976,429
Investment in Aviva Biosciences Corporation	3,500,000	3,500,000	3,500,000
Equipment and leasehold improvements, net	1,938,007	2,064,897	2,685,824
Deferred income taxes — noncurrent	—	956,750	28,497
Deposits and other assets	301,807	305,287	318,948

Total assets	$51,044,933	$51,586,295	$48,139,696

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,754,684	$930,184	$1,165,753
Accounts payable to related parties	180,777	30,985	619
Accrued liabilities	2,455,548	2,603,950	2,238,823
Income taxes payable	25,838	800	—
Advances from customers	389,086	421,617	555,055
Deferred revenue	1,564,234	1,497,347	596,421
Extended warranties	581,944	547,776	462,873
Lease obligation	95,269	130,993	142,908
Capital lease obligation	—	—	7,281

Total current liabilities	8,047,380	6,163,652	5,169,733
Sublease deposits	—	—	10,904
Deferred tax liability	—	1,118,625	688,700
Lease obligation — noncurrent	—	—	130,993

Total liabilities	8,047,380	7,282,277	6,000,330
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 800,000,000 shares authorized, 482,397,713, 481,498,727 and 480,350,275 shares issued and outstanding at March 31, 2004, December 31, 2003 and December 31, 2002, respectively	37,560,619	37,493,583	37,445,277
Additional paid-in capital	3,572,584	3,563,600	3,514,523
Accumulated other comprehensive income (loss)	(2,468)	2,132,339	1,139,180
Retained earnings	1,866,818	1,114,496	40,386

Total shareholders’ equity	42,997,553	44,304,018	42,139,366

Total liabilities and shareholders’ equity	$51,044,933	$51,586,295	$48,139,696

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net sales	$9,393,886	$8,325,914	$33,126,462	$27,409,459	$35,708,695
Net sales to related parties	135,000	110,800	352,401	55,561	—

Total net sales	9,528,886	8,436,714	33,478,863	27,465,020	35,708,695
Cost of sales	4,947,601	4,062,623	15,059,056	15,147,521	15,978,451
Purchases from related parties	501,920	121,764	708,446	58,829	—

Total cost of sales	5,449,521	4,184,387	15,767,502	15,206,350	15,978,451

Gross profit	4,079,365	4,252,327	17,711,361	12,258,670	19,730,244
Operating expenses:
Research and development	2,294,757	1,960,537	9,292,394	13,514,759	12,332,723
Selling, general and administrative	2,810,297	1,873,841	7,708,028	7,838,573	8,324,151
Loss on sublease	—	—	—	345,352	—

Total operating expenses	5,105,054	3,834,378	17,000,422	21,698,684	20,656,874

Profit (loss) from operations	(1,025,689)	417,949	710,939	(9,440,014)	(926,630)
Other income and expenses:
Interest income, net	65,503	114,148	327,350	582,441	1,259,977
Gain on sale of investment in Optiscan Imaging Ltd.	1,842,535	—	—	—	—
Foreign exchange gain (loss)	(116,277)	234	55,023	(20,896)	(47,274)
Other income (expense)	2,420	40,191	13,618	(44,145)	(11,026)

Income (loss) before provision for (benefit from) income taxes	768,492	572,522	1,106,930	(8,922,614)	275,047
Provision for (benefit from) income taxes	16,170	23,874	32,820	527,538	(474,984)

Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031

Basic net income (loss) per share	$0.002	$0.001	$0.002	$(0.020)	$0.002

Diluted net income (loss) per share	$0.001	$0.001	$0.002	$(0.020)	$0.001

Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656

Shares used in computing diluted net income (loss) per share	502,109,203	489,736,356	494,824,357	475,313,119	510,563,148

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

				Accumulated
	Common Stock		Additional	Other		Total
			Paid-In	Comprehensive	Retained	Shareholders’
	Shares	Amount	Capital	Income	Earnings	Equity

Balances at December 31, 2000	455,993,358	$36,409,943	$1,934,854	$5,505,805	$8,740,507	$52,591,109
Issuance of common stock upon exercise of stock options	9,835,174	455,044	—	—	—	445,044
Issuance of common stock upon exercise of entitlement options	1,950,356	210,258	—	—	—	210,258
Tax benefit on exercise of nonqualified stock options	—	—	1,026,766	—	—	1,026,766
Compensation expense on nonemployee stock options	—	—	249,860	—	—	249,860
Comprehensive loss:
Net income for the year ended December 31, 2001	—	—	—	—	750,031	750,031
Other comprehensive loss, net of tax:
Net unrealized loss on foreign exchange translation	—	—	—	(17,507)	—	(17,507)
Net unrealized loss on available-for-sale securities — Optiscan Imaging Limited				(3,015,012)	—	(3,015,012)

Total comprehensive loss						(2,282,488)

Balances at December 31, 2001	467,778,888	37,065,245	3,211,480	2,473,286	9,490,538	52,240,549
Issuance of common stock upon exercise of stock options	12,310,793	352,234	—	—	—	352,234
Issuance of common stock upon exercise of entitlement options	260,594	27,798	—	—	—	27,798
Compensation expense on nonemployee stock options	—	—	303,043	—	—	303,043
Comprehensive loss:
Net loss for the year ended December 31, 2002	—	—	—	—	(9,450,152)	(9,450,152)
Other comprehensive income (loss), net of tax:
Net unrealized gain on foreign exchange translation	—	—	—	33,475	—	33,475
Net unrealized loss on available-for-sale securities — Optiscan Imaging Limited	—	—	—	(1,416,018)	—	(1,416,018)
Net unrealized gain on available-for-sale securities — state and municipal securities	—	—	—	48,437	—	48,437

Total comprehensive loss						(10,784,258)

Balances at December 31, 2002	480,350,275	37,445,277	3,514,523	1,139,180	40,386	42,139,366
Issuance of common stock upon exercise of stock options	1,134,636	46,496	—	—	—	46,496
Issuance of common stock upon exercise of entitlement options	13,816	1,810	—	—	—	1,810
Compensation expense on nonemployee stock options	—	—	49,077	—	—	49,077
Comprehensive income:
Net income for the year ended December 31, 2003	—	—	—	—	1,074,110	1,074,110
Other comprehensive income (loss), net of tax:
Net unrealized loss on foreign exchange translation	—	—	—	(15,968)	—	(15,968)
Net unrealized gain on available-for-sale securities — Optiscan Imaging Limited	—	—	—	1,066,522	—	1,066,522
Net unrealized loss on available-for-sale securities — state and municipal securities	—	—	—	(57,395)	—	(57,395)

Total comprehensive income						2,067,269

Balances at December 31, 2003	481,498,727	$37,493,583	$3,563,600	$2,132,339	$1,114,496	$44,304,018

See accompanying notes.

AXON INSTRUMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Operating activities
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	178,953	219,948	903,829	1,198,196	1,008,659
Loss (gain) on disposal of equipment, leasehold improvements, and other assets	3,180	(40,253)	(17,447)	194,449	12,658
Gain on sale of investment in Optiscan Imaging Ltd.	(1,842,535)	—	—	—	—
Foreign exchange remeasurement	116,277	(234)	(112,833)	14,936	—
Tax benefit on exercise of nonqualified stock options	—	—	—	—	1,026,766
Deferred income taxes	—	—	9,712	1,493,219	(1,310,596)
Compensation expense on nonemployee stock options	8,985	3,630	49,077	303,043	249,860
Deferred loss on lease obligation	—	—	—	345,352	—
Changes in operating assets and liabilities:
Accounts receivable	76,121	(1,470,504)	(2,265,359)	1,256,988	13,298
Inventories	(1,144,986)	(1,120,243)	(2,245,057)	(163,118)	(374,829)
Income taxes receivable and payable	404,158	(19,914)	187,230	(411,634)	941,966
Prepaid expenses	122,914	99,756	93,942	70,799	(86,421)
Other assets	3,231	3,231	1,096	47,904	—
Accounts payable	1,974,292	165,367	(205,203)	484,395	(272,758)
Accrued liabilities	(148,402)	(45,285)	365,127	247,429	292,163
Advances from customers	(32,531)	(109,454)	(133,438)	423,351	(38,446)
Deferred revenue	66,887	152,521	900,926	193,173	104,324
Extended warranties	34,168	171,377	84,903	131,806	248,718
Lease obligation	(35,724)	(35,727)	(142,908)	(71,451)	—

Net cash provided by (used in) operating activities	537,310	(1,477,136)	(1,452,293)	(3,691,315)	3,315,051
Investing activities
Acquisition of equipment and leasehold improvements	(54,992)	(84,765)	(329,119)	(762,605)	(2,271,249)
Proceeds from sale of equipment and leasehold improvements	—	45,325	65,325	11,032	70,854
Purchases of available-for-sale securities	(11,294,145)	(2,101,608)	(8,122,046)	(12,927,856)	(18,404,732)
Sales of available-for-sale securities	7,132,389	3,744,951	12,274,471	13,162,687	3,500,000
Investment in Aviva Biosciences Corporation	—	—	—	(3,500,000)	—
Deposits and other assets	—	—	—	3,500	16,817

Net cash provided by (used in) investing activities	(4,216,748)	1,603,903	3,888,631	(4,013,242)	(17,088,310)
Financing activities
Principal payments under a capital lease	—	(3,593)	(7,281)	(13,483)	(12,164)
Exercise of stock options	67,036	24,571	48,306	380,032	655,302

Net cash provided by financing activities	67,036	20,978	41,025	366,549	643,138
Effect of exchange rate changes on cash	(116,277)	234	96,864	18,539	(17,507)

Net increase (decrease) in cash and cash equivalents	(3,728,679)	147,979	2,574,227	(7,319,469)	(13,147,628)
Cash and cash equivalents at beginning of period	15,476,963	12,902,736	12,902,736	20,222,205	33,369,833

Cash and cash equivalents at end of period	$11,748,284	$13,050,715	$15,476,963	$12,902,736	$20,222,205

See accompanying notes.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	Significant Accounting Policies

Organization

      Axon Instruments, Inc. (the “Company”) is a California corporation listed on the Australian Stock Exchange (symbol: AXN.AX) that designs, manufactures, and markets electronic instrumentation equipment and software for cellular neurosciences and biophysical research. The Company’s current business strategy focuses on expansion of its core technologies into broader scientific, pharmaceutical, and diagnostic markets.

Basis of Presentation

      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the results of operations of the Company and its wholly owned subsidiary, Axon Research Pty. Limited (“Axon Research”), an Australian corporation. All significant intercompany accounts and transactions have been eliminated upon consolidation. All amounts in the consolidated financial statements and the accompanying notes are in U.S. dollars unless otherwise noted.

      The unaudited condensed balance sheet as of March 31, 2004 and the statements of operations and cash flows for the three-month periods ended March 31, 2004 and 2003 included herein have been prepared in accordance with the published rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to interim financial information. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been omitted in these interim statements as allowed by such SEC rules and regulations. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the fiscal year ended December 31, 2003. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ended December 31, 2004.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

      Certain reclassifications have been made to prior year amounts to conform to the current year presentation of the financial statements. These reclassifications have not changed previously reported operating income (loss) or net income (loss).

Cash, Cash Equivalents, and Marketable Securities

      The Company considers all cash deposits and highly liquid investments purchased with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company’s investments are comprised of state and municipal government obligations. Investments with maturities of less than one year are considered short term and investments with maturities greater than one year are considered long term. All of the Company’s long term marketable securities have effective maturity dates in 2005.

      To date, all marketable securities have been classified as available-for-sale and are carried at fair value, with unrealized gains and losses, when material, reported net of tax as a separate component of other shareholders’ equity. For the year ended December 31, 2003, gross unrealized gains and gross unrealized losses were $6,599 and $63,995, respectively. For the year ended December 31, 2002, gross unrealized gains and

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

gross unrealized losses were $48,437 and $0, respectively. For the year ended December 31, 2001, there were no unrealized gross gains or unrealized gross losses. Realized gains and losses on available-for-sale securities are included in interest income. The cost of securities sold is based on specific identification. Premiums and discounts are amortized over the period from acquisition to maturity and are included in investment income, along with interest and dividends.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company markets its products primarily to universities, research institutions, and pharmaceutical companies in the United States and internationally. The Company performs ongoing evaluations of its customers’ financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses based on the results of ongoing evaluation of specific customer accounts, as well as historical experience. The Company determines the past due status of customer accounts based on payment within invoice terms. When the Company has concluded that a customer account is uncollectible, and after exhausting all reasonable efforts to collect the outstanding balance, the Company writes off the account balance. Such losses have historically been insignificant.

Dependence on Key Suppliers

      The Company outsources primarily all subassembly to two suppliers. Any significant interruption to these arrangements could require the Company to qualify a new subassembler, if available, and could have a material adverse effect on the Company’s results of operations and financial condition due to an inability to supply finished products in a timely manner.

Foreign Currency Accounting

      Assets and liabilities of the Company’s Australian subsidiary are remeasured in U.S. dollars at current rates of exchange, and revenues and expenses are remeasured using the average rate for the reporting period. Foreign currency transaction gains and losses are included in the consolidated statements of operations.

Revenue Recognition

      The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery or customer acceptance has occurred, the fee is fixed or determinable, and collection is reasonably assured. The Company generally recognizes revenue upon product shipment and transfer of title. The estimated costs of insignificant post-shipment obligations, including telephone support for certain products, are accrued at the time of shipment. If significant post-shipment obligations exist, such as acceptance or installation obligations, or there are concerns regarding collection at the time of shipment, all revenue is deferred until obligations are met or collection occurs. Cash received in advance of product shipment or fulfillment of post-shipment obligations is recorded as advances from customers and recognized upon performance. Most sales outside of North America are made through distributors. Shipments to distributors are for specific customers’ orders. Customers have a right of return of 60 days for domestic sales and 90 days for international sales from the original ship date. However, such returns have historically been insignificant. Estimates of product returns and allowances, based on historical experience, are recorded at the time revenue is recognized.

      Included in the sale of certain of the Company’s products is a limited one-year field service/ warranty arrangement, which provides for on-site repairs and maintenance and software updates. These field service/ warranty arrangements are included in deferred revenue and are recognized ratably over the warranty term. Customers may elect to extend their warranty at the end of the original warranty period.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Certain of the Company’s products include a software element that is more than incidental. In accordance with American Institute of Certified Public Accountants (“AICPA”) Statement of Position 97-2, Software Revenue Recognition, (“SOP 97-2”) and AICPA Statement of Position 98-4, Deferral of the Effective Date of a Provision of SOP 97-2, Software Revenue Recognition, software revenues are recognized when persuasive evidence of an agreement exists, delivery of the product has occurred, the fee is fixed or determinable, and collection is probable. Certain of the Company’s software products have been sold with maintenance agreements which, among other things, allow for the customer to receive software upgrades on an if-and-when available basis during the term of the agreement. The Company defers the fair value of maintenance sold under these arrangements and recognizes this amount over the maintenance period of twelve months.

Shipping Costs

      Shipping costs incurred by the Company in delivering its products to customers are charged to expense as incurred and are included in cost of sales in the statements of operations.

Research and Development

      The Company charges research and development costs to expense in the period the costs are incurred. Research and development costs consist primarily of salaries and related personnel costs, material cost of prototypes and test units, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing, and enhancement of the Company’s products.

Advertising Expense

      The cost of advertising is expensed as incurred. The Company incurred $209,830, $144,965 and $140,012 in advertising costs during the years ended December 31, 2003, 2002 and 2001, respectively.

Income Taxes

      The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”). Under SFAS 109, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Inventories

      Inventories are stated at the lower of cost or market. Cost is computed on a currently adjusted standard basis, which approximates actual cost on a current average or first-in, first-out basis. The Company makes inventory provisions for potential excess and obsolete inventory based on backlog and forecast demand. However, such forecasts and the estimated demand are subject to revisions, cancellations, and rescheduling. Actual demand will inevitably differ from such backlog and forecast demand, and such differences may be material to the consolidated financial statements.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Inventories consist of the following:

	March 31,	December 31,

	2004	2003	2002

	(unaudited)
Raw material	$4,809,194	$3,673,186	$2,583,304
Work-in-process	3,669,310	3,805,936	2,494,741
Finished goods	757,967	612,363	768,383

	$9,236,471	$8,091,485	$5,846,428

      The above inventory balances at March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002 are net of reserves for potential excess quantities and obsolescence of $1,308,000, $1,108,000 and $1,235,596, respectively.

Equipment and Leasehold Improvements

      Equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation of equipment is provided on the double-declining balance method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful life or the lease term.

      Equipment and leasehold improvements consist of the following:

	December 31,

	2003	2002

Machinery and equipment	$2,933,122	$2,805,585
Office furniture and fixtures	475,445	475,445
Computer equipment	2,343,596	2,260,385
Leasehold improvements	1,574,831	1,574,832

	7,326,994	7,116,247
Less accumulated depreciation and amortization	(5,262,097)	(4,430,423)

	$2,064,897	$2,685,824

      Computer equipment includes $48,978 recorded under a capital lease at December 31, 2002. Accumulated depreciation related to leased assets at December 31, 2002 totaled $42,103, with the charge being included in depreciation expense. There were no assets under capital leases at December 31, 2003.

Long-Lived Assets

      The Company accounts for the impairment of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. For long-lived assets used in operations, the Company records impairment losses when events and circumstances indicate that these assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If less, the impairment losses are based on the excess of the carrying amounts of these assets over their respective fair values. For assets held for sale, impairment losses are measured at the lower of the carrying amount of the assets or the fair value of the assets less costs to sell. For assets to be disposed of other than by sale, impairment losses are measured as their carrying amount less salvage value, if any, at the time the assets cease to be used. During the years ended December 31, 2003 and 2002, the Company did not experience an impairment of any of its long-lived assets.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warranties

      The Company offers a one-year limited warranty with the sale of all of its products. The specific terms and conditions of those warranties vary depending upon the product sold and country in which the product is placed. The warranty covers the cost of parts and labor to repair the product. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company’s warranty liability include the number of installed units, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the amounts as necessary.

      Changes in the Company’s warranty liability are as follows:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Balance, beginning of the period	$253,600	$257,300	$263,000
Warranties issued during the period	25,904	132,339	197,300
Changes in liability for pre-existing warranties during the period, including expirations	(107,504)	(136,039)	(203,000)

Balance, end of the period	$172,000	$253,600	$257,300

      The Company also offers extended warranty contracts to customers on a limited number of its products for an additional fee. Customers may elect to extend their warranty at the end of the original warranty period. Revenue related to extended warranties is deferred and recognized ratably over the warranty term.

      Changes in the Company’s deferred extended warranty revenue are as follows:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Balance, beginning of the period	$547,776	$462,873	$331,067
Extended warranties issued during the period	208,712	687,483	343,181
Extended warranty revenue recognized during the period	(174,544)	(602,580)	(211,375)

Balance, end of the period	$581,944	$547,776	$462,873

Software Development Costs

      Product development costs include costs related to software products that are expensed as incurred until the technological feasibility of the product is established. After technological feasibility is established, any additional costs may be capitalized in accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed. Based on the Company’s product development process, technological feasibility is established upon the completion of a working model. Costs incurred by the Company between the completion of the working model and the point at which the product is ready for general release have been insignificant. Therefore, for the periods presented, the Company has charged all such costs to research and development expense in the period incurred.

Stock-Based Compensation

      The Company uses the intrinsic value method to account for stock options issued to its employees under its stock option plans and amortizes deferred compensation, if any, over the vesting period of the options.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Compensation expense resulting from the issuance of fixed-term stock option awards is measured as the difference between the exercise price of the option and the fair market value of the underlying share of Company stock subject to the option on the award’s grant date.

      For purposes of pro forma disclosures, the Company estimates the fair value of its stock-based awards to employees using the Black-Scholes option pricing model. The Black-Scholes valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life and exercise date of each option. Because the Company’s incentive and nonstatutory stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, the Company believes the existing model does not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For the year ended December 31, 2003, the fair value for the Company’s employee stock options was estimated with the following weighted-average assumptions: risk-free interest rate of 3.6%, no dividend yield, volatility of 0.77, and an expected life of the options of seven years. For the year ended December 31, 2002, the fair value was estimated with the following weighted-average assumptions: risk-free interest rate of 3.65%, no dividend yield, volatility of 0.67, and an expected life of the options of 6.3 years. For the year ended December 31, 2001, the fair value was estimated with the following weighted-average assumptions: risk-free interest rate of 5.0%, no dividend yield, volatility of 0.60, and an expected life of the options of seven years.

      The pro forma effect on net income (loss) and net income (loss) per share are as follows:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(267,437)	(334,561)	(1,346,629)	(1,725,029)	(1,512,519)

Pro forma net income (loss)	$484,885	$214,087	$(272,519)	$(11,175,181)	$(762,488)

Net income (loss) per share:
Basic — as reported	$0.002	$0.001	$0.002	$(0.020)	$0.002

Basic — pro forma	$0.001	$0.000	$(0.001)	$(0.024)	$(0.002)

Diluted — as reported	$0.001	$0.001	$0.002	$(0.020)	$0.001

Diluted — pro forma	$0.001	$0.000	$(0.001)	$(0.024)	$(0.002)

      The weighted-average fair value of options granted for the years ended December 31, 2003, 2002 and 2001 was $0.12, $0.04 and $0.43 per share, respectively.

      Because pro forma fair value accounting is applicable only to options granted subsequent to December 31, 1994, the pro forma effect will not be fully reflected until subsequent years. The effects on pro forma disclosures are not likely to be representative of the effects on pro forma disclosures in future years.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income (Loss)

      Comprehensive income (loss) is comprised of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on the Company’s available-for-sale securities. Total comprehensive income (loss) has been disclosed in the consolidated statements of shareholders’ equity.

      Comprehensive income (loss) consists of the following:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss)	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities — Optiscan Imaging Limited	—	(65,681)	1,066,522	(2,484,030)	(4,928,836)
Reclassification for gains on available-for-sale securities — Optiscan Imaging Ltd. included in net income (loss)	(2,117,297)	—	—	—	—
Less related income taxes	—	—	—	(1,068,012)	(1,913,824)

Unrealized gain (loss) on available-for-sale securities — Optiscan Imaging Limited, net of tax	(2,117,297)	(65,681)	1,066,522	(1,416,018)	(3,015,012)

Unrealized gain on available-for-sale securities — state and municipal securities	(17,509)	(39,723)	253,132	608,333	1,154,797
Reclassification for gains on available-for-sale securities — state and municipal securities, included in net income (loss)	—	—	(310,527)	(559,896)	(1,154,797)

Net unrealized gain (loss) on available-for-sale securities — state and municipal securities	(17,509)	(39,723)	(57,395)	48,437	—

Unrealized gain (loss) on foreign exchange translation	—	—	(15,968)	33,475	(17,507)

Total other comprehensive income (loss)	(2,134,806)	(105,404)	993,159	(1,334,106)	(3,032,519)

Total comprehensive income (loss)	$(1,382,486)	$443,244	$2,067,269	$(10,784,258)	$(2,282,488)

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The accumulated balances for each item in accumulated other comprehensive income are as follows:

	December 31,

	2003	2002	2001

Net unrealized gain on available-for-sale securities — Optiscan Imaging Limited	$2,117,297	$1,050,775	$2,466,793
Net unrealized gain on available-for-sale securities — state and municipal securities	15,042	72,437	24,000
Net unrealized gain (loss) on foreign exchange translation	—	15,968	(17,507)

	$2,132,339	$1,139,180	$2,473,286

Net Income (Loss) Per Share

      The following table sets forth the computation of basic and diluted net income (loss) per share:

	Three Months Ended
	March 31,		Years Ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Net income (loss) attributable to common shareholders	$752,322	$548,648	$1,074,110	$(9,450,152)	$750,031
Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656

Basic net income (loss) per share	$0.002	$0.001	$0.002	$(0.020)	$0.002

Calculation of shares outstanding for computing diluted net income (loss) per share:
Shares used in computing basic net income (loss) per share	482,077,851	480,641,070	481,048,602	475,313,119	463,574,656
Shares used to reflect the effect of the assumed exercise of employee stock options	20,031,352	9,095,286	13,775,755	—	46,988,492

Shares used in computing fully diluted net income (loss) per share	502,109,203	489,736,356	494,824,357	475,313,119	510,563,148

Diluted net income (loss) per share	$0.001	$0.001	$0.002	$(0.020)	$0.001

      For the three months ended March 31, 2004 and 2003 and for the years ended December 31, 2003 and 2001, diluted earnings per share include the weighted-average number of common share equivalents outstanding during the period. Dilutive common share equivalents consist of stock options and are calculated using the treasury stock method.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Due to the net loss incurred during the year ended December 31, 2002, no adjustment was made for the assumed exercise of stock options, as the effect would be antidilutive. Had the effect not been antidilutive, an adjustment would have been made of 25,632,603 common equivalent shares.

Recent Accounting Pronouncements

      In November 2002, the Emerging Issues Task Force (“EITF”) reached consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables (“EITF 00-21”). EITF 00-21 addresses how to account for arrangements that may involve delivery or performance of multiple products, services and/or rights to use assets, and when and, if so, how an arrangement involving multiple deliverables should be divided into separate units of accounting. It does not change otherwise applicable revenue recognition criteria. It applies to arrangements entered into in fiscal periods beginning after June 15, 2003, with early adoption permitted. The adoption of EITF 00-21 did not have a material effect on the Company’s operating results or financial position.

      In January 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51 (“FIN 46”). FIN 46 requires the consolidation of entities in which an enterprise absorbs a majority of the entity’s expected losses, receives a majority of the entity’s expected residual returns, or both, as a result of ownership, contractual, or other financial interests in the entity. Currently, entities are generally consolidated by an enterprise when it has a controlling financial interest through ownership of a majority voting interest in the entity. FIN 46 was effective immediately for all variable interest entities created or acquired after January 31, 2003. The provisions of this interpretation apply in the first fiscal year or interim period beginning after June 15, 2003 to variable interest entities in which an enterprise held a variable interest that it acquired before February 1, 2003. In October 2003, the FASB deferred the implementation of FIN 46 for variable interest entities that existed on or before January 31, 2003 until the end of the first interim or annual period ending after December 15, 2003. In December 2003, the FASB issued new guidance, FIN46R, with respect to variable interest entities in existence on or before January 31, 2003. Under the new guidance application of FIN 46 is required in financial statements of public entities that have interests in structures that are commonly referred to as special-purpose entities for periods ending after December 15, 2003. Application by public entities for all other types of variable interest entities is required in financial statements for periods ending after March 15, 2004. The adoption of FIN 46 did not have a material impact on the Company’s results of operations or financial position.

      In July 2003, the EITF reached consensus on Issue No. 03-5, Applicability of AICPA Statement of Position 97-2, Software Revenue Recognition, to Non-Software Deliverables in an Arrangement Containing More-than-Incidental Software (“EITF 03-5”). EITF 03-5 provides guidance on whether non-software deliverables included in an arrangement that contains software are within the scope of SOP 97-2. The consensus was reached that SOP 97-2 is applicable to any non-software deliverables if the software deliverable is essential to its functionality. EITF 03-5 is effective at the beginning of the first interim period beginning after August 13, 2003. The adoption of EITF 03-5 did not have a material effect on the Company’s operating results or financial position.

Note 2 — Investment in Optiscan Imaging Limited

      The Company’s investment in Optiscan Imaging Limited (“Optiscan”) is classified as an available-for-sale security and is carried at fair value. Unrealized gains and losses are reported as a separate component of shareholders’ equity, net of tax. As a result, the Company’s investment in Optiscan, as well as the Company’s shareholders’ equity, will continue to fluctuate at each balance sheet date as the market price of Optiscan’s stock fluctuates. The Company does not believe that the investment in Optiscan could be readily sold at its reported fair value of $3.0 million (cost basis of $168,000) as reported by the Australian Stock Exchange as of

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 31, 2003, given the thinly traded nature of Optiscan’s stock and the size of the Company’s investment. However, no evidence of a loss in value of the investment exists as of December 31, 2003, as the quoted market price is considered the best evidence of fair value, as promulgated by Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company’s equity interest in Optiscan at December 31, 2003 was approximately 12%.

      In February 2004, the Company disposed of its entire equity investment in Optiscan Imaging Limited (“Optiscan”). Proceeds from the sale were approximately $2.8 million and were materially consistent with the carrying value of the investment as of December 31, 2003. The Company’s investment in Optiscan was classified as an available-for-sale security and was carried at fair value. Until the sale of Optiscan investment, unrealized gains and losses were reported as a separate component of shareholders’ equity, net of tax. Upon the sale of the Optiscan investment the realized gain was recorded as other income.

Note 3 — Investment in Aviva Biosciences Corporation

      In June 2002, the Company entered into a license and development agreement (the “Agreement”) with Aviva Biosciences Corporation (“Aviva”). The Agreement contains a provision which grants the Company the right to make a $3,500,000 equity investment in Aviva at the same terms of the lead investor of Aviva’s Series B Preferred Stock, should such financing occur. In September 2002, the Company exercised its right and acquired 2,916,667 shares of Aviva’s Series B Preferred Stock at the same terms as other Series B Preferred Stock investors. The Company’s equity interest in Aviva at December 31, 2003 and March 31, 2004 was approximately 8% and the Company accounts for this investment under the cost method.

      Due to the fact that there is currently no available market for Aviva’s equity securities, the Company’s ability to recover its investment and to earn a return on this investment is largely dependent on equity market conditions and the occurrence of liquidity events, such as initial public offerings, mergers, and private sales. All of these factors are difficult to predict. In addition, under the Company’s accounting policy, it is required to review all investments for impairment. For non-marketable equity securities, this requires significant judgment, including assessment of the investee’s financial condition, the existence of subsequent rounds of financing and the impact of any relevant contractual preferences, as well as the investee’s historical results of operations, and projected cash flows. The Company has determined that there is no evidence of impairment as of December 31, 2003 and March 31, 2004.

      The Agreement conveys exclusive distribution rights to certain technology owned and developed by Aviva. In June 2002, the Company made $100,000 of the total required $500,000 payment to obtain those rights, and classified the payment as a noncurrent other asset at June 30, 2002, which would be amortized over the life of the product. Subsequently, and after payment of the remaining $400,000 in August 2002, the Company determined that additional development was required in order to bring the product to market and to adequately match the product’s features to the requirements of the Company’s products. Therefore, the entire $500,000 license fee was expensed during the year ended December 31, 2002.

      In addition, the Agreement has a provision for additional technology development by Aviva, which may be partially funded by the Company, in an amount not to exceed $1,000,000 over a three-year period commencing in June 2002. As of December 31, 2003 and March 31, 2004, no obligations have been incurred under this provision.

Note 4 — Strategic Alliance with Zyomyx, Inc.

      In April 2001, the Company entered into a strategic alliance and joint development agreement (the “Development Agreement”) with Zyomyx, Inc. (“Zyomyx”) to jointly develop laser scanners for protein biochips. The terms of the Development Agreement stipulate that Zyomyx would reimburse 50% of certain of the Company’s costs related to development of the joint product. During the year ended December 31, 2002,

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company received $350,000 in cost reimbursement from Zyomyx, which the Company recorded as an offset to research and development expenses. During the year ended December 31, 2003 and the three months ended March 31, 2004, the Company incurred no research and development costs related to Zyomyx. As of December 31, 2003 and March 31, 2004, the Company has not entered into any additional collaboration agreements with Zyomyx.

Note 5 — Accrued Liabilities

      Accrued liabilities consist of the following:

		December 31,
	March 31,
	2004	2003	2002

	(unaudited)
Payroll	$791,892	$886,312	$791,490
Deferred rent	808,112	773,921	606,758
Customer support	370,100	377,600	275,200
Warranty	172,000	253,600	257,300
Royalties	109,769	68,422	113,983
Other	203,681	244,095	194,092

	$2,455,548	$2,603,950	$2,238,823

Note 6 — Commitments and Contingencies

Leases

      The Company enters into various noncancelable operating and capital leases for its facilities and equipment purchases. As of December 31, 2003, the Company was not a party to any capital leases. Certain operating leases require the Company to pay property taxes, insurance, and routine maintenance. Rent expense was $2,261,523 and $2,681,192 for the years ended December 31, 2003 and 2002, respectively, net of sublease income of $816,982 and $724,036, respectively.

      At December 31, 2003, future minimum lease commitments under noncancelable operating leases are as follows:

Operating
Leases

2004	$2,161,225
2005	2,096,281
2006	2,077,790
2007	2,158,419
2008	2,242,280
Thereafter	5,061,235

Total minimum lease payments	$15,797,230

      Sublease income netted from the amounts in the above schedule for the year ending 2004 is $471,036.

     Indemnification Agreements

      The Company routinely enters into distribution agreements whereby the Company indemnifies distributors of its products from certain liabilities arising from potential infringements of intellectual property rights as

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

well as potential damages caused by limited product defects. In addition, the Company routinely enters into product development or joint research projects in which it provides similar indemnifications to the counterparty. There are no recourse provisions contained in the Company’s indemnification agreements. The Company has not recorded any liability in connection with such indemnifications, as it believes the maximum amount of future payments is not material and the likelihood of incurring such payments is remote. Further, due to the broad nature of the indemnification agreements, the Company is unable to estimate a maximum amount of future payments.

Note 7 — Stock Option Plans

      The Company has two stock option plans under which officers, key employees, nonemployee directors, and nonemployee consultants may be granted options to purchase shares of the Company’s common stock. In addition to the 1987 Employee Stock Option Plan, as amended and restated in 1993, the board of directors approved the 2001 Equity Incentive Plan on May 9, 2001, with 25,000,000 shares of common stock reserved for issuance under this plan. Under both plans, the option exercise price is no less than 100% of the fair market value of the stock at the date of grant for incentive stock options, and 85% of the fair market value at the date of grant for nonstatutory stock options. Further, since the fair market value of the Company’s stock is reported in Australian Dollars by the Australian Stock Exchange, the fair market value is converted into U.S. Dollars using the effective exchange rate on the grant date and the exercise price remains fixed at that amount regardless of future fluctuations in either exchange rates or the fair market value of the Company’s stock. Generally, and subject to continued service, stock options under the 2001 Equity Incentive Plan and the 1987 Employee Stock Option Plan (the “Plans”) vest over a maximum period of five years and four years, respectively. Stock options under the Plans expire ten years from the date of grant.

      Further, the Company granted 4,100,000 options, not pursuant to the Plans, in conjunction with the March 3, 2000 listing on the Australian Stock Exchange. These options were granted primarily to officers and directors at an exercise price equal to the initial public offering (AU$0.20, or approximately US$0.12, per share). The vested portion of these options may be exercised at any time on or before five years from the date of grant of the option. The options generally vest over a four-year period.

      In conjunction with the March 3, 2000 listing on the Australian Stock Exchange, the Company’s board of directors approved the offer and sale of 12,997,845 options to shareholders of Circadian Technologies Limited, a significant shareholder of the Company (the “Circadian Options”). The options were priced at AU$0.01, or approximately US$0.006, each and gave the Circadian shareholders the right to buy one share of common stock in the Company for AU$0.20, or approximately US$0.12, at any time on or before five years after the date of grant of the option, for every 2.5 shares held in Circadian at the record date (the date ten business days after the initial Australian Stock Exchange quotation of the Company’s securities). Of the 12,997,845 options offered, 12,379,283 options were issued on June 5, 2000.

      At December 31, 2003, the Company has 31,393,140 shares of common stock available for issuance under the Plans.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the Company’s stock option activity and related information:

		Options Outstanding

	Shares		Range of	Weighted-
	Available	Number	Exercise	Average
	for Grant	of Shares	Prices	Exercise Price

Balance at December 31, 2000	15,158,049	67,713,376	$0.011-$0.934	$0.124
Options reserved	25,000,000	—	—	—
Options granted	(9,356,330)	9,356,330	$0.341-$0.801	$0.682
Options exercised	—	(11,785,530)	$0.019-$0.130	$0.058
Options canceled	989,990	(989,990)	$0.023-$0.782	$0.443

Balance at December 31, 2001	31,791,709	64,294,186	$0.011-$0.934	$0.213
Options granted	(5,473,000)	5,473,000	$0.095-$0.515	$0.131
Options exercised	—	(12,571,387)	$0.011-$0.127	$0.031
Options canceled	4,363,205	(4,363,205)	$0.045-$0.934	$0.447

Balance at December 31, 2002	30,681,914	52,832,594	$0.019-$0.922	$0.228
Options granted	(790,000)	790,000	$0.100-$0.194	$0.158
Options exercised	—	(1,148,452)	$0.023-$0.127	$0.042
Options canceled	1,501,226	(1,501,226)	$0.019-$0.844	$0.443

Balance at December 31, 2003	31,393,140	50,972,916	$0.023-$0.922	$0.225

      The following table summarizes information about all stock options outstanding at December 31, 2003:

	Options Outstanding			Options Exercisable

			Weighted-
		Weighted-	Average		Weighted-
		Average	Remaining		Average
Range of	Number of	Exercise	Contractual	Number of	Exercise
Exercise Prices	Shares	Price	Life	Shares	Price

	(In years)
$0.023-$0.050	11,336,084	$0.032	4.2	11,336,084	$0.032
$0.051-$0.125	11,792,852	$0.113	4.6	8,203,518	$0.119
$0.126-$0.140	16,325,157	$0.129	4.5	12,515,229	$0.129
$0.141-$0.600	2,908,330	$0.416	8.0	1,402,607	$0.484
$0.601-$0.922	8,610,493	$0.750	6.7	6,354,535	$0.751

$0.023-$0.922	50,972,916	$0.225	5.1	39,811,973	$0.211

      There were 32,157,001 options exercisable with a weighted-average exercise price of $0.197 at December 31, 2002. There were 30,792,577 options exercisable with a weighted-average exercise price of $0.098 at December 31, 2001.

      The Company occasionally issues nonqualified stock options to individuals, typically consultants, who are neither employees nor directors of the Company at the fair market value of the stock as of the date of grant. Of the total options outstanding as of December 31, 2003, 2002 and 2001, 4,084,159, 3,631,031 and 3,817,691, respectively, were held by nonemployees and nondirectors. In accordance with the provisions of EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, (“EITF 96-18”), the Company has recorded as an expense the fair value of these options as they vest. These options typically vest over three or four years. During the years ended December 31, 2003, 2002 and 2001, the Company recorded compensation expense of $19,500, $303,043 and $249,860, respectively. In future years, the annual compensation expense computed in accordance with EITF 96-18 may increase or decrease due to changes in the estimated fair value of the option grants.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8 — Sale of Product Line

      In April 2002, the Company sold the assets and intellectual property associated with its microelectrode guidance systems instruments for use in humans. Future service of installed instruments will be provided by the buyer as part of the contract. The amounts included in sales and cost of sales with respect to this product line sale for the year ended December 31, 2002 are $185,000 and $508,391, respectively.

Note 9 — Loss on Sublease

      In June 2002, the Company entered into a sub-sublease with an unrelated party to occupy office and research space in Foster City, California previously occupied by the Company. During the year ended December 31, 2002, the Company recognized a total loss of $345,352 on the contract. The loss was calculated by subtracting anticipated lease payments to be received from the Company’s sub-tenant from the Company’s remaining lease obligations.

Note 10 — 401(k) Plan

      The Company has a retirement savings plan, commonly known as a 401(k) plan, that allows participating U.S. employees to contribute from one percent to 15 percent of their pre-tax salary subject to Internal Revenue Service limits. The Company may make contributions to the 401(k) plan at the discretion of the board of directors. The Company’s contributions for the years ended December 31, 2003, 2002 and 2001 were approximately $126,543, $129,788, and $250,737 respectively.

Note 11 — Operating Segments and Geographic Information

      The Company has determined that, in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, it operates in one segment as it only reports operating results on an aggregate basis to the chief operating decision makers of the Company. Operating gains and losses generated by the foreign operations of the Company and the corresponding identifiable assets were not material in any period presented.

      The Company markets its products in the United States and foreign countries through its sales personnel and distributors. Substantially all of the Company’s assets are in the United States. All sales are denominated in U.S. dollars and are accepted and approved in the United States. The Company’s foreign and domestic sales were as follows:

	Years Ended December 31,

	2003		2002		2001

United States	$20,223,916	60%	$15,380,412	56%	$21,847,695	61%
Continental Western Europe	3,484,882	10%	3,875,633	14%	3,818,338	10%
United Kingdom	2,657,960	8%	1,892,021	7%	2,037,662	6%
Japan	1,985,679	6%	2,471,851	9%	2,491,898	7%
Taiwan, Hong Kong, and China	1,629,118	5%	1,404,354	5%	1,650,180	4%
Canada and Mexico	1,223,498	4%	1,098,601	4%	1,633,149	5%
Other Asia	1,117,680	3%	792,848	3%	1,327,820	4%
Other foreign countries	1,156,130	4%	549,300	2%	901,953	3%

	$33,478,863	100%	$27,465,020	100%	$35,708,695	100%

      There were no customers representing 10% or more of total revenue for the years ended December 31, 2003, 2002 and 2001.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 12 — Income Taxes

      The components of the provision for (benefit from) income taxes consist of the following:

	Years Ended December 31,

	2003	2002	2001

Current:
U.S. Federal	$32,020	$(966,482)	$540,852
U.S. State and Local	800	800	294,761

	32,820	(965,682)	835,613
Deferred:
U.S. Federal	—	712,808	(612,760)
U.S. State and Local	—	780,412	(697,837)

	—	1,493,220	(1,130,597)

Provision for (benefit from) income taxes	$32,820	$527,538	$(474,984)

      Deferred income taxes reflect the net tax effects of tax carryovers and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the deferred tax assets and liabilities as of December 31, 2003 and 2002 are as follows:

	December 31,

	2003	2002

Deferred tax assets:
Tax credit carryovers	$2,725,594	$2,698,292
Net operating loss carryovers	1,376,472	1,611,629
Capitalized research and development expenses	608,855	—
Inventory reserves	607,512	643,210
Book/tax depreciation differences	254,561	207,726
Accrued expenses not currently deductible	228,013	282,481

Total deferred tax assets	5,801,007	5,443,338
Less valuation allowance	(4,682,382)	(4,754,638)
Deferred tax liability:
Unrealized gain on investment	(1,118,625)	(688,700)

Net deferred taxes	$—	$—

      The valuation allowance decreased by $72,256 and increased by $4,754,638 during the years ended December 31, 2003 and 2002, respectively. During the three months ended March 31, 2004, the Company sold its investment in Optiscan and accordingly, the Company no longer maintains a deferred tax liability for the unrealized gain on the investment. While the Company no longer maintains a deferred tax liability as of March 31, 2004, it has adjusted the valuation allowance on its deferred tax assets so as to continue fully reserving for the potential unrealizability of its deferred tax assets. Realizability of the deferred tax assets will be reviewed on a semiannual basis.

      As of December 31, 2003, the Company had net operating loss carryforwards for federal income tax purposes of $4,024,959, which expire in the years 2011 through 2022 and federal research and development tax credits of $1,359,024, which expire in the years 2012 and 2023. The Company had net operating loss carryforwards for state income tax purposes of $133,092, which expire in the years 2011 through 2012 and state research and development tax credits of $1,365,670, which carryforward indefinitely.

AXON INSTRUMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation between statutory federal income taxes and the total provision for (benefit from) income taxes:

	Years Ended December 31,

	2003	2002	2001

Statutory federal income tax provision (benefit)	$376,356	$(3,033,688)	$93,516
State taxes, net of federal tax	528	515,600	(266,030)
Tax credits	—	—	(319,666)
Change in valuation allowance	(213,278)	3,129,381	—
Other	(130,786)	(83,755)	17,196

	$32,820	$527,538	$(474,984)

Note 13 — Related Party Transactions

      In June 2000, the Company’s wholly owned subsidiary, Axon Research, commenced a one-year lease for its primary facilities in Melbourne, Australia with an entity in which an officer and director of the Company holds a financial interest. In August 2001, Axon Research commenced a new three-year lease with substantially the same terms. The current lease agreement contains usual and customary terms and provides for a three-year renewal at the end of the initial lease term. Rent expense for these facilities for the three months ended March 31, 2004 and 2003 (unaudited) and for the years ended December 31, 2003, 2002 and 2001 was $31,652, $23,930, $114,297, $80,742 and $52,524, respectively.

      During the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002, the Company purchased materials valued at $501,920, $121,764, $708,446 and $58,829, respectively, from Aviva in connection with a license and development agreement more fully described in Note 3. There were no transactions with Aviva during the year ended December 31, 2001. Accounts payable to Aviva as of March 31, 2004 (unaudited), December 31, 2003 and December 31, 2002 were $180,777, $30,985 and $619, respectively. During the year ended December 31, 2002, the Company sold equipment to Aviva valued at $243,244. The full amount of which is included in the Company’s accounts receivable as of December 31, 2003. The terms for this sale were Net 30, which are the Company’s standard terms for sales to nondistributors and nonrelated parties. Further, Aviva subsequently paid the invoice in full 52 days after invoice date, which is similar to payment patterns the Company has experienced with its nonrelated party customers.

      During the three months ended March 31, 2004 and 2003 (unaudited) and the years ended December 31, 2003 and 2002, the Company made sales of $135,000, $110,800, $109,157 and $55,561, respectively, to two companies, of which directors of the Company were also directors. The products sold in the first three months of 2004 were sold under the Company’s standard Net 30 terms and the amount due was subsequently paid 69 days after invoice date, which is similar to payment patterns the Company has experienced with its nonrelated party customers. The products sold in 2003 were sold on a cash basis and the Company was paid before shipment of the product took place. The products sold in 2002 were sold under the Company’s standard Net 30 terms and the amount due was subsequently paid 35 days after invoice date. There were no outstanding balances receivable from these related parties as of December 31, 2003. Accounts receivable from these related parties as of March 31, 2004 (unaudited) and December 31, 2002 were $146,833 and $2,694, respectively.

Note 14 — Pending Business Combination — (Unaudited)

      On March 21, 2004, the Company announced that it had entered into a merger agreement with Molecular Devices Corporation (“Molecular Devices”). As a result of the merger, the holders of the Company’s outstanding common stock will receive $0.1359 in cash and 0.00734 shares of Molecular Devices’ common stock per share. The transaction was unanimously approved by the board of directors of the Company. The merger is conditioned upon the receipt of regulatory approvals, the approval by the holders of at least a majority of the shares of the Company’s common stock, the approval by the holders of at least a majority of the shares of Molecular Devices’ common stock, as well as other customary conditions.

ANNEX A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:
MOLECULAR DEVICES CORPORATION
a Delaware corporation;
ASTROS ACQUISITION SUB I, INC.,
a California corporation;
ASTROS ACQUISITION SUB II, LLC,
a California limited liability company; and
AXON INSTRUMENTS, INC.
a California corporation.
dated as of
March 20, 2004

SECTION 1.	DESCRIPTION OF TRANSACTION	A-1
1.1	Mergers	A-1
1.2	Effect of the Mergers	A-1
1.3	Closing; Effective Times	A-1
1.4	Articles of Organization and Operating Agreement; Directors and Officers	A-2
1.5	Conversion of Shares	A-2
1.6	Stock Options [See Amendment to Merger Agreement which follows this agreement]	A-3
1.7	Closing of the Company’s Transfer Books	A-4
1.8	Exchange of Certificates	A-5
1.9	Dissenting Shares	A-6
1.10	Tax Consequences	A-6
1.11	Further Action	A-6
SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-6
2.1	Due Organization; Subsidiaries; Etc	A-6
2.2	Articles of Incorporation and Bylaws	A-7
2.3	Capitalization, Etc	A-7
2.4	Financial Statements	A-8
2.5	ASIC; ASX	A-9
2.6	Absence of Changes	A-9
2.7	Title to Assets	A-11
2.8	Reserved	A-11
2.9	Receivables; Customers	A-11
2.10	Property; Leasehold	A-11
2.11	Intellectual Property	A-11
2.12	Contracts	A-14
2.13	Products; Performance of Services	A-16
2.14	Liabilities	A-16
2.15	Compliance with Legal Requirements	A-17
2.16	Certain Business Practices	A-17
2.17	Governmental Authorizations	A-17
2.18	Tax Matters	A-17
2.19	Employee and Labor Matters; Benefit Plans	A-18
2.20	Environmental Matters	A-23
2.21	Insurance	A-23
2.22	Reserved	A-23
2.23	Legal Proceedings; Orders	A-23
2.24	Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement	A-24
2.25	Non-Contravention; Consents	A-24
2.26	No Discussions	A-25
2.27	Financial Advisor	A-25
2.28	Fairness Opinion	A-25
2.29	Required Vote	A-25
2.30	Full Disclosure	A-25

A-i

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS	A-26
3.1	Organization, Standing and Power	A-26
3.2	SEC Filings; Financial Statements	A-26
3.3	Capitalization, Etc	A-27
3.4	Authority; Binding Nature of Agreement	A-27
3.5	Non-Contravention; Consents	A-28
3.6	Vote Required	A-28
3.7	Valid Issuance	A-28
3.8	Joint Proxy Statement/ Prospectus and Registration Statement; Australian Prospectus	A-28
3.9	Commitment Letter	A-29
3.10	Financial Advisor	A-29
3.11	Fairness Opinion	A-29
3.12	Legal Proceedings; Orders	A-29
3.13	Insurance	A-29
3.14	Compliance with Legal Requirements	A-30
3.15	Absence of Changes	A-30
SECTION 4.	CERTAIN COVENANTS OF THE COMPANY	A-30
4.1	Access and Investigation	A-30
4.2	Operation of the Company’s Business	A-31
4.3	Notification	A-32
4.4	No Solicitation	A-32
4.5	Operation of Parent’s Business	A-33
SECTION 5.	ADDITIONAL COVENANTS OF THE PARTIES	A-34
5.1	Registration Statement; Joint Proxy Statement/ Prospectus	A-34
5.2	Company Shareholders’ Meeting	A-35
5.3	Parent Stockholders’ Meeting	A-35
5.4	Regulatory Approvals	A-36
5.5	Additional Agreements	A-36
5.6	Disclosure	A-36
5.7	Resignation of Officers and Directors	A-37
5.8	Termination of Employee Plans	A-37
5.9	FIRPTA Matters	A-37
5.10	Termination of Agreements	A-37
5.11	Employment Matters	A-37
5.12	Tax Matters	A-38
5.13	Commercially Reasonable Efforts	A-38
5.14	Indemnification of Officers and Directors	A-38
5.15	Letter of the Company’s Accountants	A-39
5.16	Listing	A-39
5.17	Australian Prospectus	A-39

A-ii

SECTION 6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS	A-39
6.1	Accuracy of Representations	A-39
6.2	Performance of Covenants	A-39
6.3	Effectiveness of Registration Statement [See Amendment to Merger Agreement which follows this agreement]	A-40
6.4	Stockholder Approval	A-40
6.5	Shareholder Approval	A-40
6.6	Reserved	A-40
6.7	Agreements and Documents	A-40
6.8	HSR Act	A-40
6.9	Listing	A-40
6.10	No Restraints	A-40
6.11	No Governmental Litigation	A-40
6.12	No Other Litigation	A-41
6.13	Termination of Employee Plans	A-41
SECTION 7.	CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	A-41
7.1	Accuracy of Representations	A-41
7.2	Performance of Covenants	A-41
7.3	Effectiveness of Registration Statement [See Amendment to Merger Agreement which follows this agreement]	A-41
7.4	Stockholder Approval	A-41
7.5	Shareholder Approval	A-41
7.6	Certificate	A-41
7.7	HSR Act	A-41
7.8	Listing	A-42
7.9	No Restraints	A-42
7.10	No Governmental Litigation	A-42
7.11	No Other Litigation	A-42
SECTION 8.	TERMINATION	A-42
8.1	Termination	A-42
8.2	Termination Procedures	A-43
8.3	Effect of Termination	A-43
8.4	Expenses; Fees	A-44
SECTION 9.	MISCELLANEOUS PROVISIONS	A-44
9.1	Amendment	A-44
9.2	Waiver	A-44
9.3	Entire Agreement; Counterparts	A-44
9.4	Applicable Law; Jurisdiction	A-44
9.5	Company Disclosure Letter	A-45
9.6	Attorneys’ Fees	A-45
9.7	Assignability	A-45
9.8	Notices	A-45
9.9	Cooperation	A-46
9.10	Construction	A-46
9.11	Non-Survival of Representations and Warranties	A-46

A-iii

Annex A

AGREEMENT AND PLAN

OF MERGER AND REORGANIZATION

      THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of March 20, 2004, by and among: MOLECULAR DEVICES CORPORATION, a Delaware corporation (“Parent”); ASTROS ACQUISITION SUB I, INC., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); ASTROS ACQUISITION SUB II, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”); and AXON INSTRUMENTS, INC., a California corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

      A. Parent, Merger Subs and the Company intend to effect (1) a merger of Merger Sub I with and into the Company in accordance with this Agreement and the California General Corporation Law (the “CGCL”) (“Merger I”) and (2) immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with this Agreement and the CGCL and the Beverly-Killea Limited Liability Company Act (the “LLC Act”) (“Merger II,” and together with Merger I, the “Mergers”). Upon consummation of the Mergers, the Company will cease to exist.

      B. Parent, Merger Subs and the Company intend that Merger I and Merger II shall be treated as an integrated transaction and that the Mergers shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

      C. For financial accounting purposes, it is intended that the Mergers be accounted for as a “purchase.”

      D. The respective boards of directors of Parent, Merger Sub I and Merger Sub II have approved this Agreement and the Mergers and the board of directors of the Company has approved this Agreement and Merger I.

      E. Contemporaneously with the execution and delivery of this Agreement, certain holders of voting capital stock of the Company are executing and delivering to Parent a voting agreement (a “Voting Agreement”) of even date herewith.

AGREEMENT

      The parties to this Agreement, intending to be legally bound, agree as follows:

      SECTION 1. Description of Transaction

      1.1     Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL, at the Effective Time of Merger I, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I (“Surviving Entity I”). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CGCL and the LLC Act, the Company will be merged with and into Merger Sub II, and the separate existence of the Company shall cease. Merger Sub II shall continue as the surviving entity in Merger II (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company in accordance with the CGCL and the LLC Act.

      1.2     Effect of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL and the LLC Act.

      1.3     Closing; Effective Times. Subject to the satisfaction or waiver (as permitted by this Agreement and applicable Legal Requirements) of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature must be satisfied or waived at the Closing), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, located at 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver of each of the conditions set forth in Sections 6 and 7, unless another time or date is agreed to in writing by the parties hereto. Contemporaneously with or as promptly as practicable after the Closing, the parties shall cause to be filed a properly executed agreement of merger (“Agreement of Merger”) for Merger I conforming to the requirements of the CGCL with the Secretary of State of the State of California. Immediately following the Effective Time of Merger I, the parties shall cause to be filed a properly executed Agreement of Merger for Merger II conforming to the requirements of the CGCL and the LLC Act with the Secretary of State of the State of California. Each Merger shall become effective at the time such Agreement of Merger is filed with the Secretary of State of the State of California or at such other time as the parties may agree and specify in the respective Agreement of Merger.

      1.4     Articles of Organization and Operating Agreement; Directors and Officers.

      (a) Unless otherwise determined by Parent prior to the Effective Time of Merger I:

(i) the Articles of Incorporation of Surviving Entity I immediately after the Effective Time of Merger I shall be the Articles of Incorporation of Merger Sub I immediately prior to the Effective Time of Merger I;

(ii) the bylaws of Surviving Entity I immediately after the Effective Time of Merger I shall be the bylaws of Merger Sub I immediately prior to the Effective Time of Merger I; and

(iii) the directors and officers of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I.

      (b) Unless otherwise determined by Parent prior to the Effective Time of Merger II:

(i) the Articles of Organization of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent;

(ii) the Operating Agreement of the Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent; and

(iii) the directors and officers of the Surviving Entity immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Merger Sub II immediately prior to the Effective Time of Merger II.

      1.5     Conversion of Shares.

      (a) Subject to the other subsections of this Section 1.5 and Section 1.9, at the Effective Time of Merger I, by virtue of Merger I and without any further action on the part of Parent, Merger Subs, the Company or any shareholder of the Company:

(i) any shares of common stock, no par value per share, of the Company (“Company Common Stock”) then held by the Company or any of the Company’s Subsidiaries (or held in the Company’s treasury) (“Excluded Shares”) shall be canceled and retired and shall cease to exist at the Effective Time of Merger I, and no consideration shall be delivered in exchange therefor;

(ii) each share of Company Common Stock then held by Parent, Merger Subs or any other Subsidiary of Parent shall be canceled and retired and shall cease to exist at the Effective Time of Merger I, and no consideration shall be delivered in exchange therefor;

(iii) each share of common stock, $.001 par value per share, of Merger Sub I then outstanding shall be converted into one share of common stock of Surviving Entity I; and

(iv) except as provided in clauses 1.5(a)(i) and 1.5(a)(ii) above and subject to Section 1.9, each share of Company Common Stock then issued and outstanding shall be converted into the right to receive (A) $0.1359 in cash (the “Cash Conversion Ratio”) and (B) 0.007340 of a share of Parent Common Stock (the “Stock Exchange Ratio”).

      (b) If, between the date of this Agreement and the Effective Time of Merger I, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be appropriately adjusted to preserve the economic benefits that the Company and Parent are reasonably expected on the date of this Agreement to receive as a result of the consummation of Merger I and the other transactions contemplated by this Agreement.

      (c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the shares of Parent Common Stock issued, and the cash paid, in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. Surviving Entity I and the Surviving Entity shall take all action that may be necessary to ensure that, from and after the Effective Time of Merger I, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (d) No fractional shares of Parent Common Stock shall be issued in connection with Merger I (including pursuant to Section 1.6(a)), and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder’s Company Stock Certificate(s) be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52.

      (e) Neither Parent, Surviving Entity I nor the Surviving Entity shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, required to be delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) By virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) each membership interest of Merger Sub II then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one membership interest of the Surviving Entity and (ii) each share of common stock of Surviving Entity I then outstanding shall remain outstanding and each certificate therefor shall be converted into one membership interest of the Surviving Entity.

      1.6     Stock Options.

      (a) [See Amendment to Merger Agreement which follows this agreement]At the Effective Time of Merger I, by virtue of Merger I and in accordance with the prospectuses dated April 1, 2000 and January 28, 2000 lodged with ASIC by the Company (the “Prospectuses”), and without any action on the part of the parties hereto, each stock option that is then outstanding under the Prospectuses, whether vested or unvested (an “Entitlement Option”), shall be cancelled and converted into the right to receive that number of shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Entitlement Option immediately prior to the Effective Time multiplied by 0.003280 and cash equal to the product of the number of shares that were issuable upon exercise of such Entitlement Option immediately prior to the Effective Time multiplied by $0.06074.

      (b) At the Effective Time of Merger I, by virtue of Merger I and in accordance with the Company’s 2001 Equity Incentive Plan and the Company’s 1993 Stock Plan, as amended (such plans collectively referred to as the “Company Stock Plans”), and without any action on the part of the parties hereto, each stock option that is then outstanding under the Company Stock Plans, whether vested or unvested (a “Company Option”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company Stock Plans, the stock option agreement by which such Company Option is evidenced (including any amendments thereto) and this Agreement and converted into an option to purchase Parent Common Stock in accordance with this Section 1.6(b) (each, an “Assumed Company Option”). Each Assumed Company Option so converted shall continue to have, and be subject to, the same terms and conditions (including vesting schedule) as set forth in the applicable Company Stock Plan and any agreements thereunder immediately prior to the Effective Time, except that, as of the Effective Time, (i) each Assumed Company Option shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares that were issuable upon exercise of such Company Option, whether or not exercisable, immediately prior to the Effective Time multiplied by 0.01468 (the “Assumed Option Exchange Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option so converted shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Assumed Option Exchange Ratio, rounded up to the nearest whole cent, (iii) any reference in the agreement evidencing the Assumed Company Option to the Company shall be deemed a reference to Parent and (iv) any reference in the agreement evidencing the Assumed Company Option to Company Common Stock shall be deemed a reference to Parent Common Stock. For purposes of the foregoing, and consistent with Section 1.5(a)(iv), the parties agree that the value of Parent Common Stock in determining the Assumed Option Exchange Ratio shall be the average of the closing prices of Parent Common Stock as reported on The Nasdaq Stock Market for the 10 trading days up to and including the trading day that is two trading days prior to the execution of this Agreement.

      (c) [See Amendment to Merger Agreement which follows this agreement]Parent shall file with the SEC, as promptly as practicable, and in no event later than 15 days after the date on which Merger I becomes effective, a registration statement on Form S-8 relating to the Parent Common Stock subject to the Assumed Company Options. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained in such registration statement) for so long as the Assumed Company Options remain outstanding. As soon as practicable after the Effective Time of Merger I, Parent shall deliver to each holder of an Assumed Company Option an appropriate notice setting forth such holder’s rights with respect to such Assumed Company Option and indicating that such Assumed Company Option shall continue in effect on the same terms and conditions as were in effect immediately prior to the Effective Time of Merger I (subject to the adjustments required pursuant to this Section 1.6).

      (d) The Company shall take all commercially reasonable actions that may be necessary (under the Prospectuses, the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 1.6. The parties intend that the assumption of Company Options provided for under this Section 1.6 shall comply with the provisions of Section 424(a) of the Code, and this Section 1.6 shall be interpreted consistent with such intent.

      1.7     Closing of the Company’s Transfer Books. At the Effective Time of Merger I: (a) all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock that were outstanding immediately prior to the Effective Time of Merger I shall cease to have any rights as shareholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any shares of Company Common Stock (a “Company Stock Certificate”) is presented to Surviving Entity I, the Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

      1.8     Exchange of Certificates.

      (a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company reasonably acceptable to the Company to act as exchange agent in Merger I (the “Exchange Agent”). As soon as practicable after the Effective Time of Merger I, Parent shall deposit with the Exchange Agent (i) certificates representing the Stock Consideration up to the number of shares necessary to satisfy the obligation to pay Stock Consideration to the holders of outstanding shares of Company Common Stock and Entitlement Options as of the Effective Time, (ii) the Cash Consideration up to the amount necessary to satisfy the obligation to pay Cash Consideration to the holders of outstanding shares of Company Common Stock and Entitlement Options as of the Effective Time and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

      (b) As soon as reasonably practicable after the Effective Time of Merger I, the Exchange Agent will mail to the record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the Merger Consideration. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock) and (B) an amount in cash that such holder has the right to receive pursuant to the provisions of Section 1.5 and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time of Merger I, to represent only the right to receive the Merger Consideration (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, Surviving Entity I or the Surviving Entity with respect to such Company Stock Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer books of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to and an amount in cash may be delivered pursuant to Section 1.5 to a person other than the person in whose name the Company Stock Certificate so surrendered is registered, if such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Company Stock Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable.

      (c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time of Merger I shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in Merger I until such holder surrenders such Company Stock Certificate in accordance with this Section 1.8 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

      (d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date one year after the Effective Time of Merger I shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock, their portion of the Cash Consideration and any dividends or distributions with respect to Parent Common Stock.

      (e) Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

      1.9     Dissenting Shares.

      (a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the provisions of Chapter 13 of the California Corporations Code are applicable to Merger I, any shares of Company Common Stock that, as of the Effective Time of Merger I, are or may become “dissenting shares” within the meaning of Section 1300(b) of the CGCL shall not be converted into or represent the right to receive a portion of the Merger Consideration, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13 of the CGCL; provided, however, that if the status of any such shares as “dissenting shares” shall not be perfected, or if any such shares shall lose their status as “dissenting shares”, then, as of the later of the Effective Time of Merger I or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the Merger Consideration in accordance with Section 1.5.

      (b) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time of Merger I to require the Company to purchase shares of Company Common Stock pursuant to Chapter 13 of the CGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time of Merger I pursuant to the CGCL and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time of Merger I with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer, except as required by applicable Legal Requirements.

      1.10     Tax Consequences. For federal income Tax purposes, the Mergers are intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

      1.11     Further Action. If, at any time after the Effective Time of Merger I, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full right, title and possession of and to all rights and property of Merger Subs and the Company, the officers and directors of the Surviving Entity and Parent shall be fully authorized (in the name of each Merger Sub, in the name of the Company and otherwise) to take such action.

      SECTION 2.     Representations and Warranties of the Company

      The Company represents and warrants to Parent and Merger Subs as follows, except as set forth in the Company Disclosure Letter:

      2.1     Due Organization; Subsidiaries; Etc.

      (a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a) of the Company Disclosure Letter, and neither the Company nor the other Entity identified in Part 2.1(a) of the Company Disclosure Letter owns any capital stock of, or any equity interest of any nature in, any other Entity. (The Company and its Subsidiaries are referred to collectively in this Agreement as the “Acquired Corporations.”) None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

      (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

      (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified would not be material to such Acquired Corporation.

      (d) Except as set forth in Part 2.1(d) of the Company Disclosure Letter, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

      (e) Part 2.1(e) of the Company Disclosure Letter accurately sets forth (i) the names of the members of each of the Acquired Corporations’ board of directors, (ii) the names of the members of each committee of each of the Acquired Corporations’ board of directors and (iii) the names and titles of each of the Acquired Corporations’ officers.

      2.2     Articles of Incorporation and Bylaws. The Company has delivered or made available to Parent accurate and complete copies of (a) the articles of incorporation (or other charter or organizational document), (b) the bylaws (or other charter or organizational document), (c) the stock records, minutes and other records of the meetings and other proceedings of the shareholders, the board of directors and all committees of the board of directors and (d) other charter and organizational documents of each of the Acquired Corporations, including all amendments thereto. There have been no formal meetings or other proceedings of the shareholders, the board of directors, or any committee of the board of directors of any of the Acquired Corporations that are not fully reflected in such minutes or other records. There has not been any violation of any of the provisions of any of the Acquired Corporations’ articles of incorporation or bylaws (or other charter or organizational document), and none of the Acquired Corporations has taken any action that is inconsistent with any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Acquired Corporation. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

      2.3     Capitalization, Etc.

      (a) The authorized capital stock of the Company consists of 800,000,000 shares of Company Common Stock, of which 482,298,242 shares have been issued and are outstanding as of March 18, 2004. The Company does not hold any shares of its capital stock in its treasury, except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by the other Acquired Corporation. Except as set forth in Part 2.3(a)(i) of the Company Disclosure Letter: (i) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by the Company or imposed under applicable law with respect to capital stock of the Company; (ii) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock.

      (b) As of the date hereof: (i) 50,394,237 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase shares of Company Common Stock; (ii) 15,312,000 shares of

Company Common Stock are reserved for future issuance pursuant to the Company’s 2001 Equity Incentive Plan; and (iii) 31,587,572 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 1993 Stock Plan, as amended. Part 2.3(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; and (vi) the applicable vesting schedules (which applicable vesting schedule may be provided by means of a general description of the vesting schedules applicable to outstanding Company Options), and the extent to which such Company Option is vested and exercisable as of the date of this Agreement. The Company has delivered or made available to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options and the forms of all stock option agreements evidencing such options.

      (c) Except as set forth in Part 2.3(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities of the Company; or (iv) to the Knowledge of the Company, any condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

      (d) All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirement and (ii) all requirements set forth in applicable Contracts.

      (e) All of the issued and outstanding shares of capital stock of each Subsidiary identified in Part 2.1(a) of the Company Disclosure Letter have been duly authorized, are validly issued, fully paid and nonassessable, and are owned beneficially and of record by the Company, free and clear of any Encumbrances, and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary’s capital stock, including any right obligating any such Subsidiary to issue, deliver or sell additional shares of its capital stock.

      (f) Except as set forth in Part 2.3(f) of the Company Disclosure Letter, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company. All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the CGCL and all other applicable Legal Requirements and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

      2.4     Financial Statements.

      (a) The Company has delivered or made available to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):

(i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2003, December 31, 2002 and December 31, 2001 and the related audited income statements, statements of shareholders’ equity and statements of cash flows of the Company and its Subsidiaries for the years then ended, together with the notes thereto and the unqualified report and opinion of Ernst & Young LLP relating thereto; and

(ii) The unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2004 (the “Unaudited Interim Balance Sheet”) and the related unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the two months then ended.

      (b) The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Acquired Corporations as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Acquired Corporations for the period covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as indicated in the notes thereto and that the financial statements referred to in Section 2.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude.) The Company Financial Statements have been prepared from and are in accordance with the accounting records of the Acquired Corporations. The Company has also delivered to Parent copies of all letters from the Company’s auditors to the Company’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

      (c) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s documents lodged with ASIC (as defined in Section 2.5) and other public disclosure documents. Part 2.4(c) of the Company Disclosure Letter lists, and the Company has made available to Parent, copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2001. The Company’s auditor, since the date of enactment of the Sarbanes-Oxley Act, has at all times since such date been “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act.

      (d) Part 2.4(d) of the Company Disclosure Letter summarizes all non-audit services performed by the Company’s auditor for the Acquired Corporations since January 1, 2001.

      2.5     ASIC; ASX.

      (a) The Company has delivered or made available to Parent accurate and complete copies (excluding copies of exhibits) of each document lodged by the Company with the ASIC between January 1, 2001 and the date of this Agreement (the “Company ASIC Documents”). Since January 1, 2001, all documents required to have been lodged by the Company with ASIC have been so lodged. As of the time it was lodged with ASIC: (i) each of the Company ASIC Documents complied in all material respects with all applicable Legal Requirements; and (ii) none of the Company ASIC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The Company has complied in all material respects with all of its disclosure requirements under any Legal Requirements (including the listing rules) promulgated by ASX since January 1, 2001, and there is no material information or circumstance that the Company is obliged to notify ASX about pursuant to ASX Listing Rule 3.1 other than information lawfully permitted to be withheld from such notification pursuant to an exemption from ASX Listing Rule 3.1 or ASX Listing Rule 3.1A.

      2.6     Absence of Changes. Except as set forth in Part 2.6 of the Company Disclosure Letter, since December 31, 2003:

      (a) there has not been any Material Adverse Effect on the Acquired Corporations, and no event has occurred that would reasonably be expected to result in any Material Adverse Effect on the Acquired Corporations;

      (b) there has not been any material loss, damage or destruction to any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

      (c) none of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution with respect of any shares of capital stock or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities other than capital stock acquired from employees or consultants upon the termination of their employment or consulting relationship with such Acquired Corporation after the date hereof;

      (d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding, (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3(b) of the Company Disclosure Letter) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any of the Acquired Corporations;

      (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option or (iii) any restricted stock purchase agreement;

      (f) there has been no amendment to the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

      (g) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(h) none of the Acquired Corporations has made any capital expenditure outside of the ordinary course of business and consistent with past practices;

(i) except in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.12(a)) or (ii) amended or terminated, or waived, in a manner adverse to any Acquired Corporation, any material right or remedy under, any Material Contract;

(j) except for product sales in the ordinary course of business and consistent with past practices, none of the Acquired Corporations has (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person or (iii) waived or relinquished any material right;

(k) none of the Acquired Corporations has made any pledge of any of its material assets or otherwise permitted any of its material assets to become subject to any material Encumbrance, except for liens for current taxes which are not yet due and payable;

(l) none of the Acquired Corporations has (i) lent money to any Person, except for advances to employees for business expenses, in each case, in the ordinary course of business and consistent with past practices or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) none of the Acquired Corporations has (i) established or adopted any Employee Plan (as defined in Section 2.19(a)) or (ii) caused or permitted any Employee Plan to be amended in any material respect;

(n) none of the Acquired Corporations has paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except pursuant to existing bonus plans and other Employee Plans referred to in Part 2.16(a) of the Company Disclosure Letter and for normal bonuses or increases in wages, salaries and commissions to employees in accordance with the Company’s customary review process or otherwise consistent with past practice;

(o) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect, except as required by generally accepted accounting principles;

(p) none of the Acquired Corporations has made any material Tax election;

(q) none of the Acquired Corporations has settled any material Legal Proceeding;

(r) none of the Acquired Corporations has entered into any transaction or taken any other action that has had, or would reasonably be expected to have, a Material Adverse Effect on the Acquired Corporations;

(s) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices except as set forth in the Company Disclosure Letter; and

(t) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in the foregoing subsections of this Section 2.6.

      2.7     Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all tangible personal property purported to be owned by them, including: (a) all tangible personal property reflected on the Unaudited Interim Balance Sheet (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other material assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. Except as set forth in Part 2.7 of the Company Disclosure Letter, all of said items of tangible personal property are owned by the Acquired Corporations free and clear of any material Encumbrances, except for (1) any lien for current taxes not yet due and payable and (2) liens described in Part 2.7 of the Company Disclosure Letter.

      2.8     Reserved.

      2.9     Receivables; Customers. All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since February 29, 2004 and have not yet been collected) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business. Since December 31, 2003, none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness. Part 2.9(a) of the Company Disclosure Letter contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel advances and other expenses made to employees in the ordinary course of business. Part 2.9(b) of the Company Disclosure Letter accurately identifies, and provides a breakdown of the revenues received from, the top 10 customers of the Company in terms of gross revenue generated in fiscal year 2001, fiscal year 2002 and fiscal year 2003. The Company has not received any notice or other communication (in writing or otherwise) indicating that any customer is likely to cease dealing with the Company.

      2.10     Property; Leasehold. All material items of equipment and other tangible assets owned by, used by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.10 of the Company Disclosure Letter.

      2.11     Intellectual Property.

      (a) Part 2.11(a) of the Company Disclosure Letter accurately identifies (i) each item of Registered IP in which any Acquired Corporation has an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each material common law trademark or service mark used by an Acquired Corporation that is not Registered IP. The Company has delivered to Parent (or otherwise made available in a data room to which Parent’s Representatives have had access) complete and accurate copies of all applications, material correspondence, and other material documents related to each such item of Registered IP.

      (b) Part 2.11(b) of the Company Disclosure Letter (i) accurately identifies each Contract under which Intellectual Property Rights or Intellectual Property is licensed to any Acquired Corporation (other than any commercially available third-party software that (A) is licensed to the Acquired Corporations solely in executable or object code form pursuant to a non-exclusive, internal use software license, and (B) is not incorporated into, or used directly in the development, manufacturing, testing, distribution, or support of, any Acquired Corporations Product); and (ii) specifies whether the rights licensed to the Acquired Corporations are exclusive or non-exclusive. The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.11(b) of the Company Disclosure Letter.

      (c) Part 2.11(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (i) any Intellectual Property Rights in any Acquired Corporation Products, (ii) any Acquired Corporation IP that is Registered IP or (iii) any other Acquired Corporation IP that is material to the business of any Acquired Corporation. For each of the Contracts required to be identified as set forth above, Part 2.11(c) of the Company Disclosure Letter identifies whether the rights granted are exclusive or nonexclusive. The Company has delivered or made available to Parent an accurate and complete copy of each Contract identified, or required to be identified, in Part 2.11(c) of the Company Disclosure Letter. No Acquired Corporation is bound by, and no Acquired Corporation IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any Acquired Corporation to use, exploit, assert, or enforce any Acquired Corporation IP, or compete or engage in any kind of business, anywhere in the world.

      (d) The Company has delivered or made available to Parent a complete and accurate copy of (i) all Contracts to which an Acquired Corporation is a party or of which an Acquired Corporation is aware (other than those identified in Part 2.11(c) of the Company Disclosure Letter) pursuant to which any Person has a currently enforceable or exercisable right to sublicense or otherwise transfer rights in any material Acquired Corporation IP to any other Person; (ii) each joint marketing, joint development, strategic alliance, and similar Contract to which any Acquired Corporation is a party and which is currently in effect; and (iii) each distribution, reseller, sales representative, or other similar Contract for any Acquired Corporation Product that is currently in effect. Part 2.11(d) of the Company Disclosure Letter accurately identifies each Contract described in clauses (i), (ii) and (iii) above.

      (e) The Acquired Corporations exclusively own all right, title, and interest to and in the Acquired Corporation IP (other than any Acquired Corporation IP that is jointly owned with another Person, as identified in Part 2.11(a) of the Company Disclosure Letter, and Intellectual Property Rights licensed to the Acquired Corporations, as identified in Part 2.11(b) of the Company Disclosure Letter) free and clear of any Encumbrances (other than licenses granted pursuant to the Contracts listed in Part 2.11(c) of the Company Disclosure Letter). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to vest or perfect the rights of the Acquired Corporations in the Acquired Corporation IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body.

(ii) Each Person who is or was an employee or contractor of any Acquired Corporation and who is or was involved in any material respect in the creation or development of any Acquired Corporation Product has signed a valid, enforceable agreement containing an assignment of all Intellectual Property Rights in such Acquired Corporations Product to one or more of the Acquired Corporations and confidentiality provisions protecting the Acquired Corporation IP (other than Acquired Corporation IP that is generally available to the public through no fault of the employee or contractor). No current or former shareholder, officer, director or employee of any Acquired Corporation has any claim, right (whether or not currently exercisable) or interest to or in any Acquired Corporation IP. To the Company’s Knowledge, no employee of any Acquired Corporation is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.

(iii) To the Company’s Knowledge, no funding, facilities or personnel of any Governmental Body or of any college, university or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Acquired Corporation IP, except for such Acquired Corporation IP that was in-licensed by a college, university or other educational institution.

(iv) Each of the Acquired Corporations has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce the Acquired Corporations’ rights in all proprietary information that the Acquired Corporations hold, or purport to hold, as a trade secret.

(v) To the Knowledge of the Company, no Acquired Corporation is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any Acquired Corporation to grant or offer to any other Person any license or right to any Acquired Corporation IP.

(vi) The Acquired Corporations own or otherwise have, and immediately after the Effective Time of Merger II, the Surviving Entity will have, all Intellectual Property Rights needed to conduct their respective businesses as currently conducted by the Acquired Corporations.

      (f) All Registered IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) Each item of Registered IP is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Registered IP in full force and effect have been made or taken by the applicable deadline.

(ii) No interference, opposition, reissue, reexamination or other Legal Proceeding is pending or, to the Company’s Knowledge, threatened, in which the scope, validity, or enforceability of any Registered IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s Knowledge, there is no basis for any non-frivolous claim that any Registered IP is invalid or unenforceable.

      (g) To the Company’s Knowledge, since January 1, 2001 no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Corporation IP. The Company has provided or made available to Parent a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered since January 1, 2001 by or to any Acquired Corporation or any representative of any Acquired Corporation regarding any actual, alleged, or suspected infringement or misappropriation of any Acquired Corporation IP. Part 2.11(g) of the Company Disclosure Letter provides an accurate brief description of the current status of the matter referred to in each such letter, communication or correspondence.

      (h) Neither the execution, delivery or performance of this Agreement (or any of the ancillary agreements entered into, or required to be entered into, in connection with the transactions contemplated by this Agreement) nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Acquired Corporation IP; (ii) a breach of any license agreement listed or required to be listed in Part 2.11(b), Part 2.11(c) or Part 2.11(d) of the Company Disclosure Letter; (iii) the release, disclosure, or delivery of any Acquired Corporation IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any Acquired Corporation IP.

      (i) To the Company’s Knowledge, no Acquired Corporation and no Acquired Corporation Product has ever infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. No claim of infringement or misappropriation or similar claim or Proceeding is pending or, to the Company’s knowledge, threatened against any Acquired Corporation or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by any Acquired Corporation with respect to such claim or Proceeding. Except as set forth in Part 2.11(i) of the Company Disclosure Letter, since January 1, 2001, no Acquired Corporation has received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.

      (j) Each Acquired Corporation Product sold or otherwise available to the public is marked with or contains an accurate listing of all issued patents that claim such Products for its use.

      (k) No Acquired Corporation Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

      (l) Except as set forth in Part 2.11(l) of the Company Disclosure Letter, no source code for any Acquired Corporation Software has been delivered, licensed, or made available to any escrow agent or other third party. No Acquired Corporation has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Acquired Corporation Software to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of the source code for any Acquired Corporation Software to any third party.

      (m) No Acquired Corporation Software (including any component thereof) is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License) that by its terms (i) requires, or conditions the use or distribution of such Acquired Corporation Software on, the disclosure, licensing, or distribution of any source code for any portion of such Acquired Corporation Software, or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of any Acquired Corporation to use or distribute any Acquired Corporations Product.

      2.12     Contracts.

      (a) Except as set forth in Part 2.12 of the Company Disclosure Letter none of the Acquired Corporations is bound by any Contract:

(i) relating to the employment of, or the performance of services by, any employee or consultant (other than any offer letter provided to any employee of any of the Acquired Corporations which provides for “at will” employment); any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and any Contract pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments with respect of salary) in excess of $125,000 to any current or former employee or director;

(ii) with the exception of standard purchase orders that contain warranties with a term of less than twelve months, (A) with any customer of any of the Acquired Corporations; or (B) with respect to the distribution or marketing of any product of any of the Acquired Corporations;

(iii) creating or involving any material agency relationship, distribution arrangement or franchise relationship;

(iv) creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities;

(v) relating to the grant of rights to manufacture, produce, assemble, license, market or sell the Company’s products or services to any other person or otherwise affecting the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products or services;

(vi) of the type to be required under Section 2.11 to be identified on the Company Disclosure Letter;

(vii) which provides for indemnification of any officer, director, employee or agent (other than the articles of incorporation or other similar charter document or the bylaws of the Acquired Corporations delivered or made available to Parent);

(viii) imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person or (F) to transact business or deal in any other manner with any other Person;

(ix) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, other than pursuant to Company Options, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to purchase or otherwise acquire, any securities;

(x) incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, except for standard purchase orders entered into in the ordinary course of business;

(xi) relating to any currency hedging;

(xii) imposing any confidentiality obligation on any of the Acquired Corporations, except for routine confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.12(a));

(xiii) to which any Governmental Body is a party, and any other Contract directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body), except for standard purchase orders entered into in the ordinary course of business for the license, maintenance or service of products;

(xiv) with obligations in excess of $125,000 that has a term of more than 90 days and that may not be terminated by an Acquired Corporation (without penalty) within 90 days after the delivery of a termination notice by such Acquired Corporation;

(xv) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xvi) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $125,000 in the aggregate, or contemplates or involves the performance of services by any of the Acquired Corporations having a value in excess of $125,000 in the aggregate;

(xvii) that would reasonably be expected to have a material effect on (A) the business, condition, capitalization, assets, liabilities, operations or financial performance of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under, or to consummate any of the transactions contemplated by this Agreement; and

(xviii) (not otherwise identified in clauses “(i)” through “(xvii)” of this sentence), if a breach of such Contract would reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

(Contracts in the respective categories described in clauses “(i)” through “(xviii)” above are referred to in this Agreement as “Material Contracts.”)

      (b) The Company has delivered or made available to Parent and to Cooley Godward LLP an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract.

      (c) Each Acquired Corporation Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) applicable rules of law governing specific performance, injunctive relief and other equitable remedies.

      (d) (i) None of the Acquired Corporations has violated or breached in any material respect, or committed any material default under, any Acquired Corporation Contract; and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Acquired Corporation Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract, (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract or (E) give any Person the right to cancel, terminate or modify in any material respect any Acquired Corporation Contract; and (iii) since January 1, 2002, none of the Acquired Corporations has received any written notice or other communication regarding any actual or alleged violation or breach of, or default under, any Acquired Corporation Contract.

      (e) None of the Acquired Corporations has waived any of its material rights under any Material Contract.

      (f) No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to renegotiate, any amount paid or payable to any of the Acquired Corporations under any Material Contract or any other material term or provision of any Material Contract.

      (g) The Material Contracts collectively constitute all of the Contracts necessary to enable each of the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted in all material respects.

      2.13     Products; Performance of Services.

      (a) Except as set forth in Part 2.13(a) of the Company Disclosure Letter, since January 1, 2003, each Acquired Corporation Product has conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements.

      (b) Except as set forth in Part 2.13(b) of the Company Disclosure Letter, since January 1, 2003, all services that have been performed by the Acquired Corporations were performed properly and in substantial conformity with the terms and requirements of all applicable Contracts and with all applicable Legal Requirements.

      (c) Except as set forth in Part 2.13(c) of the Company Disclosure Letter, since January 1, 2003, no customer or other Person has asserted or, to the Knowledge of the Company, threatened to assert any material claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, (ii) under or based upon any other warranty relating to any Acquired Corporation Product or (iii) based upon any services performed by any of the Acquired Corporations.

      2.14     Liabilities. None of the Acquired Corporations has any Liabilities of any nature, except for: (a) Liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet;

(b) normal and recurring current Liabilities that have been incurred by the Acquired Corporations since December 31, 2003 in the ordinary course of business consistent with past practices; (c) Liabilities described in Part 2.14 of the Company Disclosure Letter; and (d) Liabilities for performance of obligations of the Acquired Corporations under Acquired Corporation Contracts that have been delivered or made available to Parent, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Acquired Corporation Contracts provided or made available to Parent prior to the date of this Agreement.

      2.15     Compliance with Legal Requirements. Except as set forth in Part 2.15 of the Company Disclosure Letter, each of the Acquired Corporations is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by any Acquired Corporation of, or a failure on the part of any Acquired Corporation to comply with, any material applicable Legal Requirement or (ii) may give rise to any obligation on the part of any Acquired Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Except as set forth in Part 2.15 of the Company Disclosure Letter, since January 1, 2002, none of the Acquired Corporations has received any written notice or other communication from any Governmental Body regarding any actual or possible material violation of, or failure to materially comply with, any material applicable Legal Requirement. None of the Acquired Corporations is or has been required to register any equity security or file reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      2.16     Certain Business Practices. None of the Acquired Corporations, nor any director, officer, agent or employee of any of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

      2.17     Governmental Authorizations. The Acquired Corporations have all Governmental Authorizations necessary to enable each of the Acquired Corporations to conduct its business in the manner in which its business is currently being conducted, and all such Governmental Authorizations are valid and in full force and effect, except where such failure has not had, and would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Acquired Corporations. Each Acquired Corporation is, and at all times since January 1, 2002 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any material term or requirement of any Governmental Authorization or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

      2.18     Tax Matters. Except as set forth in Part 2.18 of the Company Disclosure Letter:

      (a) Each Acquired Corporation has duly and timely filed with the appropriate Tax authorities or other applicable Governmental Body all Tax Returns that it is required to file (taking into account extensions) (the “Acquired Corporation Returns”). All Acquired Corporation Returns are complete and accurate in all material respects. All material Taxes of the Acquired Corporations that are due and payable have been paid or are being contested in good faith and adequate reserves for such contested Taxes are reflected on the Unaudited Interim Balance Sheet. The Acquired Corporations have each withheld and remitted all material Taxes required to be withheld and remitted in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

      (b) The unpaid Taxes of the Acquired Corporations did not, as of February 29, 2004, exceed by a material amount the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Interim Balance Sheet. Since February 29, 2004, none of the Acquired Corporations has incurred any Liability for any Tax other than in the ordinary course of its business.

      (c) No Acquired Corporation Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by any Acquired Corporation or any other Person) that has not expired, and no such extension or waiver has been requested from any Acquired Corporation, other than extensions or waivers that are no longer in effect.

      (d) No claim or Legal Proceeding is pending or has been threatened against or with respect to any Acquired Corporation with respect to any Tax. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than Liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) (i) pursuant to Section 481 of the Code (or any comparable provision under state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) as a result of any “closing agreement” as described in Section 7121 (or corresponding or similar provisions of state, local or foreign income Tax law), or (iii) as a result of intercompany transactions or any excess loss accounts described in Treasury Regulations under Section 1502 (or corresponding or similar provisions of state, local or foreign income Tax law).

      (e) There is no agreement, plan, arrangement or other Contract to which any of the Acquired Corporations is a party covering any employee or independent contractor or former employee or independent contractor of any of the Acquired Corporations that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment by any Acquired Corporation of any amount the deduction for which would be disallowed pursuant to Section 280G or Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company has not entered into any Contract pursuant to which it has agreed to reimburse or “gross-up” any individual with respect to any excise tax under Section 4999 of the Code.

      (f) Neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code).

      (g) None of the Acquired Corporations (i) has ever been a member of an Affiliated Group filing a consolidated federal or state income Tax returns (other than a group of which the Company was the common parent) or (ii) has any Liability for Taxes of any Person (other than the Acquired Corporations) under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign Tax laws), as a transferee or successor, by contract or otherwise. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

      (h) The Company has delivered or made available to Parent complete copies of all Acquired Corporation Returns for all taxable periods ended on or after December 31, 1998.

      2.19     Employee and Labor Matters; Benefit Plans.

      (a) Part 2.19(a) of the Company Disclosure Letter identifies each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program or agreement and each other employee benefit plan or arrangement, whether written or unwritten, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations for the benefit of any current or former employee, consultant or director of any of the Acquired Corporations or with respect to which any of the Acquired Corporations has or may reasonably be expected to have any Liability (collectively, the “Employee Plans”).

      (b) With respect to each Employee Plan, the Company has delivered or made available to Parent: (i) a complete copy of such Employee Plan that is in writing (including all amendments thereto); (ii) a complete copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Employee Plan for the three (3) most recent plan years; (iii) a complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Employee Plan; (iv) if such Employee Plan is funded through a trust or any third party funding vehicle, a complete copy of the trust or other funding agreement (including all amendments thereto); (v) complete copies of all material Contracts to which any Acquired Corporation or Employee Plan is a party relating to such Employee Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) all material written disclosures provided to any employee or employees relating to such Employee Plan and any Employee Plan that any Acquired Corporation proposes to establish, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could be reasonably expected to result in any material liability to the Acquired Corporations; (vii) all material correspondence, if any, to or from any governmental agency, or from any Acquired Corporation to any governmental agency, relating to such Employee Plan; (viii) where applicable to such Employee Plan, such Employee Plan’s standard forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (ix) all insurance policies, if any, maintained by the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Employee Plan; (x) all discrimination tests, if any, required under the Code for each Employee Plan intended to be qualified under Section 401(a) of the Code for the three (3) most recent plan years; (xi) the most recent determination letter (or opinion letter, if applicable) received from the Internal Revenue Service with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code; and (xii) all government and regulatory approvals received from any foreign Governmental Body with respect to Foreign Plans.

      (c) None of the Acquired Corporations is or has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, except for the Acquired Corporations.

      (d) No Acquired Corporation has ever maintained, established, sponsored, participated in or contributed to any: (i) Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) plan, intended to be qualified under Section 401(a) of the Code that is subject to Section 413(c) of the Code; or (iv) Employee Plan that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA and that holds any “employer security” within the meaning of Section 407(d)(1) of ERISA.

      (e) None of the Acquired Corporations has any obligation to create any additional Employee Plan, or to modify or change any existing Employee Plan in any material respect (other than to comply with the Code, ERISA, or other applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement).

      (f) No Employee Plan provides (except at no cost to the Acquired Corporations), and none of the Acquired Corporations has any obligation under any Employee Plan to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. To the knowledge of the Company, other than obligations made that involve no future costs to any of the Acquired Corporations, no Acquired Corporation

has ever represented, promised or contracted (whether in oral or written form) to any former or current employee, consultant or director (either individually or as a group) or any other Person that any such employee, consultant or director or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by COBRA or other applicable Legal Requirements.

      (g) Part 2.19(g) of the Company Disclosure Letter lists all “qualified beneficiaries” to whom the Acquired Corporations as of the date of this Agreement are obligated top provide “continuation coverage” under any of the provisions of COBRA or other applicable Legal Requirements.

      (h) Each of the Employee Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including, but not limited to ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Acquired Corporations have performed all material obligations required to be performed by them under, are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the material terms of any Employee Plan. Each Employee Plan intended to be qualified under Section 401(a) of the Code has obtained or may rely on a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Knowledge of the Company, there has been no event, condition or circumstance that would reasonably be expected to result in disqualification of such Employee Plan under the Code (or in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). There are no actions, suits or claims pending, or to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Employee Plan or against the assets of any Employee Plan. To the Knowledge of the Company, no breach of fiduciary duty under ERISA with respect to any Employee Plan under which any of the Acquired Corporations or one its fiduciaries could reasonably be expected to incur a material liability has occurred. Each Employee Plan (other than any Employee Plan to be terminated prior to the Effective Time of Merger I in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, subject to applicable Legal Requirements, without liability to any of the Acquired Corporations (other than ordinary administration expenses and liability for accrued and vested benefits). No Employee Plan is under audit, investigation or other Legal Proceeding by the Internal Revenue Service, Department of Labor, or any other Governmental Body, nor is any such audit, investigation or Legal Proceeding pending or, to the Knowledge of the Company, threatened. No Acquired Corporation has engaged in any “prohibited transaction,” within the meaning of Section 4975 of the Code or transaction prohibited by Section 406 of ERISA, which is not otherwise exempt under Section 4975(c)(2) or (d) of the Code or Section 408 of ERISA. With respect to the Employee Plans, there are no material benefit obligations for which contributions have not been made, or which have not been properly accrued on the appropriate Acquired Corporation’s financial statements.

      (i) None of the Acquired Corporations has incurred or reasonably expects to incur, either directly or indirectly (including as a result of an indemnification obligation), any material Liability with respect to any Employee Plan under (i) Title I or IV of ERISA (other than a routine claim for benefits), (ii) the penalty, excise tax or joint and several liability provisions of the Code or any foreign Legal Requirement relating to employee benefit plans (including Section 406, 409, 502(i), 502(l), 4069 or 4212(c) of ERISA, or Section 4971, 4975 or 4976 of the Code) or (iii) any agreement, instrument or Legal Requirement pursuant to or under which any of the Acquired Corporations or any Employee Plan has agreed to indemnify any Person.

      (j) Neither the execution, delivery or performance of this Agreement, nor the consummation of either Merger or any of the other transactions contemplated by this Agreement (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation by any Acquired Corporation to any current or former employee, consultant or director of any of the Acquired Corporations (whether or not under any Employee Plan); (ii) materially increase the benefits payable or provided by any Acquired Corporation to, or result in a forgiveness of indebtedness to any Acquired Corporation for any such employee, consultant or director of any Acquired Corporation; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation; (iv) result in any

“parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered) from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation; or (v) result in the disallowance of the deduction of any compensation from any Acquired Corporation to any employee, consultant or director of any Acquired Corporation under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.19(j) of the Company Disclosure Letter), the consummation of Merger I will not result in the acceleration of vesting of any unvested Company Options.

      (k) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any the assets or insurance obligations to be less than the benefit obligations under such Employee Plan or Foreign Plan.

      (l) Except as set forth in Part 2.19(l) of the Company Disclosure Letter, none of the Acquired Corporations maintains any plan, agreement or arrangement, formal or informal, that provides material benefits in the nature of severance or has outstanding any material liabilities with respect to severance benefits.

      (m) Except as set forth in Part 2.19(m) of the Company Disclosure Letter, none of the Acquired Corporations has any material liability (including a material liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund an Employee Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

      (n) Except for the Company Option Plans and as set forth in Part 2.19(n) of the Company Disclosure Letter, none of the Acquired Corporations maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Acquired Corporations.

      (o) Except as set forth in Part 2.19(o) of the Company Disclosure Letter, no Acquired Corporation has undertaken any option re-pricing or option exchange program with respect to Company Options.

      (p) Part 2.19(p) of the Company Disclosure Letter sets forth any and all indebtedness in excess of two thousand dollars ($2,000) owed by any current or former employee, consultant or director to any of the Acquired Corporations.

      (q) With respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date, there will be no material liability of any the Acquired Corporations under any such insurance policy, fund or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent material liability arising wholly or partially out of events occurring prior to the Closing Date.

      (r) Part 2.19(r) of the Company Disclosure Letter contains a list of all employees of each of the Acquired Corporations as of the date of this Agreement, and correctly reflects, in all material respects, their wage or salary, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their length of service with the respective Acquired Corporation and their current positions.

      (s) Part 2.19(s) of the Company Disclosure Letter identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

      (t) None of the Acquired Corporations is a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any employees of any of the Acquired Corporations. During the three years prior to the date of this Agreement none of the Acquired Corporations has had any strike, slowdown, work stoppage, lockout, job action, or threat thereof, or question concerning representation, by or with respect to any of its employees. All of the employees of the Acquired Corporations are “at will” employees. The Company has made available to Parent or its advisors accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and written particulars of employment relating to the employment of the employees of the Acquired Corporations.

      (u) Each of the Acquired Corporations: (i) is in substantial compliance with all applicable Legal Requirements and any order, ruling, decree, judgment or arbitration award of any court, arbitrator or any Governmental Body respecting employment, employment practices, terms and conditions of employment, wages, hours or other labor related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to any former or current employees, consultants or directors; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees, consultants or directors (other than routine payments to be made in the normal course of business and consistent with past practice). In the three years prior to the date of this Agreement, none of the Acquired Corporations has effectuated (i) a “plant closing” or partial “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations or (ii) a “mass layoff” (as defined in the WARN Act or any similar Legal Requirement) affecting any site of employment or facility of any of the Acquired Corporations.

      (v) None of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee. No independent contractor (i) has provided services to any of the Acquired Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Employee Plan. No Acquired Corporation has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

      (w) There are no actions, suits, claims, labor disputes or grievances pending, or to the knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any former or current employees, consultants or directors of any of the Acquired Corporations, including, without limitation, charges of unfair labor practices or harassment complaints. To the Knowledge of the Company, none of the Acquired Corporations has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Each of the Acquired Corporations has good labor relations, and to the knowledge of the Company (i) neither the consummation of either Merger nor the consummation of any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of any of the Acquired Corporations, and (ii) none of the employees of any of the Acquired Corporations intends to terminate his or her employment with the Acquired Corporation with which such employee is employed.

      2.20     Environmental Matters. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required of them under applicable Environmental Laws, and compliance with the terms and conditions thereof. Since January 1, 2002 none of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in material compliance with any Environmental Law. To the Knowledge of the Company, no current or prior owner of any property leased by any of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, all property that is leased to or used by the Acquired Corporations, and all surface water, groundwater and soil associated with such property is free of any environmental contamination of any nature, none of the property leased to or used by any of the Acquired Corporations presently contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells, and none of the property leased to or used by any of the Acquired Corporations presently contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed. No Acquired Corporation has sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity or (iii) is subject to a Legal Requirement to take “removal” or “remedial’ action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up the site. (For purposes of this Section 2.20: (a) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health from Materials of Environmental Concern or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” means chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any Governmental Body with respect to the environment.)

      2.21     Insurance. The Company has delivered or made available to Parent certificates of insurance and summaries of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Since January 1, 2001, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations.

      2.22     Reserved.

      2.23     Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding and no Person has, to the Knowledge of the Company, threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the material assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. To the Knowledge of the

Company, no officer or key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other key employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

      (c) No material Legal Proceeding is pending against any of the Acquired Corporations.

      2.24     Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The board of directors of the Company (pursuant to a unanimous vote of all members of the board of directors of the Company at a meeting duly called and held on March 20, 2004) has (a) determined that Merger I is advisable and fair and in the best interests of the Company and its shareholders, (b) authorized and approved Merger I, (c) recommended the approval of this Agreement and the principal terms of Merger I by the holders of Company Common Stock and directed that this Agreement be submitted for consideration by the Company’s shareholders and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any takeover law or similar Legal Requirement that might otherwise apply to Merger I or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. No takeover statute or similar Legal Requirement applies or purports to apply to Merger I.

      2.25     Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement by the Company nor (2) the consummation of the transactions contemplated by this Agreement by the Company, will (with or without notice or lapse of time):

(a) assuming the Required Company Shareholder Vote is obtained, contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) subject to compliance with the HSR Act, contravene, conflict with or result in a violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) assuming that all consents, approvals and authorizations described in this Section 2.25 have been obtained and all filings and notifications described in this Section 2.25 have been made and any waiting periods thereunder have expired or terminated, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) accelerate the maturity or performance of any such Material Contract or (iii) cancel, terminate or modify any term of such Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations.

Except as may be required by the CGCL, the HSR Act, any foreign or supranational antitrust and competition law, the rules and regulations of the ASX and ASIC, the Australian Corporations Act and the Australian Corporations Regulations 2001 and except as set forth in Part 2.25 of the Company Disclosure

Letter, none of the Acquired Corporations was, is nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of the Mergers or any of the transactions contemplated by this Agreement.

      2.26     No Discussions. As of the date of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

      2.27     Financial Advisor. Except for the Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished or made available to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid to and all indemnification and other agreements related to the engagement of the Company Financial Advisor.

      2.28     Fairness Opinion. The Company’s board of directors has received the written opinion of the Company Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to the shareholders of the Company from a financial point of view. The Company has furnished or made available an accurate and complete copy of said written opinion to Parent.

      2.29     Required Vote. The affirmative vote of the holders of a majority of the Company Common Stock (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the principal terms of Merger I.

      2.30     Full Disclosure.

      (a) This Agreement (including the Company Disclosure Letter) does not, and the Closing Certificate will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

      (b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Joint Proxy Statement/ Prospectus will, at the time the Joint Proxy Statement/ Prospectus is mailed to the shareholders of the Company or at the time of the Company Shareholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

      (c) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Australian Prospectus will, at the time the Australian Prospectus is lodged with ASIC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of the Company for inclusion in the Australian Prospectus will comply in all material respects with the Australian Corporations

Act (subject to any exemptions or modifications granted by ASIC) to the extent applicable to the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference.

      SECTION 3.     Representations and Warranties of Parent and Merger Subs

      Parent and Merger Subs represent and warrant to the Company as follows:

      3.1     Organization, Standing and Power.

      (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of California and Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent, Merger Sub I and Merger Sub II has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Each of Parent, Merger Sub I and Merger Sub II is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to be so qualified would have a Material Adverse Effect on Parent, Merger Sub I or Merger Sub II.

      (b) Parent and each of its officers and directors are in compliance with, and have complied, in all material respects with (a) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act, (b) the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market. Except as set forth in the Parent SEC Documents (as defined below), there are no outstanding loans made by Parent or any of its Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of Parent. Since the enactment of the Sarbanes-Oxley Act, neither Parent nor any Subsidiary of Parent has made any loans to any executive officer or director of Parent or any of its Subsidiaries. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-14(a) and 15d-14(a) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the board of directors of Parent (x) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls. Parent has heretofore made available to the Company true, correct and complete copies of all such disclosures to Parent’s auditors and audit committee of the board of directors of Parent. For purposes of this paragraph, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Exchange Act.

      3.2     SEC Filings; Financial Statements.

      (a) Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies of each report, registration statement and definitive proxy statement filed by Parent with the SEC between January 1, 2003 and the date of this Agreement (the “Parent SEC Documents”). Since January 1, 2001, all statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

      (b) The consolidated financial statements (including any related notes) contained in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments); and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. The books of account, stock records, minute books and other records of Parent and its Subsidiaries are accurate, up-to-date and complete in all material respects and have been maintained in accordance with prudent business practices.

      3.3     Capitalization, Etc.

      (a) The authorized capital stock of Parent consists of: (i) 60,000,000 shares of Parent Common Stock, of which 14,215,003 shares had been issued and were outstanding as of March 5, 2004; and (ii) 3,000,000 shares of Parent Preferred Stock, of which no shares had been issued and were outstanding as of March 5, 2004. Parent has not repurchased any shares of its capital stock subsequent to March 5, 2004. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of first offer or any similar right created by Parent or imposed under applicable law with respect to capital stock of Parent. None of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. There is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock.

      (b) As of March 5, 2004: (i) 3,288,696 shares of Parent Common Stock were subject to issuance pursuant to outstanding options to purchase shares of Parent Common Stock; and (ii) 116,865 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s Employee Stock Purchase Plan.

      (c) Except as set forth in Section 3.3(b), as of March 5, 2004, there was no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent.

      (d) All outstanding shares of Parent Common Stock and all outstanding options to purchase Parent Common Stock have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirement.

      (e) There has been no material change to Parent’s capitalization between March 5, 2004 and the date hereof.

      3.4     Authority; Binding Nature of Agreement. Parent and Merger Subs have the absolute and unrestricted right, power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Subs of this Agreement have been duly authorized by all necessary action on the part of the respective boards of directors of Parent and each Merger Sub. The board of directors of Parent (pursuant to a unanimous vote of all members of the board of directors of Parent at a meeting duly called and held on March 20, 2004) has (a) determined that the Mergers are advisable and fair and in the best interests of Parent and its stockholders, (b) authorized and approved the Mergers and (c) recommended the approval of the issuance of the shares of Parent Common Stock in Merger I to the holders of Company Common Stock and directed that the issuance of the shares of Parent Common Stock to be issued in Merger I be submitted for consideration by Parent’s stockholders at the Parent Stockholders’ Meeting. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

      3.5     Non-Contravention; Consents. Neither (1) the execution, delivery or performance of this Agreement by Parent or Merger Subs, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement by Parent or Merger Subs, will (with or without notice or lapse of time):

(a) assuming the Required Parent Stockholder Vote is obtained, contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Subs or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Subs;

(b) subject to compliance with the HSR Act, contravene, conflict with or result in a material violation of any Legal Requirement, or give any Governmental Body or other Person the right to challenge the Mergers or any of the other transactions contemplated by this Agreement;

(c) assuming that all consents, approvals and authorizations described in this Section 3.5 have been obtained and all filings and notifications described in this Section 3.5 have been made and any waiting periods thereunder have expired or terminated, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or any of its Subsidiaries or that otherwise relates to the business of Parent or Merger Subs or to any of the assets owned or used by Parent or ; or

(d) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or any of its Subsidiaries.

Except as may be required by the Securities Act, the Exchange Act, the CGCL, the LLC Act, the Australian Corporations Act and the Australian Corporations Regulations 2001, state securities or “blue sky” laws, the HSR Act, any foreign or supranational antitrust and competition law, the NASD Bylaws, the rules and regulations of the ASX and ASIC, the lodging of a prospectus with ASIC and the filing of the Agreements of Merger with the Secretary of State of the State of California and a Notification of Listing of Additional Shares with The Nasdaq Stock Market, neither Parent nor either Merger Sub was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement or (y) the consummation of Merger I or any of the other transactions contemplated by this Agreement.

      3.6     Vote Required. The only vote of Parent’s stockholders required to approve the issuance of Parent Common Stock in Merger I is the affirmative vote of the holders of the majority of the shares of Company Common Stock voted at the Parent Stockholder Meeting (as defined below) (the “Required Parent Stockholder Vote”).

      3.7     Valid Issuance. The Parent Common Stock to be issued in Merger I will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable, and will be free of restriction on transfer, other than restriction on transfer under applicable Legal Requirements.

      3.8     Joint Proxy Statement/ Prospectus and Registration Statement; Australian Prospectus.

      (a) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration

Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form S-4 Registration Statement and the Joint Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

      (b) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Australian Prospectus will, at the time the Australian Prospectus is lodged with ASIC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied or to be supplied by or on behalf of Parent for inclusion in the Australian Prospectus will comply in all material respects with the Australian Corporations Act (subject to any exemptions or modifications granted by ASIC) to the extent applicable to the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference.

      3.9     Commitment Letter.

      (a) Parent will have available on the Closing Date sufficient funds to enable Parent to pay the Cash Consideration and all fees and expenses payable by Parent and Merger Subs in connection with the consummation of the transactions contemplated by this Agreement.

      (b) Parent has delivered to the Company complete and correct copies of a fully executed commitment letter from Union Bank of California, N.A., dated as of March 19, 2004 whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide financing in an amount of $35,000,000 in connection with the transactions contemplated by this Agreement and for general corporate purposes (“Debt Financing Commitment”). As of the date hereof, (i) the Debt Financing Commitment is in full force and effect and (ii) Parent has no reason to believe that the debt financing contemplated by the Debt Financing Commitment will not be consummated as contemplated therein or that the funds thereunder will not be available to Parent on a timely basis to consummate the transactions contemplated by this Agreement.

      3.10     Financial Advisor. Except for the Parent Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Parent or its Subsidiaries.

      3.11     Fairness Opinion. Parent’s board of directors has received the written opinion of the Parent Financial Advisor, dated as of the date of this Agreement, to the effect that the Merger Consideration is fair to Parent from a financial point of view. Parent has furnished or made available an accurate and complete copy of said written opinion to the Company.

      3.12     Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding and no Person, to the Knowledge of Parent, has threatened to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any of the assets owned or used by Parent or any of its Subsidiaries; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement.

      (b) There is no order, writ, injunction, judgment or decree to which any of Parent or any of its Subsidiaries, or any of the assets owned or used by any of Parent or any of its Subsidiaries, is subject.

      3.13     Insurance. Parent has delivered or made available to the Company certificates of insurance and summaries of all insurance policies and all self insurance programs and arrangements relating to the business, assets and operations of Parent or any of its Subsidiaries. Each of such insurance policies is in full force and effect. Since January 1, 2002, none of Parent or any of its Subsidiaries has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any material insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      3.14     Compliance with Legal Requirements. Each of Parent and its Subsidiaries is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of Parent, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Parent or any of its Subsidiaries of, or a failure on the part of Parent or any of its Subsidiaries to comply with, any material applicable Legal Requirement or (ii) may give rise to any obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Since January 1, 2002, neither Parent nor any of its Subsidiaries has received any written notice or other communication from any Governmental Body regarding any actual or possible material violation of, or failure to materially comply with, any material applicable Legal Requirement.

      3.15     Absence of Changes. Since December 31, 2003, there has not been any Material Adverse Effect on Parent, and no event has occurred that would reasonably be expected to have a Material Adverse Effect on Parent.

      SECTION 4.     Certain Covenants of the Company

      4.1     Access and Investigation.

      (a) Except as required pursuant to a confidentiality agreement or similar agreement to which the Company or its Subsidiaries is a party (which such Person shall use commercially reasonable efforts to cause the counterpart to waive), during the Pre-Closing Period, the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (i) provide the Parent and Parent’s Representatives with reasonable access, at reasonable times and upon prior notice, to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Company and its Subsidiaries for the Company’s senior management, including (A) copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations and statements of cash flows and (B) copies of any sales forecasts, development plans and hiring reports prepared for the Company’s senior management;

(ii) any written materials or communications sent by or on behalf of the Company to its shareholders;

(iii) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Acquired Corporation Contract or sent to any of the Acquired Corporations by any party to any Acquired Corporation Contract (other than any communication that relates solely to routine commercial transactions between any Acquired Corporation and the other party to any such Acquired Corporation Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(iv) any notice, report or other document filed with or sent to any Governmental Body in connection with any of the transactions contemplated by this Agreement; and

(v) any notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

      (b) The parties acknowledge that all investigations and discussions conducted by each of them pursuant to this Section 4.1 shall be subject to the Confidentiality Agreement.

      4.2     Operation of the Company’s Business.

      (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and in accordance with the terms of this Agreement and (B) in substantial compliance with all applicable Legal Requirements and the material requirements of all Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having significant business relationships with the respective Acquired Corporations; and (iii) the Acquired Corporations shall use commercially reasonable efforts to keep in full force or renew, or replace with comparable policies, all insurance policies referred to in Section 2.21; and (iv) the Company shall promptly notify Parent of (A) any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement and (B) any Legal Proceeding commenced, or, to its Knowledge threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the transactions contemplated by this Agreement.

      (b) Except as set forth in Part 4.2(b) of the Company Disclosure Letter, During the Pre-Closing Period, none of the Acquired Corporations shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld):

(i) declare, accrue, set aside or pay any or make any other distribution with respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities except for the repurchase of Common Stock from employees or consultants upon termination of their employment or consulting relationship with the Company;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security except upon the exercise of Company Options identified on Part 2.3(b) of the Company Disclosure Letter, (B) any option, call, warrant or right to acquire any capital stock or other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans (except as required or provided for under such stock option plans and Contracts related thereto in effect on the date of this Agreement), any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its articles of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

(v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure in excess of the Company’s budget set forth on Schedule 4.2(b)(vi) (except that the Acquired Corporations may make capital expenditures in the ordinary course of business and consistent with past practices that, when added to all such other unbudgeted capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $125,000 in the aggregate);

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by any Material Contract other than in the ordinary course of business consistent with past practices;

(viii) amend in a manner adverse to any Acquired Corporation or terminate, or waive in a manner adverse to any Acquired Corporation or exercise any material right or remedy under, any Material Contract;

(ix) (A) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any material right or other material asset to any other Person (except for product sales, leases or licenses of assets in the ordinary course of business and consistent with past practices) or (B) waive or relinquish any material right;

(x) other than in the ordinary course of business consistent with past practices or required by applicable accounting standards, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets;

(xii) lend money to any Person, or incur or guarantee any indebtedness;

(xiii) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to (other than pursuant to contractual commitments or policies in effect as of the date hereof and as identified in Part 4.2(b)(xiii) of the Company Disclosure Letter), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than increases in wages or salaries of non-executive officers in the ordinary course of business consistent with past practices);

(xiv) hire any employee;

(xv) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect except for changes made in compliance with FASB pronouncements;

(xvi) make any material Tax election;

(xvii) initiate any material Legal Proceeding or settle any material Legal Proceeding;

(xviii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xix) agree or commit to take any of the actions described in the foregoing subsections of this Section 4.2(b).

      4.3     Notification. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in SECTION 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.3 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

      4.4 No Solicitation.

      (a) During the Pre-Closing Period, none of the Acquired Corporations shall, and shall not authorize and shall use reasonable efforts not to permit any Representative of any of the Acquired Corporations to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any non-public information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the approval of this Agreement and the principal terms of Merger I by the Required Company Shareholder Vote, this Section 4.4 shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to a Superior Proposal or an Acquisition Proposal which the Company’s board of directors in good faith determines could reasonably be expected to result in a Superior Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in this Section 4.4, (2) the board of directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s shareholders under applicable law, (3) at least two business days prior to furnishing any such information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish information to, or enter into discussions with, such Person, and the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company and containing “standstill” provisions no less favorable to the Company than the “standstill” provisions contained in Section 6 of the Confidentiality Agreement and (4) the Company concurrently furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.4 by the Company.

      (b) The Company shall notify Parent in writing within 24 hours of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of its affiliates during the Pre-Closing Period (including the identity of the Person making or submitting such Acquisition Proposal and the terms thereof). The Company shall keep Parent informed in all material respects with respect to the status of any such Acquisition Proposal and any modification or proposed modification thereto. The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or possible Acquisition Transaction. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will enforce or cause to be enforced each such agreement at the request of Parent provided, that if the Company receives an Acquisition Proposal and its Board of Directors concludes in good faith, after consultation with its legal advisor, that such Acquisition Proposal constitutes a Superior Proposal or its Board of Directors concludes in good faith that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal, then the Company may waive material rights under any standstill provision with the Person making such Acquisition Proposal to the extent necessary to permit such Person to engage in discussions or negotiations with it with respect to such Acquisition Proposal. The Company also shall promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of the Company.

      4.5     Operation of Parent’s Business.

      (a) During the Pre-Closing Period: (i) Parent shall ensure that it conducts its business and operations in the ordinary course and in accordance with past practices; and (ii) Parent shall promptly notify the Company of any material Legal Proceeding commenced, or, to its Knowledge threatened against, relating to or involving or otherwise affecting any of Parent or any of its Subsidiaries that relates to the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, neither Parent nor any of its Subsidiaries shall, between the date hereof and the Effective Time of Merger I, directly or indirectly do, or propose to do, any of the following without the prior written consent of Company (which consent shall not be unreasonably withheld):

(i) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational documents of Parent in a manner that adversely affects the rights of holders of Parent Common Stock (including holders of the Parent Common Stock issuable in Merger I), except to increase the authorized number of shares of Parent capital stock (including Parent Common Stock);

(ii) issue any shares of Parent Common Stock if, following such issuance, there would be an insufficient number of shares of Parent Common Stock to pay the Stock Consideration;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock property or otherwise, with respect to any of Parent’s capital stock;

(iv) adopt a plan of complete or partial liquidation or dissolution of Parent;

(v) fail to make in a timely manner any material filings with the SEC required under the Securities Act or the Exchange Act or the rules or regulations promulgated thereunder;

(vi) acquire, or agree to acquire, any entity that competes with the Company if any such action would be reasonably likely to prevent or materially delay consummation of the transaction contemplated by this Agreement on antitrust grounds; or

(vii) agree in writing or otherwise to take any of the actions described in Section 4.5(a)(i) through (vi) above.

      SECTION 5.     Additional Covenants of the Parties

      5.1     Registration Statement; Joint Proxy Statement/ Prospectus.

      (a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Joint Proxy Statement/ Prospectus and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Joint Proxy Statement/ Prospectus will be included as a prospectus. Each of Parent and the Company shall use all reasonable efforts to cause the Form S-4 Registration Statement and the Joint Proxy Statement/ Prospectus to comply with the rules and regulations promulgated by the SEC to the extent applicable, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company will use all reasonable efforts to cause the Joint Proxy Statement/ Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Joint Proxy Statement/ Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the shareholders of the Company.

      (b) Prior to the Effective Time of Merger I, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in Merger I will be registered or qualified under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the shareholders entitled to notice of and to vote at the Company Shareholders’ Meeting; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

      5.2     Company Shareholders’ Meeting.

      (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to approve this Agreement and the principal terms of Merger I (the “Company Shareholders’ Meeting”). The Company Shareholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

      (b) (i) The Joint Proxy Statement/ Prospectus shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s shareholders vote to approve this Agreement and the principal terms of Merger I at the Company Shareholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s shareholders vote to approve this Agreement and the principal terms of Merger I being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed; provided, however, that the Company Board Recommendation may be withdrawn or modified if the board of directors of the Company has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the board of directors to withdraw or modify the Company Board Recommendation would result in a breach of its fiduciary obligations to its shareholders under applicable law. For purposes of this Agreement, the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if said recommendation shall no longer be unanimous.

      (c) The Company’s obligation to call, give notice of and hold the Company Shareholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Proposal or other Acquisition Proposal.

      (d) Nothing contained in this Agreement shall be deemed to restrict the Company from complying with Legal Requirements or be deemed to restrict the Company from making such other disclosures as may be required by federal securities laws or applicable Legal Requirements.

      5.3     Parent Stockholders’ Meeting.

      (a) Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in Merger I (the “Parent Stockholders’ Meeting”). The Parent Stockholders’ Meeting will be held (on a date selected by the Company in consultation with the Company) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

      (b) The Joint Proxy Statement/ Prospectus shall include a statement to the effect that the board of directors of Parent unanimously recommends that Parent’s stockholders vote to approve the issuance of Parent common Stock in Merger I (the recommendation of Parent’s board of directors that Parent’s stockholders vote to approve the shares issuance being referred to as the “Parent Board Recommendation”); and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the board of directors of Parent or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company shall be adopted or proposed, except to the extent that the board of directors of Parent has concluded in good faith, following the receipt of advice of its outside legal counsel, that the failure of the board of directors of Parent to withdraw or modify the Parent Board Recommendation would result in a breach of its fiduciary obligations to its stockholders under applicable law.

      (c) Nothing contained in this Agreement shall be deemed to restrict Parent from complying with Legal Requirements or be deemed to restrict Parent from making such other disclosures as may be required by federal securities laws or applicable Legal Requirements.

      5.4     Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Mergers and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations in connection with the Mergers. The Company and Parent shall respond as promptly as practicable to (a) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (b) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Mergers or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding or threat and (iii) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Mergers. Except as may be prohibited by any Governmental Body or by any Legal Requirement, (A) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law and (B) in connection with any such Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

      5.5     Additional Agreements.

      (a) Subject to Section 5.5(b), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to effectuate the Mergers and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.5(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Mergers and the other transactions contemplated by this Agreement, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Mergers or any of the other transactions contemplated by this Agreement and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Mergers. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

      (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of any assets; (ii) to discontinue or cause its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property; (iv) to hold separate or cause its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.

      5.6     Disclosure. Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and make reasonable comment upon, any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by any applicable Legal Requirement or any applicable listing agreement with or the rules or requirements of any stock exchange (including ASX and ASTC), will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Parent or the Company and do not reveal non-public information regarding the other party.

      5.7     Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director from positions as an officer and director of each of the Acquired Corporations effective as of the Effective Time of Merger I.

      5.8     Termination of Employee Plans. To the extent requested by Parent, the Company shall ensure that its 401(k) Savings and Retirement Plan shall be terminated immediately prior to the Effective Time of Merger I.

      5.9     FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by Cooley Godward LLP) conforming to the requirements of Section 1.897-2(h)(1)(i) of the United States Treasury Regulations and (b) the Company shall deliver to Parent the notification required to be delivered to the Internal Revenue Service under Section 1.897-2(h)(2) of the United States Treasury Regulations (collectively, such notice and statement are referred to herein as a “FIRPTA Statement”).

      5.10     Termination of Agreements. Prior to the Closing, the Company shall use all commercially reasonable efforts to ensure that all provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of any Acquired Corporation (except as provided generally by such Acquired Corporations’ articles of incorporation and bylaws (or similar organizational documents) or by applicable law) are validly and effectively terminated as of the Effective Time of Merger I.

      5.11     Employment Matters.

      (a) Parent agrees that all employees of the Acquired Corporations who continue employment with Parent or the Surviving Entity after the Effective Time of Merger I shall be eligible to continue to participate in Parent’s health, vacation and other employee benefit plans to the same extent as employees of Parent in similar positions and at similar grade levels and Parent shall credit on a year-for-year (or applicable portion thereof) basis each such Continuing Employee’s (as defined below) service with the Acquired Corporations, for purposes of determining eligibility to participate in and vesting under (except for equity based plans) such employee benefit plan of Parent; provided, however, that nothing in this Section 5.11 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Entity to amend or terminate any such health, vacation or other employee benefit plan at any time. For purposes of this Section 5.11, “Continuing Employees” shall mean employees of any of the Acquired Corporations who are employed by Parent or the Surviving Entity for any period of employment after the Effective Time of Merger I. Nothing in this Section 5.11 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent or the Surviving Entity and, subject to any other binding agreement between an employee and Parent or the Surviving Entity, the employment with each Continuing Employee shall be “at will” employment.

      (b) Prior to the Closing, the board of directors of each of the Company and Parent, or an appropriate committee of non-employee directors of each of the board of directors of the Company and Parent, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the (i) disposition by any officer or director of the Acquired Corporations of Company Common Stock or Company Options and (ii) acquisition by any officer or director of the Acquired Corporations who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of (A) the Assumed Company Options to acquire Parent Common Stock or (B) shares of Parent Common Stock, pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

      (c) Prior to the Closing, the boards of directors of the Company and Parent, or appropriate committees thereof, shall adopt resolutions confirming their interpretation of the Company Stock Plans that no “Employee” or “Consultant” (as those terms are defined in the Company Stock Plans) will be deemed to have terminated such person’s employment or consulting service within the meaning of the Company Stock Plans solely as a result of the transactions contemplated by this Agreement. For the avoidance of doubt, nothing in this Section 5.11(c) shall be construed to prevent Parent from terminating an employee’s or consultant’s employment or service with Parent, the Company or Sub II as of or after the Effective Time, and with respect to any Company Options or other stock awards under the Company Stock Plans, any such termination of employment or service shall have the effects set forth in the Company Stock Plans.

      5.12     Tax Matters. If as of the Closing Date the ratio of (i) the fair market value of the Parent Common Stock received by holders of Company Common Stock pursuant to Merger I to (ii) the amount of cash and the fair market value of any consideration other than cash received by holders of Company Common Stock pursuant to Merger I is at least 0.42, then the parties agree as follows:

      (a) Neither the Company nor Parent shall, nor shall they permit any of their respective Subsidiaries to, take or cause to be taken any action that would disqualify the Mergers as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use commercially reasonable efforts, and shall cause their respective Subsidiaries to use commercially reasonable efforts, to take or cause to be taken any action that would cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code.

      (b) Each of the Company and Parent shall report the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

      (c) Nothing in this Section 5.12 shall require any change to the amount or type of consideration that would otherwise be payable to any person pursuant to this Agreement.

      5.13     Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis and (b) Parent and Merger Subs shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis.

      5.14     Indemnification of Officers and Directors.

      (a) All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s articles of incorporation and bylaws (as in effect as of the date of this Agreement) and as provided in the indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement) in the forms provided by the Company to Parent prior to the date of this Agreement, shall survive the Mergers and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and consistent with California law) for a period of six years from the Effective Time of Merger I.

      (b) Parent shall, and shall cause the Surviving Entity to, fulfill the obligations under Sections 5.14(a) above. Parent will not, and Parent will not permit the Surviving Entity to, merge or consolidate with any other Person unless the resulting or surviving entity assumes (by operation of law or otherwise) the obligations imposed by this Section 5.14.

      (c) In the event Parent or the Surviving Entity (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

      (d) For six years from the Effective Time, Parent shall, or shall cause the Surviving Entity to, cause to be maintained in effect for the benefit of the Company’s current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time (the “D&O Insurance”) covering each such person currently covered by the officers’ and directors’ liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s policies in effect on the date hereof; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the last annual premium paid by the Company prior to the date of this agreement, in which case Parent shall obtain as much comparable insurance that is available for such amount.

      5.15     Letter of the Company’s Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of Ernst & Young LLP, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

      5.16     Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in Merger I to be approved for listing (subject to notice of issuance) on The Nasdaq Stock Market on or prior to the Effective Time of Merger I.

      5.17     Australian Prospectus. As promptly as practicable after the date of this agreement, Parent shall prepare and cause to be lodged with ASIC the Australian Prospectus. Parent shall use commercially reasonable efforts to cause the Australian Prospectus to comply with the Australian Corporations Act (subject to any exemption or modification granted by ASIC) and regulations to the extent applicable and to respond promptly to any comments of ASIC or its staff. Parent shall use commercially reasonable efforts to apply to ASIC for, and obtain, an exemption from the provisions of the Australian Corporations Act to the extent necessary or desirable to permit the issuance under Merger I of Parent Common Stock and Parent Stock Options to persons resident in Australia by way of a document or documents incorporating information required to be disclosed under the Australian Corporations Act. Parent and the Company will use commercially reasonable efforts to cause the Australian Prospectus to be mailed to the Company’s shareholders and optionholders including without limitation CDI holders and optionholders who are resident in Australia as promptly as practicable after the Australian Prospectus has been lodged with ASIC under the Australian Corporations Act and the expiry of any exposure period provided under the Australian Corporations Act.

      SECTION 6.     Conditions Precedent to Obligations of Parent and Merger Subs

      The obligations of Parent and Merger Subs to effect Merger I and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

      6.1     Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except (a) for such inaccuracies as do not constitute a Material Adverse Effect on the Acquired Corporations and (b) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on the Acquired Corporations as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, (A) all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

      6.2     Performance of Covenants. The covenants or obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      6.3     Effectiveness of Registration Statement. [See Amendment to Merger Agreement which follows this agreement] The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

      6.4     Stockholder Approval. The issuance of Parent Common Stock in Merger I shall have been duly approved by the Required Parent Stockholder Vote.

      6.5     Shareholder Approval. This Agreement and the principal terms of Merger I shall have been duly approved by the shareholders of the Company by the Required Shareholder Vote.

      6.6     Reserved.

      6.7     Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.5, 6.6, 6.10, 6.11 and 6.12 have been duly satisfied (the “Closing Certificate”);

(b) the written resignations of all officers and directors from positions as an officer and director of each of the Acquired Corporations effective as of the Effective Time of Merger I;

(c) a FIRPTA Statement executed by the Company;

(d) Agreement of Merger with respect to Merger I executed by the Company to be filed with the Secretary of State of the State of California in accordance with Section 1.3;

(e) the valid and effective termination of Contracts (other than the Entitlement Options and Company Options and related plans) between the Company and its shareholders or optionholders; and

(f) the valid and effective termination as of the Effective Time of Merger I of provisions in Contracts that provide any Person with rights of any nature with respect to the board of directors of any of the Acquired Corporations, except as provided generally by the Company’s articles of incorporation and bylaws (or similar organizational documents) or by applicable law.

      6.8     HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Mergers for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

      6.9     Listing. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on The Nasdaq Stock Market.

      6.10     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I that makes consummation of Merger I illegal.

      6.11     No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other material action: (a) challenging or seeking to restrain or prohibit the consummation of either Merger; (b) relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations; or (d) which would materially and adversely affect the right of Parent or any of the Acquired Corporations to own the assets or operate the business of the Acquired Corporations.

      6.12     No Other Litigation. There shall not be pending any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of either Merger; (b) with a reasonable likelihood of an adverse judgment and relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent; or (c) with a reasonable likelihood of an adverse judgment and seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of any of the Acquired Corporations.

      6.13     Termination of Employee Plans. The Company shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the adoption of resolutions terminating the Employee Plans referred to in Section 5.8.

      SECTION 7.     Conditions Precedent to Obligation of the Company

      The obligation of the Company to effect Merger I and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

      7.1     Accuracy of Representations. The representations and warranties of Parent and Merger Subs contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date except (i) for such inaccuracies as do not constitute a Material Adverse Effect on Parent and (ii) for those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date except as does not constitute a Material Adverse Effect on Parent as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the Closing Date, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

      7.2     Performance of Covenants. All of the covenants and obligations that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

      7.3     Effectiveness of Registration Statement. [See Amendment to Merger Agreement which follows this agreement] The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

      7.4     Stockholder Approval. The issuance of Parent Common Stock in Merger I shall have been duly approved by the Required Parent Stockholder Vote.

      7.5     Shareholder Approval. This Agreement and the principal terms of Merger I shall have been duly approved by the shareholders of the Company by the Required Shareholder Vote.

      7.6     Certificate. The Company shall have received a certificate executed on behalf of Parent by an executive officer of Parent, confirming that conditions set forth in Sections 7.1, 7.2, 7.4, 7.8, 7.9, 7.10 and 7.11 have been duly satisfied.

      7.7     HSR Act. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent and the Federal Trade Commission or the Department of Justice pursuant to which Parent has agreed not consummate the Mergers for any period of time; any similar waiting period under any applicable foreign antitrust law or regulation or other Legal Requirement shall have expired or been terminated; and any Consent required under any applicable foreign antitrust law or regulation or other Legal Requirement shall have been obtained.

      7.8     Listing. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on The Nasdaq Stock Market.

      7.9     No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I that makes consummation of Merger I by the Company illegal.

      7.10     No Governmental Litigation. There shall not be pending or overtly threatened any Legal Proceeding in which a Governmental Body is or is overtly threatened to become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the probability of commencing any Legal Proceeding or taking any other material action challenging or seeking to restrain or prohibit the consummation of either Merger.

      7.11     No Other Litigation. There shall not be pending any Legal Proceeding (a) challenging or seeking to restrain or prohibit the consummation of either Merger or any of the other transactions contemplated by this Agreement and (b) with a reasonable likelihood of an adverse judgment and relating to either Merger and seeking to obtain from Parent or any of its Subsidiaries, or any of the Acquired Corporations, any damages or other relief that would be material to Parent.

      SECTION 8.     Termination

      8.1     Termination. This Agreement may be terminated prior to the Effective Time of Merger I (whether before or after approval of Merger I by the Required Company Shareholder Vote and whether before or after approval of the issuance of Parent Common Stock in Merger I by the Required Parent Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if Merger I shall not have been consummated by September 30, 2004 (the “Termination Date”); provided, however, that such date may, from time to time, be extended by either party (by written notice thereof to the other party) up to and including December 31, 2004 in the event all conditions to effect Merger I other than one or more conditions set forth in Sections 6.8 or 7.7 (the “Regulatory Conditions”) have been or are capable of being satisfied at the time of each such extension and the Regulatory Conditions have been or are reasonably capable of being satisfied on or prior to December 31, 2004; provided, further, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate Merger I is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting either Merger;

(d) by either Parent or the Company if (i) the Company Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and the Company’s shareholders shall have taken a final vote on a proposal to approve this Agreement and the principal terms of Merger I and (ii) this Agreement and the principal terms of Merger I shall not have been approved at the Company Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Company Shareholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have the principal terms of Merger I and this Agreement be approved by the Required Company Shareholder Vote is attributable to a failure on the part of such party to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

(e) by either Parent or the Company if (i) the Parent Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the issuance of shares of Parent Common Stock in Merger I and (ii) the issuance of Parent Common Stock in Merger I shall not have been approved at the Parent Stockholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) if the failure to have the issuance of Parent Common Stock in Merger I approved by the Required Parent Stockholder Vote is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Effective Time of Merger I;

(f) by Parent (at any time prior to the approval of this Agreement and the principal terms of Merger I by the Required Company Shareholder Vote) if a Triggering Event shall have occurred;

(g) by Parent if (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company is curable by the Company within 10 days and the Company is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(g)on account of such inaccuracy or breach; or

(h) by the Company if (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent within 10 days and Parent is continuing to exercise all reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such inaccuracy or breach.

      8.2     Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e), Section 8.1(f) or Section 8.1(g), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(c), Section 8.1(d), Section 8.1(e) or Section 8.1(h), the Company shall deliver to Parent a notice, in writing, stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.

      8.3     Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect (and, except as provided in this Section 8.3, there shall be no liability or obligation hereunder on the part of any of the parties hereto or their respective officers, directors, stockholders or Affiliates); provided, however, that (i) this Section 8.3, Section 8.4 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful breach of any representation, warranty or covenant contained in this Agreement.

      8.4     Expenses; Fees.

      (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not Merger I is consummated.

      (b) In the event that this Agreement (i) is terminated pursuant to Section 8.1(d), (ii) after the date hereof but prior to the vote on this Agreement at the Company Shareholders’ Meeting, an Acquisition Proposal has been publicly announced (whether by the Company or any other Person) and has not been expressly and bona fide publicly withdrawn and (iii) within twelve (12) months of the date on which this Agreement is terminated pursuant to Section 8.1(d), the Company consummates any Acquisition Proposal or enters into a definitive agreement with respect to a transaction contemplated by any Acquisition Proposal that is subsequently consummated, the Company shall pay to Parent promptly following (and in any event not later than two business days after) the consummation of any transaction contemplated by an Acquisition Proposal $4,200,000 (the “Termination Fee”). In the event that this Agreement is terminated pursuant to Section 8.1(f), the Company shall pay to Parent, within two Business Days thereafter, the Termination Fee.

      (c) All payments required to be made pursuant to Section 8.4(b) above shall be made in immediately available funds to an account designated by Parent. Any payment that is not made when due pursuant to the foregoing shall bear interest, commencing on the date that the payment became due, at a rate equal to the rate of interest publicly announced y Citibank, N.A., from time to time, in the City of New York, as such bank’s base rate plus 3%.

      SECTION 9.     Miscellaneous Provisions

      9.1     Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the approval of this Agreement and the principal terms of Merger I by the shareholders of the Company); provided, however, that after any such approval of this Agreement and the principal terms of Merger I by the Company’s shareholders, no amendment shall be made which by any applicable Legal Requirement requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      9.2     Waiver.

      (a) No failure on the part of either party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

      (b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

      9.3     Entire Agreement; Counterparts. This Agreement and the other agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time of Merger I or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      9.4     Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between the parties arising out of or relating to this

Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the Northern District of California; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.8.

      9.5     Company Disclosure Letter. The Company Disclosure Letter shall be arranged in separate parts corresponding to the numbered and lettered Sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify any other representation or warranty to which the relevance of any representation or warranty is reasonably apparent.

      9.6     Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a sum for its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

      9.7     Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment of this Agreement or any of such rights by the Company without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      9.8     Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand or (b) two business days after sent by registered mail or by courier or express delivery service, or by facsimile, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      If to Parent or either Merger Sub:

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, California 94089
Attn: Chief Financial Officer
Facsimile: (408) 747-3696

Astros Acquisition Sub I, Inc.
Astros Acquisition Sub II, LLC
c/o Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, California 94089
Attn: Chief Financial Officer
Facsimile: (408) 747-3696

      In each case with a copy to:

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Suzanne Sawochka Hooper
Facsimile: (650) 849-7400

      If to the Company:

Axon Instruments, Inc.

       3280 Whipple Road
       Union City, California 94587
       Attn: Alan Finkel, Chief Executive Officer
       Facsimile: (510) 675-6300

      With a copy to:

Latham & Watkins LLP
650 Town Center Drive
20th Floor
Costa Mesa, CA 92626-1925
Attn: Patrick T. Seaver
Facsimile: (714) 755-8290

      9.9     Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

      9.10     Construction.

      (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

      (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

      (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

      (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

      (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

      (f) For purposes of this Agreement, a document shall be deemed to have been “made available” to Parent only if such document is listed on an index dated as of the date hereof of the documents made available to Parent and its Representatives at 135 Commonwealth Drive, Menlo Park, California.

      (g) For purposes of this Agreement, whenever any mathematical calculation is required to be made, it shall be calculated to the sixth decimal place.

      9.11     Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.11 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MOLECULAR DEVICES CORPORATION

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

ASTROS ACQUISITION SUB I, INC.

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

ASTROS ACQUISITION SUB II, LLC

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

AXON INSTRUMENTS, INC.

By:	/s/ ALAN FINKEL

Name: Alan Finkel

Title:	Chief Executive Officer

EXHIBIT A

CERTAIN DEFINITIONS

      For purposes of the Agreement (including this Exhibit A):

      Acquired Corporations. “Acquired Corporations” shall mean the Company and its Subsidiaries.

      Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

      Acquired Corporation IP. “Acquired Corporation IP” shall mean all: (a) Intellectual Property Rights pertaining to the Acquired Corporation Products; (b) all Registered IP that is identified, or required to be identified, in Part 2.11(a) of the Company Disclosure Letter; (c) all development or deployment tools (including scripts and makefiles) developed by or on behalf of any Acquired Corporation; and (d) all other Intellectual Property and Intellectual Property Rights developed by or on behalf of any Acquired Corporation or in which any Acquired Corporation otherwise has, or purports to have, an ownership interest or exclusive rights.

      Acquired Corporation Product. “Acquired Corporation Product” shall mean any product, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, distributed, promoted, licensed or otherwise made available by any of the Acquired Corporations.

      Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

      Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license, disposition or acquisition of all or substantially all of the assets of the Company or any direct or indirect Subsidiary or division of the Company;

(b) the issuance, grant, disposition or acquisition of (A) 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company, (B) any option, call, warrant or right (whether or not immediately exercisable) to acquire 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company or (C) any security, instrument or obligation that is or may become convertible into or exchangeable for 20% or more of the capital stock or other equity security of the Company or any direct or indirect Subsidiary of the Company, not including the transmutation of CDIs in respect of capital stock of the Company in accordance with the ASTC Operating Rules;

(c) any merger, consolidation, business combination, share exchange, reorganization or similar transaction involving the Company or any direct or indirect Subsidiary of the Company in which the shareholders of the Company immediately prior to the transaction own less than 80% of any class of equity securities of the entity surviving or resulting form such transaction (or the ultimate parent entity thereof); or

(d) any liquidation or dissolution of the Company; provided, however, that (A) neither (i) the grant of Company Options nor (ii) the issuance of capital stock of the Company or the right to purchase capital stock of the Company, by the Company to its employees and consultants in the ordinary course of business shall be deemed to be an “Acquisition Transaction,” if such grant or issuance is made pursuant to the Company’s existing stock option plans and is consistent with the Company’s past practices and (B) the issuance of capital stock of the Company by the Company to its employees and consultants upon the exercise of outstanding Company Options or pursuant to the Company’s employee stock purchase plan shall not be deemed to be an “Acquisition Transaction.”

      Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

      Agreement of Merger. “Agreement of Merger” shall mean a properly executed certificate of merger conforming to the requirements of the CGCL and the LLC Act.

      ASIC. “ASIC” shall mean Australian Securities and Investments Commission.

      ASTC. “ASTC” shall mean ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.

      ASX. “ASX” shall mean Australian Stock Exchange Limited ACN 008 624 691.

      Australian Corporations Act. “Australian Corporations Act” shall mean Australian Corporations Act 2001 (Cth) including without limitation the provisions of Chapter 6D of that Act.

      Australian Prospectus. “Australian Prospectus” shall mean a prospectus lodged by Parent with ASIC in accordance with the Corporations Act (subject to any exemption or modification granted by ASIC) to permit the issuance of Parent Common Stock and Parent Stock Options under Merger I to persons resident in Australia.

      Cash Consideration. “Cash Consideration” shall mean $70,000,000 in cash.

      CDI. “CDI” has the meaning given in the operating rules (as defined in the Australian Corporations Act) of ASX Settlement and Transfer Corporation Pty Ltd.

      Closing. “Closing” shall mean the consummation of the transactions contemplated by the Agreement.

      Closing Date. “Closing Date” shall have the meaning set forth in Section 1.3 of the Agreement.

      Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

      Company Common Stock. “Company Common Stock” shall mean the common stock, no par value per share, of the Company.

      Company Disclosure Letter. “Company Disclosure Letter” shall mean the Company Disclosure Letter that has been prepared by the Company in accordance with the requirements of Section 9.5 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement and signed by the President of the Company.

      Company Financial Advisor. “Company Financial Advisor” shall mean Thomas Weisel Partners LLC.

      Company Financial Statements. “Company Financial Statements” shall mean the financial statements and notes referred to in Section 2.4 of the Agreement.

      Company Options. “Company Options” shall mean the stock options granted by the Company pursuant to the Company’s stock option plans.

      Company Shareholders’ Meeting. “Company Shareholders’ Meeting” shall mean the meeting of the shareholders of the Company called by the Company and held in accordance with its articles of incorporation and bylaws and the applicable requirements of the California General Corporation Law for the purpose of permitting the shareholders of the Company to consider and to vote upon and approve the Agreement and the principal terms of Merger I.

      Company Stock Certificate. “Company Stock Certificate” shall mean a valid certificate previously representing any shares of Company Common Stock.

      Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain letter regarding confidentiality dated March 11, 2004 between Parent and the Company.

      Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

      Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

      Effective Time of Merger I. “Effective Time of Merger I” shall mean the time at which a properly executed Agreement of Merger for Merger I conforming to the requirements of the CGCL and the LLC Act is filed with the Secretary of State of the State of California.

      Effective Time of Merger II. “Effective Time of Merger II” shall mean the time at which a properly executed Agreement of Merger for Merger II conforming to the requirements of the CGCL and the LLC Act is filed with the Secretary of State of the State of California.

      Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

      ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

      Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

      Excluded Shares. “Excluded Shares” shall mean any shares of Company Common Stock held by the Company or any Subsidiary of the Company (or held in the Company’s treasury) at the Effective Time of Merger I.

      Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in Merger I, as said registration statement may be amended prior to the time it is declared effective by the SEC.

      Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

      Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

      HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      Intellectual Property. “Intellectual Property” shall mean and include all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material.

      Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights (including domain name registrations); (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

      Joint Proxy Statement/ Prospectus. “Joint Proxy Statement/ Prospectus” shall mean the Joint Proxy Statement/ Prospectus to be sent to Parent’s stockholders in connection with the Parent Stockholders’ Meeting and to the Company’s shareholders in connection with the Company Shareholders’ Meeting.

      Knowledge. Information shall be deemed to be known to or to the “Knowledge” of the Company or Parent, as applicable, if that information is actually known by any officer or director of the Company or Parent, as applicable.

      Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

      Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or, with respect to Parent, under the authority of The Nasdaq Stock Market or, with respect to the Company, ASX or ASTC.

      Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

      Material Adverse Effect. An effect, change, event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on the Acquired Corporations if such effect, change, event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole, (ii) the ability of the Company to consummate Merger I or to perform any of its obligations under the Agreement or (iii) Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Entity; provided, however, that any change, event, violation, inaccuracy, circumstance or other matter attributable to or arising from (A) changes or developments in (x) the industries in which the Company participates generally, (y) the financial, banking, currency or capital markets or the economy in general or (z) Laws of general applicability (or interpretations thereof by Governmental Bodies), which changes, events, circumstances or other matters, in each case, do not disproportionately affect the Company in any material respect; (B) the execution or announcement of the Agreement and the transactions contemplated by the Agreement, (C) any change in the Company’s stock price, in and of itself; and (D) any act of terrorism, commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or declaration of a war by the United States Congress, shall be excluded from the definition of “Material Adverse Effect”. An effect, change, event, violation, inaccuracy, circumstance or other matter will be deemed to have a “Material Adverse Effect” on Parent if such effect, change, event, violation, inaccuracy, circumstance or other matter has had or would reasonably be expected to have or result in a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, operations or financial performance of Parent or (ii) the ability of Parent to consummate Merger I or to perform any of its obligations under the Agreement, taking Parent and its subsidiaries together as a whole; provided, however, that any change, event, violation, inaccuracy, circumstance or other matter attributable to or arising from (A) changes or developments in (x) the industries in which Parent participates generally,

(y) the financial, banking, currency or capital markets or the economy in general or (z) Laws of general applicability (or interpretations thereof by Governmental Bodies), which changes, events, circumstances or other matters, in each case, do not disproportionately affect Parent in any material respect; (B) the execution or announcement of the Agreement and the transactions contemplated by the Agreement, (C) any change in Parent’s stock price, in and of itself; and (D) any act of terrorism, commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, or declaration of a war by the United States Congress, shall be excluded from the definition of “Material Adverse Effect”. The parties acknowledge that the dollar thresholds set forth in the various representations and warranties and elsewhere in this Agreement were established to permit a more efficient administration of this Agreement and are not to be considered in determining whether an event, violation, inaccuracy, circumstance or other matter will be deemed to constitute a “Material Adverse Effect” with respect to the Acquired Corporations or Parent, as the case may be.

      Merger I. “Merger I” shall mean a merger of Merger Sub I into the Company in accordance with this Agreement and the CGCL.

      Merger II. “Merger II” shall mean a merger of the Company into Merger Sub II in accordance with this Agreement and the CGCL and the LLC Act.

      Merger Consideration. “Merger Consideration” shall mean the Stock Consideration and the Cash Consideration.

      Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $.001 par value per share, of Parent.

      Parent Contract. “Parent Contract” shall mean any Contract: (a) to which Parent is a party; (b) by which Parent or any asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation; or (c) under which Parent has or may acquire any right or interest.

      Parent Financial Adviser. “Parent Financial Adviser” shall mean Robert W. Baird & Co. Incorporated.

      Parent Preferred Stock. “Parent Preferred Stock” shall mean the Preferred Stock, $.001 par value per share, of Parent.

      Person. “Person” shall mean any individual, Entity or Governmental Body.

      Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Effective Time of Merger I.

      Proprietary Asset. “Proprietary Asset” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

      Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

      Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

      Required Company Shareholder Vote. “Required Company Shareholder Vote” shall have the meaning set forth in Section 2.29 of the Agreement.

      SEC. “SEC” shall mean the United States Securities and Exchange Commission.

      Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

      Stock Consideration. “Stock Consideration” shall mean 3,759,500 shares of Parent Common Stock

      Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record, (A) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at leased a majority of the members of such Entity’s board of directors or other governing body or (B) at least 50% of the outstanding equity or financial interests or such Entity.

      Superior Proposal. “Superior Proposal” shall mean any unsolicited, bona fide written Acquisition Proposal made by a Person other than Parent or a Merger Sub to acquire all of the outstanding shares of Company Common Stock pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (A) on terms which the board of directors of the Company determines in its good faith judgment to be more favorable from a financial point of view to the shareholders of the Company than the transaction contemplated by the Agreement, after consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and the Agreement (including any proposal by Parent to amend the terms of the Agreement) and (B) that in the good faith judgment of the board of directors of the Company is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not committed.

      Surviving Entity. “Surviving Entity” shall refer to the Company as the Surviving Entity in the Merger.

      Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

      Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

      Termination Date. “Termination Date” shall have the meaning set forth in Section 8.1(b) of the Agreement.

      Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached or taken any action inconsistent with any of the provisions set forth in Section 5.2 of the Agreement; (b) the board of directors of the Company fails to reaffirm the Company Board Recommendation, or fails to reaffirm its determination that Merger I is in the best interests of the Company’s shareholders, within ten (10) business days (in the event the Company Shareholders’ Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as in advance of such meeting as is reasonably practicable) after Parent requests in writing that such recommendation or determination be reaffirmed; (c) the Company shall have failed to include in the Form S-4 Registration Statement the Company Board Recommendation; (d) the Company shall have failed to hold the Company Shareholders’ Meeting as promptly as practicable and in any event within forty-five (45) days after the Form S-4 Registration Statement is declared effective under the Securities Act; provided that, the conditions set forth in Sections 7.4, 7.7, 7.8, 7.9 and 7.10 shall have been satisfied at the time of termination; (e) an Acquisition Proposal is publicly announced, and the Company (i) fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) business days (in the event the Company Shareholders’ Meeting is scheduled to be held prior to the expiration of such ten (10) business day period, then as in advance of such meeting as is reasonably practicable) after requested to do so by Parent,; (f) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (g) the Company shall have executed and delivered any letter of intent, memorandum of understanding or similar document or Contract relating to any Acquisition Proposal (other than confidentiality agreements permitted by this Agreement); (h) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (i) any Person who is party to a Voting Agreement shall have materially breached such Person’s Voting Agreement.

      Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of February 29, 2004.

      Voting Agreement. “Voting Agreement” shall mean those certain voting agreements between Parent and certain shareholders of the Company dated as of the date of the Agreement.

AMENDMENT

TO
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

      THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Amendment”) is made and entered into as of May 21, 2004, by and among: MOLECULAR DEVICES CORPORATION, a Delaware corporation (“Parent”); ASTROS ACQUISITION SUB I, INC., a California corporation and a wholly owned subsidiary of Parent (“Merger Sub I”); ASTROS ACQUISITION SUB II, LLC, a California limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II,” and together with Merger Sub I, “Merger Subs”); and AXON INSTRUMENTS, INC., a California corporation (the “Company”). Parent, Merger Subs and the Company may each be referred to herein as a “Party” or, collectively, as “Parties.” Certain other capitalized terms used in this Amendment are defined in the Merger Agreement (as defined below).

RECITALS

      A. Parent, Merger Subs and the Company are parties to that certain Agreement and Plan of Merger and Reorganization dated as of March 20, 2004 (the “Merger Agreement”), which provides for the merger of Merger Sub I with and into the Company (“Merger I”) and immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II on the terms and subject to the conditions set forth in the Merger Agreement.

      B. Pursuant to Section 9.1 of the Merger Agreement, the Merger Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time before the approval of the Merger Agreement and the principal terms of Merger I by the shareholders of the Company.

      C. The Parties desire to amend the Merger Agreement as set forth below.

      D. In accordance with Section 9.1 of the Merger Agreement, this Amendment has been duly authorized by the respective boards of directors of each of the Company and Parent.

AGREEMENT

      NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the Parties, intending to be legally bound, do hereby agree as follows:

      SECTION 1.     Amendment of Merger Agreement

      1.1     Amendment of Section 1.6(a). Section 1.6(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Each stock option granted under the prospectuses dated April 1, 2000 and January 28, 2000 lodged with ASIC by the Company (the “Prospectuses”) that is outstanding at the Effective Time of Merger I, whether vested or unvested (an “Entitlement Option”), shall be assumed by Parent or shall be cancelled and exchanged as follows:

(i) At the Effective Time of Merger I, each Entitlement Option that has not been surrendered for cancellation and exchange pursuant to Section 1.6(a)(ii) below shall, by virtue of Merger I and without any action on the part of the parties hereto, be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Prospectuses and this Agreement (an “Assumed Entitlement Option”). At the Effective Time of Merger I, all rights with respect to Company Common Stock (or CHESS Units of Foreign Securities over shares of Company Common Stock) issuable upon the exercise of outstanding Assumed Entitlement Options shall thereupon be converted into a right to receive cash and Parent Common Stock in accordance with this Section 1.6(a)(i). Each Assumed Entitlement Option so converted shall continue to have, and be subject to, the same terms and conditions (including the expiration date of such Entitlement

Options) as set forth in the Prospectuses except that, as of the Effective Time of Merger I, (a) any reference in the Prospectuses to Company Common Stock (or CHESS Units of Foreign Securities over shares of Company Common Stock) shall be deemed a reference to Parent Common Stock and (b) each Assumed Entitlement Option shall be exercisable solely for a number of Units equal to the number of Entitlement Option Shares subject to such Assumed Entitlement Option at a per Unit exercise price of AU$0.20. Upon the exercise of an Assumed Entitlement Option, the number of shares of Parent Common Stock issuable upon such exercise shall be rounded down to the nearest whole share and the cash payable upon such exercise shall be rounded down to the nearest whole cent. No fractional shares of Parent Common Stock shall be issued upon exercise of an Assumed Entitlement Option and no certificates or scrip for any such fractional shares shall be issued. Any holder of an Assumed Entitlement Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon exercise (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the US dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52. For purposes of this Section 1.6(a)(i), the term “Entitlement Option Shares” means the number of shares exercisable (without regard to the vesting requirements of such Entitlement Option) under an Entitlement Option as of the time immediately prior to the Effective Time of Merger I. For purposes of this Section 1.6(a)(i), each “Unit” shall consist of (x) 0.007340 of a share of Parent Common Stock and (y) US$0.1359 in cash.

(ii) In lieu of the assumption of an Entitlement Option pursuant to Section 1.6(a)(i) above, the holder of an Entitlement Option may elect to surrender such Entitlement Option for cancellation and exchange as of the Effective Time of Merger I in accordance with this Section 1.6(a)(ii) at any time on or prior to the close of business on the trading day prior to the date of the Company Shareholders’ Meeting. Each Entitlement Option that shall have been surrendered to Parent pursuant to this Section 1.6(a)(ii) (together with such other documents or instruments as may be reasonably required by Parent) on or prior to the close of business on the trading day prior to the date of the Company Shareholders’ Meeting shall be cancelled and exchanged as of the Effective Time of Merger I for (a) that number of shares of Parent Common Stock equal to the product of the number of Entitlement Option Shares (as defined in Section 1.6(a)(i) above) multiplied by 0.003280 and (b) cash equal to the product of the number of Entitlement Option Shares (as defined in Section 1.6(a)(i) above) multiplied by US$0.06074. No fractional shares of Parent Common Stock shall be issued upon the cancellation and exchange of an Entitlement Option and no certificates or scrip for any such fractional shares shall be issued. Any holder of an Entitlement Option who would otherwise be entitled to receive a fraction of a share of Parent Common Stock upon such cancellation and exchange (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the US dollar amount (rounded down to the nearest whole cent), without interest, determined by multiplying such fraction by $18.52. Along with the Australian Prospectus, the Company shall mail to each record holder of an Entitlement Option an appropriate notice and election form containing provisions allowing holders of Entitlement Options to elect to surrender such Entitlement Options for cancellation and exchange pursuant to this Section 1.6(a)(ii) (and that by the surrender of an Entitlement Option to Parent, the holder thereof consents to such cancellation and exchange) and instructions for use in effecting the surrender of Entitlement Options for cancellation and exchange pursuant to the provisions of this Section 1.6(a)(ii).”

      1.2     Amendment of Section 1.6(c). Section 1.6(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Parent shall file with the SEC, as promptly as practicable, and in no event later than 15 days after the date on which Merger I becomes effective, (i) a registration statement on Form S-8 relating to the Parent Common Stock subject to the Assumed Company Options (or, in lieu thereof, a post-effective amendment to the Form S-4 Registration Statement on Form S-8 relating to the Assumed Company Options) and (ii) a post-effective amendment to the Form S-4

Registration Statement on Form S-3 relating to the Assumed Entitlement Options. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained in such registration statements) for so long as the Assumed Company Options or Assumed Entitlement Options, as applicable, remain outstanding. As soon as practicable after the Effective Time of Merger I, Parent shall deliver to each holder of an Assumed Company Option or an Assumed Entitlement Option an appropriate notice setting forth such holder’s rights with respect to such Assumed Company Option or Assumed Entitlement Option, as the case may be, and indicating that such Assumed Company Option or such Assumed Entitlement Option, as the case may be, shall continue in effect on the same terms and conditions as were in effect immediately prior to the Effective Time of Merger I (subject to the adjustments required pursuant to this Section 1.6).”

      1.3     Deletion of Section 5.15. Section 5.15 of the Merger Agreement is hereby deleted in its entirety and shall have no further force or effect.

      1.4     No Other Amendments. Except as it has been specifically amended pursuant to this Amendment, the Merger Agreement shall continue in full force and effect.

          SECTION 2.     Additional Provisions

      2.1     Entire Agreement. The Merger Agreement and the other agreements referred to therein, together with this Amendment, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded by the Merger Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time of Merger I or (b) the date on which such Confidentiality Agreement is terminated in accordance with its terms.

      2.2     Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      2.3     Headings. The Section headings contained in this Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Amendment.

      2.4     Severability. Any term or provision of this Amendment that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

      2.5     Interpretation. In the event of any conflict, inconsistency or incongruity between any provision of this Amendment and any provision of the Merger Agreement, the provisions of this Amendment shall govern and control.

[Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, this Amendment has been executed by the Parties hereto as of the date first above written.

MOLECULAR DEVICES CORPORATION

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

ASTROS ACQUISITION SUB I, INC.

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

ASTROS ACQUISITION SUB II, LLC

By:	/s/ JOSEPH D. KEEGAN

Name: Joseph D. Keegan

Title:	President and Chief Executive Officer

AXON INSTRUMENTS, INC.

By:	/s/ ALAN FINKEL

Name: Alan Finkel

Title:	Chief Executive Officer

ANNEX B

[Baird Letterhead]

March 20, 2004

Board of Directors

Molecular Devices Corporation
1311 Orleans Drive
Sunnyvale, CA 94089-1136

Board of Directors:

      Molecular Devices Corporation (“Parent”) proposes to enter into an Agreement and Plan of Merger and Reorganization (the “Agreement”) by and among Parent, two wholly-owned subsidiaries of Parent (“Merger Sub I” and “Merger Sub II”) and Axon Instruments, Inc. (the “Company”). Pursuant to the terms and subject to the conditions set forth in the Agreement, Merger Sub I (a California corporation) will be merged with and into the Company (“Merger I”), with the Company continuing as the surviving corporation in Merger I. Immediately following the effectiveness of Merger I, pursuant to the terms and subject to the conditions set forth in the Agreement, the Company will be merged with and into Merger Sub II (a California limited liability company) (“Merger II” and collectively with Merger I, the “Mergers”), with Merger Sub II continuing as the surviving entity in Merger II. The Agreement provides, among other things, that each outstanding share of the Company’s common stock (other than shares held by the Company, its subsidiary, Parent or any subsidiary of Parent) will be converted into the right to receive (i) $0.1359 in cash and (ii) 0.007340 of a share of Parent common stock. The Agreement also provides that “Stock Consideration” shall mean 3,759,500 shares of Parent common stock and the “Cash Consideration” shall mean $70,000,000 in cash. The “Merger Consideration” shall mean the sum of the Stock Consideration and the Cash Consideration.

      In connection with your consideration of the Mergers, you have requested our opinion as to the fairness, from a financial point of view, to Parent of the Merger Consideration payable by Parent in the Mergers. Pursuant to your request, we have only considered the fairness of the Merger Consideration payable by Parent in the Mergers, from a financial point of view, to Parent on an aggregate basis. We have not been requested to analyze, and we have not analyzed, the fairness, from a financial point of view of the cash and common stock components of the Merger Consideration separately.

      As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

      In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts (the “Forecasts”), concerning the business and operations of Parent and the Company, including contemplated strategic, operating and cost benefits associated with the Mergers, furnished to us for purposes of our analysis; (ii) reviewed publicly available information including, but not limited to, Parent’s recent filings with the Securities and Exchange Commission, the Company’s recent filings with the Australian Securities & Investments Commission, and equity analyst research reports covering Parent prepared by various investment banking firms including our firm; (iii) reviewed the Agreement dated March 20, 2004; (iv) compared the financial position and operating results of Parent and the Company with those of other publicly traded companies we deemed relevant and considered the market trading multiples of such companies; (v) compared the historical market prices and trading activity of Parent’s and the Company’s common stock with those of other publicly traded companies we deemed relevant; (vi) compared the proposed financial terms of the Mergers with the financial terms of other business combinations we deemed relevant; (vii) considered the present values of the Company’s forecasted cash flows, including the cash flows associated with the contemplated net cost savings associated with the Mergers; and (viii) reviewed certain potential pro forma financial effects of the Mergers on Parent. We have held discussions with members of Parent’s and the Company’s respective senior managements concerning Parent’s and the Company’s historical and current financial condition and operating results, as well as the future prospects of Parent and the Company, respectively. We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

      In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of Parent and the Company. We have not been engaged to independently verify any such information, and we have assumed that neither Parent nor the Company is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us. We have assumed that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Parent and the Company are as set forth in their respective financial statements; (ii) the financial statements of Parent and the Company provided to us present fairly the results of operations, cash flows and financial condition of Parent and the Company, respectively, for the periods indicated and were prepared in conformity with generally accepted accounting principles in the United States consistently applied; (iii) the Forecasts for Parent and the Company were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Parent’s senior management as to the future performance of Parent and the Company, and we have relied upon such Forecasts in the preparation of this opinion; (iv) the strategic, operating and cost benefits currently contemplated by Parent’s management will be realized; (v) the Mergers will be consummated in accordance with the terms of the Agreement without any amendment thereto and without waiver by any party of any of the conditions to their respective obligations thereunder; (vi) in all respects material to our analysis, the representations and warranties contained in the Agreement are true and correct and each party will perform all of the covenants and agreements required to be performed by it under such Agreement; (vii) all material corporate, governmental, regulatory or other consents and approvals required to consummate the Mergers have been or will be obtained; and (viii) the Mergers will be treated as a tax-free reorganization for federal income tax purposes. We have relied as to all legal matters regarding the Mergers on the advice of counsel to Parent. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or the Company nor have we made a physical inspection of the properties or facilities of Parent or the Company. In each case, we have made the assumptions above with your consent.

      Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of Parent’s or the Company’s securities (including Parent’s common stock and the Company’s common stock) will trade following the date hereof.

      Our opinion has been prepared at the request and for the information of the Board of Directors of Parent, and, except as explicitly set forth below, may not be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, in any other document used in connection with the offering or sale of securities or in any other publicly available document or otherwise, relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full solely in the Joint Proxy Statement/ Prospectus to be filed with the U.S. Securities and Exchange Commission and to be provided to Parent’s stockholders in connection with the Mergers. Any reference to us or our opinion in such Joint Proxy Statement/ Prospectus, however, shall be subject to our prior review and approval. This opinion does not address the relative merits of: (i) the Mergers; (ii) the Agreement or any other agreements or other matters provided for or contemplated by the Agreement; (iii) any other transactions that may be or might have been available as an alternative to the Mergers; or (iv) the Mergers compared to any other potential alternative transactions or business strategies considered by Parent’s Board of Directors. This opinion does not constitute a recommendation to any stockholder of Parent as to how any such stockholder should vote with respect to the Mergers.

      We will receive a fee for rendering this opinion, which fee is not contingent upon the consummation of the Mergers. In addition, Parent has agreed to indemnify us against certain liabilities that may arise out of our engagement. We are a full service securities firm. As such, in the ordinary course of our business, we may from time to time trade the securities of Parent or the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Our firm also prepares equity analyst research reports from time to time regarding Parent.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration payable by Parent in the Mergers is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated

ANNEX C

[Thomas Weisel Partners Letterhead]

03/20/2004

Board of Directors

Axon Instruments, Inc
3280 Whipple Road
Union City, CA 94587

Gentlemen:

      We understand that Axon Instruments, Inc, a California corporation (“Seller”), and Molecular Devices Corporation, a Delaware corporation (“Buyer”), have entered into an Agreement and Plan of Merger and Reorganization dated March 20, 2004 (the “Merger Agreement”), pursuant to which Seller will be acquired by Buyer through a merger of a subsidiary of Buyer with and into Seller, which will be the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Seller, we understand that each outstanding share of the common stock, no par value per share (“Seller Common Stock”), of Seller will be converted into the right to receive (A) $0.1359 in cash and (B) 0.007340 shares of the common stock, $0.001 par value per share (“Buyer Common Stock”), of Buyer, subject to certain adjustments (collectively, the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

      You have asked for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the life science industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the life science industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

      In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective management at the time of preparation as to the future financial performance of Seller and Buyer and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in Seller’s or Buyer’s assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Seller as to all legal and financial reporting matters with respect to Seller, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the

C-1

“Securities Act”), the Securities Exchange Act of 1934 and all other applicable federal, state and foreign statutes, rules and regulations, including those of the Australian Stock Exchange. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller or Buyer, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

      We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder. We have also assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no restrictions, including any divestiture requirements, will be imposed that could have a meaningful effect on the contemplated benefits of the Merger.

      We have acted as financial advisor to Seller in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also provided investment banking services for Buyer in the past.

      Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the shareholders of Seller pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date hereof.

      We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The stock portion of Consideration to be received by the shareholders of Seller pursuant to the Merger is based upon a fixed exchange ratio and, accordingly, the market value of the Consideration may vary significantly.

      This opinion is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the shareholders and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in the Joint Proxy Statement/ Prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,

/s/ THOMAS WEISEL PARTNERS LLC

C-2

ANNEX D

CALIFORNIA CORPORATIONS CODE

TITLE 1.     CORPORATIONS
DIVISION 1.     GENERAL CORPORATION LAW
CHAPTER 13.     DISSENTERS’ RIGHTS

      SECTION 1300.     Right to Require Purchase — “Dissenting Shares” and “Dissenting Shareholder” Defined.

      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

      SECTION 1301.     Demand for Purchase.

      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subparagraph (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

      SECTION 1302.     Endorsement of Shares.

      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

      SECTION 1303.     Agreed Price — Time for Payment.

      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

      SECTION 1304.     Dissenter’s Action to Enforce Payment.

      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

      SECTION 1305.     Appraisers’ Report — Payment — Costs.

      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

      SECTION 1306.     Dissenting Shareholder’s Status as Creditor.

      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

      SECTION 1307.     Dividends Paid as Credit Against Payment.

      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

      SECTION 1308.     Continuing Rights and Privileges of Dissenting Shareholders.

      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

      SECTION 1309.     Termination of Dissenting Shareholder Status.

      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the share, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

      SECTION 1310.     Suspension of Proceedings for Payment Pending Litigation.

      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

      SECTION 1311.     Exempt Shares.

      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

      SECTION 1312.     Attacking Validity of Reorganization or Merger.

      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form Purchase set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

ANNEX E

MOLECULAR DEVICES CORPORATION

AMENDED AND RESTATED

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Purpose and Policy

      The primary purpose of the Audit Committee (the “Committee”) shall be to act on behalf of the Company’s Board of Directors in fulfilling the Board’s oversight responsibilities with respect to the Company’s corporate accounting, financial reporting practices and audits of financial statements, the quality and integrity of the Company’s financial statements and reports, and the qualifications, independence and performance of the firm of certified public accountants engaged as the Company’s independent outside auditors (the “Auditors”). The Committee shall also provide oversight assistance in connection with legal and ethical compliance programs as established by management and the Board. The Committee shall also be designated as the Company’s Qualified Legal Compliance Committee (the “QLCC”) within the meaning of Rule 205.2(k) of Title 17, Chapter II of the Code of Federal Regulations (the “Rules of Professional Conduct”). The operation of the Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

      The policy of the Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Committee and the Auditors and the Company’s financial management.

Composition

      The Committee shall consist of at least three members of the Board of Directors. The members of the Committee shall satisfy the independence and financial literacy requirements of The Nasdaq Stock Market (“Nasdaq”) applicable to Committee members as in effect from time to time, when and as required by Nasdaq. At least one member shall satisfy the applicable Nasdaq financial experience requirements as in effect from time to time and at least one member shall be an “audit committee financial expert” as defined by SEC rules and regulations.

Meetings and Minutes

      The Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate. Minutes of each in-person or telephonic meeting of the Committee shall be prepared and distributed to each director of the Company and the Secretary of the Company promptly after each meeting.

Authority

      The Committee shall have full access to all books, records, facilities and personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge his or her responsibilities hereunder. The Committee shall have authority to appoint, determine compensation for, at the expense of the Company, retain and oversee the Auditors as set forth in Section 10A(m)(2) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and otherwise to fulfill its responsibilities under this charter. The Committee shall have authority to retain and determine compensation for, at the expense of the Company, special legal, accounting or other advisors or consultants as it deems necessary or appropriate in the performance of its duties. The Committee shall also have authority to incur, at the expense of the Company, ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties. The Committee shall have authority to initiate investigations, to provide notices, including notices to the Securities and Exchange Commission, to retain experts, to recommend that the Company implement remedial or other appropriate actions and otherwise to carry out its responsibilities as a

QLCC. The Committee shall have authority to require that any of the Company’s personnel, counsel, Auditors or investment bankers, or any other consultant or advisor to the Company, attend any meeting of the Committee or meet with any member of the Committee or any of its special legal, accounting or other advisors and consultants.

Responsibilities

      The Committee shall oversee the Company’s financial reporting process on behalf of the Board, shall have direct responsibility for the oversight of the Auditors and shall report the results of its activities to the Board. The Committee’s functions and procedures should remain flexible to address changing circumstances most effectively. To implement the Committee’s purpose and policy, the Committee shall, to the extent the Committee deems necessary or appropriate, be charged with the following functions and processes with the understanding, however, that the Committee may supplement or (except as otherwise required by applicable laws or rules) deviate from these activities as appropriate under the circumstances:

1. To evaluate the performance of the Auditors, to assess their qualifications (including their internal quality-control procedures) and to determine whether to retain or to terminate the existing Auditors or to appoint and engage new auditors for the ensuing year.

2. To determine and approve engagements of the Auditors, prior to commencement of such engagement, to perform all proposed audit, review and attest services, including the scope of and plans for the audit, the adequacy of staffing, the compensation to be paid to the Auditors and the negotiation on behalf of the Company, of the Auditors’ engagement letters, which approval may be pursuant to preapproval policies and procedures, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

3. To determine and approve engagements of the Auditors, prior to commencement of such engagement (unless in compliance with exceptions available under applicable laws and rules related to immaterial aggregate amounts of services), to perform any proposed permissible non-audit services, including the scope of the service and the compensation to be paid therefor, which approval may be pursuant to preapproval policies and procedures established by the Committee consistent with applicable laws and rules, including the delegation of preapproval authority to one or more Committee members so long as any such preapproval decisions are presented to the full Committee at the next scheduled meeting.

4. At least annually, to receive and review written statements from the Auditors delineating all relationships between the Auditors and the Company, to consider and discuss with the Auditors any disclosed relationships and any compensation or services that could affect the Auditors’ objectivity and independence, and to assess and otherwise take appropriate action to oversee the independence of the Auditors.

5. To evaluate employment by the Company of individuals formerly employed by the Company’s Auditors and engaged on the Company’s account.

6. To review, upon completion of the audit, the financial statements proposed to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission and to recommend whether or not such financial statements should be so included.

7. To discuss with management and the Auditors the results of the annual audit, including the Auditors’ assessment of the quality, not just acceptability, of accounting principles; the reasonableness of significant judgments and estimates (including material changes in estimates); any material audit adjustments proposed by the Auditors and immaterial adjustments proposed by the Auditors or discovered by management which were not recorded; the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards; and all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the Auditors.

8. To discuss with management and the Auditors the results of the Auditors’ review of the Company’s quarterly financial statements, prior to public disclosure of quarterly financial information, if practicable, or filing with the Securities and Exchange Commission of the Company’s Quarterly Report on Form 10-Q, and any other matters required to be communicated to the Audit Committee by the Auditors under generally accepted auditing standards.

9. To review and discuss with management and the Auditors, in the context of a meeting of the Committee or otherwise as appropriate, the Company’s disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its periodic reports before they are filed with the Securities and Exchange Commission.

10. To inquire of and discuss with management the process followed and any action taken by the Company’s disclosure committee with respect to the Company’s quarterly and annual reports filed with the Securities and Exchange Commission. The Committee shall also discuss with the Company’s Chief Executive Officer and Chief Financial Officer the Section 302 and Section 906 certifications required by the Sarbanes-Oxley Act of 2002.

11. To review and discuss with management and the Auditors, as appropriate, earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and ratings agencies, which discussions may be general discussions of the type of information to be disclosed or the type of presentation to be made. The Chair of the Committee may represent the entire Committee for purposes of this discussion.

12. To review with management and the Auditors significant issues that arise regarding accounting principles and financial statement presentation, including critical accounting policies and practices, alternative accounting policies available under accounting principles generally accepted in the United States (“GAAP”) related to material items discussed with management and any other significant reporting issues and judgments.

13. To review and discuss with management and the Auditors, as appropriate, the Company’s guidelines and policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures.

14. To evaluate the cooperation received by the Auditors during their audit examination, including any significant difficulties with the audit or any restrictions on the scope of their activities or access to required records, data and information.

15. To review with the Auditors and, if appropriate, management, any management or internal control letter issued or, to the extent practicable, proposed to be issued by the Auditors and management’s response, if any, to such letter, as well as any additional material written communications between the Auditors and management.

16. To review with the Auditors and management any conflicts or disagreements between management and the Auditors regarding financial reporting, accounting practices or policies and to resolve any such conflicts regarding financial reporting.

17. To confer with the Auditors and with the management regarding the scope, adequacy and effectiveness of internal financial reporting controls and procedures in effect, including any special audit steps taken in the event of material control deficiencies. The Committee shall also review with the Auditors and management the annual internal control report of management and the Auditors’ attestation report proposed to be included in the Company’s Annual Reports on Form 10-K to be filed with the Securities and Exchange Commission.

18. Periodically, to meet in separate sessions with the Auditors and management to discuss any matters that the Committee, the Auditors or management believe should be discussed privately with the Committee.

19. To consider and review with management, the Auditors, outside counsel, as appropriate, and, in the judgment of the Committee, such special counsel, separate accounting firm and other consultants and advisors as the Committee deems appropriate, any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

20. To establish procedures, when and as required by applicable laws and rules, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21. To maintain a log of complaints submitted to the Audit Committee regarding accounting or auditing matters submitted by employees, whether anonymous or not, conduct such investigation as may be deemed appropriate and determine what, if any, corrective action is needed.

22. To review with counsel, the Auditors and management, as appropriate, any significant regulatory or other legal or accounting initiatives or matters that may have a material impact on the Company’s financial statements, compliance programs and policies if, in the judgment of the Committee, such review is necessary or appropriate.

23. To review the results of management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to its Code of Conduct, including review and approval of related-party transactions as required by Nasdaq rules.

24. To investigate any matter brought to the attention of the Committee within the scope of its duties if, in the judgment of the Committee, such investigation is necessary or appropriate.

25. To prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

26. To review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

27. To report to the Board of Directors with respect to material issues that arise regarding the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance or independence of the Company’s Auditors or such other matters as the Committee deems appropriate from time to time or whenever it shall be called upon to do so.

28. To adopt written procedures for the confidential receipt, retention and consideration of any report of evidence of a material violation under Rule 205.3 of the Rules of Professional Conduct.

29. To carry out the responsibilities of a QLCC as set forth in the Rules of Professional Conduct.

30. To perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

It shall be the responsibility of management to prepare the Company’s financial statements and periodic reports and the responsibility of the Auditors to audit those financial statements. These functions shall not be the responsibility of the Committee, nor shall it be the Committee’s responsibility to ensure that the financial statements or periodic reports are complete and accurate, conform to GAAP or otherwise comply with applicable laws.

ANNEX F

MOLECULAR DEVICES CORPORATION

1995 STOCK OPTION PLAN

ADOPTED BY THE BOARD OF DIRECTORS ON OCTOBER 30, 1995

APPROVED BY THE STOCKHOLDERS ON DECEMBER 12, 1995
AMENDED BY THE BOARD ON JANUARY 29, 1999
AS APPROVED BY THE STOCKHOLDERS ON MAY 20, 1999
AMENDED BY THE BOARD ON FEBRUARY 15, 2001 AND APRIL 17, 2001
AS APPROVED BY THE STOCKHOLDERS ON MAY 24, 2001
AMENDED BY THE BOARD ON JANUARY 31, 2002
AS APPROVED BY THE STOCKHOLDERS ON MAY 23, 2002
AMENDED BY THE BOARD ON FEBRUARY 6, 2003
AS APPROVED BY THE STOCKHOLDERS ON MAY 29, 2003
AMENDED BY THE BOARD ON FEBRUARY 11, 2004

1.     Purposes.

      (a) The purpose of the Plan is to provide a means by which selected Employees and Directors of and Consultants to the Company, and its Affiliates, may be given an opportunity to purchase stock of the Company.

      (b) The Company, by means of the Plan, seeks to retain the services of persons who are now Employees or Directors of or Consultants to the Company or its Affiliates, to secure and retain the services of new Employees, Directors and Consultants, and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

      (c) The Company intends that the Options issued under the Plan shall, in the discretion of the Board or any Committee to which responsibility for administration of the Plan has been delegated pursuant to subsection 3(c), be either Incentive Stock Options or Nonstatutory Stock Options. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and in such form as issued pursuant to Section 6, and a separate certificate or certificates will be issued for shares purchased on exercise of each type of Option.

2.     Definitions.

      (a) “Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f) respectively, of the Code.

      (b) “Board” means the Board of Directors of the Company.

      (c) “Code” means the Internal Revenue Code of 1986, as amended.

      (d) “Committee” means a Committee appointed by the Board in accordance with subsection 3(c) of the Plan.

      (e) “Company” means Molecular Devices Corporation.

      (f) “Consultant” means any person, including an advisor, engaged by the Company or an Affiliate to render consulting services and who is compensated for such services, provided that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not compensated by the Company for their services as Directors.

      (g) “Continuous Status as an Employee, Director or Consultant” means the employment or relationship as a Director or Consultant is not interrupted or terminated. The Board, in its sole discretion, may determine whether Continuous Status as an Employee, Director or Consultant shall be considered interrupted in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal

Annex F-1

leave; or (ii) transfers between locations of the Company or between the Company, Affiliates or their successors.

      (h) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

      (i) “Director” means a member of the Board.

      (j) “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

      (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

      (l) “Fair Market Value” means as of any date, the value of the Common Stock of the Company determined as follows:

(1) If the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation (“NASDAQ”) System, the Fair Market Value of a share of common stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in common stock) on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

(2) If the common stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a share of common stock shall be the mean between the bid and asked prices for the common stock on the last market trading day prior to the day of determination, as reported in the Wall Street Journal or such other source as the Board deems reliable;

(3) In the absence of an established market for the common stock, the Fair Market Value shall be determined in good faith by the Board.

      (m) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

      (n) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

      (o) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

      (p) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

      (q) “Option” means a stock option granted pursuant to the Plan.

      (r) “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

      (s) “Optionee” means an Employee, Director or Consultant who holds an outstanding Option.

Annex F-2

      (t) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of the Treasury regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time, and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

      (u) “Plan” means this Molecular Devices 1995 Stock Option Plan.

      (v) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

3.     Administration.

      (a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

      (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(1) To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; whether an Option will be an Incentive Stock Option or a Nonstatutory Stock Option; the provisions of each Option granted (which need not be identical), including the time or times such Option may be exercised in whole or in part; and the number of shares for which an Option shall be granted to each such person.

(2) To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(3) To amend the Plan or an Option as provided in Section 11.

(4) To effect, at any time and from time to time, with the consent of any adversely affected Optionee, (1) the cancellation of any outstanding Option under the Plan and the grant in substitution therefor, more than 6 months after the date of cancellation, of a new Option under the Plan covering the same or a different number of shares or (2) any other similar action that is not treated as a “repricing” under generally accepted accounting principles.

(5) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

      (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members (the “Committee”), all of the members of which Committee shall be Non-Employee Directors and may also be, in the discretion of the Board, Outside Directors. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board (and references in this Plan to the Board shall thereafter be to the Committee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board or the Committee may delegate to a committee of one or more members of the Board the authority to grant Options to eligible persons who (1) are not then subject to Section 16 of the Exchange Act and/or (2) are either (i) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option, or (ii) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code.

Annex F-3

4.     Shares Subject to the Plan.

      (a) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to Options shall not exceed in the aggregate four million fifty thousand (4,050,000) shares of Company common stock, plus up to one million (1,000,000) shares of Company Common Stock to the extent that such shares previously reserved under the Company’s terminated 1988 Stock Option Plan (the “1988 Plan”) (i) have not, as of the date of the adoption of this Plan, previously been issued pursuant to the exercise of options under the 1988 Plan, and (ii) are not, as of the date of adoption of this Plan, subject to options outstanding under the 1988 Plan. If any Option granted under the Plan or any stock option granted under the 1988 Plan shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the stock not acquired shall revert to and again become available for issuance under this Plan.

      (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.     Eligibility.

      (a) Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted only to Employees, Directors or Consultants.

      (b) No person shall be eligible for the grant of an Option if, at the time of grant, such person owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of such stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

      (c) Subject to the provisions of Section 10 relating to adjustments upon changes in stock, no person shall be eligible to be granted Options covering more than Five Hundred Thousand (500,000) shares of the Company’s common stock in any calendar year.

6.     Option Provisions.

      Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

(b) Price. The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. The exercise price of each Nonstatutory Stock Option shall be not less than eighty-five percent (85%) of the Fair Market Value of the stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option (whether and Incentive Stock Option or Nonstatutory Stock Option) may be granted with an option exercise price lower than that set forth above if such option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of Section 424(a) of the Code.

(c) Consideration. The purchase price of stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised, or (ii) at the discretion of the Board or the Committee, at the time of the grant of the Option, (A) by delivery to the Company of other common stock of the Company, (B) according to a deferred payment or other arrangement (which may include, without limiting the generality of the foregoing, the use of other common stock of the Company) with the person to whom the Option is granted or to whom

Annex F-4

the Option is transferred pursuant to subsection 6(d), or (C) in any other form of legal consideration that may be acceptable to the Board.

      In the case of any deferred payment arrangement, interest shall be payable at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

(d) Transferability. An Option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person. A Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order satisfying the requirements of Rule 16b-3 and the rules thereunder (a “DRO”), and shall be exercisable during the lifetime of the person to whom the Option is granted only by such person or any transferee pursuant to a DRO. The person to whom the Option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

(e) Vesting. The total number of shares of stock subject to an Option may, but need not, be allotted in periodic installments (which may, but need not, be equal). The Option Agreement may provide that from time to time during each of such installment periods, the Option may become exercisable (“vest”) with respect to some or all of the shares allotted to that period, and may be exercised with respect to some or all of the shares allotted to such period and/or any prior period as to which the Option became vested but was not fully exercised. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection 6(e) are subject to any Option provisions governing the minimum number of shares as to which an Option may be exercised.

(f) Securities Law Compliance. The Company may require any Optionee, or any person to whom an Option is transferred under subsection 6(d), as a condition of exercising any such Option, (1) to give written assurances satisfactory to the Company as to the Optionee’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters, and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the Option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the Option has been registered under a then currently effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the stock.

(g) Termination of Employment or Relationship as a Director or Consultant. In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates (other than upon the Optionee’s death or disability), the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months after the termination of the Optionee’s Continuous Status as an Employee, Director or Consultant, or such longer or shorter period specified in the Option Agreement, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionee does not exercise his or her Option within the time specified in the Option

Annex F-5

Agreement, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(h) Disability of Optionee. In the event an Optionee’s Continuous Status as an Employee, Director or Consultant terminates as a result of the Optionee’s disability, the Optionee may exercise his or her Option (to the extent that the Optionee was entitled to exercise it at the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, at the date of termination, the Optionee is not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(i) Death of Optionee. In the event of the death of an Optionee during, or within a period specified in the Option after the termination of, the Optionee’s Continuous Status as an Employee, Director or Consultant, the Option may be exercised (to the extent the Optionee was entitled to exercise the Option at the date of death) by the Optionee’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionee’s death pursuant to subsection 6(d), but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of such Option as set forth in the Option Agreement. If, at the time of death, the Optionee was not entitled to exercise his or her entire Option, the shares covered by the unexercisable portion of the Option shall revert to and again become available for issuance under the Plan. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate, and the shares covered by such Option shall revert to and again become available for issuance under the Plan.

(j) Early Exercise. The Option may, but need not, include a provision whereby the Optionee may elect at any time while an Employee, Director or Consultant to exercise the Option as to any part or all of the shares subject to the Option prior to the full vesting of the Option. Any unvested shares so purchased may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

(k) Withholding. To the extent provided by the terms of an Option Agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such Option by any of the following means or by a combination of such means: (1) tendering a cash payment; (2) authorizing the Company to withhold shares from the shares of the common stock otherwise issuable to the Optionee as a result of the exercise of the Option; or (3) delivering to the Company owned and unencumbered shares of the common stock of the Company.

7.     Covenants of the Company.

      (a) During the terms of the Options, the Company shall keep available at all times the number of shares of stock required to satisfy such Options.

      (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any Option or any stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such Options unless and until such authority is obtained.

Annex F-6

8.     Use of Proceeds from Stock.

      Proceeds from the sale of stock pursuant to Options shall constitute general funds of the Company.

9.     Miscellaneous.

      (a) The Board shall have the power to accelerate the time at which an Option may first be exercised or the time during which an Option or any part thereof will vest pursuant to subsection 6(e), notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

      (b) Neither an Optionee nor any person to whom an Option is transferred under subsection 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such Option unless and until such person has satisfied all requirements for exercise of the Option pursuant to its terms.

      (c) Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Employee, Director, Consultant or Optionee any right to continue in the employ of the Company or any Affiliate (or to continue acting as a Director or Consultant) or shall affect the right of the Company or any Affiliate to terminate the employment or relationship as a Director or Consultant of any Employee, Director, Consultant or Optionee with or without cause.

      (d) To the extent that the aggregate Fair Market Value (determined at the time of grant) of stock with respect to which Incentive Stock Options granted after 1986 are exercisable for the first time by any Optionee during any calendar year under all plans of the Company and its Affiliates exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

10.     Adjustments Upon Changes in Stock.

      (a) If any change is made in the stock subject to the Plan, or subject to any Option (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan will be appropriately adjusted in the types of securities and maximum number of shares subject to the Plan pursuant to subsection 4(a) and the maximum number of shares subject to award to any person during any calendar year pursuant to subsection 5(c), and the outstanding Options will be appropriately adjusted in the types of securities and number of shares and price per share of stock subject to such outstanding Options.

      (b) In the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law: (i) any surviving corporation shall assume any Options outstanding under the Plan or shall substitute similar Options for those outstanding under the Plan, or (ii) such Options shall continue in full force and effect. In the event any surviving corporation refuses to assume or continue such Options, or to substitute similar options for those outstanding under the Plan, then, with respect to Options held by persons then performing services as Employees, Directors or Consultants, then such Options shall be terminated if not exercised prior to such event; provided, however, that the time during which such Options may be exercised may, at the discretion of the Board of Directors, be accelerated and the Options terminated if not exercised prior to such event.

11.     Amendment of the Plan and Options.

      (a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by

Annex F-7

the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

(1) Increase the number of shares reserved for Options under the Plan;

(2) Modify the requirements as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code or any Nasdaq or securities exchange listing requirements); or

(3) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to satisfy the requirements of Section 422 of the Code or to comply with the requirements of Rule 16b-3, or any Nasdaq or securities exchange listing requirements.

      (b) The Board may in its sole discretion submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations promulgated thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

      (c) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Optionees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

      (d) Rights and obligations under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

      (e) The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights and obligations under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the person to whom the Option was granted and (ii) such person consents in writing.

12.     Termination or Suspension of the Plan.

      (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on October 29, 2005, which shall be within ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

      (b) Rights and obligations under any Option granted while the Plan is in effect shall not be impaired by suspension or termination of the Plan, except with the consent of the person to whom the Option was granted.

13.     Effective Date of Plan.

      The Plan shall become effective as determined by the Board, but no Options granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board, and, if required, an appropriate permit has been issued by the Commissioner of Corporations of the State of California.

Annex F-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

      Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

      The Registrant’s bylaws and certificate of incorporation provide for the mandatory indemnification of its directors, officers, and to the extent authorized by the board of directors, employees and other agents, to the maximum extent permitted by the DGCL, and the Registrant has entered into agreements with certain of its officers and directors providing for their indemnification with respect to certain matters. The Registrant carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended.

Item 21.	Exhibits and Financial Statement Schedules

      (a) Exhibits

      The following exhibits are filed as part of this Registration Statement:

EXHIBIT
NUMBER		DESCRIPTION OF DOCUMENT

2	.1(1)	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.
2.2		Amendment to Agreement and Plan of Merger and Reorganization, dated as of May 21, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.
3	.1(2)	Amended and Restated Certificate of Incorporation of Molecular Devices Corporation
3	.2(2)	Bylaws of Molecular Devices Corporation
3	.3(3)	Certificate of Amendment to Certificate of Incorporation
4	.1(2)	Specimen Certificate of Common Stock of Molecular Devices Corporation

EXHIBIT
NUMBER		DESCRIPTION OF DOCUMENT

4	.2(5)	Rights Agreement, dated October 25, 2001, among Molecular Devices Corporation and EquiServe Trust Company, N.A.
4.3		Prospectus dated January 28, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission
4.4		Prospectus dated April 11, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission
5	.1*	Opinion of Cooley Godward LLP, regarding the validity of the securities to be issued
8.1		Opinion of Cooley Godward LLP, regarding tax disclosure
8.2		Opinion of Latham & Watkins LLP, regarding tax disclosure
21	.1(4)	Subsidiaries of Molecular Devices Corporation
23.1		Consent of Ernst & Young LLP, with respect to Molecular Devices Corporation
23.2		Consent of Ernst & Young LLP, with respect to Axon Instruments, Inc.
23.3		Consent of Ernst & Young, with respect to Axon Instruments, Inc.
23.4		Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1)
23.5		Consent of Latham & Watkins LLP (included in Exhibit 8.2)
24	.1*	Power of Attorney
99	.1(1)	Form of Voting Agreement between Molecular Devices Corporation and certain shareholders of Axon Instruments, Inc.
99.2		Form of proxy card for annual meeting for stockholders of Molecular Devices Corporation
99.3		Form of proxy card for special meeting for shareholders of Axon Instruments, Inc.
99	.4*	Consent of Robert W. Baird & Co. Incorporated, financial advisors to Molecular Devices Corporation
99	.5*	Consent of Thomas Weisel Partners LLC, financial advisors to Axon Instruments, Inc.
99.6		Notice of Direction Form for CUFS holders

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on March 22, 2004.

(2)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Registration Statement on Form S-1 (File No. 33-98926), as amended.

(3)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 10, 2004.

(5)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on October 30, 2001.

*	Previously filed.

      (b) Financial Statement Schedules

      The following financial statement schedules are included in this registration statement on Form S-4:

      Axon Instruments, Inc. — Valuation and Qualifying Accounts (included on page II-6 of this registration statement on Form S-4).

Item 22.	Undertakings

      The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post–effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(g) To supply by means of a post–effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment no. 1 to registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunnyvale, California, on May 26, 2004.

MOLECULAR DEVICES CORPORATION

By:	/s/ JOSEPH D. KEEGAN, PH.D.

Joseph D. Keegan, Ph.D.

President and Chief Executive Officer

Signature		Title	Date

/s/ JOSEPH D. KEEGAN, PH.D. Joseph D. Keegan, Ph.D.		President, Chief Executive Officer and Director (Principal Executive Officer)	May 26, 2004

/s/ TIMOTHY A. HARKNESS Timothy A. Harkness		Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)	May 26, 2004

/s/ MOSHE H. ALAFI* Moshe H. Alafi		Director	May 26, 2004

/s/ DAVID L. ANDERSON* David L. Anderson		Director	May 26, 2004

/s/ A. BLAINE BOWMAN* A. Blaine Bowman		Director	May 26, 2004

/s/ PAUL GODDARD, PH.D.* Paul Goddard, Ph.D.		Director	May 26, 2004

/s/ ANDRÉ F. MARION* André F. Marion		Director	May 26, 2004

/s/ HARDEN M. MCCONNELL, PH.D.* Harden M. McConnell, Ph.D.		Director	May 26, 2004

/s/ J. ALLAN WAITZ, PH.D.* J. Allan Waitz, Ph.D.		Director	May 26, 2004

*By:	/s/ JOSEPH D. KEEGAN, PH.D. Joseph D. Keegan, Ph.D. Attorney-in-fact

AXON INSTRUMENTS, INC.

Valuation and Qualifying Accounts

(in thousands)

	Balance at	Charged to		Balance at
	Beginning of	Costs and		End of
Description	Year	Expenses	Deductions	Year

Year ended December 31, 2001
Reserve for returns and allowances	US$ 75	US$ 94	US$ —	US$ 169
Allowance for doubtful accounts	US$ 87	US$ 81	US$ (64)	US$ 104
Reserve for potential excess and obsolete inventory	US$ 476	US$ 644	US$(148)	US$ 972
Valuation allowance on net deferred tax assets	US$ 255	US$ —	US$(255)	US$ —
Year ended December 31, 2002
Reserve for returns and allowances	US$ 169	US$ 21	US$ (24)	US$ 166
Allowance for doubtful accounts	US$ 104	US$ 44	US$ (20)	US$ 128
Reserve for potential excess and obsolete inventory	US$ 972	US$ 709	US$(445)	US$1,236
Valuation allowance on net deferred tax assets	US$ —	US$4,754	US$ —	US$4,754
Year ended December 31, 2003
Reserve for returns and allowances	US$ 166	US$ 62	US$(148)	US$ 80
Allowance for doubtful accounts	US$ 128	US$ 135	US$ (10)	US$ 253
Reserve for potential excess and obsolete inventory	US$1,236	US$ 182	US$(310)	US$1,108
Valuation allowance on net deferred tax assets	US$4,754	US$ —	US$ (72)	US$4,682

EXHIBIT INDEX

EXHIBIT
NUMBER		DESCRIPTION OF DOCUMENT

2	.1(1)	Agreement and Plan of Merger and Reorganization, dated as of March 20, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.
2.2		Amendment to Agreement and Plan of Merger and Reorganization, dated as of May 21, 2004, by and among Molecular Devices Corporation, Astros Acquisition Sub I, Inc., Astros Acquisition Sub II, LLC and Axon Instruments, Inc.
3	.1(2)	Amended and Restated Certificate of Incorporation of Molecular Devices Corporation
3	.2(2)	Bylaws of Molecular Devices Corporation
3	.3(3)	Certificate of Amendment to Certificate of Incorporation
4	.1(2)	Specimen Certificate of Common Stock of Molecular Devices Corporation
4	.2(5)	Rights Agreement, dated October 25, 2001, among Molecular Devices Corporation and EquiServe Trust Company, N.A.
4.3		Prospectus dated January 28, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission
4.4		Prospectus dated April 11, 2000 lodged by Axon Instruments, Inc. with the Australian Securities and Investments Commission
5	.1*	Opinion of Cooley Godward LLP, regarding the validity of the securities to be issued
8.1		Opinion of Cooley Godward LLP, regarding tax disclosure
8.2		Opinion of Latham & Watkins LLP, regarding tax disclosure
21	.1(4)	Subsidiaries of Molecular Devices Corporation
23.1		Consent of Ernst & Young LLP, with respect to Molecular Devices Corporation
23.2		Consent of Ernst & Young LLP, with respect to Axon Instruments, Inc.
23.3		Consent of Ernst & Young, with respect to Axon Instruments, Inc.
23.4		Consent of Cooley Godward LLP (included in Exhibits 5.1* and 8.1)
23.5		Consent of Latham & Watkins LLP (included in Exhibit 8.2)
24	.1*	Power of Attorney
99	.1(1)	Form of Voting Agreement between Molecular Devices Corporation and certain shareholders of Axon Instruments, Inc.
99.2		Form of proxy card for annual meeting for stockholders of Molecular Devices Corporation
99.3		Form of proxy card for special meeting for shareholders of Axon Instruments, Inc.
99	.4*	Consent of Robert W. Baird & Co. Incorporated, financial advisors to Molecular Devices Corporation
99	.5*	Consent of Thomas Weisel Partners LLC, financial advisors to Axon Instruments, Inc.
99.6		Notice of Direction Form for CUFS holders

(1)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on March 22, 2004.

(2)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Registration Statement on Form S-1 (File No. 33-98926), as amended.

(3)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002.

(4)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 10, 2004.

(5)	Incorporated by reference to the similarly described exhibit in Molecular Devices’ Current Report on Form 8-K filed on October 30, 2001.

*	Previously filed.